INCO LIMITED
ARRANGEMENT INVOLVING
INCO LIMITED
and
PHELPS DODGE CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
and
PROXY CIRCULAR AND STATEMENT
AUGUST 10, 2006

August 10, 2006
Dear Shareholder:
      A Special Meeting (the “Meeting”) of Shareholders of the Company will be held at the Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada on Thursday, September 7, 2006 at 10:00 a.m. (local time). The formal Notice of Meeting and Proxy Circular and Statement (the “Circular”), which are contained in the following pages, outline the actions to be taken by Shareholders at the Meeting.
      On June 25, 2006, the Company entered into a combination agreement with Phelps Dodge Corporation pursuant to which Phelps Dodge Corporation will, subject to receiving all required approvals, including the approval of Shareholders of the Company and the satisfaction of certain other conditions, become the indirect owner of all of the Common Shares of the Company, as more fully described in the accompanying Circular.
      The board of directors has unanimously recommended that Shareholders vote for the arrangement resolution approving the proposed transaction, included as Appendix A to the accompanying Circular.
      We sincerely hope that you will be able to attend the Meeting. However, if you are not planning to be present, you may vote your Common Shares in any one of the following three ways: (1) by completing, signing and returning the accompanying form of proxy or written voting instruction form in the enclosed postage-paid envelope; (2) by following the instructions for telephone voting in the accompanying Circular; or (3) by following the instructions for Internet voting in the accompanying Circular. Regardless of the number of Common Shares you may own, your vote is important.
Thank you for your interest in our Company.
Yours sincerely,

Scott M. Hand,
Chairman and Chief Executive Officer

(i)

(ii)

NOTICE OF SPECIAL MEETING
      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Meeting”) of INCO LIMITED (the “Company”) will be held at the Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada on Thursday, September 7, 2006 at 10:00 a.m. (local time) for the purposes of:

(1)	considering pursuant to an order of the Ontario Superior Court of Justice dated August 10, 2006 and, if deemed advisable, passing, with or without variation, a special resolution (the “Arrangement Resolution”) to approve an arrangement under Section 192 of the Canada Business Corporations Act involving the indirect acquisition by Phelps Dodge Corporation of all of the outstanding common shares of the Company, all as more particularly described in the accompanying Proxy Circular and Statement (the “Circular”) (the full text of the Arrangement Resolution is set forth in Appendix A to the Circular); and

(2)	transacting such other business as may properly be brought before the Meeting.
      If you were a Shareholder at the close of business on August 2, 2006, then you are entitled to receive notice of and to vote at the Meeting. If you are unable to attend the Meeting in person, please vote by completing the enclosed form of proxy or voting instruction form and returning it in the envelope provided for this purpose, or by following the procedures for either telephone or Internet voting provided in the accompanying Circular. For your vote to be recorded, your proxy must be received no later than 10:00 a.m. (Toronto time) on Tuesday, September 5, 2006. For further information, please see the section entitled “The Special Meeting — Voting Instructions” of the accompanying Circular.

By Order of the Board of Directors

Simon A. Fish
Executive Vice-President, General Counsel & Secretary
Dated: August 10, 2006

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
      This Circular is prepared in accordance with the disclosure requirements of Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference in this Circular (other than the financial statements and unaudited pro forma combined financial statements of Phelps Dodge) have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.
      Shareholders in the United States should be aware that the disposition of Inco Shares and the acquisition of Phelps Dodge Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in this Circular and such holders are urged to consult their tax advisors. See the sections of this Circular entitled “Taxation — Certain Canadian Federal Income Tax Considerations” and “Taxation — Certain U.S. Federal Income Tax Consequences” beginning on pages 94 and 97 of this Circular, respectively.
      The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Inco is incorporated under the laws of Canada, that some or all of its officers and directors may reside outside the United States, some or all of the experts named herein may reside outside the United States, and that a substantial portion of the assets of Inco and the above-mentioned persons are located outside the United States.
      THE SECURITIES TO BE ISSUED PURSUANT TO THE TRANSACTIONS DESCRIBED IN THIS CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES NOR HAS THE SEC OR THE SECURITIES COMMISSION OF ANY SUCH STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
REFERENCE TO ADDITIONAL INFORMATION
      This Circular incorporates by reference important business and financial information about Inco and Phelps Dodge from documents that are not included in or delivered with this Circular. For a listing of the documents incorporated by reference into this Circular, see “Where You Can Find More Information” beginning on page 109 of this Circular. These documents are available to you without charge upon your written or oral request. You can also obtain documents related to Inco and Phelps Dodge that are incorporated by reference into this Circular, without charge, from the SEC website at www.sec.gov or from the SEDAR website at www.sedar.com, or, for documents related to Inco, by requesting them from Inco’s Secretary, and for documents related to Phelps Dodge, by requesting them from Phelps Dodge’s Assistant General Counsel and Secretary. Inco or Phelps Dodge may require the payment of a reasonable charge if the request is made by a person who is not a Shareholder.
      All website addresses given in this Circular are for information only and are not intended to be an active link or to incorporate any website information into this Circular.
      Please note that copies of the documents provided to you by Inco or Phelps Dodge will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this Circular.
      In order to receive timely delivery of documents requested from Inco or Phelps Dodge in advance of the Meeting, you should make your request no later than September 1, 2006.
INDUSTRY DATA
      Industry statistics and data included in this Circular are based on currently available public information. In addition, statements in this Circular about the industry in which Inco operates and Inco’s or the Combined Company’s position in the industry or any sector of the industry or about Inco’s or the Combined Company’s market shares, are statements of Inco’s management’s belief. This belief is based on industry statistics and data and on estimates and assumptions that Inco’s management has made, including estimates and assumptions based on its knowledge of the market for Inco’s products and its experience in those markets. Inco has not verified industry statistics or data. Accordingly, Inco cannot assure you that any of these estimates or assumptions are accurate or that Inco’s estimates, assumptions or statements correctly reflect Inco’s or the Combined Company’s industry or Inco’s or the Combined Company’s position in the industry.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES
      The financial information included in this Circular regarding Inco, including Inco’s audited consolidated financial statements and Inco’s unaudited consolidated financial statements, are reported in U.S. dollars, unless otherwise indicated, and have been prepared, or derived from financial statements prepared, in accordance with Canadian GAAP, which differs from U.S. GAAP in certain significant respects. The differences, insofar as they affect Inco’s consolidated financial statements, relate to accounting for post-retirement benefits, currency translation gains (losses), research and development, exploration, asset impairment, convertible debt, derivative instruments, investments, income and mining taxes, reporting of comprehensive income, net earnings and shareholders’ equity. A full discussion of these differences is presented in the notes to the financial statements incorporated by reference into this Circular and, in particular, Note 24 to Inco’s audited consolidated financial statements, Note 15 to Inco’s unaudited consolidated financial statements as at March 31, 2006 and for the three-month periods ended March 31, 2006 and 2005, and Note 17 to Inco’s unaudited consolidated financial statements as at June 30, 2006 and for the three and six-month periods ended June 30, 2006 and 2005 incorporated by reference into this Circular.
      The financial information included in this Circular regarding Phelps Dodge, including Phelps Dodge’s audited consolidated financial statements, Phelps Dodge’s unaudited consolidated financial statements and Phelps Dodge’s unaudited pro forma combined financial statements, are reported in U.S. dollars and have been prepared in, or derived from financial statements prepared in, accordance with U.S. GAAP.
      In this Circular, unless otherwise indicated, all references to “$” or “dollars” refer to United States dollars and references to “Cdn.$” refer to Canadian dollars.

EXCHANGE RATES
      Exchanging Canadian Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar (Cdn.$) during that period, the average of the exchange rates during that period, and the exchange rate at the end of that period, in each case expressed in U.S. dollars, based upon the closing exchange rate of the Bank of Canada:

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

	(In U.S.$ per Cdn.$1)
High	0.9105	0.8682	0.8504	0.7726	0.6613	0.6696
Low	0.8531	0.7876	0.7165	0.6381	0.6202	0.6237
Average	0.8788	0.8253	0.7684	0.7138	0.6369	0.6458
Period End	0.8959	0.8598	0.8319	0.7713	0.6339	0.6279
      On June 23, 2006, the last trading day prior to the announcement of the Arrangement, the exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the closing exchange rate of the Bank of Canada, was $0.8900. On August 10, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the closing exchange rate of the Bank of Canada, was $0.8879.
      Exchanging U.S. Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar during that period, the average of the exchange rates during that period, and the exchange rate at the end of that period, in each case expressed in Canadian dollars, based upon the closing exchange rate of the Bank of Canada:

	Six Months
	Ended	Year Ended December 31,
	June 30,
	2006	2005	2004	2003	2002	2001

	(In Cdn.$ per U.S.$1)
High	1.1722	1.2696	1.3957	1.5672	1.6125	1.6034
Low	1.0983	1.1518	1.1759	1.2943	1.5122	1.4935
Average	1.1380	1.2116	1.3013	1.4009	1.5702	1.5485
Period End	1.1162	1.1630	1.2020	1.2965	1.5776	1.5928
      On June 23, 2006, the last trading day prior to the announcement of the Arrangement, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the closing exchange rate of the Bank of Canada, was Cdn.$1.1236. On August 10, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the closing exchange rate of the Bank of Canada, was Cdn.$1.1262.

INFORMATION CONTAINED IN THIS CIRCULAR
      The information contained in this Circular is given as at August 10, 2006, except where otherwise noted and except that information in documents incorporated by reference is given as of the respective dates of such documents, except as otherwise noted therein. Unless defined elsewhere in this Circular, all capitalized words and terms in this Circular have the meaning given to them in the Glossary of Terms found on pages 26 to 29 of this Circular. No person has been authorized to give any information or to make representations in connection with the Arrangement and other matters described herein other than those contained in this Circular and, if given or made, any such information or representation should be considered not to have been authorized by Inco. This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.
INFORMATION REGARDING PHELPS DODGE
      The information concerning Phelps Dodge contained in this Circular and any documents filed by Phelps Dodge with the SEC or a securities regulatory authority in Canada that are incorporated by reference herein has been taken from or based upon publicly available documents and records on file with the SEC or Canadian securities regulatory authorities and other public sources. See the section of this Circular entitled “Where You Can Find More Information — Phelps Dodge Documents Incorporated by Reference”. Although Inco has no knowledge that would indicate any statements contained therein relating to Phelps Dodge taken from or based upon such documents and records are untrue or incomplete, neither Inco nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Phelps Dodge taken from or based upon such documents or records, or for any failure by Phelps Dodge to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Inco.

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETING
      The following are some of the questions that you, as a Shareholder, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this Circular, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Circular. You are urged to read this Circular in its entirety prior to making any decision.
Q:  What are Inco and Phelps Dodge proposing?

A:	Inco and Phelps Dodge are proposing to enter into a business combination pursuant to which Inco will become an indirect wholly-owned subsidiary of Phelps Dodge pursuant to the Arrangement.
Q:  What will holders of Inco Shares receive?

A:	Under the Arrangement, each Inco Share (other than an Inco Restricted Share or an Inco Share held directly or indirectly by Phelps Dodge) will be transferred by the holder thereof to an indirect wholly-owned subsidiary of Phelps Dodge in exchange for Cdn.$20.25 in cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) and 0.672 of a Phelps Dodge Share. Each Inco Restricted Share will be exchanged for that number of Phelps Dodge Shares equal to the Stock Award Exchange Ratio on the same terms and conditions applicable to such Inco Restricted Share (the “Phelps Dodge Restricted Share”).

Phelps Dodge will not issue any fractional shares in connection with the Arrangement. Rather than receive a fractional Phelps Dodge Share, a Shareholder will receive a cash payment equal to the product of such fractional interest and the volume weighted average closing price of Phelps Dodge Shares on the NYSE on the last five trading days immediately before the Effective Date. Any payment in lieu of a fractional share will be made in the same currency as the payment of the Cash Consideration pursuant to the Arrangement and, if such payment is to be made in Canadian dollars, the amount of the payment will be converted from U.S. dollars to Canadian dollars based on the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date.

Under the Arrangement, the Inco Shares held by Dissenting Shareholders will be transferred by the holders thereof to an indirect wholly-owned subsidiary of Phelps Dodge and Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Inco Shares in accordance with the terms of the Interim Order.

Q:	On what am I being asked to vote?

A:	At the Meeting, Shareholders will be asked to consider and, if deemed advisable, pass the Arrangement Resolution approving the Arrangement. The full text of the Arrangement Resolution is set out in Appendix A to this Circular.
Q:  How does the Board recommend that I vote on the Arrangement Resolution?

A:	The Board has unanimously recommended that Shareholders vote for the Arrangement Resolution. See “Reasons for the Board Recommendation to Vote for the Arrangement” beginning on page 59 of this Circular.
Q:  Why has the Board recommended that Shareholders vote FOR the Arrangement?

A:	The Board has consulted with Inco management as well as Inco’s financial advisors and outside legal counsel and considered a number of factors. The factors considered by the Board included:

•	Inco’s obligations under the Combination Agreement, including its obligation to continue recommending in favour of the Arrangement unless it determines that an acquisition proposal (such as the revised Teck Offer) constitutes a “superior proposal”;

•	the determination by the Board that the revised Teck Offer is not a “superior proposal” for purposes of the Combination Agreement;

•	Inco retains the ability to respond to superior proposals;

•	the share ownership in the Combined Company offered by the Arrangement would result in a number of benefits to Shareholders, including in particular: (i) the one-share, one-vote capital structure of the Combined

Company; (ii) exposure to an attractive mix of metals; (iii) increased market liquidity; (iv) certain anticipated cost and related synergies, and financial strength; (v) the creation of a world-class metals and mining company; and (vi) increased geographic diversification; and

•	the advice and opinions of Inco’s financial advisors, Morgan Stanley, RBC Capital Markets and Goldman Sachs, that, as of the date thereof, the consideration to be received by Shareholders pursuant to the Combination Agreement was fair, from a financial point of view, to Shareholders.

See “The Arrangement — Reasons for the Board Recommendation to Vote for the Arrangement” beginning on page 59 of this Circular.
Q:  When is the Arrangement expected to close?

A:	The Arrangement is expected to close in September of 2006 shortly after the respective shareholder meetings of Inco and Phelps Dodge, assuming receipt of all Regulatory Approvals and subject to the factors and conditions set forth elsewhere in this Circular. See “The Combination Agreement — Conditions to the Arrangement” and “The Arrangement — Regulatory Matters” beginning on pages 87 and 65 of this Circular, respectively.

Q:	What will the share ownership, board of directors and management of the Combined Company look like after the Arrangement?

A:	Upon completion of the Arrangement and assuming no Shareholders exercise their Dissent Rights, former shareholders of Inco will own approximately 43% of the outstanding common shares of the Combined Company on a non-diluted basis.

Upon consummation of the Arrangement, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the Combined Company; Scott M. Hand, the chairman and chief executive officer of Inco, will be the vice chairman of the Combined Company and president of the Combined Company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same position in the Combined Company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same positions in the Combined Company. Messrs. Whisler, Snider and Peru are expected to be based in Phoenix and Mr. Hand is expected to be based in Toronto.

It is expected that the board of directors of the Combined Company will be composed of 15 members, 11 of which will be members of the current Phelps Dodge board of directors and four of which will be members of the current Board.
Q:  How does Phelps Dodge intend to finance the Arrangement and related transactions?

A:	Phelps Dodge has agreed to pay Cdn.$20.25 in cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) and 0.672 of a Phelps Dodge Share for each Inco Share held immediately prior to the consummation of the Arrangement. In addition, holders of Inco Restricted Shares and Inco Options will be entitled to receive Phelps Dodge Restricted Shares (subject to equivalent terms and conditions) or Phelps Dodge Options in exchange for such securities, respectively. See “The Combination Agreement — Combination Consideration” beginning on page 78 of this Circular.

Phelps Dodge expects to finance the Cash Consideration, in part, from its available cash and with borrowings under new credit facilities to be entered into in connection with the Arrangement. The new credit facilities provide Phelps Dodge with an aggregate borrowing capacity of $10.45 billion, which together with available cash, will be available for the following purposes:

•	to finance up to $4.1 billion of the Cash Consideration payable under the Arrangement;

•	to finance Phelps Dodge’s post-combination share repurchase program, pursuant to which Phelps Dodge intends to repurchase up to $5.0 billion of Phelps Dodge Shares;

•	to repurchase or refinance up to $0.4 billion of Inco’s indebtedness;

•	to refinance liabilities outstanding under Inco’s and Phelps Dodge’s existing revolving credit agreements; and

•	to finance transaction expenses related to the Arrangement, which Phelps Dodge estimates will be approximately $100 million.

Phelps Dodge has received executed commitments from Citigroup and HSBC for the entire $10.45 billion principal amount of the new credit facilities. The combination consideration and financing, including the new credit facilities, are more fully described in this Circular. See “The Combination Agreement — Combination Consideration” and “The Arrangement — Sources of Funds for the Arrangement” beginning on pages 78 and 51 of this Circular, respectively.

Q:	Are there risks I should consider in deciding whether to vote for the Arrangement Resolution?

A:	Yes. The proposed Arrangement is subject to a number of risks and uncertainties. The Combined Company may not realize the benefits that Inco and Phelps Dodge currently anticipate from the Arrangement due to challenges associated with integrating Phelps Dodge and Inco. The Combined Company may fail to realize increased earnings and cost savings and enhanced growth opportunities described elsewhere in this Circular. Further, the Combined Company may fail to successfully integrate the companies’ technologies and personnel in an efficient and effective manner. In addition, the Arrangement is subject to approval by Phelps Dodge Shareholders as well as approval by Shareholders and to the receipt of consents and approvals from government entities that could delay completion of the Arrangement or impose conditions on the Combined Company. See “Risk Factors” and “The Combination Agreement — Conditions to the Arrangement” beginning on pages 30 and 87 of this Circular, respectively.
Q:  What are the Canadian and U.S. federal income tax consequences of the Arrangement to Shareholders?

A:	The disposition of Inco Shares under the Arrangement will be a taxable disposition for Canadian federal income tax purposes. For U.S. federal income tax purposes, the Arrangement will be treated as a taxable sale or exchange of Inco Shares for Phelps Dodge Shares and cash by each Shareholder. Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local, provincial or foreign income and other tax laws) of the Arrangement. See “Taxation — Certain Canadian Federal Income Tax Considerations” beginning on page 94 of this Circular and “Taxation — Certain U.S. Federal Income Tax Consequences” beginning on page 97 of this Circular.
Q:  When and where will the Meeting be held?

A:	The Meeting is scheduled to be held at 10:00 a.m. at the Design Exchange Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada on September 7, 2006.

Q:	Who is entitled to vote at the Meeting?

A:	If you were a Shareholder at the close of business on August 2, 2006, the record date for the Meeting, you are entitled to vote on matters that come before the Meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote for each Inco Share that you own. As of the close of business on August 2, 2006, there were approximately 203,730,945 outstanding Inco Shares. As of that date, less than 1% of the outstanding Inco Shares were held by the directors and executive officers of Inco.
Q:  What vote is required to approve the Arrangement Resolution?

A:	In order to approve the Arrangement Resolution, at least two-thirds of the votes cast, in person or by proxy, on the Arrangement Resolution at the Meeting must be voted FOR the Arrangement Resolution.
Q:  What if I return my proxy card but do not mark it to show how I am voting?

A:	If your proxy card is signed and returned without specifying your choices, your Inco Shares will be voted FOR the Arrangement Resolution in accordance with the recommendation of the Board.

Q:	Can I change my vote after I have submitted a proxy by telephone or Internet or mailed my signed proxy card?

A:	Yes. If you are a Registered Shareholder and you have returned a form of proxy, you may revoke it by:

•	completing and signing a form of proxy with a later date than the form of proxy which you previously returned and depositing that later-dated form of proxy with CIBC Mellon Trust Company; or

•	depositing a written statement signed by you or your attorney as authorized by you in writing (i) with the Office of the Secretary, at Inco’s head office, at any time up to and including September 6, 2006 or, if the Meeting is adjourned, the business day before the day to which the Meeting has been adjourned, or (ii) with the Chairman of the Meeting on the day of the Meeting before the start of the Meeting or, in the case of any adjournment of the Meeting, before the start of the Meeting as so adjourned.

Q:	What do I need to do now?

A:	Read and consider the information contained in this Circular carefully, and then please vote your Inco Shares as soon as possible so that your Inco Shares may be represented at the Meeting.
Q:  Who should I call if I have questions about the proxy materials or voting procedures?

A:	If you have questions about the Arrangement Resolution, you need assistance in submitting your proxy or voting your Inco Shares or you need additional copies of the Circular or the enclosed proxy card, you should contact Georgeson Shareholder Communications Canada Inc., the proxy solicitation agent, by mail at 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario M5G 2Y1, or by telephone. The toll free number to contact Georgeson in Canada or the United States is 1-866-264-4715. If your Inco Shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker, bank or other nominee for additional information.

SUMMARY
      This summary highlights certain information more fully described elsewhere in this Circular. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Circular. Unless defined elsewhere in this Circular, all capitalized words and terms in this summary and this Circular have the meaning given to them in the Glossary of Terms found on pages 26 to 29 of this Circular.
The Companies
      Inco Limited. Inco is one of the world’s premier mining and metals companies and a leading producer of nickel, a hard, malleable metal that, given its properties and wide range of applications, can be found in thousands of products. Inco is also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. Inco also produces sulphuric acid and liquid sulphur dioxide as by-products from its processing operations in Sudbury, Ontario.
      Inco’s business operations consist of three segments: (i) the finished products segment, which comprises Inco’s mining and processing operations in Ontario, Manitoba, and Newfoundland and Labrador, Canada, and refining operations in the United Kingdom and interests in refining operations in Japan and other Asian countries, (ii) the intermediates segment, which comprises Inco’s mining and processing operations in Indonesia where nickel-in-matte, an intermediate product, is produced and sold primarily into the Japanese market, and (iii) the development projects segment, which comprises Inco’s Goro nickel-cobalt project under development in the French overseas territorial community (collectivité territoriale) of New Caledonia, a nickel processing plant being built in Dalian, China, an expansion of Inco’s facilities in Indonesia and the next phase of development at Inco’s Voisey’s Bay project (consisting of feasibility work for a nickel processing plant and underground mine development).
      Inco was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the CBCA and is governed by that Act. Inco’s executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7.
      Phelps Dodge Corporation. Phelps Dodge is one of the world’s leading producers of copper and molybdenum, and is the world’s largest producer of molybdenum-based chemicals and continuous-cast copper rod. Phelps Dodge Mining Company, Phelps Dodge’s mining division, includes Phelps Dodge’s worldwide, vertically integrated copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through conversion to chemical and metallurgical products, marketing and sales; other mining operations and investments; and worldwide mineral exploration, technology and project development programs. Phelps Dodge Industries, Phelps Dodge’s manufacturing division, produces engineered wire and cable products principally for the global energy sector.
      Phelps Dodge was incorporated as a business corporation under the laws of the state of New York in 1885. Phelps Dodge’s executive offices are located at One North Central Avenue, Phoenix, Arizona 85004-4414.
The Arrangement
      On June 25, 2006, Inco and Phelps Dodge agreed to combine the two companies pursuant to the Combination Agreement, which was amended on July 16, 2006. Under the terms of the Combination Agreement, Inco will become an indirect wholly-owned subsidiary of Phelps Dodge pursuant to the Arrangement. If the Arrangement is successfully completed, then the operations of Inco and Phelps Dodge would be combined and the Combined Company would be a leading producer of copper, nickel and molybdenum and an important producer of cobalt, with its shares listed on the NYSE and the TSX. After the completion of the Arrangement, Phelps Dodge will change its name to “Phelps Dodge Inco Corporation”.
Combination Consideration
      Phelps Dodge has agreed to pay Cdn.$20.25 in cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) and 0.672 of a Phelps Dodge Share for each Inco Share held immediately prior to the consummation of the Arrangement. In addition, holders of Inco Restricted Shares and Inco Options will be entitled to receive Phelps Dodge Restricted Shares (subject to equivalent terms and conditions) or Phelps Dodge Options, respectively, in exchange for such securities. See “The Combination Agreement — Combination Consideration” beginning on page 78 of this Circular.

Recent Developments Concerning the Teck Offer
      The unsolicited offer by Teck to purchase all of the Inco Shares that it does not already own remains outstanding and expires on August 16, 2006. On July 31, 2006, Teck announced that it had increased the consideration payable to Shareholders under the Original Teck Offer from $78.50 in cash or 0.9776 of a Teck Class B Subordinate Voting Share plus Cdn.$0.05 in cash for each Inco Share to Cdn.$82.50 in cash or 1.1293 Teck Class B Subordinate Voting Shares plus Cdn.$0.05 in cash for each Inco Share and by increasing the maximum amount of cash consideration available under such offer from approximately Cdn.$6.37 billion to Cdn.$9.1 billion, while reducing the maximum amount of share consideration to 132.3 million Class B Subordinate Voting Shares. On a fully pro rated basis, the revised Teck Offer represents Cdn.$40.00 in cash and 0.5821 of a Teck Class B Subordinate Voting Share for each Inco Share.
      The Board has unanimously recommended that Shareholders reject the Teck Offer and not tender their Inco Shares to the Teck Offer. Inco has delivered a Directors’ Circular dated May 29, 2006, as amended by the Notice of Change to Directors’ Circular dated August 6, 2006, to Shareholders and filed a Solicitation/ Recommendation Statement and an amendment to such statement on Schedule 14D-9 with the SEC in connection with the Teck Offer.
      By order of the Ontario Securities Commission issued with the consent of Inco on July 20, 2006, any securities issued or to be issued under or in connection with Inco’s shareholder rights plan shall cease to trade effective as of 4:30 p.m. (Toronto time) on August 16, 2006.
Recent Developments Concerning Inco’s Offer for Falconbridge Shares
      On July 28, 2006, Inco announced that its Offer to purchase all of the Falconbridge Shares expired at midnight (Vancouver time) on July 27, 2006, consistent with the terms of the Offer, as the minimum tender condition had not been satisfied. Accordingly, Inco has terminated the Support Agreement with Falconbridge in accordance with its terms, which resulted in a payment of $150 million to Inco by Falconbridge. A further $300 million will be payable to Inco by Falconbridge in the event that Xstrata consummates its offer to acquire all of the outstanding Falconbridge Shares not already owned by Xstrata. In connection with the Falconbridge Transaction, Inco had also entered into an agreement with Falconbridge and LionOre for the sale of Falconbridge’s Nikkelverk refinery and related assets to LionOre. This sale was conditional on Inco taking up and paying for the Falconbridge Shares pursuant to the Offer. As a result of the Falconbridge Transaction not being completed, Inco was required to and has made a payment of $32.5 million to LionOre. See “Unaudited Pro Forma Combined Financial Statements” and the notes to such statements attached as Appendix K to this Circular.
Recommendation of the Board
      The Board has unanimously recommended that Shareholders vote for the Arrangement Resolution. See “Reasons for the Board Recommendation to Vote for the Arrangement” beginning on page 59 of this Circular.
Reasons for the Board Recommendation
      In recommending the Arrangement to Shareholders, the Board considered a number of factors, including:

•	Inco’s obligations under the Combination Agreement, including its obligation to continue recommending in favour of the Arrangement unless it determines that an acquisition proposal (such as the revised Teck Offer) constitutes a “superior proposal”;

•	the determination by the Board that the revised Teck Offer is not a “superior proposal” for purposes of the Combination Agreement;

•	Inco retains the ability to respond to superior proposals;

•	the share ownership in the Combined Company offered by the Arrangement would result in a number of benefits to Shareholders, including in particular: (i) the one-share, one-vote capital structure of the Combined Company; (ii) exposure to an attractive mix of metals; (iii) increased market liquidity; (iv) certain anticipated cost and related synergies, and financial strength; (v) the creation of a world-class metals and mining company; and (vi) increased geographic diversification; and

•	the advice and opinions of Inco’s financial advisors, Morgan Stanley, RBC Capital Markets and Goldman Sachs, that, as of the date thereof, the consideration to be received by Shareholders pursuant to the Combination Agreement was fair, from a financial point of view, to Shareholders.

      See “The Arrangement — Reasons for the Board Recommendation to Vote for the Arrangement” beginning on page 59 of this Circular.
Post-Arrangement Shareholding, Board of Directors and Management
      Upon completion of the Arrangement and assuming no Shareholders exercise their Dissent Rights, former shareholders of Inco are expected to own approximately 43% of the outstanding common shares of the Combined Company on a non-diluted basis.
      Upon consummation of the Arrangement, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the Combined Company; Scott M. Hand, the chairman and chief executive officer of Inco, will be the vice chairman of the Combined Company and president of the Combined Company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same position in the Combined Company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same position in the Combined Company. Messrs. Whisler, Snider and Peru are expected to be based in Phoenix and Mr. Hand is expected to be based in Toronto.
      It is expected that the board of directors of the Combined Company will be composed of 15 members, 11 of which are expected to be members of the current Phelps Dodge board of directors and four of which are expected to be members of the current Board.
Approvals Required
Inco Shareholder Approval
      The Meeting is scheduled to be held at 10:00 a.m. at the Design Exchange Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada on Thursday, September 7, 2006. At the Meeting, Shareholders will be asked to approve the Arrangement Resolution. Pursuant to the Interim Order, the Arrangement Resolution must be approved by not less than two-thirds of the votes cast by the holders of Inco Shares. See “The Special Meeting” beginning on page 43 of this Circular.
Phelps Dodge Shareholder Approval
      Phelps Dodge expects to hold the Phelps Dodge Meeting during the week of September 17, 2006. At the Phelps Dodge Meeting, the Phelps Dodge Shareholders will be asked to approve (i) amendments to Phelps Dodge’s restated certificate of incorporation to change Phelps Dodge’s name to “Phelps Dodge Inco Corporation”, increase the number of authorized Phelps Dodge Shares from 300 million to 800 million and increase the maximum number of members of the Phelps Dodge board of directors from 12 to 15; and (ii) the proposed issuance of Phelps Dodge Shares in connection with the completion of the Arrangement.
      Phelps Dodge requires the affirmative vote of the holders of a majority of the outstanding Phelps Dodge Shares entitled to vote in order to approve the amendments to its amended and restated certificate of incorporation referred to above. Phelps Dodge requires the affirmative vote of the holders of a majority of the Phelps Dodge Shares voting on the proposal (so long as the total number of votes cast on the proposal represents a majority of the Phelps Dodge Shares outstanding) in order to pass the share issuance proposal referred to above.
Court Approval
      The Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of this Circular, Inco obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix E to this Circular. Subject to the approval of the Arrangement Resolution by at least two-thirds of votes cast by Shareholders at the Meeting, and the satisfaction of certain other conditions, the hearing in respect of the Final Order is currently scheduled to take place on September 12, 2006.
      At the hearing, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. See “Arrangement Mechanics — Court Approval of the Arrangement and Completion of the Arrangement” beginning on page 73 of this Circular.

Regulatory Approvals
      The completion of the Arrangement is subject to obtaining certain governmental consents and approvals (including the Regulatory Approvals). The Arrangement constitutes a notifiable transaction under the Competition Act and is a reviewable transaction under the Investment Canada Act. The Arrangement is also subject to the notice and waiting period requirements of the HSR Act of the United States and similar legislation in the European Union. Similar requirements may apply in certain other countries in which Inco and Phelps Dodge currently carry on business. On July 12, 2006 and July 25, 2006, Phelps Dodge announced that it had received antitrust clearance from the DOJ and the Commissioner, respectively, relating to the proposed Arrangement. Work is in progress to satisfy all remaining regulatory requirements and to complete all of the filings required to commence the process of obtaining the Regulatory Approvals. Phelps Dodge filed the Form CO Merger Notification pursuant to the Council Regulation with the EC on August 1, 2006. See “The Arrangement — Regulatory Matters” beginning on page 65 of this Circular.
      While there can be no assurance that the necessary Regulatory Approvals will be obtained prior to the Meeting, or at all, Inco and Phelps Dodge are seeking to ensure that all Regulatory Approvals are obtained as soon as possible.
Stock Exchange Approvals
      It is a condition to completing the Arrangement that the Phelps Dodge Shares to be issued to holders of Inco Shares in connection with the completion of the Arrangement be approved for listing on the NYSE, subject only to official notice of issuance and other customary conditions, and also the TSX, subject only to customary conditions. On July 26, 2006, the TSX conditionally approved the listing of Phelps Dodge Shares (including the Phelps Dodge Shares to be issued in connection with the completion of the Arrangement), subject to the satisfaction of the customary requirements of the TSX. Phelps Dodge expects to obtain NYSE approval for the listing of the Phelps Dodge Shares to be issued in connection with the completion of the Arrangement prior to the Effective Date. After the Effective Time, Inco Shares will be delisted from the NYSE and the TSX and will be deregistered under the 1934 Act. See “The Arrangement — Stock Exchange Approvals” beginning on page 66 of this Circular.
Opinions of Inco’s Financial Advisors
      In connection with the Arrangement, the Board received the following separate written opinions: (i) the opinion of Morgan Stanley, dated July 16, 2006, the full text of which is attached as Appendix F to this Circular, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by Shareholders under the Combination Agreement was fair, from a financial point of view, to such Shareholders; (ii) the opinion of RBC Capital Markets, dated July 16, 2006, the full text of which is attached as Appendix G to this Circular, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration offered under the Arrangement was fair, from a financial point of view, to Shareholders; and (iii) the opinion of Goldman Sachs, dated July 16, 2006, the full text of which is attached as Appendix H to this Circular, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by Shareholders under the Combination Agreement was fair, from a financial point of view, to such Shareholders.
      You should read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. The opinions were provided to the Board in connection with the Board’s evaluation of the Arrangement. They do not address any other aspect of the Arrangement and do not constitute a recommendation to Shareholders on how Shareholders should vote or act on any other matters relating to the Arrangement. See “The Arrangement — Opinions of Inco’s Financial Advisors” beginning on page 63 of this Circular.
Accounting Treatment of the Arrangement
      In accordance with U.S. GAAP, Phelps Dodge will account for the Arrangement using the purchase method of accounting. Accordingly, the assets and liabilities of Inco will be recorded by Phelps Dodge at their respective fair values at the time of the Arrangement. The excess of Phelps Dodge’s purchase price over the fair value of assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill. Phelps Dodge will record amortization expense over the useful lives of amortizable intangible assets acquired in connection with the Arrangement. Goodwill will be periodically assessed for impairment but not less frequently than on an annual basis. To the extent that goodwill becomes impaired, Phelps Dodge may be required to record material charges relating to the impairment of that asset. Any such charges could have a material impact on the carrying value of the Combined Company’s assets and the Combined Company’s results of operations. Long-lived depreciable assets recorded at fair value pursuant to purchase accounting will be depreciated, depleted or amortized over their useful lives and will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Metal inventories recorded at fair value pursuant to purchase accounting will be subject to periodic assessments for lower-of-cost-or-market adjustments. To the extent that market values fall below carrying values in future reporting periods, the Combined Company may be required to record material charges relating to such adjustments. See “The Arrangement — Accounting Treatment of the Arrangement” beginning on page 66 of this Circular.
Completion of the Arrangement
      Inco expects to complete the Arrangement with Phelps Dodge upon satisfaction and/or waiver of all conditions precedent set forth in the Combination Agreement. See “The Combination Agreement — Conditions to the Arrangement”, “The Combination Agreement — Termination” and “The Combination Agreement — Termination Fees and Expenses” beginning on pages 87, 88 and 88 of this Circular, respectively. The Arrangement is expected to be completed in September of 2006 shortly after the respective shareholder meetings of Inco and Phelps Dodge, assuming receipt of all Regulatory Approvals, and subject to the factors and conditions set forth elsewhere in this Circular. However, it is possible that factors outside Inco’s control could require it to complete the Arrangement at a later time or not to complete it at all. See “The Arrangement — Regulatory Matters” beginning on page 65 of this Circular.
Dissent Rights
      Under the Interim Order, (i) each Registered Shareholder as of August 2, 2006, the record date for the Meeting, (ii) each Non-registered Shareholder as of August 2, 2006 who becomes a Registered Shareholder as of the Dissent Deadline, and (iii) each holder of Inco Options, holder of Warrants, holder of LYONs Notes, holder of Convertible Debentures and holder of Subordinated Convertible Debentures as of August 2, 2006 who (a) exercises his or her Inco Options, Warrants or conversion rights prior to the Dissent Deadline and (b) is a Registered Shareholder as of the Dissent Deadline, has been granted the right to dissent from the Arrangement Resolution to be considered at the Meeting. Registered Shareholders who properly exercise their Dissent Rights pursuant to the Interim Order which is attached to this Circular as Appendix E will be entitled to be paid the fair value of their Inco Shares. The Interim Order and the Plan of Arrangement require that a Registered Shareholder who wishes to dissent in respect of the Arrangement Resolution must provide Inco a dissent notice not later than the Dissent Deadline. It is important that Shareholders strictly comply with this requirement, which is different from the statutory dissent procedures of the CBCA, which would permit a dissent notice to be provided at or prior to the Meeting. A Non-registered Shareholder who wishes to exercise the Dissent Rights should immediately contact such holder’s broker or other intermediary and either instruct such holder’s broker or other intermediary to exercise their Dissent Rights on behalf of the holder or instruct the broker or other intermediary to re-register the Inco Shares in such Shareholder’s name and then the holder should exercise the Dissent Rights. See “Arrangement Mechanics — Dissenting Shareholder Rights” beginning on page 73 of this Circular. One of the conditions to Phelps Dodge’s obligation to complete the Arrangement is that holders of no more than 10% of all Inco Shares have exercised Dissent Rights in respect of the Arrangement. See “The Combination Agreement — Conditions to the Arrangement” beginning on page 87 of this Circular.
The Combination Agreement
      The Combination Agreement is described beginning on page 78 of this Circular. The Combination Agreement also is attached as Appendix B to this Circular. Certain of the provisions of the Combination Agreement were amended by Phelps Dodge and Inco pursuant to the Waiver and First Amendment on July 16, 2006. The Waiver and First Amendment is attached as Appendix C to this Circular. You should read the Combination Agreement and the Waiver and First Amendment in their entirety because they contain important provisions governing the terms and conditions of the Arrangement.
Conditions to Completion of the Arrangement
      Under the Combination Agreement, the obligations of Inco and Phelps Dodge to complete the Arrangement are subject to conditions that must be satisfied, including: (i) approval of the applicable charter amendment proposal and the applicable share issuance proposal by Phelps Dodge Shareholders; (ii) approval of the Plan of Arrangement by

Shareholders; (iii) receipt of the Interim Order and the Final Order approving the Plan of Arrangement from the Court in form and terms reasonably satisfactory to Phelps Dodge and Inco and those orders having not been set aside or modified in a manner unacceptable to Phelps Dodge and Inco; (iv) receipt of necessary approvals and clearances under the Competition Act and the Investment Canada Act; (v) expiration or termination of the waiting period under the HSR Act; (vi) expiration or termination of the waiting period under the Council Regulation; (vii) receipt of approval from the NYSE and the TSX for the listing, subject to notice of issuance, of the Phelps Dodge Shares to be issued to Shareholders; (viii) amendment and restatement of Phelps Dodge’s restated certificate of incorporation and by-laws in accordance with the applicable charter amendment proposal; and (ix) absence of any injunction, orders or laws restraining or enjoining or making illegal the Arrangement.
      On July 12, 2006, the waiting period under the HSR Act was terminated and on July 25, 2006, Phelps Dodge received antitrust clearance from the Commissioner relating to the proposed Arrangement and, therefore, the conditions relating thereto under the Combination Agreement have been satisfied.
      Neither party is required to complete the Arrangement unless a number of other conditions are also satisfied or waived. These conditions, any or all of which can be waived, include: (i) the representations and warranties of the other party being accurate in all material respects; (ii) the performance and compliance in all material respects with all material agreements and covenants required by the Combination Agreement; and (iii) the absence of any events or changes which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party.
      In addition, Phelps Dodge’s obligation to complete the Arrangement is also subject to the satisfaction by Inco or waiver by Phelps Dodge of the condition that holders of no more than 10% of all Inco Shares have exercised Dissent Rights in respect of the Arrangement.
      Further, Inco will not be obligated to complete the Arrangement unless Phelps Dodge has taken all actions necessary to cause the board of directors of Phelps Dodge to be constituted as described in this Circular under “Phelps Dodge and Inco After the Arrangement — Directors and Officers” beginning on page 92 of this Circular.
      Phelps Dodge will need the consent of its lenders to waive any of its closing conditions under the Combination Agreement.
      See “The Combination Agreement — Conditions to the Arrangement” beginning on page 87 of this Circular.
Termination of the Combination Agreement
      The Combination Agreement may be terminated at any time prior to the Effective Time (i) by mutual written consent duly authorized by the boards of directors of Phelps Dodge and Inco; or (ii) by either Inco or Phelps Dodge, if (a) the Arrangement shall not have been consummated by March 31, 2007, subject to specified exceptions; (b) any law is passed that makes the Arrangement illegal or otherwise prohibited or a governmental authority in the United States or Canada issues a final, non-appealable order restraining, enjoining or otherwise prohibiting consummation of the Arrangement; (c) Shareholders fail to approve the Arrangement or the Phelps Dodge Shareholders fail to approve the applicable charter amendment proposal and the applicable share issuance proposal; (d) the other party cannot satisfy the conditions related to its representations, warranties, covenants and agreements in the Combination Agreement on or before March 31, 2007; or (e) the board of directors of the other party withdraws, modifies or qualifies its recommendation in favour of the transactions contemplated by the Combination Agreement. In addition, Inco may terminate the Combination Agreement under specified circumstances to accept a superior proposal upon satisfaction of certain conditions. See “The Combination Agreement — Covenants”, “The Combination Agreement — Termination” and “The Combination Agreement — Termination Fees and Expenses” beginning on pages 81, 88 and 88 of this Circular, respectively.
Effect of Termination; Termination Fees and Expenses
      If the Combination Agreement is terminated by either party in specified circumstances, either Phelps Dodge or Inco may be required to pay to the other party a termination fee in the amount referred to below and such party’s expenses incurred in connection with the Arrangement up to $40 million. Inco could be required to pay a termination fee up to an amount equal to $475 million and Phelps Dodge could be required to pay a termination fee up to an amount equal to $500 million. See “The Combination Agreement — Termination Fees and Expenses” beginning on page 88 of this Circular.

Change in Control Provisions in Inco’s Convertible Debt Instruments
      Completion of the Arrangement will result in a “change in control” of Inco under the terms of the LYONs Notes, Convertible Debentures and Subordinated Convertible Debentures requiring Inco or Inco’s successor under the relevant indenture to make an offer to purchase these debt securities in accordance with their respective terms to the extent that such debt securities remain outstanding following the Arrangement. See “The Arrangement — Conversion and Change in Control Provisions in Inco’s Convertible Debt Instruments” beginning on page 47 of this Circular.
Tax Considerations
      The disposition of Inco Shares under the Arrangement will be a taxable disposition for Canadian federal income tax purposes. See “Taxation — Certain Canadian Federal Income Tax Considerations” beginning on page 94 of this Circular.
      For U.S. federal income tax purposes, the Arrangement will be treated as a taxable sale or exchange of Inco Shares for Phelps Dodge Shares and cash by each Shareholder. See “Taxation — Certain U.S. Federal Income Tax Consequences” beginning on page 97 of this Circular.
      Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local, provincial or foreign income and other tax laws) of the Arrangement.
Risk Factors
      There are certain risk factors that should be considered by Shareholders in evaluating whether to approve the Arrangement Resolution. Certain of these risk factors relate directly to the Arrangement while others relate to the business of each of Inco and Phelps Dodge, independent of the Arrangement. These risk factors include:

•	the Combination Agreement may be terminated by Inco or Phelps Dodge in certain circumstances;

•	there can be no assurance that the conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the price of Inco Shares;

•	under the Arrangement, Shareholders will receive Phelps Dodge Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, the Phelps Dodge Shares issuable under the Arrangement may have a market value lower than expected. In addition, the value of the cash portion of the consideration payable under the Arrangement will fluctuate depending on exchange rate fluctuations for Shareholders whose primary currency is not the Canadian dollar;

•	the Combined Company may not realize the operating and other synergies, cost savings and other benefits currently anticipated due to challenges associated with integrating the operations, technologies and personnel of Phelps Dodge and Inco;

•	the closing of the Arrangement is conditioned upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Arrangement or impose conditions on the companies that could result in an adverse effect on the business or financial condition of the Combined Company;

•	the Combined Company may not realize the benefits of its growth projects;

•	the Combined Company may not meet key production and other cost estimates;

•	the Combined Company may face construction risks and technological risks relating to its expanded portfolio of growth projects;

•	the Combined Company may be subject to significant capital requirements and operating risks associated with its expanded operations and its expanded portfolio of growth projects;

•	the pro forma indebtedness following the completion of the Arrangement will be higher than the existing combined indebtedness of Phelps Dodge and Inco. This increased level of indebtedness could adversely affect the Combined Company in many ways, including reducing funds available for other business purposes;

•	commodity price volatility may reduce the Combined Company’s cash flow and negatively affect its liquidity;

•	potential payments made to Dissenting Shareholders in respect of their Inco Shares could have a material adverse effect on the Combined Company’s financial position and liquidity;

•	the Combined Company may face increased risks associated with labour relations;

•	the issuance of Phelps Dodge Shares and the resale of Phelps Dodge Shares received in connection with the Arrangement may cause the market price of Phelps Dodge Shares to decline;

•	the shareholders of PT Inco could take legal action seeking to compel Phelps Dodge or the Combined Company to make a tender offer for the minority shares of PT Inco for cash, which may increase the debt of the Combined Company; and

•	the Combined Company will be subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates and will be exposed to potentially significant environmental costs and liabilities.
      See “Risk Factors” beginning on page 30 of this Circular.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF PHELPS DODGE
      The following statement of operations data for each of the three years in the period ended December 31, 2005, and the balance sheet data as of December 31, 2005 and 2004 have been derived from Phelps Dodge’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated into this Circular by reference. The statements of operations data for the years ended December 31, 2002 and 2001, and the balance sheet data as of December 31, 2002 and 2001, have been derived from Phelps Dodge’s audited consolidated financial statements for such years, which have not been incorporated into this Circular by reference. Phelps Dodge prepares its financial statements in accordance with U.S. GAAP.
      The statement of operations data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006 and 2005, have been derived from Phelps Dodge’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter period ended June 30, 2006, which are incorporated into this Circular by reference.
      You should read this selected historical financial data together with the financial statements that are incorporated by reference into this Circular and their accompanying notes.

	At or for the Six Months
	Ended June 30,*		Year Ended December 31,*

	2006(a)	2005(b)	2005(c)	2004(d)	2003(e)	2002(f)	2001(g)

	($ in millions, except per share amounts)
Statement of Operations Data
Sales and other operating revenues	$5,216.8	3,852.5	8,287.1	6,415.2	3,498.5	3,173.2	3,420.4
Operating income (loss)	$1,537.5	700.6	1,764.9	1,474.9	142.8	(257.4)	(90.6)
Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting changes	$822.1	1,052.5	1,583.9	1,023.6	(21.1)	(356.5)	(377.7)
Income (loss) from discontinued operations, net of taxes**	$(16.6)	16.5	(17.4)	22.7	39.2	41.3	48.2
Income (loss) before extraordinary item and cumulative effect of accounting changes	$805.5	1,069.0	1,566.5	1,046.3	18.1	(315.2)	(329.5)
Net income (loss)	$805.5	1,069.0	1,556.4	1,046.3	94.8	(338.1)	(331.5)
Basic earnings (loss) per common share from continuing operations***	$4.06	5.45	8.06	5.41	(0.19)	(2.17)	(2.41)
Diluted earnings (loss) per common share from continuing operations***	$4.04	5.21	7.82	5.18	(0.19)	(2.17)	(2.41)
Basic earnings (loss) per common share from discontinued operations, extraordinary item and cumulative effect of accounting changes***	$(0.08)	0.08	(0.14)	0.12	0.65	0.11	0.30
Diluted earnings (loss) per common share from discontinued operations, extraordinary item and cumulative effect of accounting changes***	$(0.08)	0.08	(0.13)	0.11	0.65	0.11	0.30
Basic earnings (loss) per common share***	$3.98	5.53	7.92	5.53	0.46	(2.06)	(2.11)
Diluted earnings (loss) per common share***	$3.96	5.29	7.69	5.29	0.46	(2.06)	(2.11)
Balance Sheet Data (at period end)
Cash (including restricted cash)	$2,656.1	2,763.9	1,937.5	1,200.1	683.8	349.8	386.9
Current assets (including cash)	$5,231.5	4,539.8	4,070.7	2,661.7	1,790.0	1,428.2	1,531.2
Total assets	$11,805.6	10,058.9	10,358.0	8,594.1	7,272.9	7,029.0	7,584.3
Total debt	$828.2	1,044.2	694.5	1,096.9	1,959.0	2,110.6	2,871.6
Long-term debt	$704.4	970.3	677.7	972.2	1,703.9	1,948.4	2,538.3
Shareholders’ equity	$5,586.1	5,399.9	5,601.6	4,343.1	3,063.8	2,813.6	2,730.1

	At or for the Six Months
	Ended June 30,*		Year Ended December 31,*

	2006(a)	2005(b)	2005(c)	2004(d)	2003(e)	2002(f)	2001(g)

	($ in millions, except per share amounts)
Other Data
Cash dividends declared per common share****	$4.5875	0.4375	3.125	0.25	—	—	0.375
Net cash provided by operating activities	$1,645.1	944.7	1,769.7	1,700.1	461.6	359.1	310.7
Capital expenditures and investments in subsidiaries, net of cash received and acquired	$606.7	182.5	698.2	317.3	102.4	133.2	311.0
Net cash provided by (used in) investing activities	$(200.3)	103.8	(368.0)	(291.0)	(87.7)	(140.3)	(266.8)
Net cash provided by (used in) financing activities	$(739.2)	339.7	(685.8)	(947.2)	(48.8)	(244.8)	101.0
Division Results
Phelps Dodge Mining Company operating income (loss)	$1,592.6	755.1	1,929.9	1,606.7	265.2	(65.0)	(83.6)
Phelps Dodge Industries operating income (loss)	22.1	17.3	14.6	18.8	13.7	(17.5)	12.2
Corporate and other operating loss	(77.2)	(71.8)	(179.6)	(150.6)	(136.1)	(174.9)	(19.2)

	$1,537.5	700.6	1,764.9	1,474.9	142.8	(257.4)	(90.6)

Copper
Copper production (consolidated basis — thousand tons)	612.6	617.4	1,228.0	1,260.6	1,242.3	1,213.7	1,352.1
Copper production (pro rata basis — thousand tons)	506.5	531.4	1,042.3	1,081.7	1,042.5	1,012.1	1,145.2
Copper sales from own mines (consolidated basis — thousand tons)	616.0	623.7	1,238.4	1,268.9	1,254.1	1,239.0	1,367.4
Copper sales from own mines (pro rata basis — thousand tons)	510.8	535.9	1,051.6	1,089.1	1,052.6	1,034.5	1,156.0
COMEX copper price (per pound)(h)	$2.814	1.50	1.68	1.29	0.81	0.72	0.73
LME copper price (per pound)(i)	$2.756	1.51	1.67	1.30	0.81	0.71	0.72
Commercially recoverable copper (pro rata basis — million tons):
Ore reserves(j)	N/A	N/A	17.7	23.2	19.5	19.6	22.1
Stockpiles and in-process inventories	1.8	1.8	1.5	1.6	1.6	1.4	0.9

			19.2	24.8	21.1	21.0	23.0

*	2006, 2005 and 2004 reflected full consolidation of El Abra and Candelaria; prior to 2004, El Abra and Candelaria are reflected on a pro rata basis (51% and 80%, respectively). Unless otherwise noted, all per share amounts in footnotes (a) through (g) below have been calculated on a diluted basis.

**	As a result of Phelps Dodge’s agreement to sell Columbian Chemicals Company (Columbian), previously disclosed as its Specialty Chemicals segment, the operating results for Columbian have been reported separately from continuing operations and shown as discontinued operations for all periods presented in the statement of operations data.

***	Basic and diluted earnings per common share have been adjusted to reflect the March 10, 2006 stock split for all periods presented.

****	All periods presented reflect post-split cash dividends per common share.

(a)	Reported amounts for the first six months of 2006 included after-tax, net special charges of $28.8 million, or 14 cents per common share, for additional charges associated with discontinued operations in connection with the sale of Columbian Chemicals Company, which included transaction and employee-related costs of $14.7 million, or 7 cents per common share, and a loss on disposal of $14.1 million, or 7 cents per common share; $16.5 million, or 8 cents per common share, for environmental provisions; $4.9 million, or 2 cents per common share, from the sale of Phelps Dodge’s High Performance Conductors of SC & GA, Inc., which included transaction and employee-related costs of $2.7 million, or 1 cent per common share, and a loss on disposal of $2.2 million, or 1 cent per common share; $4.7 million, or 3 cents per common share, for additional charges associated with the completion of the sale of substantially all of Phelps Dodge’s North American magnet wire assets, which included transaction and employee-related costs of $3.6 million, or 2 cents per common share, and a loss on disposal of $1.1 million, or 1 cent per common share; and $0.2 million for historical legal matters; partially offset by $0.4 million for the sale of non-core real estate.

(b)	Reported amounts for the first six months of 2005 included after-tax, net special gains of $388.0 million, or $1.92 per common share, for sale of a cost-basis investment; $172.9 million, or 86 cents per common share, for change of interest gain at Cerro Verde; $15.8 million, or 7 cents per common share, for the settlement of historical legal matters; partially offset by special charges of $321.2 million, or $1.59 per common share, for asset impairment charges; $26.9 million, or 13 cents per common share, for environmental provisions; $2.4 million, or 1 cent per common share, for foreign dividend taxes; and $0.3 million for magnet wire restructuring activities.

(c)	Reported amounts for 2005 included after-tax, net special charges of $331.8 million, or $3.28 per common share, for asset impairment charges; tax expense of $88.1 million, or 87 cents per common share, for foreign dividend taxes; $86.4 million, or 85 cents per common share, for environmental provisions; $42.6 million, or 42 cents per common share, for charges associated with discontinued operations in connection with the pending sale of Columbian; $41.3 million, or 41 cents per common share, for early debt extinguishment costs; $34.5 million (net of minority interest), or 35 cents per common share, for tax on unremitted foreign earnings; $23.6 million, or 23 cents per common share, for a tax charge associated with minimum pension liability reversal; $10.1 million, or 10 cents per common share, for cumulative effect of accounting change; $5.9 million, or 6 cents per common share, for transaction and employee-related costs associated with the sale of North American magnet wire assets; partially offset by special gains of $388.0 million, or $3.83 per common share, for sale of a cost-basis investment; $181.7 million, or $1.80 per common share, for change of interest gains at Cerro Verde and Ojos del Salado; $15.6 million, or 16 cents per common share, for legal matters; $11.9 million, or 12 cents per common share, for the reversal of PD Brazil’s deferred tax asset valuation allowance; $8.5 million, or 8 cents per common share, for the sale of non-core real estate; $4.0 million, or 4 cents per common share, for the reversal of U.S. deferred tax asset valuation allowance; $0.4 million, or 1 cent per common share, for environmental insurance recoveries; and $0.1 million for Magnet Wire restructuring activities. The after-tax, net special charges of $42.6 million associated with discontinued operations consisted of $67.0 million (net of minority interests), or 66 cents per common share, for a goodwill impairment charge; taxes of $7.6 million, or 8 cents per common share, associated with the sale and dividends paid in 2005; and $5.0 million, or 5 cents per common share, for a loss on disposal of Columbian associated with transaction and employee-related costs; partially offset by a deferred income tax benefit of $37.0 million, or 37 cents per common share.

(d)	Reported amounts included after-tax, net special charges of $44.7 million, or 45 cents per common share, for environmental provisions; $30.9 million (net of minority interests), or 31 cents per common share, for early debt extinguishment costs; $9.9 million, or 10 cents per common share, for the write-down of two cost-basis investments; $9.6 million, or 10 cents per common share, for taxes on anticipated foreign dividends; $9.0 million, or 9 cents per common share, for a deferred tax asset valuation allowance at Phelps Dodge’s Brazilian wire and cable operation; $7.6 million, or 8 cents per common share, for Magnet Wire restructuring activities; $5.9 million, or 6 cents per common share, for asset impairments (included $4.5 million, or 4 cents per common share, for discontinued operations); and $0.7 million, or 1 cent per common share, for interest on a Texas franchise tax matter; partially offset by special gains of $30.0 million, or 31 cents per common share, for the reversal of a U.S. deferred tax asset valuation allowance; $15.7 million (net of minority interest), or 16 cents per common share, for the reversal of an El Abra deferred tax asset valuation allowance; $10.1 million, or 10 cents per common share, for the gain on the sale of uranium royalty rights; $7.4 million, or 7 cents per common share, for environmental insurance recoveries; and $4.7 million, or 5 cents per common share, for the settlement of historical legal matters.

(e)	Reported amounts included after-tax, net special gains of $2.4 million, or 3 cents per common share, for the termination of a foreign postretirement benefit plan associated with discontinued operations; $0.5 million, or 1 cent per common share, for environmental insurance recoveries; $0.2 million for the reassessment of prior restructuring programs; $6.4 million, or 7 cents per common share, on the sale of a cost-basis investment; $8.4 million, or 9 cents per common share, for cumulative effect of an accounting change; $1.0 million, or 1 cent per common share, for the tax benefit relating to additional 2001 net operating loss carryback; and an extraordinary gain of $68.3 million, or 76 cents per common share, on the acquisition of Phelps Dodge’s partner’s one-third interest in Chino Mines Company; partially offset by charges of $27.0 million, or 30 cents per common share, for environmental provisions (included a gain of $0.5 million, or 1 cent per common share, for discontinued operations); $8.0 million, or 9 cents per common share, for a probable Texas franchise tax matter; $2.9 million, or 3 cents per common share, for the settlement of historical legal matters; and $2.6 million, or 3 cents per common share, for asset and goodwill impairments.

(f)	Reported amounts included after-tax, net special charges of $153.5 million, or $1.82 per common share, for Phelps Dodge Mining Company asset impairment charges and closure provisions; $53.0 million, or 63 cents per common share, for historical lawsuit settlements; $45.0 million, or 54 cents per common share, for a historical arbitration award; $26.6 million, or 32 cents per common share, for early debt extinguishment costs; $23.0 million, or 27 cents per common share, for Phelps Dodge Industries restructuring activities; $22.9 million, or 27 cents per common share, for cumulative effect of an accounting change; $14.0 million, or 17 cents per common share, for environmental provisions (included a gain of $0.6 million, or 1 cent per common share, for discontinued operations); $1.2 million, or 1 cent per common share, for the write-off of two cost-basis investments; $1.0 million, or 1 cent per common share, for the settlement of legal matters; and $0.5 million, or 1 cent per common share, for the reassessment and additional retirement benefits in connection with prior restructuring programs; partially offset by special gains of $29.1 million, or 35 cents per common share, for environmental insurance recoveries; $22.6 million, or 27 cents per common share, for the gain on the sale of a non-core parcel of real estate; $13.0 million, or 15 cents per common share, for the release of deferred taxes previously provided with regard to Plateau Mining Corporation; and $66.6 million, or 79 cents per common share, for the tax benefit relating to the net operating loss carryback prior to 2002 resulting from a change in U.S. tax legislation; and $0.5 million, or 1 cent per common share, associated with discontinued operations for the reassessment of a prior restructuring program.

(g)	Reported amounts included after-tax, net special gains of $61.8 million, or 79 cents per common share, for environmental insurance recoveries; $39.9 million, or 51 cents per common share, for the gain on the sale of Sossego; $9.0 million, or 11 cents per common share, for an insurance settlement for potential future legal matters; offset by special charges of $57.9 million, or 74 cents per common share, to provide a deferred tax valuation allowance; $31.1 million, or 40 cents per common share, for environmental provisions (included $1.4 million, or 2 cents per common share, for discontinued operations); $29.8 million, or 38 cents per common share, for restructuring activities; $12.9 million, or 16 cents per common share, for investment impairments; $2.0 million, or 3 cents per common share, for cumulative effect of an accounting change; and $3.4 million, or 4 cents per common share, for other items, net.

(h)	New York Commodity Exchange annual average spot price per pound — cathodes.

(i)	London Metal Exchange annual average spot price per pound — cathodes.

(j)	Ore reserves are calculated on an annual basis. See Appendix L to this Circular — Important Information Regarding Ore Reserves.

SELECTED HISTORICAL FINANCIAL DATA OF INCO
      The following statements of operations data for each of the three years in the period ended December 31, 2005, and the balance sheet data as of December 31, 2005, 2004 and 2003, have been derived from Inco’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which are incorporated into this Circular by reference. The statements of operations data for the years ended December 31, 2002 and 2001, and the balance sheet data as of December 31, 2002 and 2001, have been derived from Inco’s consolidated financial statements for such years, which have not been incorporated into this Circular by reference.
      The statements of operations data for the six months ended June 30, 2006 and 2005, and the balance sheet data as of June 30, 2006 and 2005, have been derived from Inco’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter period ended June 30, 2006, which are incorporated into this Circular by reference.
      Inco prepares its financial statements in accordance with Canadian GAAP. There are a number of differences between Canadian and United States GAAP. The differences, insofar as they affect Inco’s consolidated financial statements, relate to accounting for post-retirement benefits, currency translation gains (losses), intangible assets, research and development, exploration, asset impairment, convertible debt, derivative instruments, investments, income and mining taxes, reporting of comprehensive income, net earnings and shareholders’ equity. A discussion of these differences for the years ended December 31, 2003, 2004 and 2005 is presented in the notes to the financial statements incorporated by reference into this Circular and, in particular, Note 24 to the audited consolidated financial statements and Note 17 to the unaudited consolidated financial statements incorporated by reference into this Circular, which discusses the differences for the six months ended June 30, 2006 and 2005.
      You should read this selected historical financial data together with the financial statements that are incorporated by reference into this Circular and their accompanying notes.

	At or for the
	Six Months Ended
	June 30,		Year Ended December 31,

	2006	2005(a)	2005	2004(a)	2003(a)	2002(a)	2001(a)

		(Restated)		(Restated)	(Restated)	(Restated)	(Restated)
	($ in millions, except per share amounts)
Statement of Operations Data
Net sales	$3,025	2,315	4,518	4,278	2,474	2,161	2,066
Cost of sales and operating expenses, excluding depreciation and depletion	$1,754	1,219	2,633	2,348	1,735	1,378	1,416
Depreciation and depletion	$151	125	256	248	227	242	263
Selling, general and administrative	$131	92	207	192	169	136	111
Asset impairment charges	$—	25	25	201	—	2,415	—
Interest expense	$33	12	26	36	56	58	62
Income and mining taxes	$239	251	408	432	(27)	(641)	(88)
Net earnings (loss)	$674	537	836	619	146	(1,475)	302
Dividends per common share	$0.25	0.10	0.30	—	—	—	—
Preferred dividends	$—	—	—	—	(6)	(26)	(26)
Premium on redemption of preferred shares	$—	—	—	—	(15)	—	—
Net earnings (loss) applicable to common shares	$674	537	836	619	125	(1,501)	276
Net earnings (loss) per common share — basic	$3.46	2.85	4.41	3.30	0.68	(8.21)	1.52
Net earnings (loss) per common share — diluted	$3.03	2.41	3.75	2.95	0.64	(8.21)	1.49
Common shares outstanding (weighted average, in millions)	195	189	189	188	185	183	182
Balance Sheet Data (at period end) (b)
Total assets	$13,209	11,291	12,010	10,716	9,058	8,596	9,630
Long-term debt	$1,844	1,727	1,852	1,761	1,603	1,636	842
Total long-term liabilities	$4,936	4,526	4,901	4,552	4,065	3,580	3,519
Convertible debt	$262	418	362	418	418	148	148
Preferred shares	$—	—	—	—	—	472	472

(a)	Financial information for the six months ended June 30, 2005 and years ended December 31, 2001 through 2004 reflect restatements that are discussed in Note 2 to the consolidated financial statements in Inco’s Quarterly Report on Form 10-Q for the three and six-month periods ended June 30, 2006 and Inco’s Annual Report on Form 10-K for the year ended December 31, 2005, that are incorporated into this Circular by reference.

(b)	Inco financial data is prepared in accordance with Canadian GAAP and presented in U.S. dollars.
     The following table reconciles results as reported under Canadian GAAP with those that would have been reported under U.S. GAAP:

	Six Months Ended
	June 30,		Year Ended December 31,

	2006	2005(a)	2005	2004(a)	2003(a)	2002(a)	2001(a)

		(Restated)		(Restated)	(Restated)	(Restated)	(Restated)
	($ in millions, except per share amounts)
Statement of Operations Data
Net earnings (loss) — Canadian GAAP	$674	537	836	619	146	(1,475)	302
Increased post-retirement benefits expense	(40)	(31)	(64)	(53)	(45)	(24)	(24)
Currency translation gains (losses)	(26)	24	(62)	(89)	(219)	(49)	123
Increased intangible assets amortization expense	—	—	—	—	(2)	(2)	—
Increased research and development expense	(15)	(13)	(47)	(17)	(5)	(6)	(8)
Decreased (increased) exploration expense	(3)	(1)	(8)	1	(4)	(3)	(7)
Decreased (increased) asset impairment charges	—	—	—	11	—	(961)	—
Increased interest expense	(6)	(11)	(23)	(14)	(13)	(1)	(5)
Cash settlement of LYONs Notes tendered for conversion	—	—	(26)	—	—	—	—
Unrealized net gain (loss) on derivative instruments	26	(13)	(17)	5	(1)	5	(4)
Increased depreciation and depletion expense	(8)	—	—	—	—	—	—
Increased income and mining tax expense	—	—	—	—	(15)	—	—
Decreased (increased) minority interest	1	8	9	(8)	1	2	2
Change in accounting policy	—	—	—	—	—	1	1
Taxes on U.S. GAAP differences	(60)	2	30	22	28	139	15

Net earnings (loss) before cumulative effect of a change in accounting principle — U.S. GAAP	543	502	628	477	(129)	(2,374)	395
Cumulative effect of a change in accounting principle	—	—	—	—	(17)	(2)	—

Net earnings (loss) — U.S. GAAP	$543	502	628	477	(146)	(2,376)	395

Net earnings (loss) per share — basic
Net earnings (loss) per share before cumulative effect of a change in accounting principle	$2.79	2.66	3.32	2.54	(0.82)	(13.13)	2.03
Cumulative effect of a change in accounting principle	—	—	—	—	(0.09)	(0.01)	—

Net earnings (loss) per share — basic	$2.79	2.66	3.32	2.54	(0.91)	(13.14)	2.03

Net earnings (loss) per share — diluted
Net earnings (loss) per share before cumulative effect of a change in accounting principle	$2.47	2.29	2.87	2.30	(0.82)	(13.13)	1.99
Cumulative effect of a change in accounting principle	—	—	—	—	(0.09)	(0.01)	—

Net earnings (loss) per share — diluted	$2.47	2.29	2.87	2.30	(0.91)	(13.14)	1.99

(a)	Financial information for the six months ended June 30, 2005 and years ended December 31, 2001 through 2004 reflect restatements that are discussed in Note 17 to the consolidated financial statements in Inco’s Quarterly Report on Form 10-Q for the three and six-month periods ended June 30, 2006 and Note 24 to the consolidated financial statements in Inco’s Annual Report on Form 10-K for the year ended December 31, 2005, each incorporated by reference into this Circular.

The selected financial data item “Preferred shares” in the table above would be reported in the same amounts under Canadian and U.S. GAAP. Under U.S. GAAP, “Total assets” would be reported as $10,249 million at December 31, 2005 (2004 — $9,352 million; 2003 — $7,959 million; 2002 — $7,727 million; 2001 — $9,755 million).

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
      The selected pro forma financial information combines the historical balance sheets of Phelps Dodge with Inco for the periods presented, as if the Arrangement had been consummated on June 30, 2006, and combines the statement of income of Phelps Dodge with Inco for the year ended December 31, 2005, and the six months ended June 30, 2006, as if the Arrangement had been consummated on January 1, 2005, in each case after giving effect to the combination and related transactions under the purchase method of accounting in accordance with U.S. GAAP. The pro forma adjustments are described in the “Notes to Unaudited Pro Forma Combined Financial Statements” attached as Appendix K to this Circular. Shareholders are urged to read such notes carefully. The selected pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred had the Arrangement been consummated on the dates for which the consummation of the Arrangement is being given effect, nor is it necessarily indicative of future operating results or financial position. See “Unaudited Pro Forma Combined Financial Statements” attached as Appendix K to this Circular.

	Six Months	Year Ended
	Ended June 30,	December 31,
	2006	2005

	($ in millions, except
	per share data)
Income Statement Information
Revenue	$8,242	12,750
Income from continuing operations before cumulative effect of accounting changes	$1,272	2,012
Income from continuing operations per common share before cumulative effect of accounting changes — basic	$3.56	5.73
Dividends declared per common share	$4.59	3.13

June 30, 2006

($ in millions, except
per share data)
Balance Sheet Information
Total assets	$37,273
Long-term obligations	$13,285
Shareholders’ equity	$17,872
Book value (per share)	$49.74

UNAUDITED COMPARATIVE PER SHARE DATA
      The following table presents historical per common share information for Phelps Dodge and Inco, and the pro forma per common share data giving effect to the combination of Phelps Dodge and Inco, for the six months ended June 30, 2006, and the year ended December 31, 2005. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 2005, nor are they necessarily indicative of Phelps Dodge’s future consolidated results of operations or financial position. The information in the table below is prepared in accordance with U.S. GAAP and should be read in conjunction with the historical financial statements of the combining corporations and the “Selected Historical Financial Data and Other Data of Phelps Dodge” and “Selected Historical Financial Data of Inco” beginning on pages 18 and 21 of this Circular, respectively, and the “Unaudited Pro Forma Combined Financial Statements” attached as Appendix K to this Circular.

	At or for the
	Six Months	Year Ended
	Ended June 30,	December 31,
	2006	2005

Per common share:
Historical:
Phelps Dodge(1)
Book value(2)	$27.38	27.57
Income from continuing operations
Basic	$4.06	8.06
Diluted	$4.04	7.82
Cash Dividends(3)	$4.59	3.13
Inco
Book value(2)	$17.31	15.08
Income from continuing operations
Basic	$2.79	3.32
Diluted	$2.47	2.87
Cash dividends	$0.25	0.30
Pro forma:
Combined Phelps Dodge and Inco
Book value(2),(4)	$49.74	N/A
Income from continuing operations
Basic	$3.56	5.73
Diluted	$3.55	5.62
Cash dividends(5)	$4.59	3.13
Equivalent Inco(6)
Book value	$33.43	N/A
Income from continuing income
Basic	$2.39	3.85
Diluted	$2.39	3.78
Cash dividends	$3.08	2.10

(1)	Phelps Dodge per share information based on post-split number of shares. See Phelps Dodge’s audited consolidated financial statements for year ended December 31, 2005 and, in particular, Note 24, incorporated by reference into this Circular.

(2)	Book value per share is determined at June 30, 2006 and December 31, 2005 under U.S. GAAP.

(3)	All periods presented reflect post-split cash dividends per common share.

(4)	Pro forma equity is not publicly available as of December 31, 2005.

(5)	Pro forma cash dividends are based solely on historical post-split dividends per share for Phelps Dodge.

(6)	The equivalent Inco amounts are calculated by multiplying the combined pro forma Phelps Dodge and Inco by an assumed exchange ratio of 0.672, which represents the exchange ratio that would have applied if the proposed transaction had been consummated on July 14, 2006.

COMPARATIVE PER SHARE DIVIDEND INFORMATION
      The table below sets forth, for the calendar quarters indicated, the dividends declared on Phelps Dodge Shares and Inco Shares.

	Phelps Dodge	Inco
	Common Shares	Common Shares
	Dividends(a)	Dividends(b)

2001
First Quarter	$0.2500	$—
Second Quarter	0.0625	—
Third Quarter	0.0625	—
Fourth Quarter	—	—
2002
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—
2003
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	—	—
Fourth Quarter	—	—
2004
First Quarter	$—	$—
Second Quarter	0.1250	—
Third Quarter	—	—
Fourth Quarter	0.1250	—
2005
First Quarter	$0.1250	$—
Second Quarter	0.3125	0.100
Third Quarter	—	0.100
Fourth Quarter	2.6875	0.100
2006 (through August 10, 2006)
First Quarter	$2.1875	$0.125
Second Quarter	2.4000	0.125
Third Quarter	—	0.125

(a)	All periods presented reflect post-split dividends per common share.

(b)	On July 18, 2006, the Board declared a quarterly dividend on the Inco Shares of $0.125 per Inco Share, payable September 1, 2006 to Shareholders of record as of August 16, 2006.

GLOSSARY OF TERMS
      Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Circular. These defined terms are not always used in the financial statements included herein or in the documents incorporated by reference and may not conform exactly to the defined terms used in the appendices to this Circular.
“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.
“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.
“Amalco” means the corporation resulting from the amalgamation of Inco and Phelps Dodge Canada Subco pursuant to the terms of the Plan of Arrangement.
“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 of the Combination Agreement or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.
“Arrangement Resolution” means the special resolution of Shareholders concerning the Arrangement substantially in the form set out in Appendix A to this Circular.
“Articles of Arrangement” means the articles of arrangement of Inco in respect of the Arrangement that are required by the CBCA to be sent to the CBCA Director after the Final Order is made.
“Board” means the board of directors of Inco.
“Canadian GAAP” means Canadian generally accepted accounting principles.
“Cash Consideration” means Cdn.$20.25 per Inco Share (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date).
“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time.
“CBCA Director” means the Director appointed under Section 260 of the CBCA.
“CDS” means The Canadian Depository for Securities Limited.
“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.
“Circular” means this proxy circular and statement, including all appendices hereto, to be sent to Shareholders in connection with the Meeting.
“Citigroup” means Citigroup Global Markets Inc.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combination Agreement” means the Combination Agreement between Inco and Phelps Dodge dated as of June 25, 2006, as amended from time to time (including pursuant to the Waiver and First Amendment).
“Combined Company” means Phelps Dodge after giving effect to the Arrangement involving the combination of Phelps Dodge and Inco and which, following the Effective Time, will be known as “Phelps Dodge Inco Corporation”.
“Commissioner” means Commissioner of Competition under the Competition Act.
“Competition Act” means the Competition Act (Canada), as amended.
“Convertible Debentures” means Inco’s convertible debentures due March 14, 2023.
“Council Regulation” means Council Regulation (EC) 139/2004 of 20 January 2004.
“Court” means the Ontario Superior Court of Justice.
“Depositary” means CIBC Mellon Trust Company.
“Dissent Deadline” means 5:00 p.m. (Toronto time) on the business day immediately preceding the Meeting (or any adjournment or postponement thereof).

“Dissent Rights” means the rights of dissent in respect of the Arrangement Resolution as set forth in the Plan of Arrangement.
“Dissenting Shareholder” means any Shareholder who dissents in respect of the Arrangement in compliance with the Dissent Rights and has not withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid fair value in respect of the Inco Shares held by such Shareholder.
“DOJ” means the Antitrust Division of the United States Department of Justice.
“EC” means the European Commission.
“Effective Date” means the date shown on the Certificate.
“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.
“Exchange Ratio” means 0.672 of a Phelps Dodge Share for each Inco Share held.
“Falconbridge” means Falconbridge Limited, a corporation organized and existing under the laws of Ontario and, unless the context otherwise requires, includes all of its consolidated subsidiaries, incorporated units and divisions.
“Falconbridge Shares” means the common shares in the capital of Falconbridge.
“Falconbridge Transaction” means the previously proposed acquisition by Inco of Falconbridge Shares pursuant to the terms of the Support Agreement which agreement has now been terminated in accordance with its terms.
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.
“FTC” means the United States Federal Trade Commission.
“Goldman Sachs” means Goldman, Sachs & Co.
“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, or governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) stock exchange, including the NYSE and the TSX.
“HSBC” means HSBC Securities (USA) Inc.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“In The Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option.
“Inco” means Inco Limited, a corporation organized and existing under the laws of Canada and, unless the context otherwise requires, includes all of its consolidated subsidiaries, incorporated units and divisions.
“Inco Option Plans” means the stock option plans or KEIPs for directors, officers, and employees of Inco and its subsidiaries and other eligible persons (as applicable).
“Inco Options” means options to acquire Inco Shares granted under the Inco Option Plans.
“Inco Restricted Shares” means Inco Shares awarded pursuant to the KEIPs subject to restrictions in respect of which the restriction period has not expired.
“Inco SAR” means the stock appreciation rights included in certain Inco Options and exercisable in lieu of (but not in addition to) such Inco Options.
“Inco Shares” means the common shares in the capital of Inco.
“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, a copy of which is attached as Appendix E to this Circular.
“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and the regulations thereunder.
“KEIPs” means the Inco Key Employee Incentive Plans under which outstanding Inco Options and Inco Restricted Shares have been granted.

“Letter of Transmittal” means the letter of transmittal delivered to Shareholders by Inco with this Circular for use by Shareholders in connection with the Arrangement.
“LionOre” means LionOre Mining International Ltd.
“LME” means London Metal Exchange.
“LYONs Notes” means Inco’s liquid yield option notes which are due and payable on March 29, 2021.
“Meeting” means the special meeting of Shareholders to consider and approve the Arrangement Resolution, including any adjournments and postponements thereof, to be called and held in accordance with the Interim Order.
“Morgan Stanley” means Morgan Stanley & Co. Incorporated.
“Non-registered Shareholder” means a beneficial owner of Inco Shares whose shares are held through an intermediary such as a securities broker, clearing agency, financial institution, trustee or custodian.
“NYSE” means the New York Stock Exchange.
“Offer” means the offer made by Inco dated October 24, 2005, as such offer had been amended from time to time, to purchase all of the outstanding Falconbridge Shares.
“Optionholders” means holders of Inco Options.
“Original Combination Agreement” means the Combination Agreement between Inco and Phelps Dodge dated as of June 25, 2006.
“Original Teck Offer” means the offer made by Teck dated May 23, 2006 to purchase all of the outstanding Inco Shares.
“PDI” means Phelps Dodge Industries.
“PDMC” means Phelps Dodge Mining Company.
“Phelps Dodge” means Phelps Dodge Corporation, a corporation incorporated under the laws of the State of New York and, unless the context otherwise requires, includes all of its consolidated subsidiaries, incorporated units and divisions.
“Phelps Dodge Canada” means Phelps Dodge Canada Inc., a corporation incorporated under the CBCA, which, at the time of the consummation of the Arrangement, will be an indirect wholly-owned subsidiary of Phelps Dodge and a direct wholly-owned subsidiary of Phelps Dodge US Subco.
“Phelps Dodge Canada Subco” means a corporation incorporated under the CBCA which, at the time of the consummation of the Arrangement, will be an indirect wholly-owned subsidiary of Phelps Dodge and a direct wholly-owned subsidiary of Phelps Dodge Canada.
“Phelps Dodge Meeting” means the special meeting of Phelps Dodge Shareholders to be called to consider and vote on proposals to (1) amend and restate Phelps Dodge’s restated certificate of incorporation to (i) change Phelps Dodge’s name to “Phelps Dodge Inco Corporation”, (ii) increase the number of authorized Phelps Dodge Shares from 300 million to 800 million and (iii) increase the maximum number of members of the Phelps Dodge board of directors from 12 to 15, and (2) the proposed issuance of Phelps Dodge Shares to finance the Arrangement, including any adjournments and postponements thereof.
“Phelps Dodge Options” means options to acquire Phelps Dodge Shares.
“Phelps Dodge Shares” means the shares of common stock, par value $6.25 per share, in the capital of Phelps Dodge.
“Phelps Dodge Shareholders” means holders of Phelps Dodge Shares.
“Phelps Dodge US Subco” means a corporation to be incorporated under the laws of the State of Delaware which, at the time of the consummation of the Arrangement, will be a wholly-owned subsidiary of Phelps Dodge.
“Plan of Arrangement” means the plan of arrangement substantially in the form of Appendix D to this Circular, as amended by any amendments or variations thereto made in accordance with Section 9.4 of the Combination Agreement or Article VII of the Plan of Arrangement or made at the direction of the Court.
“Prescribed Securities” means securities prescribed for purposes of clause 212(1)(b)(vii)(E) of the Tax Act, which includes shares not retractable by the holder within five years after the date of issue of the relevant debt obligation.
“PT Inco” means PT International Nickel Indonesia Tbk.

“RBC Capital Markets” means RBC Dominion Securities Inc., a member company of RBC Capital Markets.
“Registered Shareholder” means a registered holder of Inco Shares who has a share certificate for such Inco Shares registered in such holder’s name.
“Regulatory Approvals” means those orders, sanctions, consents, exemptions, waivers, permits, agreements, certificates, authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that are necessary or advisable in connection with the transactions contemplated under the Combination Agreement, including approvals required under the Competition Act, Investment Canada Act, HSR Act, Council Regulation, rules and regulations of the NYSE, rules and policies of TSX and applicable Securities Laws, the Interim Order and the Final Order.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act (Ontario)” means the Securities Act (Ontario) and all rules and regulations enacted thereunder, as now in effect and as it may be amended from time to time prior to the Effective Time.
“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.
“Shareholders” means the holders of Inco Shares.
“Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Cash Consideration by the closing price of the Phelps Dodge Shares on the NYSE on the business day immediately prior to the Effective Date expressed in Canadian dollars based upon the closing exchange rate of the Bank of Canada for the Canadian dollar against the U.S. dollar on such date.
“Subordinated Convertible Debentures” means Inco’s subordinated convertible debentures due March 14, 2052.
“Support Agreement” means the Support Agreement, dated October 10, 2005, between Inco and Falconbridge, as amended pursuant to amendments dated January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006, June 25, 2006 and July 16, 2006.
“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations thereunder.
“Teck” means Teck Cominco Limited, a corporation continued under the laws of Canada.
“Teck Class A Multiple Voting Shares” means the Class A common shares of Teck.
“Teck Class B Subordinate Voting Shares” means the Class B subordinate voting shares of Teck.
“Teck Offer” means the offer made by Teck dated May 23, 2006 to purchase all of the outstanding Inco Shares, as amended on August 3, 2006.
“TSX” means the Toronto Stock Exchange.
“U.S. GAAP” means the U.S. generally accepted accounting principles.
“Waiver and First Amendment” means the Waiver and First Amendment to the Combination Agreement between Inco and Phelps Dodge dated as of July 16, 2006.
“Warrants” means the warrants issued by Inco to purchase Inco Shares at an exercise price of Cdn.$30.00 that expire on August 21, 2006.

RISK FACTORS
      In assessing the Arrangement, Shareholders should carefully consider the risks described in the section entitled “Risks and Uncertainties” contained in Inco’s Annual Report on Form 10-K for the year ended December 31, 2005, the section entitled “Item A.1 Risk Factors” contained in Phelps Dodge’s Annual Report on Form 10-K for the year ended December 31, 2005, and the other information contained in, and incorporated by reference into, this Circular. Additional risks and uncertainties including those that Inco does not know about now or that Inco currently considers immaterial, may also adversely affect the business of the Combined Company. In particular, the proposed Arrangement is subject to certain risks including the following:
The Combination Agreement may be terminated by Inco or Phelps Dodge in certain circumstances.
      Each of Inco and Phelps Dodge has the right to terminate the Combination Agreement in certain circumstances. Accordingly, there can be no certainty, nor can Inco provide any assurance, that the Combination Agreement will not be terminated by either of Inco or Phelps Dodge prior to the completion of the Arrangement. For example, Phelps Dodge has the right, in certain circumstances, to terminate the Combination Agreement in the event of a change or changes that, in the aggregate, have a material adverse effect in respect of Inco. Although a material adverse effect excludes certain events that are beyond the control of Inco, such as general changes in economic conditions in the United States or Canada or changes generally affecting the mining industry and not having a materially disproportionate effect on Inco, there can be no assurance that a change having a material adverse effect on Inco will not occur prior to the effective date of the Arrangement, in which case Phelps Dodge could elect to terminate the Combination Agreement and the Arrangement would not proceed. If, for any reason, the Combination Agreement is terminated, the market price of Inco Shares may be adversely affected. Moreover, if the Combination Agreement is terminated, there can be no assurance that the Board will be able to find a party willing to pay an equivalent or more attractive price for Inco Shares than the price to be paid pursuant to the terms of the Combination Agreement.
There can be no assurance that the conditions precedent to the Arrangement will be satisfied. Failure to complete the Arrangement could negatively impact the price of Inco Shares.
      The completion of the Arrangement is subject to a number of conditions precedent, certain of which are outside the control of Inco, including shareholder approvals of each of Inco and Phelps Dodge and the Regulatory Approvals, including European competition clearances and Investment Canada Act approval and court approvals. There can be no certainty, nor can Inco provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If, for any reason, the Arrangement is not completed, the market price of Inco Shares may be adversely affected. Moreover, if the Arrangement is not completed, there can be no assurance that the Board will be able to find a party willing to pay an equivalent or more attractive price for Inco Shares than the price to be paid pursuant to the terms of the Combination Agreement.
Under the Arrangement, Shareholders will receive Phelps Dodge Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, the Phelps Dodge Shares issuable under the Arrangement may have a market value lower than expected. In addition, the value of the cash portion of the consideration payable under the Arrangement will fluctuate depending on exchange rate fluctuations for Shareholders whose primary currency is not the Canadian dollar.
      Shareholders will receive a fixed number of Phelps Dodge Shares under the Arrangement, rather than Phelps Dodge Shares with a fixed market value. Because the exchange ratio under the Arrangement will not be adjusted to reflect any changes in the market value of the Phelps Dodge Shares, the market value of Phelps Dodge Shares may vary significantly from the value at the dates referenced in this Circular or the actual dates that Shareholders become entitled to receive Phelps Dodge Shares pursuant to the Arrangement. Moreover, currency exchange rates may fluctuate and the prevailing Canadian dollar-U.S. dollar exchange rate on the settlement date may be significantly different from the exchange rate on the date of this Circular or the actual dates that Shareholders become entitled to receive the Cash Consideration pursuant to the Arrangement. These changes may significantly affect the value of the consideration received by Shareholders under the Arrangement whose primary currency is not the Canadian dollar.

The Combined Company may not realize the operating and other synergies, cost savings and other benefits currently anticipated due to challenges associated with integrating the operations, technologies and personnel of Phelps Dodge and Inco.
      The success of the Combined Company will be dependent in large part on the success of the management of the Combined Company in integrating the operations, technologies and personnel of the Combined Company following the Arrangement. The failure of the Combined Company to successfully integrate the operations of Inco with Phelps Dodge or otherwise to realize any of the anticipated benefits of the Arrangement could impair the results of operations, profitability and financial results of the Combined Company. In particular, a failure to realize increased earnings, cost savings and enhanced growth opportunities described elsewhere in this Circular could have a material adverse effect on the Combined Company’s results of operations.
      Realization of the anticipated benefits of the Arrangement will depend in part on whether the operations, systems and personnel of Inco and Phelps Dodge can be integrated in an efficient and effective manner. Any failure to integrate the operations, systems and personnel of Inco and Phelps Dodge could have a material adverse effect on the Combined Company’s ability to realize the anticipated benefits of a combination of Inco and Phelps Dodge. Moreover, the overall integration of the companies may result in unanticipated operations problems, expenses and liabilities and diversion of management’s attention.
      As a result of these and other factors, it is possible that the synergies and cost reductions expected from the Arrangement will not be realized. In addition, such synergies assume certain realized long-term metals prices. If actual prices are below such assumed prices, that could adversely affect the synergies to be realized.
The closing of the Arrangement is conditioned upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Arrangement or impose conditions on the companies that could result in an adverse effect on the business or financial condition of the Combined Company.
      Completion of the Arrangement is conditioned upon receipt of the Regulatory Approvals, including the expiration or termination of the applicable waiting period under the Council Regulation and receipt of approvals and clearances under the Investment Canada Act. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals to be obtained could have an adverse effect on the business, financial condition or results of operations of the Combined Company.
      Certain jurisdictions throughout the world could claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers that have the potential to affect their domestic marketplace. Although Inco does not currently anticipate that there will be any investigations or proceedings in any jurisdiction that would have a material impact on the completion of the Arrangement or the operations of the Combined Company, there can be no assurance that such investigations or proceedings, whether by governmental authorities or private parties, will not be initiated and, if initiated, will not have a material adverse impact on the completion of the Arrangement or the operations of the Combined Company.
The Combined Company may not realize the benefits of its growth projects.
      As part of its strategy, the Combined Company will continue existing efforts and initiate new efforts to develop new copper, nickel and other projects and will have a larger number of such projects as a result of the Arrangement. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks. The failure to successfully develop any of these initiatives could have a material adverse effect on the Combined Company’s financial position and results of operations.
The Combined Company may not meet key production and other cost estimates.
      A decrease in the amount of, and a change in the timing of the production outlook for, the metals the Combined Company will be producing, in particular copper and nickel, will directly impact the amount and timing of the Combined Company’s cash flow from operations. The actual impact of such a decrease on the Combined Company’s cash flow from operations would depend on the timing of any changes in production and on actual prices and costs. Any change in the timing of these projected cash flows that would occur due to production shortfalls or labour disruptions would, in turn, result in delays in receipt of such cash flows and in using such cash to reduce debt levels and may require additional borrowings to fund capital expenditures, including capital for the Combined Company’s development projects, in the future. Any such financing requirements could adversely affect the Combined Company’s credit ratings and its ability to access the capital markets in the future to meet any external financing requirements or increase its debt financing costs. In addition, a number of these and other developments or events, including changes in credit terms, product mix, demand for the Combined Company’s products and production disruptions, could make historic trends in Phelps Dodge’s and Inco’s cash flows lose their predictive value.
      The level of production and capital and operating cost estimates relating to growth projects, which are used in establishing ore reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainties. It is very likely that actual results for the Combined Company’s projects will differ from current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, and/or increase capital and/or operating costs above, current estimates. If actual results are less favourable than currently estimated, the Combined Company’s business, results of operations, financial condition and liquidity could be materially adversely affected.
The Combined Company may face construction risks and technological risks relating to its expanded portfolio of growth projects.
      The mine, processing plant and related infrastructure required for the development of a good portion of each growth project in the Combined Company’s expanded profile of such projects have not yet been constructed and no commercial mining has commenced. While at least exploration and related studies with respect to some of the projects have been completed based on (i) significant surface exploratory drilling, (ii) extensive investigations of certain of the mineralization delineated to date, (iii) construction and mine plans, and (iv) production and cost estimates, Inco is not currently in a position to predict with certainty when all of the required approvals would be in place for the Combined Company to move forward with certain of these growth projects.
The Combined Company may be subject to significant capital requirements and operating risks associated with its expanded operations and its expanded portfolio of growth projects.
      The Combined Company must generate sufficient internal cash flows and/or be able to utilize available financing sources to finance its growth and sustain capital requirements. If the Combined Company does not realize satisfactory prices for the nickel, copper and other metals that Phelps Dodge and Inco produce, the Combined Company could be required to raise very significant additional capital through the capital markets and/or incur significant borrowings to meet its capital requirements. These financing requirements could adversely affect the Combined Company’s credit ratings and its ability to access the capital markets in the future to meet any external financing requirements the Combined Company might have. If there are significant delays in when these projects are completed and are producing on a commercial and consistent scale, and/or their capital costs were to be significantly higher than estimated, these events could have a significant adverse effect on the Combined Company’s results of operation, cash flow from operations and financial condition.
      In addition, the Combined Company’s mining operations and processing and related infrastructure facilities would be subject to risks normally encountered in the mining and metals industry. Such risks include, without limitation, environmental hazards, industrial accidents, labour disputes, changes in laws, technical difficulties or failures, late delivery of supplies or equipment, unusual or unexpected geological formations or pressures, cave-ins, pit-wall failures, rock falls, unanticipated ground, grade or water conditions, flooding, periodic or extended interruptions due to the unavailability of materials and force majeure events. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining or processing, losses and possible legal liability. Any prolonged downtime or shutdowns at the Combined Company’s mining or processing operations could materially adversely affect the Combined Company’s business, results of operations, financial condition and liquidity.

The pro forma indebtedness following the completion of the Arrangement will be higher than the existing combined indebtedness of Phelps Dodge and Inco. This increased level of indebtedness could adversely affect the Combined Company in many ways, including reducing funds available for other business purposes.
      The total combined indebtedness of Phelps Dodge and Inco as of June 30, 2006 was $3.0 billion. The Combined Company’s pro forma indebtedness as of June 30, 2006, after giving effect to the Arrangement would have been approximately $5.1 billion (which would be increased to up to approximately $10.1 billion assuming, among other things, that Phelps Dodge draws down amounts under its $5.0 billion unsecured, five-year loan facility in connection with its share repurchase program). Should any existing or future third-party bidder offer to purchase Inco, Phelps Dodge may incur additional indebtedness in order to increase the consideration offered by Phelps Dodge to Shareholders. In addition, the cash consideration Phelps Dodge has offered to pay to Shareholders under the Combination Agreement is denominated in Canadian dollars while Phelps Dodge’s financing for the Arrangement under its credit facilities will be denominated in U.S. dollars. To the extent that the Canadian dollar appreciates in value against the U.S. dollar prior to the closing of the Arrangement, Phelps Dodge may need to secure additional debt financing to cover the increased value of the cash consideration resulting from any such exchange rate movement if it is unable to implement effective exchange rate protection measures or cash-on-hand or other financing sources are insufficient. As a result of the increase in debt resulting from the proposed combination transaction, demands on the Combined Company’s resources would increase after such transaction. The increased levels of indebtedness could reduce funds available to the Combined Company for growth projects and maintenance of current production and mining operations or create competitive disadvantages for the Combined Company compared with other companies with lower debt levels. In addition, although Phelps Dodge intends to refinance any debt incurred under its new $3.6 billion, 12-month credit facility in amounts then outstanding by accessing the capital markets in one or more public or private offerings of debt securities at appropriate times following completion of the Arrangement, there can be no assurance that the Combined Company will be able to refinance the debt on favourable terms or at all. Any such failure to refinance the debt could have a material adverse impact on the Combined Company’s results of operations and liquidity.
      Up to $6.35 billion of the new debt expected to be incurred under Phelps Dodge’s new $10.45 billion credit facilities will be incurred by Phelps Dodge Canada, or an affiliated entity, as primary obligor. Debt issued by Phelps Dodge may be structurally subordinated to creditors of Phelps Dodge Canada, or any such affiliated entity, with respect to the assets of Phelps Dodge Canada, or any such affiliated entity. The resulting structural subordination could negatively affect Phelps Dodge’s credit rating which could have a material adverse impact on the Combined Company’s results of operations and liquidity. See “The Arrangement — Sources of Funds for the Arrangement” beginning on page 51 of this Circular.
Commodity price volatility may reduce the Combined Company’s cash flow and negatively affect its liquidity.
      The Combined Company’s financial performance will be heavily dependent on commodities prices, in particular copper, nickel, molybdenum and cobalt, which are affected by many factors beyond the control of Inco and Phelps Dodge. The prices of these commodities, as reported on the exchanges on which they trade, are influenced significantly by numerous factors, including (i) the worldwide balance of demand and supply relating to such commodities, (ii) rates of global economic growth, trends in industrial production and other economic conditions that correlate with demand for such commodities, (iii) economic growth and political conditions in China, which has become the largest consumer of various commodities in the world, and other major developing economies, (iv) speculative investment positions in such commodities and commodities futures, (v) the availability and cost of substitute materials, (vi) currency exchange fluctuations, including the relative strength of the U.S. dollar and (vii) relative production costs. A sustained period of low prices for any of these commodities would adversely affect the Combined Company’s profits and cash flow and could (i) reduce revenues as a result of production cutbacks due to curtailment of operations or temporary or permanent closure of mines or portions of deposits that have become uneconomical at the then-prevailing prices, (ii) delay or halt exploration or the development of new process technology or projects, (iii) reduce funds available for exploration and the building of ore reserves, and (iv) reduce cash available to service the Combined Company’s indebtedness.

Potential payments made to Dissenting Shareholders in respect of their Inco Shares could have a material adverse effect on the Combined Company’s financial position and liquidity.
      Registered Shareholders have the right to dissent from the approval of the Arrangement Resolution and demand payment of the fair value of their Inco Shares. If Shareholders exercise their right to dissent in compliance with the Interim Order, the Dissenting Shareholders would be entitled to receive a payment equal to the judicially determined fair value of their Inco Shares. If the Dissent Rights are exercised in respect of a substantial number of Inco Shares, a very substantial cash payment may be required to be made to such Shareholders that could have a material adverse effect on the Combined Company’s financial position and liquidity.
The Combined Company may face increased risks associated with labour relations.
      The Combined Company may have difficulty maintaining positive relationships with its combined global workforce, and the historic representation of employees of Phelps Dodge and Inco by different labour unions in the same country or local, as is the current situation in Canada, may increase the possibility of work interruptions or impede its ability to enter into new collective bargaining agreements on terms favourable to the Combined Company. Strikes and other labour disruptions at any of the Combined Company’s operations or lengthy work interruptions at the Combined Company’s existing and future development projects could materially adversely affect the timing and completion and the cost of any such project, as well as the Combined Company’s business, results of operations, financial condition and liquidity.
The issuance of Phelps Dodge Shares and the resale of Phelps Dodge Shares received in connection with the Arrangement may cause the market price of Phelps Dodge Shares to decline.
      As of August 2, 2006, approximately 203,977,729 Phelps Dodge Shares were outstanding and approximately 712,643 Phelps Dodge Shares were subject to outstanding options and other rights to purchase or acquire its shares. Phelps Dodge currently expects that in connection with the Arrangement it will issue approximately 155,290,625 Phelps Dodge Shares (calculated based on the assumption that approximately 20,568,000 Phelps Dodge Shares will be issued upon exercise or conversion of Inco Options and convertible securities of Inco that are outstanding on the Effective Date). The issuance of these new Phelps Dodge Shares and the sale of additional Phelps Dodge Shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market price for Phelps Dodge Shares.
The shareholders of PT Inco could take legal action seeking to compel the Combined Company to make a tender offer for the minority shares of PT Inco for cash, which may increase the debt of the Combined Company.
      A shareholder of PT Inco, Inco’s 60.8% owned Indonesian subsidiary, has publicly asserted that the proposed combination of Phelps Dodge and Inco under the terms of the Combination Agreement would require the Combined Company to make a tender offer for the remaining shares of PT Inco, on the basis that the terms of applicable Indonesian capital markets regulations require that such a tender offer be made upon certain types of transactions resulting in the creation of a new controlling person in respect of PT Inco. While Inco believes that the Combined Company would not be required to undertake a tender offer under the terms of the relevant Indonesian capital markets regulations, shareholders of PT Inco could take legal action seeking to compel such a tender offer and it is possible that an order to this effect might be granted. As a result, the Combined Company could be required to purchase a portion of the outstanding shares of PT Inco for cash, which may increase the debt of the Combined Company. See “The Arrangement — Regulatory Matters” beginning on page 65 of this Circular.
The Combined Company will be subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates and will be exposed to potentially significant environmental costs and liabilities.
      Each of Phelps Dodge and Inco is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Currently, each of Phelps Dodge and Inco is involved in a number of compliance efforts and legal proceedings concerning environmental matters. In particular, since approximately 1990, Phelps Dodge or its subsidiaries have been named as a defendant in a number of product liability or premises lawsuits brought by electricians and other skilled tradesmen or contractors claiming injury from exposure to asbestos found in limited lines of electrical wire products produced or marketed many years ago, or from asbestos purported to be at certain Phelps Dodge properties. There can be no assurance that additional claims of a similar nature will not be brought against Phelps Dodge or the Combined Company in the future. Each of Phelps Dodge and Inco has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate, especially in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, and the potential liability of each of Phelps Dodge and Inco to remediate sites for which provisions have not been previously established. Such future developments with respect to Phelps Dodge and Inco could result in increased environmental costs and liabilities that could have a material adverse effect on the Combined Company’s financial position and results of operations.

FORWARD-LOOKING STATEMENTS
      This Circular and some of the information incorporated by reference into this Circular contain forward-looking information (as defined in the Securities Act (Ontario)) and forward-looking statements (as defined in the 1934 Act) that are based on expectations, estimates and projections as of the date of this Circular. Often, but not always, such forward-looking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Inco or the Combined Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements in this Circular.
      Examples of such forward-looking statements in this Circular include, but are not limited to, (A) factors relating to the Arrangement and the results expected to be achieved from the successful completion of the Arrangement and the combination of Inco and Phelps Dodge, including the potential to realize estimated average annual pre-tax run-rate operating and corporate synergies of approximately $215 million by 2008 and the timing thereof; the increased market capitalization, share price multiple and improved liquidity of the shares of the Combined Company; the improved cash flow and earnings of the Combined Company; statements regarding plans, objectives and expectations with respect to existing and future operations; statements regarding business and financial prospects; statements regarding anticipated financial or operating performance and cash flows; statements regarding strategies, objectives, goals and targets; and the financial position and international presence that permits Inco or the Combined Company to compete against global metals and mining companies which are subject to significant risks and uncertainties including those related to the successful combination of Inco and Phelps Dodge pursuant to the transactions contemplated by the Combination Agreement including (1) the ability to obtain governmental approvals relating to the Arrangement on the proposed terms and schedule; (2) the risk of failure of Shareholders to approve the Plan of Arrangement; (3) the risk of failure of Phelps Dodge Shareholders to authorize one or both of the issuance of Phelps Dodge Shares or the change of Phelps Dodge’s name to “Phelps Dodge Inco Corporation” and an increase in the size of Phelps Dodge’s board of directors as required under the Combination Agreement; (4) the risks that the businesses of Phelps Dodge and Inco will not be integrated successfully; (5) the risks that the cost savings, growth prospects and any other synergies expected to result from the Arrangement may not be fully realized or may take longer to realize than expected; (6) the Combined Company’s ability or inability to refinance indebtedness incurred in connection with the Arrangement on favourable terms or at all; (7) the possibility that the Combination Agreement may be terminated and/or the Arrangement may not proceed as expected or at all; and (8) the possible impairment of goodwill resulting from the Arrangement and the resulting impact on the Combined Company’s assets and earnings; and (B) factors relating to mining and the business, financial position, operations and prospects of Inco, Phelps Dodge or the Combined Company which are subject to significant risks and uncertainties including those related to (1) the price volatility for nickel, copper and other primary metal products produced by Inco or Phelps Dodge or that will be produced by the Combined Company; (2) the demand for and supply of nickel, copper and other metals, both globally and for certain markets and uses, as well as the availability of, and prices for, intermediate products containing nickel purchased by Inco or Phelps Dodge and/or produced by Inco or Phelps Dodge and nickel-containing stainless steel scrap and other substitutes for primary nickel and nickel inventories; (3) the premiums realized by Inco over the LME cash prices and the sensitivity of results of operations of Inco or Phelps Dodge to changes in metals prices, prices of commodities and other supplies used in their respective operations and interest and exchange rates; (4) Inco’s or Phelps Dodge’s strategies and plans; (5) Inco’s nickel unit cash cost of sales before and after by-product credits, interest and other expenses; (6) Inco’s or Phelps Dodge’s energy and other costs, and pension contributions and expenses and assumptions relating thereto; (7) Inco’s position as a low-cost producer of nickel; (8) Inco’s or Phelps Dodge’s debt-equity ratio and tangible net worth; (9) the political unrest or instability in countries (such as Indonesia and New Caledonia) in which Inco and its subsidiaries (such as PT Inco) or Phelps Dodge operate or in which the Combined Company will operate and the impact thereof on Inco and/or its subsidiaries, Phelps Dodge or the Combined Company; (10) construction, commissioning, initial shipment and other schedules, capital costs and other aspects of Inco’s Goro and Voisey’s Bay expansion projects and other growth projects and PT Inco’s program to increase its production, capital expenditures, and hydroelectric power generation at PT Inco and the effect thereon of lower water levels; (11) the necessary agreements and arrangements for the construction of the Goro project, and the timing of the start of production and the costs of construction with respect to the issuance of the necessary permits and other authorizations required for, and engineering and construction timetables for, the Goro and Voisey’s Bay expansion projects; (12) Inco’s or Phelps Dodge’s estimates of the quantity and quality of their ore reserves; (13) planned capital expenditures and tax payments; (14) Inco’s or Phelps Dodge’s costs of production and production levels, including the costs of and potential impact on operations and production of complying with existing and proposed environmental laws and regulations and net reductions in environmental emissions; (15) the impact of changes in Canadian dollar-U.S. dollar and other exchange rates on Inco’s and Phelps Dodge’s costs and the results of their operations; (16) Inco’s sales of specialty nickel products; (17) Inco’s or Phelps Dodge’s cost reduction and other financial and operating objectives and planned maintenance and other shutdowns; (18) the commercial viability of new production processes and process changes for, and processing recoveries from, Inco’s or Phelps Dodge’s development projects; (19) Inco’s and Phelps Dodge’s productivity, exploration and research and development initiatives as well as environmental, health and safety initiatives; (20) the negotiation of collective agreements with Inco’s or Phelps Dodge’s unionized employees; (21) Inco’s and Phelps Dodge’s sales organization and personnel requirements; (22) business and economic conditions; and (23) the extension of current mining and other leases, export licences and concessionary rights. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this Circular.
      Such forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions in connection with the Arrangement or otherwise about the ability of Inco and Phelps Dodge to successfully compete against global metals and mining and exploration companies by creating through such a combination an enterprise of increased scale; strong demand for nickel, copper and other metals in emerging markets such as China; approximately $215 million in estimated annual pre-tax run-rate operating and corporate synergies expected to be realized from the successful completion of the Arrangement by 2008 and the timing thereof, based on the achievement of operational efficiencies from restructuring, integration and other initiatives relating to the combination of Inco and Phelps Dodge, (as described in the sections of this Circular entitled “The Arrangement — Reasons for the Board Recommendation to Vote for the Arrangement” and “The Arrangement — Scope of Operations of the Combined Company”); the accuracy of projected synergies in respect of expected cash flows, cost savings and profitability; the ability of the Combined Company to achieve continuity in mining operations and realize projected production optimization levels; the approvals or clearances required to be obtained by Inco and Phelps Dodge from regulatory and other agencies and bodies being successfully obtained and divestitures required by regulatory agencies being acceptable and completed in a timely manner (as described in the section of this Circular entitled “The Arrangement — Regulatory Matters”); there being limited costs, difficulties or delays related to the integration of Phelps Dodge’s operations with those of Inco; the timely completion of the steps required to be taken for the combination of Inco and Phelps Dodge pursuant to the terms of the Combination Agreement; the approvals or clearances required to be obtained by Phelps Dodge and Inco from regulatory and other agencies and bodies being successfully obtained; the shareholder approvals of Phelps Dodge and Inco being successfully obtained and court approvals of the Arrangement being obtained (as described in the sections of this Circular entitled “The Arrangement — Regulatory Matters” and “Arrangement Mechanics — Court Approval of the Arrangement and Completion of the Arrangement”); business and economic conditions generally; exchange rates (including estimates on the U.S. dollar — Canadian dollar exchange rate), energy and other anticipated and unanticipated costs and pension contributions and expenses; the supply and demand for, deliveries of, and the level and volatility of prices of, nickel, copper, cobalt, aluminum, zinc and other primary metals products, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary nickel and other metal products that Inco and Phelps Dodge produce; the timing of the receipt of remaining regulatory and governmental approvals for the Goro project, PT Inco’s expansion initiatives and other operations; the continued availability of financing on appropriate terms, including through partner or other participation arrangements in the case of the Goro project, for development projects for the Combined Company; Inco’s or Phelps Dodge’s costs of production and production and productivity levels, as well as those of Inco’s or Phelps Dodge’s competitors; engineering and construction timetables and capital and operating costs for the Goro and Voisey’s Bay projects and PT Inco’s expansion initiative; market competition; mining, processing, exploration and research and development activities; the accuracy of ore reserve estimates; premiums realized over LME cash and other benchmark prices; tax benefits/charges; the resolution of environmental and other proceedings and the impact on the Combined Company of various environmental regulations and initiatives; assumptions concerning political and economic stability in Indonesia and other countries or locations in which Inco or Phelps Dodge operate or otherwise; Inco’s or Phelps Dodge’s ongoing relations with their employees at their operations throughout the world; and the extent of any labour, equipment or other disruptions at any of their operations of any significance other than any planned maintenance or similar shutdowns and that any third parties which Inco or Phelps Dodge rely on to supply purchased intermediates or provide toll smelting or other processing do not experience any unplanned disruptions. The mine planning and other assessments related to the determination of the value of the synergies expected to be realized as a result of the combination of Phelps Dodge and Inco are based on preliminary evaluations only, and feasibility studies remain to be undertaken to confirm the mine plans and evaluations upon completion of the combination.
      While Inco anticipates that subsequent events and developments may cause Inco’s views to change, Inco specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing Inco’s views as of any date subsequent to the date of this Circular. Inco has attempted to identify important factors that could cause actual actions, events or results to differ materially from those current expectations described in forward-looking statements. However, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended and that could cause actual actions, events or results to differ materially from current expectations. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These factors are not intended to represent a complete list of the factors that could affect Inco or the combination of Phelps Dodge and Inco. Additional factors are noted elsewhere in this Circular and in the documents incorporated by reference into this Circular. See, for example, the section entitled “Risk Factors” in this Circular, the section entitled “Risks and Uncertainties” contained in Inco’s Annual Report on Form 10-K for the year ended December 31, 2005 and the section entitled “Item A.1. Risk Factors” contained in Phelps Dodge’s Annual Report on Form 10-K for the year ended December 31, 2005.

INFORMATION ABOUT THE COMPANIES
      Except as otherwise indicated, the information concerning Phelps Dodge contained in this Circular has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although Inco has no knowledge that would indicate any statements contained herein relating to Phelps Dodge taken from or based upon such documents and records are untrue or incomplete, neither Inco nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Phelps Dodge taken from or based upon such documents or records, or for any failure by Phelps Dodge to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Inco.
Inco Limited
      Inco is one of the world’s premier mining and metals companies and a leading producer of nickel, a hard, malleable metal which, given its properties and wide range of applications, can be found in thousands of products. Inco is also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. Inco also produces sulphuric acid and liquid sulphur dioxide as by-products from its processing operations in Sudbury, Ontario.
      Inco’s business operations consist of three segments: (i) the finished products segment that comprises Inco’s mining and processing operations in Ontario, Manitoba, and Newfoundland and Labrador, Canada, refining operations in the United Kingdom and interests in refining operations in Japan and other Asian countries referred to below, (ii) the intermediates segment, that comprises Inco’s mining and processing operations of PT Inco (as defined below) in Indonesia where nickel-in-matte, an intermediate product, is produced and sold primarily into the Japanese market, and (iii) the development projects segment, which comprises Inco’s Goro nickel-cobalt project under development in the French overseas territorial community (collectivité territoriale) of New Caledonia, a nickel processing plant being built in Dalian, China, an expansion of Inco’s facilities in Indonesia and the next phase of development at Inco’s Voisey’s Bay project (consisting of feasibility work for a nickel processing plant and underground mine development).
      Inco’s principal mines and processing operations are located in the Sudbury area of Ontario, the Thompson area of Manitoba, Voisey’s Bay in Newfoundland and Labrador and, through a subsidiary in which Inco has an equity interest of approximately 60.8%, PT Inco, on the island of Sulawesi, Indonesia. Inco also operates additional wholly-owned metals refineries at Port Colborne, Ontario, and in the United Kingdom at Clydach, Wales, and Acton, England. Inco also has interests in nickel refining capacity in the following countries: in Japan, through Inco TNC Limited, in which Inco has an equity interest of 67%; in Taiwan, through Taiwan Nickel Refining Corporation, in which Inco has an equity interest of 49.9%; and in South Korea, through Korea Nickel Corporation, in which Inco has an equity interest of 25%. In addition, Inco has a 65% equity interest in Jinco Nonferrous Metals Co., Ltd., a company that produces nickel salts in Kunshan City, China. Inco also has joint venture operations in China, through Inco Advanced Technology Materials (Dalian) Co., Ltd., in which Inco has a total direct and indirect equity interest of 81.6%, and Inco Advanced Technology Materials (Shenyang) Co., Ltd. (“Shenyang”), in which Inco has a total direct and indirect equity interest of 82%. In March 2005, Shenyang acquired substantially all of the assets which represented the nickel foam business of Shenyang Golden Champower New Materials Corp., a leading Chinese producer of nickel foam. These two ventures in China produce nickel foam products for the Asian battery market. Inco also has a shearing and packaging operation in China for certain nickel products to meet the specific needs of this geographic market.
      The first nickel concentrates were produced in September 2005 at Inco’s wholly-owned Voisey’s Bay nickel-copper-cobalt project in the province of Newfoundland and Labrador, Canada. The first shipments of nickel concentrates from the Voisey’s Bay project were made to Inco’s operations in Sudbury, Ontario, and Thompson, Manitoba, in November 2005 and the first production of finished nickel from these concentrates occurred in January 2006. In October 2005, Inco’s demonstration plant, part of the initial phase of this project, was completed and began operations at Argentia in the province of Newfoundland and Labrador. This facility is being used to test proprietary hydrometallurgical processing technologies to treat Voisey’s Bay nickel concentrates as part of Inco’s research and development program covering those processes, a program which is scheduled to run until late 2007.
      Inco is also currently developing another major new “greenfield” project, the Goro nickel-cobalt project in the French overseas territorial community (collectivité territoriale) of New Caledonia, in which Inco currently holds approximately a 73% interest.

      Inco was incorporated in 1916 under the laws of Canada, succeeding a business established in 1902. In 1979, Inco was continued by articles of continuance under the CBCA and is governed by that Act. Inco’s executive offices are located at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7.
Share Capital of Inco
      The authorized share capital of Inco consists of an unlimited number of common shares and 45 million preferred shares issuable in series, each series consisting of such number of shares and having such provisions attached thereto as may be determined by the Board, subject to a maximum aggregate issue price of Cdn.$l,500 million (or the equivalent in other currencies). As of August 2, 2006, there were approximately 203,730,945 Inco Shares outstanding and no preferred shares issued and outstanding. As of August 2, 2006, there were approximately 231,088,738 Inco Shares outstanding calculated on a fully-diluted basis.
Inco Shares
      The Inco Shares have general voting rights. Each holder of Inco Shares is entitled to receive notice of, to attend and to vote at, on the basis of one vote for each Inco Share held, all meetings of shareholders of Inco other than meetings at which the holders of another class or series of shares are entitled to vote separately.
      Subject to the preferential rights of any prior ranking shares (of which none were issued and outstanding as of the date of this Circular), the holders of Inco Shares are entitled to such dividends as may be declared by the Board in its discretion out of funds legally available therefor. No dividend or other distribution on the Inco Shares shall be paid, and no Inco Share shall be acquired for value, unless dividends on any and all outstanding preferred shares have been paid for all past quarterly periods.
      Inco announced on April 19, 2005 that the Board had approved the reinstatement of a quarterly cash dividend on the Inco Shares and declared an initial quarterly dividend of $0.10 per Inco Share, payable June 1, 2005 to Shareholders of record as of May 16, 2005. Inco announced on February 7, 2006 that the Board increased the quarterly cash dividend from $0.10 to $0.125 per Inco Share. Inco has declared three quarterly dividends of $0.125 per Inco Share since February 7, 2006.
      Subject to the preferential rights of any prior ranking shares (of which none were issued and outstanding as of the date of the Circular), the holders of Inco Shares shall, in the event of a distribution of assets of Inco among its Shareholders on a liquidation, dissolution or winding-up of Inco, whether voluntary or involuntary, or any other distribution of assets of Inco among its Shareholders for the purpose of winding up its affairs, be entitled to receive, in respect of each share so held, a pro rata amount of such assets of Inco equivalent to the proportion equal to the Inco Shares then outstanding divided by the number of Inco Shares then outstanding.
Inco Warrants
      Inco has issued Warrants for the purchase of Inco Shares at an exercise price of Cdn.$30.00 which will expire on August 21, 2006, prior to the date of the Meeting. As at August 2, 2006, there were 9,891,266 Warrants outstanding.
Inco Shareholder Rights Plan
      Inco has in place a shareholder rights plan, as set out in a rights plan agreement, as amended and restated, entered into between Inco and CIBC Mellon Trust Company, as rights agent. The rights plan will not apply to the proposed Arrangement. By order of the Ontario Securities Commission issued with the consent of Inco on July 20, 2006, any securities issued or to be issued under or in connection with Inco’s shareholder rights plan shall cease to trade effective as of 4:30 p.m. (Toronto time) on August 16, 2006.
      The rights plan is designed to (i) encourage the fair and equal treatment of Shareholders in connection with any take-over offer of Inco by providing them with more time than the minimum statutory period during which such bid must remain open in order to fully consider their options, and (ii) provide the Board additional time, if appropriate, to pursue other alternatives to maximize shareholder value. The rights plan was approved by Shareholders of Inco at the 1999 Annual and Special Meeting of Inco Shareholders and was most recently reconfirmed by Shareholders at the 2005 Annual and Special Meeting and will remain in effect until 4:30 p.m. (Toronto time) on August 16, 2006.

Price Range and Trading Volume of Inco Shares
      There are two principal markets on which the Inco Shares are traded, the TSX and the NYSE. The Inco Shares are listed for trading on the TSX and the NYSE under the symbol “N”. On June 23, 2006, being the last trading day on the TSX and the NYSE prior to the announcement of the Arrangement by Inco, the closing trading price for Inco Shares was Cdn.$65.25 on the TSX. and $58.27 on the NYSE. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Inco Shares on the TSX and the NYSE:
Trading of Inco Shares

	NYSE			TSX

	High	Low		High	Low
	($)	($)	Volume (#)	(Cdn.$)	(Cdn.$)	Volume (#)

2006
January	58.07	50.06	30,227,244	51.28	43.00	44,056,400
February	58.80	53.20	32,188,789	51.17	46.30	39,842,700
March	59.48	53.26	36,105,748	52.01	45.73	53,240,200
April	64.92	59.30	25,672,919	56.98	50.79	47,632,400
May	76.51	61.89	72,859,607	69.55	55.80	95,279,500
June	67.87	56.84	57,876,400	74.48	63.46	58,902,805
July	77.77	65.01	49,134,000	87.45	72.96	72,591,075
August (1 – 10)	79.38	75.96	17,548,700	89.72	84.90	25,850,229
Phelps Dodge
      Phelps Dodge is one of the world’s leading producers of copper and molybdenum, and is the world’s largest producer of molybdenum-based chemicals and continuous-cast copper rod. Phelps Dodge consists of two major divisions: (i) PDMC and (ii) PDI.
      PDMC includes Phelps Dodge’s worldwide, vertically integrated copper operations from mining through rod production, marketing and sales; molybdenum operations from mining through conversion to chemical and metallurgical products, marketing and sales; other mining operations and investments; and worldwide mineral exploration, technology and project development programs. PDI, Phelps Dodge’s manufacturing division, produces engineered wire and cable products principally for the global energy sector.
      Phelps Dodge was incorporated as a business corporation under the laws of the State of New York in 1885. Its executive offices are located at One North Central Avenue, Phoenix, Arizona 85004-4414. Phelps Dodge’s address for service of process is CT Corporation, 3225 North Central Avenue, Suite 1601, Phoenix, Arizona 85012.
Description of Phelps Dodge Capital Stock
      The following description of the terms of the capital stock of Phelps Dodge is not meant to be complete and is qualified by reference to Phelps Dodge’s restated certificate of incorporation. The authorized capital of Phelps Dodge consists of 300,000,000 Phelps Dodge Shares, par value $6.25 per share, 6,000,000 preferred shares, par value $1.00 per share, issuable in series, of which 2,000,000 have been designated 6.75% Series A Mandatory Convertible Preferred Shares (the “Convertible Preferred Shares”) and 400,000 have been designated Junior Participating Cumulative Preferred Shares (the “Cumulative Preferred Shares”). As of August 2, 2006, there were 203,977,729 Phelps Dodge Shares issued and outstanding and no Convertible Preferred Shares or Cumulative Preferred Shares issued and outstanding. As of August 2, 2006, there were options to acquire an aggregate of approximately 582,963 Phelps Dodge Shares and approximately 129,680 deferred share units payable in cash or Phelps Dodge Shares outstanding under Phelps Dodge’s stock equity-based incentive plans. At the Phelps Dodge Meeting, Phelps Dodge Shareholders will be asked to vote on a proposal to increase the authorized number of Phelps Dodge Shares from 300 million to 800 million.
Phelps Dodge Shares
      Each holder of a Phelps Dodge Share is entitled to one vote for each Phelps Dodge Share held of record on the applicable record date on all matters submitted to a vote of shareholders. The holders of Phelps Dodge Shares are entitled to receive, from funds legally available for the payment thereof, dividends if, when and as declared by resolution of the Phelps Dodge board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Phelps Dodge preferred stock (of which none were issued and outstanding as of the date of this Circular). In the event of liquidation, each Phelps Dodge Share is entitled to share pro rata in any distribution of Phelps Dodge’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Phelps Dodge preferred stock. Holders of Phelps Dodge Shares have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued shares, treasury shares or other securities.
Preferred Stock
      Under the Phelps Dodge restated certificate of incorporation, the Phelps Dodge board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. The Phelps Dodge board of directors has designated a series of preferred stock as junior participating cumulative preferred shares, and has issued rights to purchase those shares which are exercisable only upon the occurrence of certain events.
Price Range and Trading Volume of Phelps Dodge Shares
      The principal market on which the Phelps Dodge Shares are traded is the NYSE. Phelps Dodge Shares are listed on the NYSE under the symbol “PD”. On June 23, 2006, being the last trading day on the NYSE prior to the announcement of the proposed Arrangement of Phelps Dodge and Inco, the closing trading price for Phelps Dodge Shares was $82.95 on the NYSE. The following table sets forth, for the periods indicated, the reported high and low sale prices and the aggregate volume of trading of the Phelps Dodge Shares on the NYSE:
Trading of Phelps Dodge Shares

	NYSE

	High	Low
	($)	($)	Volume (#)

2006
January	81.85	68.25	131,802,400
February	82.60	68.94	129,851,000
March	81.48	66.45	119,323,900
April	91.39	81.86	102,151,700
May	99.16	79.80	178,073,700
June	87.76	72.32	210,850,700
July	87.34	76.68	120,271,300
August (1 – 10)	88.47	84.92	39,665,800

THE SPECIAL MEETING
      Inco management is using this Circular to solicit proxies from Shareholders for use at the Meeting to be held on Thursday, September 7, 2006.
Date, Time and Place
      The Meeting will be held on Thursday, September 7, 2006 at 10:00 a.m. (local time) at the Design Exchange Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada.
Purpose of the Special Meeting
      The purpose of the Meeting is for Shareholders:

•	to consider pursuant to the Interim Order and, if deemed advisable, pass, with or without variation, the Arrangement Resolution to approve the Arrangement involving the indirect acquisition by Phelps Dodge of all of the outstanding Inco Shares, all as more particularly described in this Circular (the full text of the Arrangement Resolution is set forth in Appendix A to this Circular); and

•	to transact any other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.
      Copies of the Arrangement Resolution, the Combination Agreement, the Waiver and First Amendment, and the form of Plan of Arrangement are attached to this Circular as Appendices A, B, C and D, respectively. Shareholders are encouraged to review the Arrangement Resolution, the Combination Agreement, the Waiver and First Amendment, the form of Plan of Arrangement and this Circular carefully and in their entirety before deciding how to vote.
Record Date
      Pursuant to the Interim Order issued by the Court, the record date for determining Shareholders entitled to notice of and to vote at the Meeting is August 2, 2006.
Outstanding Securities
      As of August 2, 2006, the record date for the Meeting, 203,730,945 Inco Shares were outstanding. As of August 2, 2006 there were approximately 231,088,738 Inco Shares outstanding calculated on a fully-diluted basis.
Securities Entitled to Vote
      If you were a Shareholder at the close of business on August 2, 2006, the record date for the Meeting, you will be entitled to vote at the Meeting. In addition, the Interim Order provides that a person who produces properly endorsed share certificates or otherwise establishes that it has taken up and paid for more than 50% of the outstanding Inco Shares held by “independent shareholders” (as such term is defined in Inco’s shareholder rights plan) after August 2, 2006, the record date for the Meeting, pursuant to an offer made to all Shareholders by take-over bid circular, will be permitted to vote on the Arrangement Resolution in person or by proxy the Inco Shares acquired pursuant to such offer. Each holder of Inco Shares is entitled to one vote per share held on all matters to come before the Meeting, including the Arrangement Resolution. As of August 2, 2006, the record date for the Meeting, 203,730,945 Inco Shares were issued and outstanding. The Inco Shares are the only securities of Inco which will have voting rights at the Meeting.
Votes Required
      Pursuant to the Interim Order, in order to approve the Arrangement Resolution, at least two-thirds of the votes cast on the Arrangement Resolution at the Meeting by Shareholders, voting together as a class, in person or by proxy must be FOR the Arrangement Resolution. If the Arrangement Resolution is not approved by Shareholders, the Arrangement will not proceed and the Combination Agreement may be terminated by either Inco or Phelps Dodge and, upon such termination, Inco would be required to pay $125 million to Phelps Dodge (which amount would increase if an Inco Competing Proposal is consummated within 12 months of the termination of the Combination Agreement). See “The Combination Agreement — Termination Fees and Expenses” beginning on page 88 of this Circular.
      Inco’s management urges Shareholders to complete, date and sign the accompanying proxy form or forms and return it or them promptly in the enclosed postage-paid envelope.
      Your vote is important — approval of the Arrangement Resolution is necessary in order to complete the Arrangement.

Recommendation of the Inco Board of Directors
      The Board unanimously recommends that Shareholders vote “FOR” the Arrangement Resolution.
      In considering the recommendation of the Board regarding the Arrangement Resolution, Shareholders should be aware that some Inco directors and executive officers have interests in the Arrangement that may be different from, or in addition to, the interests of Shareholders generally. For more information about these interests, see “The Arrangement — Interests of Inco Directors and Executive Officers in the Arrangement” beginning on page 67 of this Circular.

Securities Beneficially Owned by Inco Directors and Executive Officers
      On August 2, 2006, the record date for the Meeting, directors and executive officers of Inco and their affiliates beneficially owned and had the right to vote 426,293 Inco Shares and Inco Options to purchase 566,753 Inco Shares. These securities represent, in the aggregate, approximately 0.49% of the total voting power of Inco’s outstanding securities entitled to vote on the Arrangement Resolution at the Meeting. Although none of the members of the Board or Inco’s executive officers has executed voting agreements, based solely on discussions with its board of directors and executive officers, to Inco’s knowledge, the directors and executive officers of Inco and their affiliates intend to vote their Inco securities in favour of the Arrangement Resolution.
      For more information regarding beneficial ownership of Inco securities by each current Inco director, certain executive officers of Inco and all directors and executive officers of Inco as a group, see “Security Holdings of Directors and Executive Officers of Inco” beginning on page 102 of this Circular.
How to Vote Your Inco Shares
For Registered Shareholders
      If you are a Registered Shareholder (that is, you have a share certificate registered in your name), then you may vote in person at the Meeting or you may appoint someone else to vote for you as your proxy holder, by following the instructions set forth below. If you choose to vote by proxy, you may still attend the Meeting in person.
      You may appoint a person to act as your proxy holder, and provide your voting instructions to that person, in one of the following three ways:
      By Mail. You may vote by completing the form of proxy accompanying this Circular and returning it in the postage-paid envelope that is also provided.
      By Telephone. You may vote by dialing the following toll-free number using a touch-tone telephone within North America: 1-866-271-1207. You will be asked to provide your 13-digit Control Number (located in the bottom left corner of the form of proxy accompanying this Circular) in order to verify your identity.
      By Internet. You may vote by logging on to the following website: www.eproxyvoting.com/incovote. Once you have accessed this website, you will be asked to provide your 13-digit Control Number (located in the bottom left corner of the form of proxy accompanying this Circular) in order to verify your identity.
      The proxy holders named in the attached form of proxy, and pursuant to telephone and Internet voting, are directors of Inco. You may appoint another person to act as your proxy holder, including someone who is not a Shareholder, but only if you provide that instruction on your proxy and send in your proxy by mail (as making such an appointment is not available by telephone or Internet).
      Your proxy must be received by Inco no later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the start of the Meeting (that is, by 10:00 a.m. Toronto time on Tuesday, September 5, 2006) or any adjournment of the Meeting. The Chairman of the Meeting may waive, in his discretion, the time limit for the deposit of proxies by Shareholders if he deems it advisable to do so. If you vote by mail, you must ensure that your proxy is received in advance of that time. Telephone and Internet voting will not be available after 10:00 a.m. Toronto time on Tuesday, September 5, 2006.
For Non-registered Shareholders
      If you are a Non-registered Shareholder (that is, if your Inco Shares are registered in the name of an intermediary such as a securities broker, clearing agency, financial institution, trustee or custodian), you should carefully follow the instructions on the request for voting instructions or form of proxy that you receive from the intermediary, in order to vote the Inco Shares that you hold with that intermediary. Non-registered Shareholders should follow the instructions for mail, telephone or Internet voting provided to them by their intermediary.
      Since Inco generally does not have access to the names of its Non-registered Shareholders, if you wish to attend the Meeting and vote in person, you should insert your own name in the blank space provided in the request for voting instructions or form of proxy to appoint yourself as proxy holder and then follow your intermediary’s instructions for returning the request for voting instructions or proxy form.
Voting Instructions
      On the form of proxy, you may indicate how you want your proxy holder to vote your Inco Shares, or you may let your proxy holder decide for you. If voting instructions are given, then your proxy holder must vote your Inco Shares in accordance with those instructions.
      If no voting instructions are given, then your proxy holder may vote your Inco Shares as he or she sees fit. If you appoint the proxy holders named on the attached form of proxy, who are directors of Inco, and do not specify how they should vote your Inco Shares, then your Inco Shares will be voted “FOR” the Arrangement Resolution.
      At the time of the printing of this Circular, Inco is not aware of any amendments or variations to these matters or any other matter to be presented at the Meeting. If any other matter should properly be presented at the Meeting, your proxy holder will have the discretion to vote your Inco Shares in accordance with his or her best judgment.
      Proxies returned by intermediaries as “non-votes” on behalf of Inco Shares held in street name, because the beneficial Shareholder has not provided voting instructions or the intermediary does not have the discretion to vote such Inco Shares, will be treated as present for purposes of determining a quorum but will not be counted as having been voted in respect of any such matter. As a result, such proxies will have no effect on the outcome of the vote.
If You Change Your Mind
      If you are a Registered Shareholder and you have returned a form of proxy, you may revoke it by:

(a)	completing and signing a form of proxy with a later date than the form of proxy which you previously returned and depositing the later-dated form of proxy with CIBC Mellon Trust Company; or

(b)	depositing a written statement signed by you or your attorney as authorized by you in writing (i) with the Office of the Secretary, at Inco’s head office, at any time up to and including September 6, 2006 or, if the Meeting is adjourned, the business day before the day to which the Meeting has been adjourned, or (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment of the Meeting, before the start of the Meeting.
      Voting instructions conveyed by mail, by facsimile or in person by a later dated instrument in writing or conveyed by telephone or the Internet will revoke any prior voting instructions.
      If you are a Non-registered Shareholder, you may revoke voting instructions that you have given to your intermediary at any time by written notice to the intermediary. However, your intermediary may be unable to take any action on the revocation if you do not provide your revocation sufficiently in advance of the Meeting.
Counting the Votes
      Inco’s registrar and transfer agent, CIBC Mellon Trust Company, or its authorized agents, will count and tabulate the proxies.
      Inco’s registrar and transfer agent preserves the confidentiality of individual Shareholder votes except (a) in cases where a Shareholder clearly intends to communicate his or her individual position to management, and (b) where necessary to enable management to comply with legal requirements.
Other Matters
      Inco does not expect that any matter other than the Arrangement Resolution will be raised at the Meeting. If, however, other matters are properly raised at the Meeting, the persons named as proxies will vote in accordance with the recommendations of the Board.

Presence of Accountants
      Representatives of PricewaterhouseCoopers LLP, Inco’s independent accountants, are expected to attend the Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.
Inco Shareholder Account Maintenance
      Inco’s transfer agent is CIBC Mellon Trust Company. All communications concerning accounts of Inco’s shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by calling CIBC Mellon Trust Company, toll-free, at 1-800-387-0825 or by writing to CIBC Mellon Trust Company at P.O. Box 7010, Adelaide Street Postal Station, Toronto, Ontario, Canada M5C 2W9. For other information about Inco, Shareholders may visit Inco’s website at www.inco.com.
Solicitation of Proxies
      Inco will bear the cost of solicitation of proxies. Solicitation will be by mail, possibly supplemented by telephone or other personal contact by employees of Inco. In addition, Inco has retained Georgeson Shareholder Communications Canada, Inc., 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario M5G 2Y1 to aid in the solicitation of proxies from individuals and institutional holders in Canada. Georgeson Shareholder Communications Canada will, in turn, coordinate with Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 to aid in that process in the United States. The toll free number to contact Georgeson in Canada or the United States is 1-866-264-4715 or collect at 416-847-7159. The aggregate fee for these services in Canada and the United States is expected to be approximately Cdn.$250,000 plus out-of-pocket expenses.

THE ARRANGEMENT
      On June 25, 2006, Inco agreed to combine with Phelps Dodge pursuant to the Combination Agreement, which was amended on July 16, 2006. Under the terms of the Combination Agreement, Inco will become an indirect wholly-owned subsidiary of Phelps Dodge pursuant to the Arrangement. See “The Combination Agreement” beginning of page 78 of this Circular. If the Arrangement is successfully completed, then the operations of Inco and Phelps Dodge would be combined and the Combined Company would be a leading producer of copper, nickel and molybdenum and an important producer of cobalt, with its shares listed on the NYSE and the TSX. After the completion of the Arrangement, Phelps Dodge will change its name to “Phelps Dodge Inco Corporation”.
Combination Consideration
      Phelps Dodge has agreed to pay Cdn.$20.25 in cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) and 0.672 of a Phelps Dodge Share for each Inco Share held immediately prior to the consummation of the Arrangement. In addition, holders of Inco Restricted Shares and Inco Options will be entitled to receive Phelps Dodge Restricted Shares (subject to equivalent terms and conditions) and Phelps Dodge Options, respectively, in exchange for such securities. See “The Combination Agreement — Combination Consideration” beginning on page 78 of this Circular.
Conversion and Change in Control Provisions in Inco’s Convertible Debt Instruments
      Inco has issued three types of debt instruments, the LYONs Notes, the Convertible Debentures and the Subordinated Convertible Debentures, under indentures that contain conversion and change in control provisions.
LYONs Notes
      The LYONs Notes were issued under an indenture dated as of March 29, 2001 and the aggregate amount payable at maturity of the LYONs Notes outstanding as of August 2, 2006 was $68,040,000. Based on this aggregate amount, as of August 2, 2006, the LYONs Notes were convertible into an aggregate of 1,806,666 Inco Shares.
      The LYONs Notes are convertible into Inco Shares at any time on or before the maturity date (subject to certain specified restrictions) at a conversion rate of 26.5530 Inco Shares per LYONs Note, subject to certain anti-dilution adjustment provisions. This conversion rate is equivalent to a conversion price of approximately $19.76 per Inco Share based on the original issue price of the LYONs Notes. Because the number of Inco Shares issuable upon conversion of each LYONs Note is not increased even though the accreted value of the LYONs Note (i.e., the issue price plus accrued interest) increases over time, the implied effective conversion price will increase over time. On August 2, 2006, the implied effective conversion price was approximately $23.48 per Inco Share. Based on the closing price of $79.27 for Inco Shares on the NYSE on August 2, 2006, the LYONs Notes are currently in-the-money. Inco may elect to deliver cash in lieu of some or all of the Inco Shares issuable upon conversion unless there has occurred and is continuing an event of default with respect to the LYONs Notes (other than a default in payment of the conversion consideration).
      The indenture relating to the LYONs Notes provides that, if Inco is a party to a merger, amalgamation or statutory arrangement, the right to convert a LYONs Note into Inco Shares may, at Inco’s option, be changed into a right to convert the LYONs Note into the kind and amount of securities, cash or other assets of Inco or another person which the holder would have received if the holder had converted the holder’s LYONs Note immediately prior to such event. In view of the foregoing provision, a holder of LYONs Notes outstanding after the completion of the Arrangement will be entitled to convert such holder’s LYONs Notes into the number of Phelps Dodge Shares and amount of cash that such holder would have received had such LYONs Notes been converted into Inco Shares immediately prior to the consummation of the Arrangement.
      The indenture relating to the LYONs Notes provides that Inco may participate in an amalgamation, merger or statutory arrangement if the surviving entity resulting from such a transaction would not be in default under the indenture and assumes, by entering into a supplemental indenture satisfactory in form to the trustee under the indenture governing the LYONs Notes, the due and punctual payment of the principal of and interest on the LYONs Notes and the due and punctual performance and observance of all of the covenants and conditions, including the conversion rights, under such indenture. If any LYONs Notes are outstanding immediately before the completion of the

Arrangement, Amalco and Phelps Dodge will be required to enter into such a supplemental indenture, following the completion of the Arrangement.
      The indenture under which the LYONs Notes were issued provides that if a “change in control” of Inco (as defined in such indenture) occurs on or prior to March 29, 2007, Inco is, and Inco’s successor under the indenture would be, required to offer to purchase all the LYONs Notes at a price equal to the issue price plus accrued interest to the purchase date. Completion of the Arrangement will result in a “change in control”. Unless Inco has called for redemption all of the LYONs Notes, or all of the LYONs Notes have been converted into Inco Shares, prior to the “change in control”, Inco’s successor under the indenture would be required to submit notice of such change in control and an offer within 15 business days after the change in control and to purchase any LYONs Notes or portions thereof tendered in such offer on a date that is 35 business days after the date of such notice. Inco’s successor under the indenture may, at its option, elect to pay the change in control purchase price in cash or, subject to certain limitations in the indenture, shares or any combination thereof. Under the terms of the indenture, Inco is generally not permitted to redeem the LYONs Notes prior to March 29, 2007.
Convertible Debentures
      The Convertible Debentures were issued under an indenture and first supplemental indenture each dated as of March 7, 2003 and the aggregate principal amount payable on maturity of the Convertible Debentures outstanding as of August 2, 2006 was $143,054,000. Based on this aggregate amount, as of August 2, 2006, the Convertible Debentures were convertible into an aggregate of 4,568,487 Inco Shares.
      The Convertible Debentures are not generally convertible but rather are only convertible in certain circumstances, including:

•	in a calendar quarter (and only during such calendar quarter) if as of the last day of the immediately preceding calendar quarter, the closing sale price of Inco Shares for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than 120% of the accreted conversion price per Inco Share on the last trading day of such preceding quarter; or

•	during the five business-day period following any 10 consecutive trading-day period in which the trading price of the Convertible Debentures for each day of such period was less than 95% of the product of the closing sale price of the Inco Shares multiplied by the conversion rate in effect for that period; or

•	if the Convertible Debentures are called for redemption; or

•	upon the occurrence of certain corporate events, including if (a) Inco is party to an amalgamation, merger or statutory arrangement (involving a business combination), (b) Inco is not the resulting or surviving entity, (c) the transaction is not with an Inco affiliate, and (d) after the transaction either more than 50% of the surviving or resulting entity’s total voting securities is not held by Inco’s pre-transaction shareholders or more than 50% of the surviving or resulting entity’s directors were not directors of Inco or directors approved by the pre-transaction board of directors of Inco.
      Based on the closing sale price of Inco Shares for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter ending June 30, 2006, the Convertible Debentures are currently convertible into Inco Shares and holders of the Convertible Debentures may elect to convert their debentures at any time during the quarter ending September 30, 2006.
      The Convertible Debentures are convertible at a conversion rate of 31.9354 Inco Shares per $1,000 amount payable at maturity of the Convertible Debenture, subject to certain anti-dilution adjustment provisions. This conversion rate is equivalent to a conversion price of approximately $28.61 per Inco Share based on the original issue price of the Convertible Debentures. Because the number of Inco Shares issuable upon conversion of each Convertible Debenture is not increased even though the accreted value of the Convertible Debenture (i.e., the issue price plus accrued interest) increases over time, the implied effective conversion price will increase over time. On August 2, 2006, the implied effective conversion price was approximately $29.06 per Inco Share. Based on the closing price of $79.27 for Inco Shares on the NYSE on August 2, 2006, the Convertible Debentures are currently in-the-money. Inco may elect to deliver cash in lieu of some or all of the Inco Shares issuable upon conversion unless there has occurred and is continuing an event of default with respect to the Convertible Debentures (other than a default in payment of the conversion consideration).

      The indenture relating to the Convertible Debentures provides that Inco may participate in an amalgamation, merger or statutory arrangement if the surviving entity resulting from such a transaction would not be in default under the indenture and assumes, by entering into a supplemental indenture satisfactory in form to the trustee under the indenture governing the Convertible Debentures, the due and punctual payment of the principal of and interest on the Convertible Debentures and the due and punctual performance and observance of all of the covenants and conditions, including the conversion rights, under such indenture. If any Convertible Debentures are outstanding immediately before the completion of the Arrangement, Amalco and Phelps Dodge will be required to enter into such a supplemental indenture following the completion of the Arrangement.
      The indenture relating to the Convertible Debentures provides that, if Inco is a party to an amalgamation, merger or statutory arrangement before March 7, 2008, the consideration into which the Convertible Debentures will be convertible following such event and prior to March 7, 2008 will be limited to Inco Shares or Prescribed Securities. The Phelps Dodge Shares are not Prescribed Securities. As a result, the consideration issuable on exercise of the conversion right after the Arrangement and prior to March 7, 2008 will differ from the consideration received by the holders of Inco Shares pursuant to the Arrangement, but the conversion rate will be adjusted so that the Prescribed Securities into which the Convertible Debentures are convertible is equivalent in value (as determined in good faith by the Board whose determination shall be conclusive and binding) immediately following the Arrangement to the value of the consideration that the holders of the Convertible Debentures would have received had they converted the Convertible Debentures immediately prior to the Arrangement. In view of the foregoing provisions, a holder of Convertible Debentures outstanding after the completion of the Arrangement would be entitled to convert such holder’s Convertible Debentures into Prescribed Securities through March 6, 2008. Commencing March 7, 2008, such holder would be entitled to convert such holder’s Convertible Debentures into the number of Phelps Dodge Shares and cash that such holder would have received had such Convertible Debentures been converted into Inco Shares immediately prior to the consummation of the Arrangement.
      Under the terms of the Convertible Debentures, if a “change in control” of Inco (as defined in such debentures) occurs on or prior to March 14, 2010, Inco is, and Inco’s successor under the indenture would be, required to make an offer to purchase all the Convertible Debentures at a price equal to the issue price of such Convertible Debentures plus accrued and unpaid interest. Unless Inco has called for redemption all of the Convertible Debentures, or all of the Convertible Debentures have been converted into Inco Shares, prior to the “change in control”, Inco’s successor under the indenture would be required to submit an offer within 15 days of the change in control and to purchase any Convertible Debentures tendered in such offer on a date that is 35 business days after the date of such offer. Inco’s successor under the indenture may, at its option, elect to pay the change in control purchase price in cash or, subject to certain limitations in the indenture, shares or any combination thereof. Completion of the Arrangement will result in a “change in control”. Under the terms of the indenture governing the Convertible Debentures, Inco is generally not permitted to redeem the Convertible Debentures prior to March 19, 2010.
Subordinated Convertible Debentures
      The Subordinated Convertible Debentures were issued under a subordinated indenture and first supplemental indenture dated as of March 7, 2003 and the aggregate amount payable on maturity of the Subordinated Convertible Debentures outstanding as of August 2, 2006 was $225,545,000. Based on this aggregate amount, as of August 2, 2006, the Subordinated Convertible Debentures were convertible into an aggregate of 8,670,469 Inco Shares.
      The Subordinated Convertible Debentures are not generally convertible but rather are only convertible in certain circumstances, including:

•	in a calendar quarter (and only during such calendar quarter) if as of the last day of the immediately preceding calendar quarter, the closing sale price of Inco Shares for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of such preceding quarter is more than 120% of the accreted conversion price per Inco Share on the last trading day of such preceding quarter; or

•	during the five business-day period following any 10 consecutive trading-day period in which the trading price of the Subordinated Convertible Debentures for each day of such period was less than 95% of the product of the closing sale price of the Inco Shares multiplied by the conversion rate in effect for that period; or

•	if the Subordinated Convertible Debentures are called for redemption; or

•	upon the occurrence of certain corporate events, including if (a) Inco is party to a statutory arrangement (involving a business combination), (b) Inco is not the resulting or surviving entity, (c) the transaction is not with an Inco affiliate, and (d) after the transaction either more than 50% of the surviving or resulting entity’s total voting securities is not held by Inco’s pre-transaction shareholders or more than 50% of the surviving or resulting entity’s directors were not directors of Inco or directors approved by pre-transaction board of directors of Inco.
      Based on the closing sale price of Inco Shares for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter ending June 30, 2006, the Subordinated Convertible Debentures are currently convertible into Inco Shares and holders of the Subordinated Convertible Debentures may elect to convert their debentures at any time during the quarter ending September 30, 2006.
      The Subordinated Convertible Debentures are convertible in certain circumstances at a conversion rate of 38.4423 Inco Shares per $1,000 amount payable at maturity of the Subordinated Convertible Debenture, subject to certain anti-dilution adjustment provisions. This conversion rate is equivalent to a conversion price of approximately $26.01 per Inco Share. Inco may elect to deliver cash in lieu of some or all of the Inco Shares issuable upon conversion unless there has occurred and is continuing an event of default with respect to the Subordinated Convertible Debentures (other than a default in payment of the conversion consideration).
      The indenture relating to the Subordinated Convertible Debentures provides that Inco may participate in an amalgamation, merger or statutory arrangement if the surviving entity resulting from such a transaction would not be in default under the indenture and assumes, by entering into a supplemental indenture satisfactory in form to the trustee under the indenture governing the Subordinated Convertible Debentures, the due and punctual payment of the principal of and interest on the Subordinated Convertible Debentures and the due and punctual performance and observance of all of the covenants and conditions, including the conversion right, under such indenture. If any Subordinated Convertible Debentures are outstanding immediately before the completion of the Arrangement, Amalco and Phelps Dodge will be required to enter into such a supplemental indenture following the completion of the Arrangement.
      The indenture relating to the Subordinated Convertible Debentures provides that, if Inco is a party to an amalgamation, merger or statutory arrangement before March 7, 2008, the consideration into which the Subordinated Convertible Debentures will be convertible will be limited to Inco Shares or Prescribed Securities. The Phelps Dodge Shares are not Prescribed Securities. As a result, the consideration issuable upon the exercise of the conversion right after the Arrangement and prior to March 7, 2008 will differ from the consideration received by the holders of Inco Shares pursuant to the Arrangement but the conversion rate will be adjusted so that the Prescribed Securities into which the Subordinated Convertible Debentures are convertible is equivalent in value (as determined in good faith by the Board whose determination shall be conclusive and binding) immediately following the Arrangement to the value of the consideration that the holders of the Subordinated Convertible Debentures would have received had they converted the Subordinated Convertible Debentures immediately prior to the Arrangement. In view of the foregoing provisions, a holder of Subordinated Convertible Debentures outstanding after the completion of the Arrangement would be entitled to convert such holder’s Convertible Debentures into Prescribed Securities through March 6, 2008. Commencing March 7, 2008, such holder would be entitled to convert such holder’s Subordinated Convertible Debentures into the number of Phelps Dodge Shares and cash that such holder would have received had such Subordinated Convertible Debentures been converted into Inco Shares immediately prior to the consummation of the Arrangement.
      Under the terms of the Subordinated Convertible Debentures, if a “change in control” of Inco (as defined in such debentures) occurs at any time, Inco is, and Inco’s successor under the indenture would be, required to offer to purchase all the Subordinated Convertible Debentures at a price equal to the principal amount of such debentures plus accrued and unpaid interest to the purchase date. Unless Inco has called for redemption all of the Subordinated Convertible Debentures, or all of the Subordinated Convertible Debentures have been converted into Inco Shares, prior to the “change in control”, Inco’s successor under the indenture would be required to submit notice of such change in control and an offer within 15 business days of the change in control and to purchase any Subordinated Convertible Debentures tendered in such offer on a date that is 35 business days after the date of such notice. Inco’s successor under the indenture may, at its option, elect to pay the change in control purchase price in cash, subject to certain limitations in the indenture, shares or any combination thereof. Completion of the Arrangement will result in a “change in control”. Under the terms of the indenture governing the Subordinated Convertible Debentures, Inco is generally not permitted to redeem the Subordinated Convertible Debentures prior to March 19, 2008.

Sources of Funds for the Arrangement
      Phelps Dodge has agreed to pay Cdn.$20.25 in cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) and 0.672 of a Phelps Dodge Share for each Inco Share held immediately prior to the consummation of the Arrangement. The issuance of the requisite number of Phelps Dodge Shares to Shareholders requires the approval of Phelps Dodge Shareholders.
      Phelps Dodge expects to finance the Cash Consideration, in part, from its available cash and with borrowings under the new credit facilities to be entered into in connection with the Arrangement. The new credit facilities will have aggregate borrowing capacity of up to $10.45 billion which, together with available cash from other sources, will be available for the following purposes: (i) to finance up to $4.1 billion of the Cash Consideration payable under the Arrangement; (ii) to finance Phelps Dodge’s post-combination share repurchase program, pursuant to which Phelps Dodge intends to repurchase up to $5.0 billion of Phelps Dodge Shares; (iii) to repurchase or refinance up to $0.4 billion of Inco’s indebtedness; (iv) to refinance liabilities outstanding under Inco’s and Phelps Dodge’s existing revolving credit agreements; and (v) to fund transaction expenses related to the Arrangement, which Phelps Dodge estimates to be approximately $100 million.
      Phelps Dodge has received executed commitments from Citigroup and HSBC for the entire $10.45 billion principal amount of the new credit facilities. The new credit facilities will consist of:

•	a $3.6 billion unsecured 12-month multiple draw term loan facility. The facility will mature at the earlier of (i) the first anniversary of the initial funding under the facility and (ii) March 31, 2008, and will have an interest rate of, at Phelps Dodge’s option, a base rate established by Citibank or LIBOR plus a margin, subject, in each case, to the Combined Company’s long-term senior unsecured debt rating;

•	a $5.0 billion unsecured five-year term loan facility. The facility will be a multi-draw facility with $3.0 billion available for drawings by Phelps Dodge and $2.0 billion available for drawings by Phelps Dodge Canada, and the facility will be payable in quarterly instalments on an amortizing basis requiring 0%, 0%, 10%, 15% and 75% of the indebtedness under the facility to be repaid in the first, second, third, fourth and fifth year, respectively, following the funding date with any balance payable on the maturity date. The facility will have an interest rate of, at Phelps Dodge’s option, a base rate established by Citibank or LIBOR plus, initially, a margin, subject to the Combined Company’s long-term senior unsecured debt rating;

•	a $750 million five-year unsecured revolving credit facility. The facility will terminate on the fifth anniversary after the closing date of the combination and have an interest rate of, at Phelps Dodge’s option, (i) for U.S. dollar loans, a base rate established by Citibank or LIBOR plus a margin and (ii) for Canadian dollar loans, a bankers’ acceptance discount rate plus a margin, in each case, subject to the Combined Company’s long-term senior unsecured debt rating; and

•	a $1.1 billion five-year unsecured revolving credit facility. The facility will terminate on the fifth anniversary after the closing date and have an interest rate of, at Phelps Dodge’s option, a base rate established by Citibank or LIBOR plus a margin, subject, in each case, to the Combined Company’s long-term senior unsecured debt rating.
      The primary obligor under each term loan facility (except with respect to the $3.0 billion principal amount of the five-year term facility) and the $750 million revolving credit facility will be Phelps Dodge Canada, and Phelps Dodge and Phelps Dodge Canada Subco will guarantee the obligations of Phelps Dodge Canada under such facilities. Phelps Dodge will be the primary obligor under the $1.1 billion revolving credit facility and $3.0 billion of the five-year term loan facility.
      Phelps Dodge currently intends to refinance indebtedness incurred under the 12-month term loan facility in amounts then outstanding by accessing the capital markets in one or more public or private offerings of debt securities of Phelps Dodge Canada, Amalco or the Combined Company at appropriate times following completion of the Arrangement.
Background of the Combination
      On October 10, 2005, Inco made an offer to purchase all of the outstanding common shares of Falconbridge for a price of Cdn.$34.00 in cash or 0.6713 of an Inco Share plus Cdn.$0.05 in cash for each Falconbridge Share in a transaction that the board of directors of Falconbridge recommended to its shareholders pursuant to the Support

Agreement. At the time it was announced, Inco’s offer for Falconbridge had a value of approximately Cdn.$13.l billion based on the closing price of the Inco Shares on October 10, 2005. The Support Agreement was amended on January 12, 2006 and February 20, 2006 to extend the date that Inco’s offer would remain open, and on March 21, 2006 to reflect Falconbridge’s implementation of a new shareholder rights plan and to amend Inco’s right to modify its offer.
      On May 8, 2006, Teck announced an unsolicited offer to purchase all of the Inco Shares, conditional upon the termination of Inco’s offer to acquire Falconbridge. Teck filed the Original Teck Offer with securities regulatory authorities in Canada and the United States on May 23, 2006 and it currently remains open for acceptance until August 16, 2006.
      On May 13, 2006, the Board reaffirmed its commitment to the Offer by increasing the cash consideration payable to Falconbridge shareholders under Inco’s offer to holders of Falconbridge Shares from Cdn.$34.00 in cash per Falconbridge Share to Cdn.$51.17 in cash per Falconbridge Share or 0.6927 of an Inco Share plus Cdn.$0.05 in cash per Falconbridge Share and by increasing the maximum amount of cash consideration available under such offer from approximately Cdn.$2.87 billion to approximately Cdn.$4.8 billion, representing an increase of over Cdn.$1.9 billion. The board of directors of Falconbridge reaffirmed its support for Inco’s revised offer in a Notice of Change to Directors’ Circular mailed to Falconbridge shareholders on May 26, 2006, in which it unanimously recommended that holders of Falconbridge Shares accept Inco’s revised offer and tender their Falconbridge Shares to the revised offer.
      On May 17, 2006, Xstrata plc (“Xstrata”) announced an unsolicited offer to acquire, through a wholly-owned subsidiary of Xstrata, all of the outstanding Falconbridge Shares that Xstrata did not already own, at a price of Cdn.$52.50 in cash for each Falconbridge Share (which had an implied value for 100% of the Falconbridge Shares of approximately Cdn.$20.2 billion on the date of announcement). Xstrata filed its offer to holders of Falconbridge Shares with securities regulatory authorities in Canada and the United States on May 18, 2006 and it currently remains open for acceptance until August 14, 2006.
      Within a few days thereafter, Mr. Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, called a representative of Morgan Stanley, who was acting as one of Inco’s financial advisors, and indicated that Phelps Dodge would be open to discussing how it might assist Inco to respond to the hostile bid for Inco made by Teck and the competing bid for Falconbridge made by Xstrata.
      In late 2004 and early 2005, management of Inco and Phelps Dodge had jointly considered a number of options concerning the possible acquisition of the assets or common stock of a third company. Among the acquisition structures considered was a combination of Phelps Dodge and Inco. However, the parties were unable to agree on a transaction or a basis on which to proceed with further discussions.
      On May 25, 2006, a meeting of the Board took place at which the Board received reports from its financial advisors and its legal advisors regarding the terms of the Original Teck Offer. In addition to instructing management of Inco to continue working to complete the Falconbridge Transaction, the Board considered and reviewed the feasibility and desirability of exploring and investigating certain types of possible transactions or combinations thereof, including corporate transactions that would allow Inco to remain as an independent, publicly held company, a merger, amalgamation or other combination involving Inco, including without limitation certain possible three-way transactions including a transaction with both Falconbridge and Teck, the issuance of equity or other securities of Inco and the acquisition by Inco or others of Inco Shares by take-over bid or otherwise, all subject to compliance with its obligations under the Support Agreement. After considerable discussion, the Board resolved that it was desirable and in the best interests of Inco and Shareholders to continue to explore and investigate, with the assistance and advice of its financial advisors and legal advisors, one or more of such transactions, while continuing to comply with its obligations under the Support Agreement.
      On May 26, 2006, a representative of Morgan Stanley called Mr. Peru and told him that Inco was interested in talking to Phelps Dodge concerning the possibility that Phelps Dodge could assist Inco in enhancing the financial terms of Inco’s offer for Falconbridge or make a more attractive bid for Inco than Teck, and more generally regarding the possibility of a three-way combination of Inco, Phelps Dodge and Falconbridge.
      On May 27, 2006, Mr. J. Steven Whisler, chairman and chief executive officer of Phelps Dodge, telephoned Mr. Scott M. Hand, chairman and chief executive officer of Inco. Mr. Hand invited Mr. Whisler and representatives of Phelps Dodge to meet with Inco in Toronto, Canada, on June 2, 2006.
      On May 29, 2006, a meeting of the Board took place at which each of the financial advisors presented their respective opinions addressed to the Board that, as of the date of such opinions and based upon and subject to the assumptions, limitations and qualifications stated therein, the consideration offered under the Original Teck Offer was inadequate, from a financial point of view, to Shareholders. The Board unanimously resolved to recommend to Shareholders that they reject the Original Teck Offer and not tender their Inco Shares. The Board also approved the mailing to Shareholders of a directors’ circular respecting such recommendation.
      On May 31, 2006, Inco filed a Directors’ Circular dated May 29, 2006 and a Solicitation/ Recommendation Statement on Schedule 14D-9 recommending that Shareholders reject the Original Teck Offer on the grounds that, among other things, the consideration being offered by Teck was inadequate.
      On June 2, 2006, representatives of Inco and Phelps Dodge, and their respective financial and legal advisors, met in Toronto to discuss the parties’ respective businesses and the possibility of a transaction. At this meeting, representatives of Inco emphasized that they believed that, in light of the July 7, 2006 expiration date of the Xstrata bid for Falconbridge and the hearing on the Falconbridge shareholder rights plan scheduled for June 27, 2006 before the Ontario Securities Commission, to be competitive Phelps Dodge would need to complete its due diligence and be in a position to enter into definitive agreements with respect to a transaction by no later than Monday, June 26, 2006.
      On June 4, 2006, the financial and legal advisors of each of Inco and Phelps Dodge spoke by telephone regarding the various ways in which a transaction between Phelps Dodge and Inco might be structured, including in particular the possibility that Phelps Dodge would acquire all of the outstanding common equity of Inco. On this call, the financial advisors for Inco also requested that Phelps Dodge consider how it could provide support to Inco to allow it to increase the cash component of its bid for Falconbridge.
      Also on June 4, 2006, Inco executed a confidentiality and standstill agreement in favour of Phelps Dodge, and on June 5, Phelps Dodge executed a similar agreement in favour of Inco. Also on June 5, 2006, Inco filed an amendment to its Schedule 14D-9 stating that it had commenced negotiations in response to the Original Teck Offer concerning a potential merger, amalgamation or other form of strategic transaction on a basis consistent with its obligations under the Support Agreement with Falconbridge, and had entered into customary arrangements relating to confidentiality and standstill obligations in exchange for being provided with confidential information. Inco also had discussions and executed confidentiality and standstill agreements with a number of other third parties in order to explore other alternatives to the Original Teck Offer on a basis consistent with its obligations under the Support Agreement with Falconbridge.
      On June 8, 2006, Inco began a customary due diligence review of Phelps Dodge, including of certain non-public information provided in an electronic data room. From June 8 through June 25, 2006, being the date that definitive transaction documents were signed, Inco and its advisors continued to conduct due diligence regarding Phelps Dodge and its business, including reviewing public and non-public documents, meeting with various members of Phelps Dodge management, and visiting Phelps Dodge facilities in the United States and elsewhere. At the same time, Inco made available to Phelps Dodge an electronic data room and held various meetings with representatives of Phelps Dodge in connection with Phelps Dodge’s due diligence review of Inco.
      At a Board meeting held on June 9, 2006, the Board discussed the possibility of a transaction involving Phelps Dodge and Falconbridge. Representatives of Morgan Stanley, RBC Capital Markets and Goldman Sachs attended this meeting as did representatives of Osler, Hoskin & Harcourt LLP and Sullivan & Cromwell LLP. Morgan Stanley, RBC Capital Markets and Goldman Sachs provided their preliminary views, based on publicly available information, with respect to a possible combination of Phelps Dodge with Inco and Falconbridge or with Inco only. At this June 9, 2006 meeting, the Board authorized senior management of Inco to pursue discussions with Phelps Dodge and Falconbridge regarding a possible combination.
      On June 9, 2006, Mr. Whisler telephoned Mr. Hand to advise him that the Phelps Dodge board of directors had authorized Phelps Dodge to continue discussions with respect to a possible transaction among Phelps Dodge, Inco and Falconbridge. Messrs. Whisler and Hand discussed various timing issues with respect to the possible transaction and agreed to meet in New York on June 14, 2006.
      On June 12, 2006, Phelps Dodge and Falconbridge each executed confidentiality and standstill agreements in favour of the other and Phelps Dodge received access to Falconbridge’s electronic data room for the purposes of conducting due diligence. From June 12 to and including the date that definitive transaction documents were signed, Phelps Dodge conducted a due diligence review of public and non-public materials provided by Falconbridge and met with certain members of Falconbridge management.

      On June 14, 2006, Teck announced that it had received Canadian and United States antitrust clearance for the Teck Offer to proceed.
      On June 14, 2006, the financial advisors of Inco spoke by telephone with the financial advisors of Phelps Dodge regarding the structure and terms of any financing that Phelps Dodge might be willing to provide to Inco to assist it in increasing its offer for Falconbridge, following which Phelps Dodge’s legal and financial advisors sent a term sheet for a proposed issuance of new convertible preferred stock of Inco.
      On the evening of June 14, 2006, Messrs. Whisler and Hand met in New York to discuss the status of the proposed transaction and certain non-economic issues, including the proposed name of the combined company, management composition, board size and related matters.
      On June 15, 2006, Phelps Dodge’s legal advisors sent to Inco’s legal advisors, Sullivan & Cromwell LLP and Osler, Hoskin & Harcourt LLP, a draft of a combination agreement for the proposed transaction. The draft agreement did not include pricing terms but focused on the structure of the transaction, providing for the acquisition by Phelps Dodge of all of the outstanding common equity of Inco by means of a Canadian plan of arrangement, and set forth customary representations, warranties, covenants (including non-solicitation and “fiduciary out” provisions), closing conditions and termination rights and remedies.
      On the evening of June 15, 2006, Mr. Whisler met with Mr. Derek G. Pannell, the chief executive officer of Falconbridge, to discuss in general terms the proposed combination of Phelps Dodge with both Inco and Falconbridge.
      The Board met on June 16, 2006 with its legal and financial advisors to discuss the status of the proposed transaction. At this meeting, Inco’s management provided the Board with an update of its due diligence investigation of Phelps Dodge, and Mr. Hand reported on his meeting with Mr. Whisler. Inco’s financial advisors updated the Board on their prior presentation with respect to a potential business combination involving Phelps Dodge and Inco’s legal advisors discussed with the Board the terms of a draft combination agreement for the proposed transaction. Inco’s financial advisors updated the Board as to Inco’s due diligence investigation of Phelps Dodge and the anticipated synergies that could be realized in such a transaction. Inco’s financial advisors, Morgan Stanley, RBC Capital Markets and Goldman Sachs, reviewed the offers of Inco for Falconbridge, Xstrata for Falconbridge and Teck for Inco. Morgan Stanley, RBC Capital Markets and Goldman Sachs also addressed various issues relating to a potential business combination of Phelps Dodge with both Inco and Falconbridge or with Inco only.
      On June 17, 2006, Mr. Whisler submitted electronically to Mr. Hand a letter setting forth the terms on which Phelps Dodge would be willing to acquire Inco. The letter proposed that Phelps Dodge acquire all the outstanding common equity of Inco in exchange for Cdn.$11.50 in cash and 0.695 shares of Phelps Dodge common stock for each outstanding Inco Share. Based on the closing price of Phelps Dodge’s common stock on Friday, June 16, 2006, this implied a price of Cdn.$74.00 for each Inco Share, representing a premium of approximately 11% to Inco’s closing share price on June 16, 2006 and 8% to the value of the Original Teck Offer to acquire Inco. The proposal letter observed that the stock portion of the offer would allow Shareholders to participate in the value of the synergies, cost savings, increased scale and financial and market potential of the Combined Company going forward, including that the increased capitalization of the Combined Company could make the stock of the Combined Company increasingly attractive to index funds. The letter also stated that the transaction between Inco and Phelps Dodge would not be conditioned on the completion of Inco’s acquisition of Falconbridge.
      In this connection, Phelps Dodge indicated that it would be willing to purchase between $3.0 billion and $3.5 billion of a new class of Inco convertible preferred stock to assist Inco, if necessary, in raising its bid for Falconbridge. The letter further stated that Phelps Dodge was analyzing a $5.0 billion stock repurchase program, a portion of which could be reserved to fund any cash payment required to be made to Shareholders or Falconbridge shareholders who exercised dissent rights in connection with the proposed transaction. The repurchase program, the letter stated, could also be used to return capital to Phelps Dodge Shareholders. The Phelps Dodge letter also proposed that the Combined Company would be named Phelps Dodge Inco Corporation, its board would include prominent Canadian directors, the company would maintain the headquarters of the nickel division in Toronto and that its securities would be listed on both the NYSE and the TSX.
      On June 18, 2006, Mr. Hand and Mr. Whisler spoke by telephone regarding the Phelps Dodge proposal letter and the draft combination agreement. Mr. Hand noted that the Board planned to meet that evening and would consider in more detail the Phelps Dodge proposal and Inco’s other options at that time.

      On June 18, 2006, the Board met with its legal and financial advisors to discuss the Phelps Dodge proposal and Inco’s other options at that time. Inco’s financial advisors reviewed Phelps Dodge’s proposal and certain potential risks and benefits of a combination of Inco with Phelps Dodge and Falconbridge or with Phelps Dodge only. The Board authorized Mr. Hand to request Phelps Dodge to improve its offer.
      On June 19, 2006, Mr. Hand spoke by telephone with Mr. Whisler and indicated that Inco’s principal concern with respect to the Phelps Dodge offer was valuation. The parties discussed in general terms the possibility of adjusting the cash-to-stock ratio and agreed that their counsel could begin to negotiate definitive documents, which negotiations commenced the following day and continued until definitive transaction documents were executed on June 25, 2006. Mr. Hand indicated that the Board would meet on Wednesday, June 21, 2006 to further consider the Phelps Dodge offer.
      On June 21, 2006, the Board met with its legal and financial advisors to consider the Phelps Dodge offer and authorized Mr. Hand to request Phelps Dodge to improve its offer.
      Following the June 21, 2006 Board meeting, Mr. Hand called Mr. Whisler and informed him that the Board had requested that Phelps Dodge improve its per share offer to a level of Cdn.$17.50 in cash and 0.750 shares of Phelps Dodge common stock. Mr. Hand indicated that Inco would be willing to increase its per share offer for Falconbridge by Cdn.$5.00 in cash (keeping the exchange ratio for the stock component unchanged). Mr. Whisler told Mr. Hand that the Phelps Dodge board would meet on June 22, 2006 and would consider Inco’s proposal at that time.
      On June 22, 2006, the Phelps Dodge board and its legal and financial advisors met telephonically. Following the Phelps Dodge board of directors meeting, Mr. Whisler called Mr. Hand to communicate the revised Phelps Dodge offer at a price per Inco Share of Cdn.$17.50 in cash and 0.672 of a Phelps Dodge Share (which corresponded to a total value of Cdn.$78.00 per Inco Share based on that day’s closing prices). In addition to indicating the proposed exchange ratio and cash payment for Inco Shares, Mr. Whisler emphasized that the parties’ commitment should be firm and proposed termination fees for each company equal to 4% of their respective equity market capitalizations. Mr. Whisler did not include any Phelps Dodge financing commitment as part of this revised proposal.
      On June 23, 2006, the Board met with its legal and financial advisors to discuss Phelps Dodge’s revised offer and authorized Mr. Hand to make a counterproposal to Phelps Dodge.
      Following the Board meeting, Mr. Hand called Mr. Whisler to discuss the Phelps Dodge proposal. Mr. Hand made a counterproposal of 0.6817 of a Phelps Dodge Share and Cdn.$17.50 in cash for each Inco Share. In addition, Mr. Hand stated that the Board thought the termination fees should be approximately 2.5% of the parties’ respective equity market capitalizations. Mr. Hand also said that the Board wanted Phelps Dodge to commit to provide financing to Inco through Phelps Dodge’s purchase of a convertible subordinated note in an aggregate principal amount in the range of $3.0 billion to $3.5 billion, which could be drawn on in connection with Inco’s bid for Falconbridge.
      Later on June 23, 2006, Mr. Whisler called Mr. Hand and informed him that Phelps Dodge continued to believe that an exchange ratio of 0.672 of a Phelps Dodge Share for each non-dissenting Inco Share was appropriate. Mr. Whisler said that he would be willing to consider termination fees in the range of 3% of each company’s respective equity market capitalization, and that he would discuss with the Phelps Dodge board of directors the possibility of providing convertible subordinated debt financing to Inco in an aggregate principal amount of up to $1 billion. Mr. Hand indicated that he believed that the Board would require a stronger financing commitment from Phelps Dodge and both Mr. Hand and Mr. Whisler said that they would discuss these matters further with their respective boards of directors.
      On June 24, 2006, Messrs. Whisler and Peru held a telephone conference with Mr. Hand and a representative of Morgan Stanley. After discussion of the possible terms of a transaction, including Mr. Hand’s indicating again that Inco wanted Phelps Dodge to commit to purchase up to an aggregate of $3.5 billion of Inco’s convertible subordinated notes, Mr. Whisler said that he was prepared to present to the Phelps Dodge board of directors a combination including the following terms: a price per Inco Share of Cdn.$17.50 in cash plus 0.672 of a Phelps Dodge Share, which corresponded to Cdn.$80.13 per Inco Share based on the closing price of the Phelps Dodge Shares on June 23, 2006; a commitment of Phelps Dodge to purchase convertible subordinated notes of Inco in an aggregate amount of up to $3 billion; and termination fees payable by Inco and Phelps Dodge under certain circumstances of approximately 3% of each company’s respective equity market capitalization. Mr. Whisler also noted that this offer, together with the Cdn.$5.00 per share increase in the cash portion of Inco’s bid for Falconbridge that the parties had previously discussed, together with an increase in the exchange ratio in such bid from 0.524 to 0.55676, would result in an implied value of Inco’s offer to purchase all of the outstanding Falconbridge Shares of Cdn.$62.11 per Falconbridge Share. Mr. Hand indicated that, subject to the approval of these terms by the Phelps Dodge board of directors, and the negotiation and execution of definitive transaction documents, he would recommend these terms to the Board.
      The Board met on the morning of June 25, 2006. At this meeting, Inco’s senior management briefed the Board on the results of Inco’s due diligence investigation of Phelps Dodge, Inco’s legal counsel discussed with the Board their fiduciary duties and briefed the Board on the terms of the transaction documents, and Morgan Stanley, RBC Capital Markets and Goldman Sachs discussed with the Board the financial implications of the proposed transaction. In that connection, (i) Morgan Stanley and Goldman Sachs each delivered to the Board an oral opinion, subsequently confirmed in writing, that as of June 25, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by Shareholders under the Original Combination Agreement was fair, from a financial point of view, to such Shareholders, and (ii) RBC Capital Markets delivered to the Board an oral opinion, subsequently confirmed in writing, that as of June 25, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Arrangement was fair, from a financial point of view, to Shareholders. During the presentation and rendering of the respective opinions of Inco’s financial advisors, representatives of Morgan Stanley, RBC Capital Markets and Goldman Sachs responded to questions from members of the Board confirming or clarifying their understanding of the respective opinions of and the analyses performed by Morgan Stanley, RBC Capital Markets and Goldman Sachs.
      Later on June 25, 2006, each of Phelps Dodge and Falconbridge informed Inco that their respective boards of directors had met and had approved the terms of the transaction. During the afternoon and evening of June 25, 2006, the parties and their legal advisors finalized the Combination Agreement between Phelps Dodge and Inco, an amendment to the Support Agreement between Inco and Falconbridge, and the other definitive transaction documents. The definitive agreements were executed by the parties that evening and the transaction was announced on the morning of June 26, 2006.
      On June 29, 2006, Teck announced that its Class B Subordinate Voting Shares had begun trading on the NYSE.
      On June 30, 2006, the Ontario Securities Commission issued an order stating that the shareholder rights plan of Falconbridge would remain in place until the earlier of (a) Xstrata obtaining a majority of the outstanding Falconbridge Shares that it does not already own, or (b) July 28, 2006.
      On July 4, 2006, Xstrata announced that it had been informed by the Investment Review Division of Industry Canada that the Minister responsible for the Investment Canada Act had extended the review period for Xstrata’s offer for Falconbridge for up to a further 30 days from July 3, 2006.
      On July 4, 2006, Inco announced that the EC had cleared Inco’s proposed acquisition of Falconbridge under the Council Regulation. Inco had previously announced clearance of its Offer by the DOJ and the Canadian Competition Bureau.
      On July 7, 2006, Teck announced that the EC had cleared Teck’s proposed acquisition of Inco under the Council Regulation. Teck had previously announced clearance of the Teck Offer by the DOJ and the Canadian Competition Bureau.
      On July 11, 2006, Xstrata announced that it had increased its offer to acquire all of the outstanding Falconbridge Shares not already owned by Xstrata from Cdn.$52.50 in cash to Cdn.$59.00 in cash per Falconbridge Share. Xstrata also announced that it had varied its offer to replace the condition that the Xstrata offer be accepted by at least 66 2/3% of the outstanding Falconbridge Shares with a condition that the Xstrata offer shall have received acceptances from the holders of at least a majority of the Falconbridge Shares then outstanding on a fully-diluted basis (as defined in the Xstrata offer), the votes attached to which would be included in the minority approval of a second step business combination or going private transaction (or a majority of the approximately 80.2% of the outstanding Falconbridge Shares that Xstrata does not already own). The revised Xstrata offer was set to expire on Friday, July 21, 2006 at midnight (Vancouver time), but remained conditional on the approval of Investment Canada (which Xstrata announced was received on July 25, 2006) and the Falconbridge shareholder rights plan ceasing to apply to the acquisition by Xstrata of Falconbridge Shares.
      On July 12, 2006, Phelps Dodge announced that it had received antitrust clearance from the DOJ relating to its proposed acquisition of Inco pursuant to the Arrangement. The Arrangement remains subject to competition or antitrust clearance in Europe, as well as approval under the Investment Canada Act.

      The Board met on July 12, 2006 with its legal and financial advisors to discuss the status of negotiations with Phelps Dodge respecting the extension of the Offer and proposed amendments to the terms of the Offer.
      On July 13, 2006, Xstrata announced that the EC had cleared Xstrata’s proposed acquisition of Falconbridge under the Council Regulation. Xstrata had previously announced clearance of its offer by the DOJ and the Canadian Competition Bureau.
      On July 13, 2006, Inco extended the date that the Offer would remain open to midnight (Vancouver time) July 24, 2006.
      The parties continued to negotiate potential changes to the terms of the Arrangement and the Offer. On July 14, 2006, Phelps Dodge and Inco discussed increasing the consideration payable under the Arrangement from Cdn.$17.50 in cash and 0.672 of a Phelps Dodge Share to Cdn.$20.25 in cash and 0.672 of a Phelps Dodge Share for each Inco Share. The parties also discussed, among other things, increasing the cash consideration payable under the Offer from Cdn.$17.50 and 0.55676 of an Inco Share to Cdn.$18.50 and 0.55676 of an Inco Share and replacing the condition that the Offer be accepted by at least 66 2/3% of the outstanding Falconbridge Shares with a condition that the Offer shall have received acceptances from the holders of at least 50.01% of the Falconbridge Shares then outstanding on a fully-diluted basis. Contemporaneously, Inco and Falconbridge discussed the possibility of amending the Support Agreement to permit Falconbridge to declare a special dividend of Cdn.$0.75 per Falconbridge Share payable to holders of Falconbridge Shares of record on July 26, 2006 and to permit Inco to acquire up to 5% of the Falconbridge Shares through open market purchases.
      The Board met on July 15, 2006. At this meeting, Inco’s senior management briefed the Board on the results of the negotiations with Phelps Dodge and Falconbridge. Inco’s legal counsel discussed with the Board their fiduciary duties and briefed the Board on the terms of the transaction documents, and Morgan Stanley, RBC Capital Markets and Goldman Sachs discussed with the Board the financial implications of the revised terms of the Arrangement and the Offer. In that connection, (i) Morgan Stanley and Goldman Sachs each delivered to the Board an oral opinion based on the revised transaction terms, subsequently confirmed in writing, concluding that as of the date thereof and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by Shareholders under the Combination Agreement was fair, from a financial point of view, to such Shareholders, and (ii) RBC Capital Markets delivered to the Board an oral opinion, subsequently confirmed in writing, that as of the date thereof, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered under the Arrangement was fair, from a financial point of view, to Shareholders. During the presentation and rendering of the respective opinions of Inco’s financial advisors, representatives of Morgan Stanley, RBC Capital Markets and Goldman Sachs responded to questions from members of the Board confirming or clarifying their understanding of the respective opinions of and analyses performed by Morgan Stanley, RBC Capital Markets and Goldman Sachs, as described in more detail under “The Arrangement — Opinions of Inco’s Financial Advisors” beginning on page 63 of this Circular. The written opinions of Morgan Stanley, RBC Capital Markets and Goldman Sachs, each dated July 16, 2006, are attached as Appendices F, G and H, respectively, to this Circular and set forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the reviews undertaken by each of Morgan Stanley, RBC Capital Markets and Goldman Sachs in connection with their respective opinions.
      On July 15, 2006, management of Inco and management of Phelps Dodge informed each other that their respective boards of directors had met and had approved the revised terms of the transaction and management of Inco and management of Phelps Dodge informed Falconbridge management of such approvals. During the afternoon and evening of July 15, the parties and their legal advisors finalized a waiver and amendment to the Combination Agreement between Inco and Phelps Dodge and an amendment to the Support Agreement between Inco and Falconbridge.
      On July 16, 2006, the Falconbridge board of directors met and unanimously determined to support Inco’s revised offer and declared a special dividend in the amount of Cdn.$0.75 per Falconbridge Share payable to Falconbridge shareholders of record as at the close of business (Toronto time) on July 26, 2006, with a payment date of August 10, 2006.
      The definitive agreements were executed by the parties later that day and the revised transaction terms were announced on July 16, 2006.

      On July 19, 2006, Xstrata announced that it had increased its offer to acquire all of the outstanding Falconbridge Shares not already owned by Xstrata from Cdn.$59.00 in cash to Cdn.$62.50 in cash per Falconbridge Share. Xstrata also announced that it had varied its offer to remove the condition that the Xstrata offer shall have received acceptances from the holders of at least a majority of the Falconbridge Shares. The revised Xstrata offer was set to expire on Monday, August 14, 2006 at 8:00 p.m. (Toronto time).
      On July 20, 2006, Inco consented to an order of the Ontario Securities Commission pursuant to which any securities issued or to be issued under or in connection with Inco’s shareholder rights plan shall cease to trade effective as of 4:30 p.m. (Toronto time) on August 16, 2006.
      On July 21, 2006, Teck announced that it had extended the expiry date of the Teck Offer until 8:00 p.m. (Toronto time) on August 16, 2006.
      On July 25, 2006, Phelps Dodge announced that it had received antitrust clearance from the Commissioner relating to the proposed Arrangement.
      On July 25, 2006, Xstrata announced that it had received approval for its proposed acquisition of all of the outstanding Falconbridge Shares not already owned by Xstrata under the Investment Canada Act.
      On July 28, 2006, Inco announced that its Offer to purchase all of the Falconbridge Shares expired at midnight (Vancouver time) on July 27, 2006, consistent with the terms of the Offer, as the minimum tender condition under the Offer had not been satisfied. On that same date, Inco also provided notice to Falconbridge that it was terminating the Support Agreement in accordance with its terms. Under the terms of the Support Agreement, an enhanced expense payment of $150 million has been paid by Falconbridge to Inco as a result of Inco’s termination of the Support Agreement due to the minimum tender condition not having been satisfied and a further $300 million will be payable to Inco by Falconbridge in the event that Xstrata consummates its offer to acquire all of the outstanding Falconbridge Shares not already owned by Xstrata. In addition, as a result of the Falconbridge Transaction not being completed, Inco was required to and has made a payment of $32.5 million to LionOre under the terms of the agreement among Inco, Falconbridge and LionOre for the sale of Falconbridge’s Nikkelverk refinery and related assets to LionOre (which sale was conditional on Inco taking up and paying for the Falconbridge Shares pursuant to the Offer).
      On July 31, 2006, Teck announced that it intended to increase the consideration payable to Shareholders under the Original Teck Offer from Cdn.$78.50 in cash or 0.9776 of a Teck Class B Subordinate Voting Share plus Cdn.$0.05 in cash for each Inco Share to Cdn.$82.50 in cash or 1.1293 Teck Class B Subordinate Voting Shares plus Cdn.$0.05 in cash for each Inco Share and by increasing the maximum amount of cash consideration available under such offer from approximately Cdn.$6.37 billion to Cdn.$9.1 billion, while reducing the maximum amount of share consideration to 132.3 million Class B Subordinate Voting Shares. On a fully pro rated basis, the revised Teck Offer represents Cdn.$40.00 in cash and 0.5821 of a Teck Class B Subordinate Voting Share for each Inco Share.
      The Board met on August 1, 2006. At this meeting, the Board received reports from its financial advisors and its legal advisors regarding the announcement by Teck. Inco’s legal counsel discussed with the Board their fiduciary duties. Inco’s financial advisors, Morgan Stanley, RBC Capital Markets and Goldman Sachs, discussed with the Board the financial terms of the announced revisions to the Teck Offer.
      On August 3, 2006, Teck filed and mailed a notice of variation and extension to Shareholders in respect of the terms of the revised Teck Offer and the extension of the revised Teck Offer to midnight (Toronto time) on August 16, 2006.
      The Board met on August 5, 2006 to consider the terms of the revised Teck Offer and the Arrangement. At the meeting, the Board received reports from its financial and legal advisors and from management regarding the terms of the revised Teck Offer. Following receipt of these reports and discussion among the members of the Board, the Board determined that the revised Teck Offer was not a “superior proposal” for purposes of the Combination Agreement, and unanimously recommended that Shareholders reject the revised Teck Offer. The Board also determined, based on information then available and after consultation with its financial advisors, that the revised Teck Offer could reasonably be expected to result in a “superior proposal” for purposes of the Combination Agreement, and authorized senior management of Inco and its advisors to engage in discussions and negotiations with Teck. See “Reasons for the Board Recommendation to Vote for the Arrangement”.
      Inco has delivered to Shareholders a Notice of Change to Directors’ Circular dated August 6, 2006 and filed with the SEC an amendment to the Solicitation/ Recommendation Statement on Schedule 14D-9 in connection with the revised Teck Offer.

Recommendation of the Board of Directors
      The Board unanimously recommends that Shareholders vote for the Arrangement Resolution. See “Reasons for the Board Recommendation to Vote for the Arrangement” below.
Reasons for the Board Recommendation to Vote for the Arrangement
      In arriving at its recommendation, the Board, after receiving advice from its financial advisors and legal advisors, carefully considered all aspects of the Arrangement in the context of the revised Teck Offer and Inco’s legal obligations under the Combination Agreement and otherwise. In making its recommendation, the Board considered a number of factors including the following:

•	Inco’s Contractual Obligations under the Combination Agreement. Under the terms of the Combination Agreement, Inco is subject to restrictive covenants that limit the Board’s ability to change its recommendation in favour of the Arrangement or approve or recommend, or remain neutral in respect of, any competing acquisition proposal (such as the revised Teck Offer). Subject to certain exceptions, if the Board changes its recommendation with respect to the Arrangement, Phelps Dodge will have the right to immediately terminate the Combination Agreement and claim payment from Inco of a termination fee of $475 million. See “The Combination Agreement — Termination Fees and Expenses” beginning on page 88 of this Circular.

•	The Revised Teck Offer is not a “Superior Proposal”. Subject to certain exceptions, the Combination Agreement requires that the Board continue to recommend that Shareholders vote in favour of the Arrangement unless it determines that an acquisition proposal (such as the revised Teck Offer) constitutes a “superior proposal”. After receiving the advice of its financial advisors, and after considering the factors set forth herein, the Board determined that the revised Teck Offer does not constitute a “superior proposal” for purposes of the Combination Agreement. See “The Combination Agreement — Acquisition Proposals” beginning on page 83 of this Circular.

However, the Board has determined, based on information then available and after consultation with its financial advisors, that the revised Teck Offer could reasonably be expected to result in a “superior proposal” for purposes of the Combination Agreement. Accordingly, the Board has authorized senior management of Inco and its advisors to engage in discussions and negotiations with Teck. If such discussions and negotiations advance with the result that any amended Teck Offer is determined by the Board to be a “superior proposal”, Phelps Dodge, in accordance with the terms of the Combination Agreement, will have the opportunity, but not the obligation, to match the terms of any “superior proposal” and amend the terms of the Combination Agreement accordingly. Thereupon, Inco would be required to determine whether any amended Phelps Dodge proposal would result in the competing Teck proposal not being a “superior proposal” as compared to the amendments proposed by Phelps Dodge.

•	Ability to Respond to Superior Proposals. Notwithstanding the limitations contained in the Combination Agreement on Inco’s ability to solicit additional interest from third parties, the Combination Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited bona fide written competing acquisition proposal at any time after the Board determines, in good faith based on information then available and after consultation with its financial advisors, that such acquisition proposal constitutes a “superior proposal” or could reasonably be expected to result in a “superior proposal”. See “The Combination Agreement — Acquisition Proposals” beginning on page 83 of this Circular.

•	The Combined Company. Inco believes that the continued share ownership in the Combined Company offered by the Arrangement would result in a number of benefits to Shareholders, including the following:

•	Inco Shareholders would benefit from the one-share, one-vote capital structure of the Combined Company. The consideration offered under the Arrangement is comprised, in part, of Phelps Dodge Shares, which are shares of common stock carrying one vote per share. There are no other classes of Phelps Dodge Shares currently outstanding. Accordingly, upon completion of the Arrangement, the Combined Company would have a “one share, one vote” capital structure where there is a single class of common shares in which each share carries equal voting entitlements. By contrast, more than half of the consideration offered under the revised Teck Offer is in the form of Teck Class B Subordinate Voting Shares, which carry one vote per share, while the Teck Class A Multiple Voting Shares carry 100 votes per share. As a result, the Teck Class A Multiple Voting Shares currently represent an approximate 70% voting interest in Teck, while representing only approximately 2% of the total economic interest in the equity. The holders of the Teck Class A Multiple Voting Shares have the ability to prevent the holders of the Teck Class B Subordinate Voting Shares from entertaining an offer for control of Teck and benefiting from any associated premium. Teck’s dual-class share structure will therefore deprive the holders of the Teck Class B Subordinate Voting Shares of the possibility of any future control premium, except to the extent that a small group of holders of the Teck Class A Multiple Voting Shares decides otherwise.

•	The Arrangement offers exposure to an attractive mix of metals. If the combination of Inco and Phelps Dodge had occurred on January 1, 2005, the revenue of the Combined Company on a pro forma basis for the 12 months ended December 31, 2005 would have derived approximately 53% from copper, 29% from nickel and 15% from molybdenum. On a stand-alone basis, Inco’s revenues for the same time period were derived approximately 81% from nickel, 10% from copper and 9% from all other metals. The Board believes that the market prospects for copper and nickel going forward are positive, in part because China is a small producer of copper and nickel (only 5% of global supply) and, as a result, requires substantial net imports of nickel and copper feeds.

•	Increased Market Liquidity. Of the world’s six largest mining companies, based on 2005 pro forma revenues, the Combined Company would be the only one based in North America, and the Combined Company would have a meaningfully enhanced position in the S&P 500 Index relative to Phelps Dodge’s current position in such index. As a result, Inco expects that the shareholders of the Combined Company would benefit from enhanced trading volume and a broader shareholder base. In addition, Inco believes that the projected position of the Combined Company as a North America-based global industry leader with diverse, high-quality, long-lived assets and broad growth potential could positively affect the Combined Company’s valuation multiple.

•	Anticipated Cost and Related Synergies and Financial Strength. Phelps Dodge has identified the potential to realize average annual pre-tax operating and corporate synergies in combining the operations of the two companies of approximately $215 million, and expects these savings to be fully realized within two years following completion of the Arrangement, and Inco believes that this estimate is achievable. Operating and other synergies are expected to consist mainly of (i) leveraging the Combined Company’s expertise in mining and processing to improve productivity and throughput; (ii) general and administrative savings resulting from consolidating various functions and eliminating duplicative activities and costs, including establishing one corporate headquarters in Phoenix, Arizona (while still maintaining the nickel headquarters for the Combined Company in Toronto, Canada); (iii) benefits from general operating improvements and from economies of scale in purchasing, operating supplies and capital equipment and technology management; (iv) potentially more favourable and lower financing costs and lower overall cost of capital, as a result of increased capacity on the Combined Company’s balance sheet; and (v) benefits from exploration synergies resulting from prioritizing exploration efforts, including prioritizing and reducing over-all exploration spending. Inco further believes that the expertise of Phelps Dodge in open-pit mining would enhance the operations at Goro, while Inco’s expertise in large-scale underground operations would prove of benefit to the development of certain of the Phelps Dodge properties. In addition, Inco and Phelps Dodge expect the Combined Company to benefit from the free cash flows generated from its operations that, together with the increased capacity of its balance sheet, would provide the Combined Company with the ability to pursue growth while reducing overall indebtedness. Inco believes that the financial strength of the Combined Company should provide it with both a lower cost of capital and a greater ability to fund future acquisitions and capital return programs than either Inco or Phelps Dodge separately. Inco believes that these synergy estimates for this transaction are realistic, although there can be no assurance that they would ultimately be realized, or that they would not be materially different than estimated, as discussed under “Risk Factors” and “Forward-Looking Statements” beginning on pages 30 and 36 of this Circular, respectively.

•	The Combination of Inco and Phelps Dodge would Create a World-Class Metals and Mining Company. The Combined Company would offer Shareholders the opportunity to hold shares in one of the world’s largest metals and mining companies, ranking as (i) the world’s third-largest copper company at 2.4 billion pounds; (ii) the world’s second-largest nickel producer at 487 million pounds; (iii) the world’s second-largest producer of molybdenum at 62 million pounds; and (iv) a leading cobalt producer at 4 million pounds, in each case, based on 2005 production. Based on 2005 sales, the Combined Company would have among the highest percentage of its sales derived from base metals of any of the global metals and mining companies. The Combined Company would have a number of long-life copper and nickel assets, together with a broad portfolio of brownfield and greenfield growth projects. The Combined Company would also have a greater platform to operate more efficiently and a stronger global reach to meet specific regional market demand more effectively, particularly in new and emerging markets such as China, where Inco has identified considerable growth opportunities.

•	Increased Geographic Diversification. The Combined Company would feature enhanced geographic diversification. If the combination of Phelps Dodge and Inco had occurred on January 1, 2005, the revenue of the Combined Company on a pro forma basis for the 12 months ended December 31, 2005 would have been derived approximately 64% from operations in North America and Europe and an additional 17% from operations in Latin America (primarily Chile). Inco expects the size and scale of the Combined Company’s financial resources to reduce risks associated with political or economic instability or natural disasters in any particular geographical locale. The Combined Company’s production and marketing operations would become more geographically diversified, reducing the production disruption and other risks of having operations concentrated in a smaller number of countries than either Inco and Phelps Dodge on a stand-alone basis, and giving it an extensive global marketing reach. As a result, the Combined Company would be better able to serve the world’s most attractive markets, particularly in new and emerging regions such as China, than either of Inco or Phelps Dodge alone.

      The Board’s reasons contain forward-looking information, and are subject to various risks and assumptions. See “Risk Factors” and “Forward-Looking Statements” beginning on pages 30 and 36 of this Circular, respectively.
      The Board also considered a number of other factors of which Shareholders should be aware in determining whether or not to vote for the Arrangement Resolution, including the following:

1.	The Board considered recent closing prices of Phelps Dodge Shares and Teck Class B Subordinate Voting Shares and the consideration offered under each of the Arrangement and the revised Teck Offer on an implied value basis. Under the Arrangement, Shareholders would receive Cdn.$20.25 in cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) and 0.672 of a Phelps Dodge Share for each Inco Share. Based upon the closing price of Phelps Dodge Shares on the NYSE on August 4, 2006, converted into Canadian dollars using the Bank of Canada noon exchange rate for the Canadian dollar against the U.S. dollar on that date, the consideration offered for each Inco Share under the Arrangement represents an implied value of Cdn.$85.66. Under the revised Teck Offer, Shareholders would receive, assuming full proration, Cdn.$40.00 in cash and 0.5821 of a Teck Class B Subordinate Voting Share for each Inco Share. Based upon the closing price of Teck Class B Subordinate Voting Shares on the TSX on August 4, 2006, the consideration offered for each Inco Share under the revised Teck Offer represents an implied value of Cdn.$87.24. Based upon these August 4, 2006 closing prices, the consideration offered under the Arrangement comprises approximately 24% cash and the consideration offered under the revised Teck Offer comprises approximately 46% cash.

2.	The fact that the Arrangement would be a taxable transaction and, as a result, Shareholders would generally be required to pay tax on any gains that result from their receipt of the consideration in the Arrangement, while the revised Teck Offer provides the possibility of a rollover for certain Shareholders.

3.	The conditions attached to each of the Arrangement and the revised Teck Offer, respectively, including the fact that the Arrangement remains subject to certain outstanding regulatory approvals, court approval and the approval of the Phelps Dodge Shareholders and Shareholders.

4.	The fact that the Arrangement Resolution must be approved by not less than two-thirds of the votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote, and the fact that if a higher offer is made to Shareholders prior to the Meeting, Shareholders are free to support such higher offer and vote against the Arrangement Resolution.

5.	The Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to Shareholders.

6.	The revised Teck Offer expires at midnight (Toronto time) on August 16, 2006, unless extended or withdrawn.

7.	Inco’s shareholder rights plan will be rendered ineffective as of 4:30 p.m. (Toronto time) on August 16, 2006. Accordingly, if Shareholders decide to tender sufficient Inco Shares such that the minimum tender condition of the revised Teck Offer is satisfied at the expiry time of the revised Teck Offer, Teck will be permitted to take-up and pay for Inco Shares under the revised Teck Offer at that time.
      The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive, but includes the material information and factors considered by the Board in its consideration of the Arrangement. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Arrangement, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusion and recommendation. The Board’s recommendation was made after consideration of all of the above-noted factors and in light of their own knowledge of the business, financial condition and prospects of Inco and was based upon the advice of the Board’s financial advisors and legal advisors. In addition, individual members of the Board may have assigned different weights to different factors.
Scope of Operations of the Combined Company
      The combination of Phelps Dodge and Inco will create one of the world’s largest mining and metals companies, with operations including the production of nickel, copper, molybdenum, cobalt and other precious and non-precious metals.
      Geographic Scope — Headquartered in Phoenix, Arizona, the operations, projects and offices of the Combined Company will be located across 30 countries, including North and South America, Asia, the South Pacific and Europe, with over 25,000 employees worldwide.
      Nickel Assets and Operations — The assets of the Combined Company will include Inco’s mines and processing facilities in Sudbury, Ontario, Thompson, Manitoba, and Voisey’s Bay, Newfoundland and Labrador, and Inco’s 61% interest in PT International Nickel Indonesia Tbk (“PT Inco”), on the Island of Sulawesi, Indonesia. It will also include Inco’s additional wholly-owned metals refineries at Port Colborne, Ontario, and in the United Kingdom at Clydach, Wales, and Acton, England. It will also have interests in nickel refining capacity in the following Asian countries: in Japan, through Inco TNC Limited, in which it will have an equity interest of approximately 67%; in Taiwan, though Taiwan Nickel Refining Corporation, in which it will have an equity interest of 49.9%; and in South Korea, through Korea Nickel Corporation, in which it will have an equity interest of approximately 25%. The nickel development projects will include the Goro Nickel S.A.S. mine and processing facility in the South Province, New Caledonia and the PT Inco expansion project in Sorowako, Indonesia, as well as brownfield operations in Sudbury, Ontario and Thompson, Manitoba.
      Copper Assets and Operations — Copper operations in North America will include (i) the Morenci, Sierrita, Bagdad and Miami mines in Arizona, (ii) the Chino, Cobre and Tyrone mines in New Mexico; and processing facilities in Miami, Arizona (smelter and rod mill), El Paso, Texas (smelter and rod mill), Chicago, Illinois (rod mill), and Norwich, Connecticut (rod mill). Copper operations in South America will include (a) the Candelaria, Ojos del Salado and El Abra mines in Chile, and (b) the Cerro Verde mine in Peru.
      Growth Projects — The Combined Company will have a broad portfolio of significant growth projects available for future investment and development, including nickel projects at Goro in New Caledonia, Totten and Kelly Lake in Ontario, Pipe and the 1D Lower deposit at Thompson, Manitoba, and the next development phase at Voisey’s Bay, Newfoundland and Labrador, and copper projects at Safford in Arizona, U.S.A., Tenke Fungurime in the Democratic Republic of Congo, the Climax mine in Colorado, U.S.A., the expansion of the Cerro Verde mine in Peru and the expansion of the El Abra facility in Chile. The Combined Company will have a broad portfolio of brownfield and greenfield growth projects in nickel, copper and molybdenum available for development.
      Pro Forma Revenue — If the combination of Phelps Dodge and Inco had occurred on January 1, 2005, the revenue of the Combined Company on a pro forma basis for the 12 months ended December 31, 2005 would have been approximately $12.8 billion, with approximately 53% derived from copper, 29% from nickel, 15% from molybdenum, and 3% from other metals, with pro forma production in 2005 including 2.4 billion pounds of copper and 487 million pounds of nickel.

      Enhanced Platform and Flexibility for Future Growth — Due to its increased size and diversification, the Combined Company should have greater flexibility and financial resources to pursue future growth opportunities than either Phelps Dodge or Inco would have alone. In particular, the size and scale of the Combined Company will reduce overall enterprise exposure to certain risks, including operating, geopolitical and financial risks, inherent from any specific operation or development project (both so-called brownfield and greenfield) and/or jurisdiction (such as developing economies). In addition, the Combined Company will be better positioned to compete for acquisition opportunities, which has become increasingly important as the global metals and mining industry continues to consolidate.
Opinions of Inco’s Financial Advisors
      At the meeting of the Board held on July 15, 2006 to consider the revised terms of the Arrangement, Morgan Stanley, RBC Capital Markets and Goldman Sachs, financial advisors to Inco, orally delivered to the Board their respective opinions, subsequently confirmed by delivery of their respective written opinions, each dated July 16, 2006.
Fairness Opinion of Morgan Stanley
      Inco entered into an engagement letter dated August 15, 2005 with Morgan Stanley pursuant to which, among other things, Morgan Stanley agreed to provide the Board with its opinion as to the fairness of the consideration under the Combination Agreement, from a financial point of view, to Shareholders.
      At the meeting of the Board on July 15, 2006, Morgan Stanley made a financial presentation to the Board and delivered its oral opinion, subsequently confirmed by delivery of its written opinion, that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by Shareholders under the Combination Agreement was fair, from a financial point of view, to such Shareholders.
      The full text of the written opinion of Morgan Stanley, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Appendix F. Morgan Stanley provided its opinion for the information and assistance of the Board in connection with its consideration of the Arrangement. The fairness opinion of Morgan Stanley addresses only the fairness of the consideration under the Combination Agreement, is for the information of the Board in connection with its consideration of the proposed Arrangement only and does not constitute a recommendation as to how any Shareholder should vote with respect to the Arrangement Resolution. Shareholders are urged to read the opinion in its entirety. The summary of this opinion described in this Circular is qualified in its entirety by reference to the full text of such opinion.
      Under its engagement letter with Morgan Stanley, Inco has agreed to pay Morgan Stanley a fee for rendering financial advisory services, a significant portion of which is contingent upon completion of the Arrangement. Inco has also agreed to indemnify Morgan Stanley and certain related persons against certain liabilities in connection with their engagement, including certain liabilities under securities legislation. In addition, Morgan Stanley is currently providing financial advisory services to Inco in connection with the Teck Offer for which it may be entitled to a fee. Morgan Stanley also advised Inco in connection with the Falconbridge Transaction for which it received a fee, and affiliates of Morgan Stanley had agreed to provide bridge financing in connection with the Falconbridge Transaction, for which such affiliates of Morgan Stanley have received a fee. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Inco and Phelps Dodge and have received fees for the rendering of such services.
      In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of Inco, Phelps Dodge or any other company or any currency or commodity that may be involved in the Arrangement.

Fairness Opinion of RBC Capital Markets
      Inco entered into an engagement letter dated August 30, 2005 with RBC Capital Markets pursuant to which, among other things, RBC Capital Markets agreed to provide the Board with its opinion as to the fairness of the consideration offered under the Arrangement, from a financial point of view, to Shareholders.
      At the meeting of the Board on July 15, 2006, RBC Capital Markets made a financial presentation to the Board and delivered its oral opinion, subsequently confirmed by delivery of its written opinion, that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration offered under the Arrangement was fair, from a financial point of view, to Shareholders.
      The full text of the written opinion of RBC Capital Markets, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Appendix G. RBC Capital Markets provided its opinion for the information and assistance of the Board in connection with its consideration of the Arrangement. The fairness opinion of RBC Capital Markets addresses only the fairness of the consideration offered under the Arrangement, is for the information of the Board in connection with its consideration of the proposed Arrangement only and does not constitute a recommendation as to how any Shareholder should vote with respect to the Arrangement Resolution. Shareholders are urged to read the opinion in its entirety. The summary of this opinion described in this Circular is qualified in its entirety by reference to the full text of such opinion.
      Under its engagement letter with RBC Capital Markets, Inco has agreed to pay RBC Capital Markets a fee for rendering financial advisory services, a significant portion of which is contingent upon completion of the Arrangement. Inco has also agreed to indemnify RBC Capital Markets and certain related persons against certain liabilities in connection with their engagement, including certain liabilities under securities legislation. In addition, RBC Capital Markets is currently providing financial advisory services to Inco in connection with the Teck Offer for which it may be entitled to receive a fee. RBC Capital Markets also advised Inco in connection with the Falconbridge Transaction for which it received a fee, and Royal Bank of Canada had agreed to provide bridge financing in connection with the Falconbridge Transaction, for which it has received a fee. RBC Capital Markets and its affiliates currently provide, and have provided in the past, certain financial advisory and financing services to Inco and certain financing services to Phelps Dodge and would receive, and have received in the past, fees for rendering such services.
      RBC Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Inco, Phelps Dodge or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Inco, Phelps Dodge or the Arrangement.
Fairness Opinion of Goldman Sachs
      Inco entered into an engagement letter dated October 6, 2005 with Goldman Sachs pursuant to which, among other things, Goldman Sachs agreed to provide the Board with its opinion as to the fairness of the consideration under the Combination Agreement, from a financial point of view, to Shareholders.
      At the meeting of the Board on July 15, 2006, Goldman Sachs made a financial presentation to the Board and delivered its oral opinion, subsequently confirmed by delivery of its written opinion, that, as of the date thereof and based on and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by Shareholders under the Combination Agreement was fair, from a financial point of view, to such Shareholders.
      The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Appendix H. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the Arrangement. The fairness opinion of Goldman Sachs addresses only the fairness of the consideration under the Combination Agreement, is for the information of the Board in connection with its consideration of the proposed Arrangement only and does not constitute a recommendation as to how any Shareholder should vote with respect to the Arrangement Resolution. Shareholders are urged to read the opinion in its entirety. The summary of this opinion described in this Circular is qualified in its entirety by reference to the full text of such opinion.
      Under its engagement letter with Goldman Sachs, Inco has agreed to pay Goldman Sachs a fee for rendering financial advisory services, a significant portion of which is contingent upon completion of the Arrangement. Inco has also agreed to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with their engagement, including certain liabilities under securities legislation. In addition, Goldman Sachs is currently providing financial advisory services to Inco in connection with the Teck Offer for which it may be entitled to receive a fee. Goldman Sachs also advised Inco in connection with the Falconbridge Transaction for which it received a fee, and affiliates of Goldman Sachs had agreed to provide bridge financing in connection with the Falconbridge Transaction, for which such affiliates of Goldman Sachs have received a fee. Goldman Sachs has provided certain financial advisory and investment banking services to Inco and Phelps Dodge from time to time. Goldman Sachs also may provide investment banking services to Inco and Phelps Dodge in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.
Regulatory Matters
      Competition Act (Canada). The combination of Phelps Dodge with Inco is subject to the requirements of the Competition Act, which prevents Phelps Dodge and Inco from completing the Arrangement until the expiration, earlier termination, or waiver of the prescribed waiting period under Part IX of the Competition Act. Phelps Dodge and Inco have agreed that the Arrangement is conditional upon the receipt of an advance ruling certificate issued under Section 102 of the Competition Act (“ARC”), or in the alternative to an ARC, the waiver, expiration or earlier termination of the prescribed waiting period under Part IX of the Competition Act and receipt of a letter from the Commissioner or a person authorized by the Commissioner that she has determined not to make an application for an order under Section 92 of the Competition Act in respect of the transactions contemplated by the Arrangement. Phelps Dodge and Inco have filed the requisite pre-merger notification with the Commissioner. On July 25, 2006, Phelps Dodge announced that it had received antitrust clearance from the Commissioner relating to the proposed Arrangement.
      Investment Canada Act (Canada). The combination of Phelps Dodge with Inco is subject to the requirements of the Investment Canada Act, which prevents Phelps Dodge and Inco from completing the Arrangement until Phelps Dodge receives the requisite approval, actual or deemed, from the Minister of Industry. Phelps Dodge has filed an Application for Review with the Investment Review Division of Industry Canada.
      HSR Act. The combination of Phelps Dodge with Inco is subject to the requirements of the HSR Act, which prevents Phelps Dodge and Inco from completing the Arrangement until Phelps Dodge and Inco furnish required information and materials to the DOJ and the FTC and the applicable waiting period is terminated or expires. On July 12, 2006, Phelps Dodge announced that it had received antitrust clearance from the DOJ relating to the proposed Arrangement.
      EC Merger Regulation Filing. The Arrangement is subject to the requirements of the Council Regulation, which prevents Phelps Dodge and Inco from completing the Arrangement until Phelps Dodge furnishes required information and materials to the EC, and the applicable waiting period is terminated or expires. Phelps Dodge filed the Form CO Merger Notification pursuant to the Council Regulation with the EC on August 1, 2006.
      The DOJ, the FTC, the Commissioner and the EC may challenge the Arrangement on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the Arrangement, any of the DOJ, the FTC, the Commissioner or the EC could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Arrangement or permitting completion subject to regulatory concessions or conditions. In respect of the Commissioner only, if she issues an ARC she cannot, if the Arrangement is substantially completed within one year of the issuance of the ARC, challenge the transaction solely on the basis of information that is the same or substantially the same as the information on which she issued the ARC. The Minister of Industry under the Investment Canada Act is not required to approve the Arrangement unless he is satisfied that the Arrangement is likely to be of net benefit to Canada. Inco cannot provide any assurance that a challenge to the Arrangement will not be made or that, if a challenge is made, it will not succeed or that the approval of the Minister of Industry will be obtained.
      Indonesian Capital Markets Regulation. PT Inco is a public Indonesian company with its shares listed on the Jakarta Stock Exchange. An Indonesian capital markets regulation targeting indirect acquisitions requires that, in certain circumstances, a new controlling party of a public Indonesian company must make a tender offer to certain other shareholders of the company. A shareholder of PT Inco, Inco’s 60.8% owned subsidiary, has publicly asserted that the proposed combination of Phelps Dodge and Inco under the terms of the Combination Agreement will result in the creation of a new controlling party in respect of PT Inco therefore requiring the Combined Company to make a tender offer for the shares of PT Inco. While Inco believes that the Combined Company would not be required to undertake a tender offer under the terms of the relevant Indonesian capital markets regulation, shareholders of PT Inco could take legal action seeking to compel such a tender offer and it is possible that an order to this effect might be granted. Of the shares of PT Inco not held by Inco, approximately 20.1% are held by Sumitomo Metal Mining Co. Ltd., 18% of the shares of PT Inco are held by the public and the remaining shares are held by a number of other small shareholders. As of August 2, 2006, there were 993,633,872 shares of PT Inco outstanding. The closing price of the PT Inco shares on the Jakarta Stock Exchange on August 2, 2006 was 20,450 Indonesian Rupiah (equal to $2.25 based on the exchange rate in effect on that date). If Phelps Dodge or the Combined Company was ordered to make a tender offer for the shares of PT Inco, Inco understands that such tender offer would need to be made to the approximately 19% of the shares held by the public and certain other small shareholders of PT Inco.
Phelps Dodge Shareholder Approval
      Phelps Dodge expects to hold the Phelps Dodge Meeting during the week of September 17, 2006. At the Phelps Dodge Meeting, the Phelps Dodge Shareholders will be asked to approve (i) amendments to Phelps Dodge’s restated certificate of incorporation to change Phelps Dodge’s name to “Phelps Dodge Inco Corporation”, increase the number of authorized Phelps Dodge Shares from 300 million to 800 million and to increase the maximum number of members of the Phelps Dodge board of directors from 12 to 15; and (ii) the proposed issuance of Phelps Dodge Shares in connection with the completion of the Arrangement.
      Phelps Dodge requires the affirmative vote of the holders of a majority of the outstanding Phelps Dodge Shares entitled to vote in order to approve the amendments to its amended and restated certificate of incorporation referred to above. Phelps Dodge requires the affirmative vote of the holders of a majority of the Phelps Dodge Shares voting on the proposal (so long as the total number of votes cast on the proposal represents a majority of the Phelps Dodge Shares outstanding) in order to pass the share issuance proposal referred to above.
Stock Exchange Approvals
      It is a condition to completing the Arrangement that the Phelps Dodge Shares to be issued to holders of Inco Shares in connection with the completion of the Arrangement be approved for listing on the NYSE subject only to official notice of issuance and other customary conditions. It is also a condition to completing the Arrangement that all the Phelps Dodge Shares be approved for listing on the TSX, subject only to customary conditions. On July 26, 2006, the TSX conditionally approved the listing of Phelps Dodge Shares (including the Phelps Dodge Shares to be issued in connection with the completion of the Arrangement), subject to the satisfaction of the customary requirements of the TSX. Phelps Dodge expects to obtain NYSE approval for the listing of the Phelps Dodge Shares to be issued in connection with the completion of the Arrangement prior to the Effective Date.
Fees, Costs and Expenses
      All expenses incurred in connection with the Combination Agreement and the transactions contemplated by the Combination Agreement will be paid by the party incurring those expenses, except in specified circumstances in which reimbursement or sharing of expenses may be required by the Combination Agreement. The circumstances in which reimbursement of expenses may be required are described under “The Combination Agreement — Termination Fees and Expenses” beginning on page 88 of this Circular.
Expenses of the Arrangement
      Inco estimates that expenses in the aggregate amount of approximately $125 million will be incurred by Inco if the Arrangement is completed including, without limitation, financial advisors’ fees, legal and accounting fees, filing fees, proxy solicitation fees and the costs of printing, preparing and mailing this Circular.
Accounting Treatment of the Arrangement
      Upon completion of the Arrangement and assuming no Shareholders exercise their Dissent Rights, former shareholders of Inco are expected to own approximately 43% of the outstanding common shares of the Combined Company on a non-diluted basis. In addition to considering these relative shareholdings, Phelps Dodge also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of the Combined Company, and the amount and terms of the total consideration to be paid by Phelps Dodge to acquire Inco, in determining the acquirer for accounting purposes. Based on the weight of these factors, Phelps Dodge concluded that it will be the acquirer for accounting purposes.
      In accordance with U.S. GAAP, Phelps Dodge will account for the combination using the purchase method of accounting. Accordingly, the assets and liabilities of Inco will be recorded by Phelps Dodge at their respective fair values at the time of the combination. The excess of Phelps Dodge’s purchase price over the net fair value of assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill. Phelps Dodge will record amortization expense over the useful lives of amortizable intangible assets acquired in connection with the combination. Goodwill will be periodically assessed for impairment but not less frequently than on an annual basis. To the extent that goodwill becomes impaired, Phelps Dodge may be required to record material charges relating to the impairment of that asset. Any such charges could have a material impact on the carrying value of the Combined Company’s assets and the Combined Company’s results of operations. Long-lived depreciable assets recorded at fair value pursuant to purchase accounting will be depreciated, depleted or amortized over their respective useful lives and will be evaluated for impairment when events or changes in economic circumstances indicate the carrying amount of such assets may not be recoverable. Metal inventories recorded at fair value pursuant to purchase accounting will be subject to periodic assessments for lower-of-cost-or-market adjustments. To the extent that market values fall below carrying values in future reporting periods, the Combined Company may be required to record material charges relating to such adjustments.
Repurchase of Phelps Dodge Shares
      Subject to applicable law, Phelps Dodge, at various times as price and market conditions warrant, repurchases its common shares. At the time the proposed Arrangement was announced, Phelps Dodge announced that its board of directors had authorized repurchases of Phelps Dodge Shares in an amount not to exceed $5.0 billion, which repurchases will not commence until the Arrangement is completed.
Interests of Inco Directors and Executive Officers in the Arrangement
      You should be aware that members of Inco’s management and the Board have interests in the Arrangement that may be different from, or in addition to, the interests of Inco Shareholders generally. These interests include the following:
Executive Employment Agreements
      In order to encourage them to remain in Inco’s service, Inco has entered into agreements (“Executive Employment Agreements”) with each of (i) Scott M. Hand, (ii) Peter J. Goudie, (iii) Robert D.J. Davies, (iv) Ronald C. Aelick, (v) Mark Cutifani, and (vi) Simon A. Fish (collectively, the “Senior Officers”) which entitle them, in the event of (a) involuntary termination of employment (except for cause) or resignation under circumstances making such resignation not wholly voluntary (“Good Cause Resignation”) or (b) involuntary termination of employment (except for cause) or a Good Cause Resignation within two years following a change in control of Inco (as defined in such agreements), to receive a lump sum severance payment equal to the salary and certain other payments payable over 36 months, and to continue to receive benefits (including payments to which they would be entitled under certain incentive plans as a result of a change in control and participation in medical, insurance and certain other benefit plans) for a period not exceeding 36 months, and to exercise for a period of up to five years any vested or unvested Inco Options and related Inco SARs outstanding as of the date of an involuntary termination of employment or Good Cause Resignation. These agreements also provide that, during such severance period, each such Senior Officer will continue to receive applicable age and service credits under Inco’s non-qualified retirement plans but such retirement benefits would generally not be payable until the expiration of such severance period, and will also be entitled to certain gross up payments in respect of certain U.S. excise taxes, if applicable, payable under these Executive Employment Agreements as a result of an involuntary termination or Good Cause Resignation following a change in control under clause (b) above. The rights outlined in this paragraph are in lieu of any rights which such individual would have had at common law and are in addition to rights which such individual may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of Inco. Completion of the Arrangement will result in a change in control under the Executive Employment Agreements.

      Inco has also entered into agreements with each of Stephanie E. Anderson, Edward H. Bassett, Subhash Bhandari, Mark J. Daniel, Bruce R. Drysdale, Anthony O. Filmer, Samantha Hogg, John B. Jones, Gary G.D. Kaiway, William B. Kipkie, Ronald A. Lehtovaara, William A. Napier and S. Nicholas Sheard (the “Other Officers”) under which such officers will be entitled, in the event of involuntary termination of employment (except for cause) or Good Cause Resignation within two years following a change in control of Inco (as defined in such agreements), to receive substantially the same compensation and other benefits as those referred to under clause (b) of the preceding paragraph. Such rights are in lieu of any rights which such officers would have had at common law and are in addition to rights which they may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of Inco. Completion of the Arrangement will result in a change in control of Inco under such agreements. Inco has authorized the implementation of arrangements with certain financial institutions to secure the lump sum severance payments that may be payable to any Senior Officer or Other Officer following a change of control, subject to the terms of the Combination Agreement.
      Inco has also agreed to provide relocation expenses to Scott M. Hand and Peter J. Goudie should they elect to relocate from Canada to their country of origin following (i) involuntary termination of employment (except for cause) or Good Cause Resignation or (ii) retirement. In addition to relocation expenses, Inco has also agreed to provide supplemental assistance to Mr. Hand, including a transition allowance and certain financial assistance with respect to Canadian departure taxes, if any. Inco has also agreed to provide normal transportation expenses to Mark Cutifani, Robert D.J. Davies, Philippus F. du Toit, Anthony O. Filmer and S. Nicholas Sheard should they elect to relocate from Canada to their respective countries of origin in the event of involuntary termination of employment (except for cause) or Good Cause Resignation.
      All outstanding options and related Inco SARs which have been granted under the KEIPs will become vested and exercisable in full in the event of a change of control (as defined in the KEIPs). Completion of the Arrangement will result in a change of control for purposes of the KEIPs.
Personnel Retention Program
      Following the announcement of the Original Teck Offer, Inco evaluated various matters relevant to personnel retention to ensure that its ability to maintain its business and achieve an optimal outcome for Shareholders would not be damaged by the loss of critical personnel during the period of extreme uncertainty caused by the Teck Offer. In addition, the Board considered that Inco had previously deferred its annual grant of Inco Options until the resolution of the Falconbridge Transaction. On May 11, 2006, the Board determined that it was in the best interests of Inco to put in place certain initiatives designed to ensure that the commitment and job performance of the personnel in question do not suffer as a result of the distractions created by the Teck Offer. Accordingly, the Board approved (i) guaranteed severance arrangements (the “Severance Arrangements”) for approximately 25 key employees of Inco not named above (the “Key Employees”) and (ii) cash retention payments (the “Retention Arrangements”) for a broader group of Inco’s employees. The Retention Arrangements were provided to each of Scott M. Hand, Peter J. Goudie, Robert D.J. Davies, Ronald C. Aelick, Mark Cutifani and Simon A. Fish on May 29, 2006, and to the remaining Other Officers, Key Employees and other Inco employees, generally corresponding to the group of employees of Inco and its subsidiaries who are eligible to receive option awards each year. Payments under the Retention Arrangements are payable in cash upon the earlier of (i) March 31, 2007, and (ii) the occurrence of a change of control (as that term is defined in the Retention Arrangements). The Board has authorized an increase in the payments under the Retention Arrangements, effective August 10, 2006, taking into consideration, among other things, the continued deferral of the annual grant of Inco Options, which increase is subject to the terms of the Combination Agreement. Inco believes that the initiatives described above are consistent with industry practice. Furthermore, the Board has determined, in the aggregate, that the incremental costs of the Severance Arrangements and the Retention Arrangements would not be a material cost to Inco nor a deterrent to Inco being able to pursue and potentially realize upon other strategic alternatives. Completion of the Arrangement will result in a change of control under the Severance Arrangements and the Retention Arrangements.
Indemnification of Officers and Directors
      Under the terms of the Combination Agreement, Phelps Dodge has agreed to fulfill and will cause Inco and/or its subsidiaries to fulfill and honour in all respects Inco’s obligations pursuant to any indemnification agreements in effect immediately prior to the Effective Time and under any indemnification provisions under Inco’s charter documents or applicable laws. In addition, if Inco or Phelps Dodge is unable to obtain “tail” insurance policies with a claims period of at least six years from and after the Effective Time from Inco’s current insurance carrier or one with a better credit rating, Phelps Dodge will cause Inco or its successors to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Inco’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Effective Time on terms comparable to those applicable to the current directors and officers of Inco. See “The Combination Agreement — Officers’ and Directors’ Indemnification and Insurance” beginning on page 90 of this Circular.
Appointments to Phelps Dodge Board of Directors
      After the consummation of the Arrangement, it is expected that the board of directors of the Combined Company will include four individuals who are members of the current Board. See “Phelps Dodge and Inco after the Arrangement — Directors and Officers” beginning on page 92 of this Circular.
Inco Options and Inco Restricted Shares
      As noted above, outstanding Inco Options to purchase Inco Shares will vest upon completion of the Arrangement. However, pursuant to the Plan of Arrangement, each outstanding Inco Option that has not been exercised prior to the Effective Time will be cancelled and exchanged for a Phelps Dodge Option to purchase a number of Phelps Dodge Shares equal to the number of Inco Shares that would be deliverable upon exercise of the Inco Option multiplied by the Stock Award Exchange Ratio, rounded down to the next whole number of Phelps Dodge Shares. The term to expiration, conditions to and manner of exercising and all other terms and conditions of the replacement options (other than vesting) will otherwise be unchanged from those of the Inco Option in exchange for which they are issued. See “Arrangement Mechanics — The Arrangement” beginning on page 70 of this Circular. Pursuant to the Plan of Arrangement, each Inco Restricted Share outstanding immediately prior to the Effective Time will be transferred to Phelps Dodge Canada in exchange for a replacement Phelps Dodge Restricted Share to acquire or receive that number of Phelps Dodge Shares equal to the Stock Award Exchange Ratio. The replacement Phelps Dodge Restricted Shares will otherwise be subject to the same terms and conditions applicable to the Inco Restricted Shares under the relevant KEIP. See “Arrangement Mechanics — The Arrangement” beginning on page 70 of this Circular. As of August 2, 2006, Inco’s directors and executive officers held, in the aggregate, 1,201,053 Inco Options (including Inco SARs) and 132,054 Inco Restricted Shares.
Management Incentive Payments
      Inco will, upon a change of control of the company (including pursuant to the Arrangement), make cash incentive awards in respect of 2006 under its 2006 Management Incentive Plan (the “MIP”) to participants in the MIP, such awards to be based, in accordance with the MIP plan design and subject to the terms of the Combination Agreement, upon target results for controllable measures, actual return on capital employed for Inco and an individual performance-based discretionary adjustment, pro rated to the date of the change of control. Inco will also make, upon a change of control of the company, pursuant to its Mid-Term Incentive Plan (“MTIP”) awards of Inco Restricted Shares together with cash generally sufficient to pay the tax liability on the value of such Inco Restricted Shares, with such awards being pro rated to the date of the change of control. Such awards shall be made in accordance with the terms of the MTIP, and based on the assumptions that targeted performance for Inco for such year shall have been achieved, individual performance or other rating for the recipient for such year shall have been achieved and all other pre-conditions for the award shall have been satisfied, with such awards being pro rated to the date of change of control. In addition, Phelps Dodge has agreed under the terms of the Combination Agreement to the payment by Inco of bonuses with respect to 2006 and/or 2007 performance that are in addition to any existing bonus plans or other contractual entitlements up to an aggregate maximum of Cdn.$15 million and, in addition, bonuses to certain key individuals who were instrumental in Inco’s recent strategic initiatives up to an aggregate maximum of Cdn.$3.5 million. These payments, if authorized by the Board, are expected to be payable upon a change of control of Inco.

ARRANGEMENT MECHANICS
      This section describes the material provisions of the Plan of Arrangement. The following description of the Plan of Arrangement is subject to, and qualified in its entirety by reference to, the Plan of Arrangement, the form of which is attached as Appendix D to this Circular and forms a part of this Circular. You should read the entire form of Plan of Arrangement carefully.
The Arrangement
      Pursuant to the terms of the Plan of Arrangement, at the Effective Time, the following events will occur and be deemed to occur in the following order:

(a)	each Inco Share outstanding immediately prior to the Effective Time (other than an Inco Restricted Share or an Inco Share held directly or indirectly by Phelps Dodge) will be transferred by the holder thereof to Phelps Dodge Canada in exchange for (i) the number of Phelps Dodge Shares equal to the Exchange Ratio, and (ii) cash in the amount of the Cash Consideration (payable in either Canadian or U.S. dollars at the election of the holder as indicated in the holder’s Letter of Transmittal or, in the absence of any election, in Canadian dollars), and the name of such holder will be removed from the register of holders of Inco Shares, and Phelps Dodge Canada will be recorded as the registered holder of such Inco Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances;

(b)	each Inco Restricted Share outstanding immediately prior to the Effective Time will be transferred by the holder thereof to Phelps Dodge Canada in exchange for a number of Phelps Dodge Shares equal to the Stock Award Exchange Ratio, and the name of such holder will be removed from the register of holders of Inco Shares, and Phelps Dodge Canada will be recorded as the registered holder of such Inco Restricted Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances, and the former holder of each Inco Restricted Share shall hold the Phelps Dodge Shares receivable in exchange on the same terms and conditions as were applicable to such Inco Restricted Share pursuant to the KEIP under which it was issued and the agreement evidencing the grant thereto prior to the Effective Time;

(c)	(i) each Inco Option outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and in exchange therefor the holder shall receive a fully vested option granted by Phelps Dodge (a “Converted Phelps Dodge Option”) to acquire (on the same terms and conditions other than vesting as were applicable to such Inco Option pursuant to the relevant Inco Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Phelps Dodge Shares determined by multiplying (A) the number of Inco Shares subject to such Inco Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio; (ii) the exercise price per Phelps Dodge Share subject to any such Converted Phelps Dodge Option (the “Converted Phelps Dodge Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent and expressed in U.S. dollars based on the closing exchange rate of the Bank of Canada for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) equal to the quotient of (A) the exercise price, expressed in Canadian dollars, per Inco Share subject to such Inco Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, provided that the exercise price otherwise determined shall be increased to the extent required to ensure that the In The Money Amount of the Converted Phelps Dodge Option is equal to the In The Money Amount of the corresponding Inco Option; and (iii) if a particular Inco Option includes an Inco SAR, the corresponding Converted Phelps Dodge Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Inco SAR (including the right to exercise it in respect of part of the Converted Phelps Dodge Option to which it relates) except that the stock appreciation right, which may be exercised in lieu of, but not in addition to, the Converted Phelps Dodge Option, will represent the right to receive, upon exercise (and consequent surrender of the Converted Phelps Dodge Option), (1) the number of Phelps Dodge Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Phelps Dodge Shares subject to the corresponding Converted Phelps Dodge Option and (B) the aggregate Converted Phelps Dodge Option Exercise Price, (2) the equivalent amount of cash, or (3) an equivalent combination thereof, as Phelps Dodge may determine in its sole discretion. The foregoing conversion mechanism will be adjusted to the extent required to comply with

Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable;

(d)	Phelps Dodge Canada will issue one common share to Phelps Dodge US Subco for each Phelps Dodge Share delivered by Phelps Dodge US Subco on behalf of Phelps Dodge Canada to be delivered to the holders of Inco Shares pursuant to the Arrangement and Phelps Dodge Canada will add to the stated capital account maintained for its common shares the fair market value of the Phelps Dodge Shares so delivered;

(e)	Phelps Dodge Canada will transfer to Phelps Dodge Canada Subco all of the Inco Shares (including for greater certainty all Inco Restricted Shares) acquired pursuant to the Plan of Arrangement in exchange for the issuance by Phelps Dodge Canada Subco of one common share of Phelps Dodge Canada Subco for each Inco Share acquired and Phelps Dodge Canada Subco shall add to the stated capital account maintained for its common shares the fair market value of the Inco Shares and Inco Restricted Shares acquired by Phelps Dodge Canada Subco; and

(f)	Phelps Dodge Canada Subco and Inco will amalgamate to form Amalco and continue as one corporation. Upon the amalgamation:

(i)	the property, rights, privileges and franchises of each amalgamating corporation will continue to be the property, rights, privileges and franchises of Amalco and Amalco will continue to be liable for the obligations of each amalgamating corporation, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities and debts of each of the amalgamating corporations (in each case excluding any security issued by one amalgamating corporation and held by the other amalgamating corporation and any liability or obligation of one amalgamating corporation to the other amalgamating corporation);

(ii)	an existing cause of action, claim or liability will be unaffected (except for any cause of action, claim or liability of one amalgamating corporation against or to the other amalgamating corporation);

(iii)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may continue to be prosecuted by or against Amalco (except for any such action or proceeding by one amalgamating corporation against the other amalgamating corporation);

(iv)	a conviction against, or ruling, order or judgment in favour of or against an amalgamating corporation may be enforced by or against Amalco;

(v)	the Articles of Arrangement will be deemed to be the articles of amalgamation of Amalco and, except for the purposes of subsection 104(1) of the CBCA, the Certificate will be deemed to be the certificate of amalgamation of Amalco;

(vi)	all issued and outstanding Inco Shares, including for greater certainty all issued and outstanding Inco Restricted Shares and Inco Shares held directly or indirectly by Phelps Dodge, will be cancelled without any repayment of capital in respect thereof;

(vii)	all issued and outstanding common shares in the capital of Phelps Dodge Canada Subco will be cancelled and Phelps Dodge Canada will receive on the amalgamation one common share in the capital of Amalco for each common share of Phelps Dodge Canada Subco previously held; and

(viii)	Amalco will add to the stated capital account maintained for its common shares the stated capital of the common shares of Phelps Dodge Canada Subco immediately prior to the amalgamation.
      Upon completion of the Arrangement and assuming no Shareholders exercise their Dissent Rights, former shareholders of Inco are expected to own approximately 43% of the outstanding common shares of the Combined Company on a non-diluted basis.
Procedures for Exchange by Inco Shareholders
      On or before the Effective Time, Phelps Dodge or Phelps Dodge US Subco will, on behalf of Phelps Dodge Canada, deposit with the Depositary, for the benefit of Shareholders, (i) certificates representing the Phelps Dodge Shares issuable pursuant to the Combination Agreement and Plan of Arrangement in exchange for the Inco Shares of such Inco Shareholders and (ii) sufficient funds for the purpose of paying the Cash Consideration for the Inco Shares under the Plan of Arrangement. Phelps Dodge will cause Phelps Dodge Canada to make available to the Depositary cash sufficient to pay cash in lieu of fractional shares that would otherwise be issuable pursuant to the Plan of Arrangement.

      The details of the procedures for the deposit of share certificates where issued and the delivery by the Depositary of Phelps Dodge Shares and cash are set out in the Letter of Transmittal accompanying this Circular. The details of the procedures for Shareholder election to receive the Cash Consideration in U.S. dollars are also set out in the Letter of Transmittal. Shareholders who have not received a Letter of Transmittal should contact the Depositary at 1-800-387-0825.
      Shareholders who forward a properly completed and signed Letter of Transmittal, together with accompanying share certificates, at or prior to 5:00 p.m. (Toronto time) on September 6, 2006 will be forwarded the Phelps Dodge Shares and Cash Consideration to which they are entitled under the Arrangement (together with any cash in lieu of fractional shares, as described below) as soon as practicable after the Effective Date. Shareholders who deposit properly completed and signed Letters of Transmittal, together with accompanying share certificates, after 5:00 p.m. (Toronto time) on September 6, 2006 will be forwarded the Phelps Dodge Shares and Cash Consideration to which they are entitled under the Arrangement (together with any cash in lieu of fractional shares, as described below) to which they are entitled under the Arrangement as soon as practicable after the later of the Effective Date and the date of receipt by the Depositary of the relevant Letter of Transmittal and accompanying share certificates. Under no circumstances will interest on the consideration payable in connection with the Arrangement accrue or be paid by Inco, Phelps Dodge Canada or any affiliate thereof or the Depositary to persons depositing Inco Shares in connection with the Arrangement, regardless of any delay in making such payment.
      No dividends or other distributions paid, declared or made with respect to Phelps Dodge Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered share certificate that immediately prior to the Effective Time represented outstanding Inco Shares unless and until the holder properly surrenders such share certificate to the Depositary. After the Effective Time, there will be no further transfers on the share transfer books of Inco.
      Until surrendered to the Depositary, share certificates that represented Inco Shares prior to the transaction will only represent a right to receive one or more share certificates representing Phelps Dodge Shares plus the Cash Consideration or cash in lieu of a fractional share to which the former Inco Shareholder is entitled. The share certificates that formerly represented Inco Shares will not entitle the holder of such share certificates to any other rights as an Inco Shareholder.
      Certificated Inco Shares may be delivered to the Depositary for up to six years after the Effective Date. At the end of that period, any Phelps Dodge Shares and cash held by the Depositary will be returned to Phelps Dodge. Phelps Dodge, Inco, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Subco, Amalco and the Depositary will not be liable to any person in the event that any consideration is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      If a share certificate has been lost, stolen or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded, together with an affidavit describing that fact, to the Toronto office of the Depositary. The Depositary will respond with its share certificate replacement requirements. Inco Shareholders who have lost or destroyed certificates representing Inco Shares should provide a telephone number to the Depositary so that they may be contacted.
      Any use of the mail to transmit a share certificate, a related Letter of Transmittal, and any other required documents is at the risk of the Shareholder. If these documents are mailed, it is recommended that registered mail, with (if applicable) return receipt requested, properly insured, be used.
      Shareholders whose Inco Shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary should contact that intermediary for instructions and assistance in delivering share certificates representing those Inco Shares.
Fractional Shares
      No fractional Phelps Dodge Shares will be issued pursuant to the Arrangement. In lieu of any fractional Phelps Dodge Shares, each Inco Shareholder otherwise entitled to a fractional interest in a Phelps Dodge Share will receive a cash payment equal to the product of such fractional interest and the volume weighted average closing price of Phelps Dodge Shares on the NYSE on the last five trading days immediately before the Effective Date. Any payment in lieu of a fractional share will be made in the same currency as the payment of the Cash Consideration pursuant to the Arrangement and, if such payment is to be made in Canadian dollars, the amount of the payment will be converted from U.S. dollars to Canadian dollars based on the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date.
Court Approval of the Arrangement and Completion of the Arrangement
      An arrangement under the CBCA requires Court approval. Prior to the mailing of this Circular, Inco obtained the Interim Order from the Court providing for the calling and holding of the Meeting and other procedural matters. A copy of each of the Interim Order and the notice of application for the Final Order is attached to this Circular as Appendix E.
      Subject to the approval of the Arrangement Resolution by Shareholders at the Meeting, and satisfaction or waiver of certain other conditions, the hearing in respect of the Final Order is expected to take place on or about September 12, 2006 at 10:00 a.m. (Toronto time) in the Ontario Superior Court of Justice at 393 University Avenue, Toronto, Ontario.
      Any Shareholder or other person who wishes to appear or be represented and to present evidence or arguments must serve and file a notice of appearance as described in the Notice of Application for the Final Order and satisfy the requirements of the Court as set out in the Interim Order, as well as any other requirements which the Court may direct. In making its determination, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. In making its determination, the Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.
Dissenting Shareholder Rights
      Under the Interim Order, (i) each Registered Shareholder as of August 2, 2006, the record date for the Meeting, (ii) each Non-registered Shareholder as of August 2, 2006 who becomes a Registered Shareholder as of the Dissent Deadline, and (iii) each holder of Inco Options, holder of Warrants, holder of LYONs Notes, holder of Convertible Debentures and holder of Subordinated Convertible Debentures as of August 2, 2006 who (a) exercises his or her Inco Options, Warrants or conversion rights prior to the Dissent Deadline and (b) is a Registered Shareholder as of the Dissent Deadline, has been granted the right to dissent from the Arrangement Resolution to be considered at the Meeting. Any Registered Shareholder of Inco Shares who properly dissents from the Arrangement Resolution will be entitled, in the event the Arrangement becomes effective, to be paid by Phelps Dodge Canada the fair value of the Inco Shares held by the Dissenting Shareholder determined as of the Effective Time.
      A Shareholder may only exercise the right to dissent with respect to all the shares of a class held by the Shareholder on behalf of any one beneficial owner and registered in the Shareholder’s name. As a consequence, a Shareholder may only exercise the right to dissent in respect of Inco Shares that are registered in that Shareholder’s name. In many cases, Inco Shares held by a Non-registered Shareholder are registered either (a) in the name of an intermediary that the Non-registered Shareholder deals with in respect of the Inco Shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered registered retirement savings plans (as defined under the Tax Act), registered retirement income funds (as defined under the Tax Act), registered education savings plans and similar plans (as defined under the Tax Act), and their nominees) or (b) in the name of a clearing agency (such as CDS) of which the intermediary is a participant. Accordingly, a Non-registered Shareholder will not be entitled to exercise the right to dissent directly (unless the Inco Shares are re-registered in the Non-registered Shareholder’s name). A Non-registered Shareholder who wishes to exercise the right to dissent should immediately contact the broker or other intermediary with whom the Non-registered Shareholder deals in respect of the Inco Shares and either:

•	instruct the intermediary to exercise the right to dissent on the Non-registered Shareholder’s behalf (which, if the Inco Shares are registered in the name of CDS or other clearing agency, would require that the Inco Share first be re-registered in the name of the intermediary); or

•	instruct the intermediary to re-register the Inco Shares in the name of the Non-registered Shareholder, in which case the Non-registered Shareholder would have to exercise the right to dissent directly.
      A Registered Shareholder who wishes to dissent in respect of the Arrangement Resolution must provide a written objection (which is referred to in this Circular as a “dissent notice”) to Inco Limited, 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7, Attention: Secretary, facsimile number 416-361-7788, not later than the Dissent Deadline. It is important that the Registered Shareholders strictly comply with this requirement, as it is different from the statutory dissent procedures of the CBCA that would permit a dissent notice to be provided at or prior to the Meeting.

      The filing of a dissent notice does not deprive a Registered Shareholder of the right to vote at the Meeting. However, a Registered Shareholder who has submitted a dissent notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to the Inco Shares voted in favour of the Arrangement Resolution. A vote against the Arrangement Resolution will not constitute a dissent notice, but a Registered Shareholder need not vote his or her Inco Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Arrangement Resolution does not constitute a dissent notice. However, any proxy granted by a Registered Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Arrangement Resolution should be validly revoked in order to prevent the proxy holder from voting his or her Inco Shares in favour of the Arrangement Resolution and thereby causing the Registered Shareholder to forfeit his or her right to dissent. See “The Special Meeting — If You Change Your Mind” beginning on page 45 of this Circular.
      Within 10 days after Shareholders approve the Arrangement Resolution, Inco is required to notify each Dissenting Shareholder that the Arrangement Resolution has been approved. Such notice is not required to be sent to any Shareholder who voted for the Arrangement Resolution or who has withdrawn his or her dissent notice.
      A Dissenting Shareholder who has not withdrawn his or her dissent notice must, within 20 days after receipt of notice that the Arrangement Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after he or she learns that the Arrangement Resolution has been approved, send to Inco a written demand containing his or her name and address, the number of Inco Shares in respect of which he or she dissents and a demand for payment of the fair value of those Inco Shares. Within 30 days after sending a demand for payment, the Dissenting Shareholder must send to Inco or its transfer agent the certificates representing the Inco Shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send certificates representing the Inco Shares in respect of which he or she dissents forfeits his or her right to dissent and, if the Arrangement Resolution has been approved, will be deemed to have participated in the Arrangement and will be deemed to have transferred such Inco Shares to Phelps Dodge Canada in exchange for Phelps Dodge Shares and cash at the time and on the terms set out in the Plan of Arrangement. Inco or its transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will promptly return the share certificates to the Dissenting Shareholder.
      After sending a demand for payment, a Dissenting Shareholder ceases to have any rights as a Shareholder of the Inco Shares in respect of which the Shareholder has dissented other than the right to be paid the fair value of such shares as determined under Section 190 of the CBCA, unless:

•	the Dissenting Shareholder withdraws the demand for payment before Phelps Dodge Canada makes a written offer to pay;

•	Phelps Dodge Canada fails to make a timely offer to pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws his or her demand for payment; or

•	the Board revokes the Arrangement Resolution,
in all of which cases the Dissenting Shareholder’s rights as a Shareholder will be reinstated and, if the Arrangement is completed, such Inco Shares will be subject to the Arrangement.
      In addition, pursuant to the Plan of Arrangement, Registered Shareholders who duly exercise their right of dissent and who (i) are determined to be entitled to be paid fair value for their Inco Shares will be deemed to have transferred their Inco Shares to Phelps Dodge Canada as of the Effective Time immediately prior to the transfer of Inco Shares by non-Dissenting Shareholders in consideration for a payment of such fair value; or (ii) are not entitled, for any reason, to be paid fair value for their Inco Shares will be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder of Inco Shares and will receive Phelps Dodge Shares and Cash Consideration in accordance with the Plan of Arrangement.
      Phelps Dodge Canada is required in respect of the Arrangement Resolution, not later than seven days after the later of the Effective Date and the date on which Inco received the demand for payment from a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a demand for payment an offer to pay for his or her Inco Shares in an amount considered by the directors of Phelps Dodge Canada to be the fair value of those shares, accompanied by a statement showing the manner in which the fair value was determined. Every offer to pay must be on the same terms. Phelps Dodge Canada must pay for the Inco Shares of a Dissenting Shareholder within 10 days after an offer to pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Phelps Dodge Canada does not receive an acceptance of that offer within 30 days after the offer to pay has been made.
      If Phelps Dodge Canada fails to make an offer to pay for a Dissenting Shareholder’s Inco Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, Phelps Dodge Canada may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for the Inco Shares of Dissenting Shareholders. If Phelps Dodge Canada fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application. An application to the court by either Phelps Dodge Canada or a Dissenting Shareholder must be made in Ontario or in the Canadian province in which the Dissenting Shareholder resides if Phelps Dodge Canada carries on business in that province.
      Upon an application to a court, all Dissenting Shareholders whose Inco Shares have not been purchased by Phelps Dodge Canada will be joined as parties and bound by the decision of the court, and Phelps Dodge Canada or will be required to notify each Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party to such application.
      The court will fix a fair value for the Inco Shares of all Dissenting Shareholders. The final order of the court will be rendered against Phelps Dodge Canada in favour of each Dissenting Shareholder and for the amount of the fair value of his or her Inco Shares as fixed by the court. The amount of the fair value fixed by the court may be more or less than the amount specified in Phelps Dodge Canada’s offer to pay. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment of the amount ordered by the court.
      The description above is only a summary of the Dissenting Shareholder provisions of the Plan of Arrangement, the CBCA and the Interim Order which are technical and complex. A copy of the Plan of Arrangement is attached as Appendix D to this Circular, a copy of the Interim Order is attached as Appendix E to this Circular and a copy of Section 190 of the CBCA is attached as Appendix I to this Circular. It is recommended that any Shareholder wishing to exercise a right to dissent seek legal advice as failure to comply strictly with the provisions of the Interim Order, the CBCA and the Plan of Arrangement may result in the loss or unavailability of the right of dissent.
      One of the conditions to Phelps Dodge’s obligation to complete the Arrangement is that holders of no more than 10% of all Inco Shares have exercised Dissent Rights in respect of the Arrangement. See “The Combination Agreement — Conditions to the Arrangement” beginning on page 87 of this Circular.
      For a description of the Canadian federal income tax consequences to a Dissenting Shareholder, see “Taxation — Certain Canadian Federal Income Tax Considerations” beginning on page 94 of this Circular. For a description of the U.S. federal income tax consequences to a Dissenting Shareholder, see “Taxation — Certain U.S. Federal Income Tax Consequences” beginning on page 97 of this Circular.
Stock Exchange Listings
      On July 26, 2006, the TSX conditionally approved the listing of Phelps Dodge Shares (including the Phelps Dodge Shares to be issued in connection with the completion of the Arrangement), subject to the satisfaction of the customary requirements of the TSX. Phelps Dodge expects to obtain NYSE approval for the listing of the Phelps Dodge Shares to be issued in connection with the completion of the Arrangement prior to the Effective Date.
      After the Effective Time, the Inco Shares will be delisted from the NYSE and the TSX and will be deregistered under the 1934 Act.
Resale of Phelps Dodge Shares Received in the Arrangement
United States
      The Phelps Dodge Shares to be delivered by Phelps Dodge Canada to Shareholders pursuant to the Combination Agreement and the Plan of Arrangement will not be registered under the 1933 Act. Such shares will instead be issued in reliance upon the exemption provided by Section 3(a)(10) of the 1933 Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of the securities have been approved by any court, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear. In connection with the Arrangement, the Court will conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed delivery of Phelps Dodge Shares in exchange for outstanding Inco Shares. The Court issued the Interim Order on August 10, 2006. If the Arrangement Resolution is approved by Shareholders, the Court will hold a hearing on the fairness of the Arrangement on or about September 12, 2006. See “Court Approval of the Arrangement and Completion of the Arrangement”.
      The Phelps Dodge Shares received in exchange for Inco Shares in the Arrangement will be freely transferable under United States federal securities laws, except for Phelps Dodge Shares held by persons who are deemed to be affiliates of Inco prior to the Arrangement. However, Phelps Dodge Restricted Shares received in exchange for Inco Restricted Shares that do not vest in connection with the Arrangement will remain subject to transfer restrictions until such shares vest. Affiliates of Inco generally may not sell their Phelps Dodge Shares acquired in the Arrangement except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the 1933 Act, including Rules 144 and 145 issued by the SEC under the 1933 Act. Affiliates of Inco generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock of Inco.
      In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Phelps Dodge Shares in accordance with the Plan of Arrangement from the registration requirements of the 1933 Act, Phelps Dodge has agreed to take all necessary action to file a registration statement under the 1933 Act in order to register such Phelps Dodge Shares and use its reasonable best efforts to cause such registration statement to become effective at or prior to the Effective Time.
      This Circular does not address the requirements applicable to any resales of Phelps Dodge Shares received in the Arrangement by any person who may be deemed an affiliate of Inco.
Canada
      The issuance of Phelps Dodge Shares in connection with the Arrangement, and the issuance of Phelps Dodge Shares from time to time upon the exercise of Converted Phelps Dodge Options and the vesting of Inco Restricted Shares, will be exempt from the prospectus and registration requirements of applicable Canadian securities legislation. The sale by Shareholders of Phelps Dodge Shares received pursuant to the Arrangement will be free from restriction on the first trade of such Phelps Dodge Shares provided that (i) such sale is not a control distribution, (ii) no unusual effort is made to prepare the market or to create a demand for the Phelps Dodge Shares, (iii) no extraordinary commission or consideration is paid to a person or company in respect of such sale, and (iv) if the selling security holder is an insider or officer of Phelps Dodge, the selling security holder has no reasonable grounds to believe that Phelps Dodge is in default of securities legislation.
Ongoing Canadian Reporting Obligations
      Upon completion of the Arrangement, Inco will have been amalgamated with Phelps Dodge Canada Subco to form Amalco which will be an indirect subsidiary of Phelps Dodge. Accordingly, after the Effective Date, depending in part on whether any LYONs Notes, Convertible Debentures or Subordinated Convertible Debentures are outstanding after completion of the Arrangement and the number of holders of such securities, if any, that are resident in a province or territory of Canada, Amalco intends to apply to the securities regulatory authorities in Canada to cease to be a reporting issuer, so as to no longer be subject to statutory financial and reporting requirements under Canadian securities laws.
      As a result of the Arrangement and the listing of Phelps Dodge Shares on the TSX, Phelps Dodge will become a reporting issuer in certain provinces of Canada and will become subject to the ongoing statutory financial and other reporting requirements of applicable Canadian securities laws.

Ongoing United States Reporting Obligations
      After the Effective Time, Inco Shares will be delisted from the NYSE and will be deregistered under the 1934 Act. However, if any LYONs Notes, Convertible Debentures or Subordinated Convertible Debentures are outstanding after completion of the Arrangement, Amalco, which will be the successor entity to Inco upon completion of the Arrangement, may be subject to certain reporting requirements under the United States federal securities laws. Amalco’s reporting obligations in connection with the registered debt instruments may be suspended however if the number of holders of each of the LYONs Notes, Convertible Debentures or Subordinated Convertible Debentures falls below certain thresholds, in which case the parties to the Arrangement intend such reporting obligations to be suspended as soon as practicable in connection with the Arrangement.

THE COMBINATION AGREEMENT
      The following is a summary of selected terms of the Combination Agreement and the exhibits thereto, which constitute an integral part of the Combination Agreement. Although Inco believes that this description includes the material terms of the Combination Agreement, it may not contain all of the information that is important to Shareholders and is qualified in its entirety by reference to the Combination Agreement, including the Waiver and First Amendment, which are incorporated by reference in their entirety into, and are attached as Appendix B and Appendix C to, this Circular, respectively. Shareholders are urged to read the full text of the Combination Agreement because the rights and obligations of the parties are governed by the terms of the Combination Agreement and not by this summary or other information contained in this Circular.
      Except for the Combination Agreement’s status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Arrangement, its text is not intended to be, and should not be interpreted as, a source of factual, business or operational information about Inco or Phelps Dodge, or any of their respective affiliates. The Combination Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Combination Agreement that the parties delivered in connection with the execution of the Combination Agreement, certain other information provided by Inco or Phelps Dodge to the other party, or disclosed on or after January 1, 2004, in public filings with, in the case of Phelps Dodge, the SEC and, in the case of Inco, the Canadian securities regulatory authorities. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Combination Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to Shareholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Circular. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Original Combination Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Circular. Except for the parties themselves, under the terms of the Combination Agreement only certain other specifically identified persons are third-party beneficiaries of the Combination Agreement who may enforce it and rely on its terms. Shareholders are not third-party beneficiaries of the Combination Agreement and therefore may not directly enforce or rely upon its terms and conditions and should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Inco or Phelps Dodge, or any of their respective affiliates.
      On June 25, 2006, Inco and Phelps Dodge entered into the Original Combination Agreement under which it was agreed that, subject to the terms and conditions set forth in the Original Combination Agreement, an indirect wholly-owned Canadian subsidiary of Phelps Dodge (being Phelps Dodge Canada) would acquire all of the outstanding Inco Shares (other than those held directly or indirectly by Phelps Dodge). Certain of the provisions of the Original Combination Agreement were amended by Phelps Dodge and Inco pursuant to the Waiver and First Amendment on July 16, 2006. The Waiver and First Amendment is attached as Appendix C to this Circular.
Closing and Effective Time
      The closing of the Arrangement will take place on the second business day after the date on which all closing conditions have been satisfied or waived (subject to applicable laws and other than any conditions which by their terms cannot be satisfied until the closing date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing date) or another time as agreed to in writing by Phelps Dodge and Inco. The Arrangement will be effective at the Effective Time.
      Inco currently expects to complete the Arrangement in September 2006. However, it is possible that factors outside Inco’s control could require it to complete the Arrangement at a later time or not to complete it at all.
Combination Consideration
      Treatment of Inco Shares. At the Effective Time, each Inco Share issued and outstanding immediately prior to the Effective Time (other than Inco Restricted Shares, Inco Shares held by Dissenting Shareholders or held by Phelps Dodge or any of its subsidiaries) will be exchanged for Cdn.$20.25 cash (or, at the election of the holder of Inco Shares, the equivalent in U.S. dollars based upon the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the business day immediately preceding the Effective Date) and 0.672 of a Phelps Dodge Share.

      Inco Restricted Shares and Stock Options. Each Inco Restricted Share outstanding immediately prior to the Effective Time will be transferred to Phelps Dodge Canada in exchange for a number of Phelps Dodge Shares (on the same terms and conditions as were applicable prior to the Effective Time to such Inco Restricted Share pursuant to the relevant KEIP under which it was issued and the agreement evidencing the grant thereof) equal to the Stock Award Exchange Ratio. As of August 2, 2006, there were approximately 144,733 Inco Restricted Shares awarded and outstanding pursuant to the KEIPs.
      Each outstanding Inco Option, whether or not vested, will be cancelled and in exchange therefor the holder will receive a fully vested Phelps Dodge Option to acquire (on the same terms and conditions, other than vesting, as were applicable to such Inco Option under the relevant Inco Option Plan under which such Inco Option was issued) a number of Phelps Dodge Shares equal to the number of Inco Shares that would be deliverable upon exercise of such Inco Option multiplied by the Stock Award Exchange Ratio, rounded down to the next whole number of Phelps Dodge Shares. The exercise price per Phelps Dodge Share subject to any such Phelps Dodge Option will be an amount (rounded up to the nearest one hundredth of a cent and expressed in U.S. dollars based on the closing exchange rate of the Bank of Canada for the Canadian dollar against the U.S. dollar on the business day immediately prior to the Effective Date) equal to the quotient of (A) the exercise price, expressed in Canadian dollars, per Inco Share subject to such Inco Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, provided that the exercise price per Phelps Dodge Share otherwise determined may be increased to ensure that, immediately after the exchange, the amount by which the fair market value of a Phelps Dodge Share exceeds the exercise price of the newly-issued Phelps Dodge Option is equal to the amount by which, immediately before the exchange, the fair market value of an Inco Share exceeded the exercise price per Inco Share of the Inco Option subject to the exchange.
      If an Inco Option includes an Inco SAR, the Phelps Dodge Option for which such Inco Option is exchanged will include a stock appreciation right subject to the same terms and conditions, other than vesting, as were applicable to the Inco SAR except that such stock appreciation right, which may be exercised in lieu of but not in addition to such Phelps Dodge Option, will represent the right to receive, upon exercise, the number of Phelps Dodge Shares (rounded down to the nearest whole share) with an aggregate fair market value on the date of exercise equal to the positive difference between (a) the aggregate fair market value of the Phelps Dodge Shares subject to the corresponding Phelps Dodge Option and (b) the aggregate Phelps Dodge Option exercise price.
      The exchange mechanisms relating to the Inco Options and Inco SARs are also subject to adjustments required to comply with Section 409A of the Code, and the rules, regulations and guidance promulgated thereunder.
      As of August 2, 2006, there were 1,737,689 Inco Options and 683,300 Inco SARs outstanding.
      Upon completion of the Arrangement and assuming no Shareholders exercise their Dissent Rights, former shareholders of Inco are expected to own approximately 43% of the outstanding common shares of the Combined Company on a non-diluted basis.
Representations and Warranties
      The Combination Agreement contains a number of customary representations and warranties of Phelps Dodge and Inco, in some cases subject to certain exceptions or qualifications contained in the Combination Agreement, the disclosure schedules delivered in connection therewith, certain other information provided by Inco or Phelps Dodge to the other party, or disclosed on or after January 1, 2004, in public filings with, in the case of Phelps Dodge, the SEC and, in the case of Inco, the Canadian securities regulatory authorities, and relating to, among other things:

•	due organization, valid existence, good standing, qualification and power and authority to operate its respective business;

•	ownership of subsidiaries;

•	no violations of organizational documents;

•	capitalization and capital structure;

•	the corporate authorization and enforceability of, and board approval of, the Combination Agreement and the Arrangement;

•	the absence of conflicts with or breaches or violations of organizational documents, applicable law, material contracts or licenses in connection with performance under the Combination Agreement as a result of entering into the Combination Agreement or consummating the Arrangement;

•	compliance with laws, permits, contracts and stock exchange requirements;

•	the material accuracy of (i) reports required to be filed with Canadian securities regulatory authorities and the TSX, in the case of Inco, and with the SEC and the NYSE, in the case of Phelps Dodge, since January 1, 2004, and (ii) the financial statements included in those reports;

•	the design and maintenance of disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	absence of any litigation, claims, complaints or other similar actions which, if determined adversely, have had or would reasonably be expected to have a material adverse effect;

•	employee plans;

•	labour matters;

•	rights with respect to real and operating property;

•	mining and other operations;

•	ore reserves and mineral resources;

•	insurance;

•	taxes;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	brokers and finders fees;

•	the securityholder votes required to approve, in the case of Inco, the Plan of Arrangement and, in the case of Phelps Dodge, the restated certificate of incorporation and the authorization and issuance of its shares of common stock to be issued in connection with the Arrangement; and

•	the absence of any material adverse effect and certain other material changes or events since December 31, 2005.
      In addition to the representations and warranties described above, the Combination Agreement contains representations and warranties of Inco relating to:

•	the opinion of each of its financial advisors; and

•	the contracts relating to the transactions contemplated by the Support Agreement.
      Phelps Dodge makes representations and warranties relating to the due and valid issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement.
      The representations and warranties of each of Inco and Phelps Dodge in the Combination Agreement will terminate at the Effective Time.
      Material Adverse Effect. Numerous representations and covenants contained in the Combination Agreement are qualified by the absence of a “material adverse effect.” Under the Combination Agreement, “material adverse effect” means, with respect to each party, any fact, change, event, occurrence or effect that is or would reasonably be expected to be materially adverse to:

•	the condition (financial or otherwise) of properties, assets, liabilities, obligations, businesses, operations or results of operations of that party and its subsidiaries and material joint ventures, taken as a whole, or

•	the ability of that party to consummate the Arrangement.
      However, a material adverse effect will not have occurred in the case of any fact, change, event, occurrence or effect relating to:

•	the announcement of the execution of the Combination Agreement or the Arrangement;

•	changes, circumstances or conditions generally affecting the mining industry that do not have a materially disproportionate effect on the applicable party;

•	changes in general economic conditions in the United States or Canada;

•	changes in any of the principal markets served by the applicable party’s business generally;

•	shortages or price changes with respect to raw materials, metals or other products (including, but not limited to, copper, nickel, cobalt, molybdenum, any platinum-group metals, sulfur, sulphuric acid, electricity, zinc or aluminum) used or sold by that party;

•	changes in generally applicable laws or regulations (other than orders, judgments or decrees against the applicable party or any of its subsidiaries or material joint ventures);

•	changes in U.S. GAAP or Canadian GAAP; or

•	a change in the trading prices of the applicable party’s equity securities or a failure by any party to reach any internal or published projections, forecasts or revenue, synergy or earnings predictions, although the events underlying such a change may constitute a material adverse effect.
Covenants
      Conduct of Business. Each of Inco and Phelps Dodge has agreed that, pending the consummation of the Arrangement, except as expressly contemplated by the Combination Agreement or with the other party’s prior written consent, which is not to be unreasonably withheld or denied, it and each of its respective subsidiaries will conduct its business in the ordinary course and consistent with past practice and in compliance with all applicable laws and use its commercially reasonable efforts to preserve its business structure and relationships, and will not do any of the following:

•	amend its governing documents;

•	split, combine, subdivide or reclassify its capital stock, pay any dividend or make any distribution or redeem, repurchase or otherwise acquire any of its securities, subject to certain exceptions such as dividends in the ordinary course of business or, in the case of Inco, paid by wholly-owned subsidiaries to Inco or another subsidiary or paid by non-wholly-owned subsidiaries in the ordinary course, or, in the case of Phelps Dodge, paid by a subsidiary to Phelps Dodge or another subsidiary;

•	adopt any complete or partial plan of liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than a merger or consolidation between wholly-owned subsidiaries);

•	issue, deliver or sell equity securities, or securities convertible into or exchangeable for equity securities, subject to specified exceptions such as the exercise or granting of stock options in the ordinary course or conversion of convertible securities outstanding on the date of the Original Combination Agreement or as permitted by the Combination Agreement;

•	except as required to ensure that any employee plans comply with applicable law or as specifically required or permitted by the Combination Agreement or, in the case of Inco, required in connection with the termination of its Non-Employee Director Share Ownership Plan or the payment of any amount to the holders of deferred share units issued under such plan in consideration for the cancellation of such deferred share units:

•	adopt, enter into, terminate or amend any employee plan, other than in the ordinary course of business consistent with past practice;

•	increase the compensation or benefits of, or pay any bonus to, any employee (including employees of subsidiaries), except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, as required to comply with any employee plan in effect on the date of the Original Combination Agreement, or in 2007 in connection with annual performance assessments consistent with past practice;

•	pay or provide to any employee (including employees of subsidiaries) any benefit not provided for under an employee plan already in effect on the date of the Original Combination Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as otherwise provided in the Combination Agreement;

•	except to the extent expressly permitted under the Combination Agreement, grant any awards under any employee plan (including the grant of rights and awards in connection with stock or equity) or remove existing restrictions in any employee plan or awards;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, except as required to comply with any employee plan as in effect on the date of the Original Combination Agreement; or

•	take any action to accelerate the vesting or payment of any compensation or benefits under any employee plan;

•	acquire any material business;

•	sell or otherwise transfer or encumber any material assets or material rights, other than under current contracts or ordinary course sales of inventory;

•	incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or enter into any keep-well or other arrangements to maintain the financial condition of another person, other than short-term borrowings in the ordinary course consistent with past practices;

•	make any loan, advance or capital contribution, subject to specified exceptions such as loans to subsidiaries, under contracts currently in effect or otherwise in the ordinary course of business to the extent not material individually or in the aggregate;

•	change its methods of accounting or accounting practices in any material respect, or its fiscal year, except as required by law or applicable generally accepted accounting principles;

•	take any action that would or reasonably would be expected to prevent or materially impair or delay the ability to consummate the combination transaction; or

•	agree or commit to do any of the foregoing.
      Inco has also agreed that it will not without Phelps Dodge’s prior written consent file any registration statement or amendment to a registration statement under the 1933 Act.
      Special Meetings of Shareholders. Subject to the terms and conditions of the Combination Agreement, each of Phelps Dodge and Inco will use its reasonable best efforts to cause a special meeting of its shareholders to be held as soon as reasonably practicable. The Inco special meeting is to be called and held in accordance with the Interim Order and the CBCA for the purpose of considering the Arrangement and other matters relating to the Arrangement and the Combination Agreement. The Phelps Dodge special meeting is to be called and held for the purpose of considering the proposed amendment and restatement of Phelps Dodge’s certificate of incorporation and the proposed issuance of Phelps Dodge Shares to be issued in connection with the Arrangement. Each of Phelps Dodge and Inco have agreed to finalize all notices, filings, solicitations and informational statements to be provided to its shareholders, secure necessary governmental approvals for such solicitations and informational statements, and mail such solicitations and informational statements to its shareholders. Inco may, however, postpone its Shareholders’ meeting to the extent that its outside legal advisor advises Inco that it would be appropriate to do so for the purpose of allowing Shareholders to review any additional disclosure that Inco, with the advice of its outside counsel, determines in good faith is advisable and should be made available to Shareholders in a supplemental management information circular or otherwise. Inco is not required to hold its Shareholders’ meeting until Inco counsel has had reasonable opportunity to review comments of the SEC relating to Phelps Dodge’s proxy statement or has been advised in writing that there are no such comments.
      Inco has agreed, subject to the terms and conditions of the Combination Agreement, to take all lawful actions to solicit the approval of the Plan of Arrangement from its Shareholders and to recommend such approval to its Shareholders.
      Phelps Dodge has agreed, subject to the terms and conditions of the Combination Agreement, to take all lawful actions to solicit the approval of (a) the authorization and issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement and (b) the restated certificate of incorporation of Phelps Dodge required under the Combination Agreement, and to recommend such approvals to its shareholders.
      In the case of each such approval, each of Inco and Phelps Dodge have agreed not to withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to the other party such recommendation, except as provided in the Combination Agreement and as summarized in the following paragraph and, in the case of Inco, under “Acquisition Proposals” below.
      Notwithstanding the foregoing, each of the Phelps Dodge board of directors and the Board may withdraw, modify or qualify its respective recommendation to its shareholders if, after consultation with outside legal counsel, it determines that failure to do so would be inconsistent with its fiduciary duties under applicable law. Upon such a withdrawal, modification or qualification, Inco or Phelps Dodge, as applicable, may solicit votes of its shareholders consistent with the withdrawn, modified or qualified recommendation. The Board may also withdraw, modify or qualify its recommendation to its Shareholders as set forth below under “Acquisition Proposals”.
      Acquisition Proposals. The Combination Agreement restricts Inco’s ability to solicit, provide information related to or enter into any agreement related to an acquisition proposal other than the Arrangement, as summarized below. For the purposes of the Combination Agreement, “acquisition proposal” means any of the following (other than the Arrangement):

•	any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Inco;

•	any sale or acquisition of 20% or more of the fair market value of the assets of Inco on a consolidated basis;

•	any sale or acquisition of 20% or more of Inco Shares of any class or rights or interests in or to such shares;

•	any sale of any material interest in any material joint ventures or material mineral properties;

•	any similar business combination or transaction, of or involving Inco, any of its subsidiaries or material joint venture of Inco, other than with Phelps Dodge; and

•	any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any person, entity or organization other than Phelps Dodge.
      Certain restrictions on Inco’s ability to solicit, provide information related to or enter into an agreement with respect to an acquisition proposal are qualified, as set forth in the Combination Agreement and summarized below, in the event that Inco receives a superior proposal. For the purposes of the Combination Agreement, “superior proposal” means an unsolicited bona fide acquisition proposal made by a third party to Inco in writing after the date of the Original Combination Agreement to purchase or otherwise acquire, directly or indirectly, by means of merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up or similar transaction, all of the capital stock of Inco, and

•	that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including applicable regulatory approvals) and other aspects of such proposal and the party making such proposal;

•	in respect of which any required financing to complete such acquisition proposal has been demonstrated, to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained;

•	that is not subject to any due diligence condition;

•	that is offered or made available to all Shareholders in Canada and the United States on the same terms; and

•	in respect of which the Board determines in good faith (i) after receipt of advice from outside legal counsel, that failure to recommend the acquisition proposal to Shareholders would be inconsistent with its fiduciary duties; and (ii) after receipt of advice from its financial advisors, that taking into account all of the terms and conditions of the acquisition proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), the acquisition proposal would result in a transaction more favourable to Shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement set out in the Plan of Arrangement and the Combination Agreement proposed by Phelps Dodge, as summarized below), and taking into account the long-term value and anticipated synergies anticipated to be realized as a result of the combination of Phelps Dodge and Inco.
      The Combination Agreement provides that Inco may not, directly or indirectly, through any officer, director, employee, financial or other advisor or representative, or agent of Inco or any of its subsidiaries:

•	solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers regarding any acquisition proposal, including by furnishing non-public information or permitting any visit to any facilities or properties of Inco or any of its subsidiaries (including any material joint ventures or material mineral properties);

•	engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any acquisition proposal, except that Inco may advise any person making an unsolicited acquisition proposal that such acquisition proposal does not constitute a superior proposal when the Board has so determined;

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Phelps Dodge, the approval or recommendation of the Board or any committee of the Board;

•	approve or recommend, or, for longer than 15 calendar days following its formal commencement, remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any acquisition proposal; or

•	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any acquisition proposal.

      However, the Board may withdraw, modify or qualify its recommendation in favour of the Plan of Arrangement and/or engage in discussions or negotiations with, or provide certain non-public information with respect to it, its subsidiaries, material joint ventures and material mineral properties to any person making an acquisition proposal if:

•	the Board has received an unsolicited bona fide written acquisition proposal from such person and the Board has determined in good faith based on information then available and after consultation with its financial advisors that the proposal constitutes or could reasonably be expected to result in a superior proposal;

•	prior to providing any confidential information or data to any person making an acquisition proposal that is or could reasonably be expected to result in a superior proposal, the Board receives from such person an executed confidentiality agreement which includes a standstill provision that restricts such person from acquiring, or publicly announcing an intention to acquire, any securities or assets of Inco other than pursuant to a superior proposal for a period of not less than one year from the date of such confidentiality agreement, and the Board (a) provides a copy of any such confidentiality agreement to Phelps Dodge promptly upon its execution and (b) promptly provides Phelps Dodge a list of, or in the case of information that was not previously made available to Phelps Dodge, copies of, any information provided to such person; and

•	Inco promptly (and in any event within 24 hours) notifies Phelps Dodge, at first orally and then in writing, of any (i) proposal, inquiry, offer (including any amendment) or request relating to or constituting an acquisition proposal; (ii) request for discussions, negotiations or representation on the Board; or (iii) request for non-public information relating to Inco, any subsidiary, material joint venture or material mining property relating to or constituting an acquisition proposal of which Inco’s directors, officers, representatives or agents are or become aware.
      Inco has agreed that the above notice will include a description of the terms and conditions of, and the identity of the person making, the proposal, inquiry, offer (including any amendment) or request, and will include copies thereof, as well as such other details as Phelps Dodge may reasonably request. Inco has agreed to keep Phelps Dodge promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or any amendment, and to respond promptly to all inquiries by Phelps Dodge.
      In addition, the Board may not withdraw, modify or qualify its recommendation in favour of the Arrangement or publicly propose or state its intention to do so or enter into any agreement (other than a confidentiality agreement, subject to the terms and conditions of the Combination Agreement) relating to any acquisition proposal unless:

•	the acquisition proposal constitutes a superior proposal;

•	Inco has provided Phelps Dodge with notice in writing that there is a superior proposal and all documentation (including any confidentiality agreements) detailing that proposal and at least 10 business days have elapsed from the date that Phelps Dodge received a copy of the written proposal (or any amendment or revision thereof);

•	if Phelps Dodge proposes to amend the terms of the Arrangement and the Combination Agreement in accordance with the procedures set forth in the Combination Agreement, the Board (after receiving advice from its financial advisors and outside legal counsel) determines in good faith (after taking into account such amendments) that the alternative acquisition proposal continues to be a superior proposal;

•	the Board, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable laws; and

•	Inco, prior to entering into an agreement relating to a superior proposal (other than a confidentiality agreement), has terminated the Combination Agreement in accordance with its terms and paid to Phelps Dodge the applicable termination fee set forth in the Combination Agreement and summarized below under “Termination Fees and Expenses” beginning on page 88 of this Circular.
      In the Combination Agreement, Inco agrees that it will:

•	cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Inco or any of its subsidiaries or any of their representatives or agents in respect of any acquisition proposal, whether or not initiated by Inco;

•	discontinue access to any virtual or other data rooms;

•	request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding Inco and its subsidiaries previously provided to any person in connection with an acquisition proposal;

•	request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding Inco and its subsidiaries in connection with an acquisition proposal; and

•	not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Inco or any of its subsidiaries is a party with any other person, other than to allow such person to make and consummate a superior proposal.
      Other Covenants. Each of Inco and Phelps Dodge has also agreed to a number of other mutual covenants, including to:

•	comply with the confidentiality agreement previously executed by each them in favour of each other;

•	provide, and use its reasonable best efforts to cause its subsidiaries to provide, the other party and its representatives with reasonable access to its advisors, books, records, contracts and properties as may be reasonably requested by the other party during the period prior to the effective time, subject to the confidentiality agreements or as restricted by applicable law;

•	cooperate in the preparation, filing and mailing of each party’s shareholder solicitations, provide reasonable opportunities to review and comment on such statements (and any amendments or supplements), review any comments received from any governmental entity, furnish each other with information required by the parties in connection with such filings and solicitations, and advise the other party when such solicitations have been referred by the applicable governmental entity or of any request for amendment by such entity;

•	furnish to the other party all information concerning it and its shareholders required and available for the preparation of information statements and solicitations;

•	use reasonable best efforts to develop a joint communications plan, ensure that any public announcements in respect of the combination are consistent with such plan and, except in connection with any announcement required by applicable law or by any listing agreement or rules of any securities exchange, to consult with each other before making public statements regarding the Arrangement;

•	not make, unless required by law, any public statement or disclosure concerning the other party’s business, financial condition or results of operations without such other party’s consent, which will not be unreasonably withheld or delayed;

•	use reasonable best efforts to do all things, take all actions necessary or advisable to consummate the Arrangement as soon as reasonably practicable, including to (i) obtain approval of its respective securityholders (unless the party’s board of directors has changed its recommendation in respect of the Arrangement in compliance with the terms of the Combination Agreement), (ii) obtain all requisite governmental approvals required to be obtained by the applicable party, including any merger notification forms and other information required by United States, Canadian, European Union and other governmental authorities and, in so doing, to consult with and keep the other party informed to the extent legally permitted and to obtain the other party’s prior written consent before agreeing with governmental authorities to take certain actions under antitrust or competition laws, (iii) obtain any required non-governmental third-party approvals and consents, and (iv) comply with all legal requirements, including those of the Court;

•	cooperate in all reasonable respects and use commercially reasonable efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that prohibits, prevents or restricts the Arrangement;

•	take all actions necessary to eliminate or minimize the effects of any fair price, moratorium, control share acquisition or other anti-takeover statute or regulation that is or may become applicable to the Combination Agreement and the Arrangement;

•	take all actions necessary or appropriate to exempt the exchange of Inco Shares for Phelps Dodge Shares from the reporting requirements of Section 16(b) of the 1934 Act; and

•	take all reasonable steps to ensure that the acquisition of Inco Shares by Phelps Dodge Canada is treated as a “qualified stock purchase” for U.S. federal income tax purposes.

      Inco has made a number of additional covenants in connection with the Arrangement (in each case subject to the limits and qualifications set forth in the Combination Agreement), including to:

•	as soon as reasonably practicable, apply for an order approving the Arrangement and seek the applicable interim and final orders of the Court under the CBCA;

•	in accordance with such interim order, as soon as reasonably practicable, convene and hold a special meeting of Shareholders for the purpose of approving the Arrangement and other matters related to the Arrangement;

•	at least 10 days prior to the Meeting, provide to Phelps Dodge a list of those persons who may be deemed to be, in Inco’s reasonable judgment, affiliates of Inco within the meaning of Rule 145 promulgated under the 1933 Act;

•	provide Phelps Dodge with a copy of any purported exercise of any dissenters’ rights and written communications relating to such exercise;

•	not settle or compromise any claim, litigation, complaint or other similar action brought by any present, former or purported holder of any Inco securities in connection with the combination without the prior written consent of Phelps Dodge, not to be unreasonably withheld or delayed; and

•	subject to obtaining the final order of the Court and the satisfaction or waiver of the closing conditions described below in “Conditions to the Arrangement”, send to the CBCA Director all documents required in order to give effect to the Arrangement.
      Phelps Dodge has made a number of additional covenants in connection with the Arrangement (in each case subject to the limits and qualifications set forth in the Combination Agreement), including to:

•	in the event that the exemption from registration under the 1933 Act is not available for the issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement, take all necessary action to file a registration statement in order to register such Phelps Dodge Shares, and use its reasonable best efforts to cause the registration statement to become effective by the Effective Time;

•	use its reasonable best efforts to obtain the approval of the NYSE and the TSX for the listing of the Phelps Dodge Shares to be issued in connection with the Arrangement on each such exchange;

•	take all actions necessary to restate its certificate of incorporation in accordance with the terms and conditions set forth in Exhibit C to the Combination Agreement and summarized below in “Other Agreements and Documents — Restated Certificate of Incorporation”, subject to the approval of (i) the Phelps Dodge Shareholders and (ii) the satisfaction or waiver of the closing conditions described below in “Conditions to the Arrangement”;

•	use its reasonable best efforts to cause the full board of directors of the Combined Company, at the Effective Time, to consist of 11 individuals who are currently members of the Phelps Dodge board of directors and four individuals who are currently members of the current Board of Inco;

•	take all actions necessary to cause, at the Effective Time, J. Steven Whisler, the current chairman and chief executive officer of Phelps Dodge, to serve as chairman and chief executive officer of the Combined

Company; Scott M. Hand, the current chairman and chief executive officer of Inco, to be the vice chairman of the Combined Company and the president of the Combined Company’s nickel division; and

•	from and after the Effective Time, (i) fulfill and cause Inco’s successors to fulfill indemnification obligations to the present and former directors and officers of Inco as in effect immediately prior to the Effective Time, (ii) not modify in a way adverse to directors and officers of Inco any charter provisions related to indemnification and exculpation, and (iii) provide directors’ and officers’ liability insurance policies with a claims period of six years with coverage and benefits comparable to those currently provided by Inco.

Conditions to the Arrangement
      Phelps Dodge’s and Inco’s obligations to effect the Arrangement are subject to conditions that must be satisfied prior to the Effective Time, including:

•	the approval of the Plan of Arrangement by Shareholders, in accordance with any conditions imposed by the Interim Order;

•	the approval by the Phelps Dodge Shareholders of the restated certificate of incorporation and the authorization and issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement;

•	receipt of the Interim Order and the Final Order approving the Plan of Arrangement from the Court in form and terms reasonably acceptable to Phelps Dodge and Inco, and those orders having not been set aside or modified in a manner unacceptable to Phelps Dodge or Inco;

•	the absence of injunctions, orders or laws restraining, enjoining or making illegal the consummation of the Arrangement;

•	receipt of approvals required under the Competition Act and the Investment Canada Act, and the expiration or termination of applicable waiting periods under the HSR Act and the Council Regulation;

•	receipt of NYSE and TSX approval for listing of the Phelps Dodge Shares to be issued in connection with the Arrangement; and

•	the amendment and restatement of the Phelps Dodge’s certificate of incorporation in accordance with the Combination Agreement.
      Each party’s obligation to effect the Arrangement is subject to the satisfaction of the following additional conditions by the other party, or the waiver of such conditions by the party entitled to the benefit of such condition:

•	the representations and warranties of the other party in the Combination Agreement (without giving effect to any materiality or material adverse effect qualification) being true and correct as of the closing date of the Arrangement (or other date specified in the applicable representation and warranty), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party, and the delivery of an officer’s certificate with respect thereto;

•	performance and compliance in all material respects with all agreements and covenants required by the Combination Agreement to have been complied with, on, or by the Effective Time and the delivery of an officer’s certificate with respect thereto; and

•	the absence of any fact, event, change, development, circumstance or effect since the date of the Original Combination Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party.
      Phelps Dodge’s obligation to effect the Arrangement is also subject to the satisfaction by Inco or waiver by Phelps Dodge of the following condition that holders of no more than 10% of Inco Shares have exercised Dissent Rights in respect of the Arrangement.
      Inco’s obligation to effect the Arrangement is also subject to the satisfaction by Phelps Dodge or waiver by Inco of the condition that Phelps Dodge has caused the Combined Company board of directors to consist of 11 individuals who are currently members of the Phelps Dodge board of directors and four individuals who are currently members of the Board.
      Phelps Dodge will need the consent of its lenders to waive any of its closing conditions under the Combination Agreement.

Amendment and Waiver
      Subject to applicable law and the Interim Order, at any time prior to the Effective Time, Phelps Dodge and Inco may amend the Combination Agreement and the Plan of Arrangement by written agreement. However, after Shareholders have approved the Plan of Arrangement or the Phelps Dodge Shareholders have approved the restated certificate of incorporation and the authorization and issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement, no amendment requiring further approval by the Phelps Dodge or Inco shareholders, as applicable, may be effected without first obtaining that further approval.
Termination
      Phelps Dodge and Inco may terminate the Combination Agreement by mutual written consent of each of their boards of directors. In addition, either Phelps Dodge or Inco may terminate the Combination Agreement prior to the Effective Time if:

•	the Arrangement is not consummated on or before March 31, 2007, except that a party whose action in breach of the Combination Agreement has been a principal cause of or resulted in such failure does not have the right to terminate for the failure of the Arrangement to occur;

•	any law is passed that makes the Arrangement illegal or otherwise prohibited or a governmental entity in the United States or Canada issues a final, non-appealable order or takes another final, non-appealable action with the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Arrangement;

•	Shareholders fail to approve the Plan of Arrangement, or the Phelps Dodge Shareholders fail to approve the restated certificate of incorporation or the authorization and issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement, in each case, upon a vote taken at the applicable shareholder meeting or any adjournment or postponement thereof;

•	the other party cannot satisfy the conditions related to its representations, warranties, covenants and agreements on or before March 31, 2007; or

•	it or the other party withdraws, modifies or qualifies the recommendation of its board of directors in favour of the transactions contemplated by the Combination Agreement.
      In addition, Inco may terminate the Combination Agreement if it proposes to enter into a definitive agreement with respect to a superior proposal in compliance with the terms and conditions of the Combination Agreement summarized under “Acquisition Proposals,” above, provided that Inco has paid the termination fee discussed below.
      In the event of the termination of the Combination Agreement, the obligations of Phelps Dodge and Inco in respect of the Combination Agreement will terminate, except for certain general provisions, provisions related to fees and expenses and termination of the Combination Agreement and the confidentiality agreements. Except for the foregoing, there will be no liability on the part of either Phelps Dodge or Inco upon termination of the Combination Agreement except for liabilities or damages arising from a wilful or intentional breach of the Combination Agreement.
Termination Fees and Expenses
      Termination Fees and Expenses Payable by Inco. Inco will pay to Phelps Dodge a termination fee in an aggregate amount equal to $475 million in the event that the Combination Agreement is terminated:

•	by Phelps Dodge or Inco if the Board withdraws, modifies or qualifies its recommendation that Shareholders approve the Plan of Arrangement, unless the withdrawal, modification or qualification is due to a material adverse effect in respect of Phelps Dodge having occurred since the date of the Original Combination Agreement, and the Board has determined in good faith (after receipt of advice from its legal and financial advisors) that failure to so withdraw, modify or change its recommendation, or refusal to reaffirm its recommendation, would be inconsistent with its fiduciary duties, which fee shall be payable by Inco within one business day of demand by Phelps Dodge; or

•	by Inco if Inco proposes to enter into a definitive agreement in respect of a superior proposal in compliance with the provisions of the Combination Agreement, which fee shall be payable by Inco immediately prior to the termination.

      Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, an aggregate amount equal to $125 million in the event that the Combination Agreement is terminated:

•	by Phelps Dodge or Inco, if such party terminates the Combination Agreement after March 31, 2007, in accordance with the terms of the Combination Agreement and, between the date of the Original Combination Agreement and the date of termination, an acquisition proposal (or an intention to make a proposal) for Inco has been publicly announced or otherwise made known to Shareholders, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Inco Shares; or

•	by Inco or Phelps Dodge if the Inco shareholder vote was taken at the Meeting or an adjournment or postponement thereof and Inco’s shareholder approval was not obtained.
      In the event of termination under the immediately preceding two bullet points above, if within 12 months after termination, Inco consummates any transaction (other than the Original Teck Offer, unless the consideration offered under that offer is increased or materially improved) pursuant to which a person acquires, together with such person’s other holdings of Inco Shares, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Inco Shares, then Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, $475 million, less any amounts previously paid to Phelps Dodge pursuant to the applicable provision discussed in the immediately preceding two bullet points.
      Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, Phelps Dodge’s out-of-pocket fees and expenses (up to a maximum of $40 million) relating to the Arrangement (including fees and expenses of its advisors and affiliates) if Phelps Dodge terminates the Combination Agreement because Inco cannot satisfy the conditions related to its representations, warranties and covenants on or before March 31, 2007. In the event that Inco pays or is obligated to pay such expense to Phelps Dodge and an acquisition proposal (or an intention to make a proposal) for Inco had been publicly announced or otherwise made known to Shareholders prior to termination, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Inco Shares and, within 12 months after termination, Inco consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Inco Shares, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Inco Shares, then Inco will pay to Phelps Dodge, within one business day of demand by Phelps Dodge, $475 million, less any expenses previously paid to Phelps Dodge.
      Termination Fees and Expenses Payable by Phelps Dodge. Phelps Dodge will pay to Inco, within one business day of demand by Inco, a termination fee in an aggregate amount equal to $500 million in the event that the Combination Agreement is terminated by Inco or Phelps Dodge, if Phelps Dodge’s board of directors withdraws, modifies or qualifies its recommendation that the Phelps Dodge Shareholders approve the restated certificate of incorporation and the authorization and issuance of the Phelps Dodge Shares to be issued in connection with the Arrangement, unless the withdrawal, modification or qualification is due to a material adverse effect in respect of Inco having occurred since the date of the Original Combination Agreement and if the Phelps Dodge board has determined in good faith (after receipt of advice from its legal and financial advisors) that failure to so withdraw, modify or change its recommendation, or refusal to reaffirm its recommendation, would be inconsistent with its fiduciary duties.
      Phelps Dodge will pay to Inco, within one business day of demand by Inco, an aggregate amount of $125 million, in the event that the Combination Agreement is terminated:

•	by Phelps Dodge or Inco, if such party terminates the Combination Agreement after March 31, 2007 in accordance with the terms of the Combination Agreement and, between the date of the Original Combination Agreement and the date of termination, an acquisition proposal (or an intention to make a proposal) for Phelps Dodge has been publicly announced or otherwise made known to Phelps Dodge Shareholders, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding capital stock of Phelps Dodge; or

•	by Phelps Dodge or Inco, if the Phelps Dodge shareholder vote was taken at Phelps Dodge’s duly convened shareholder meeting or an adjournment or postponement thereof and Phelps Dodge’s shareholder approval was not obtained.
      In the event of termination under the immediately preceding two bullet points above, if within 12 months after termination, Phelps Dodge consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Phelps Dodge common stock, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Phelps Dodge Shares, then Phelps Dodge will pay to Inco, within one business day of demand by Inco, $500 million, less any amounts previously paid to Inco pursuant to the applicable provision discussed in the immediately preceding two bullet points.
      Phelps Dodge will pay to Inco, within one business day of demand by Inco, Inco’s out-of-pocket fees and expenses (up to a maximum of $40 million) relating to the Arrangement (including fees and expenses of its advisors and affiliates) if Inco terminates the Combination Agreement because Phelps Dodge cannot satisfy the conditions related to its representations, warranties and covenants on or before March 31, 2007. In the event that Phelps Dodge pays or is obligated to pay such expenses to Inco and an acquisition proposal (or an intention to make a proposal) for Phelps Dodge had been publicly announced or otherwise made known to Phelps Dodge Shareholders prior to termination, which proposal, if consummated, would result in the person making the proposal holding, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Phelps Dodge Shares and, within twelve months after termination, Phelps Dodge consummates any transaction pursuant to which a person acquires, together with such person’s other holdings of Phelps Dodge Shares, directly or indirectly or acting jointly or in concert with others, a majority of the outstanding Phelps Dodge Shares, then Phelps Dodge will pay to Inco, within one business day of demand by Inco, $500 million, less any expenses previously paid to Inco.
Fees and Expenses
      Whether or not the Arrangement is completed, all costs and expenses incurred in connection with the Arrangement will be paid by the party incurring the expense, except as otherwise provided in the Combination Agreement and summarized under “Termination Fees and Expenses” above.
Officers’ and Directors’ Indemnification and Insurance
      From and after the Effective Time, Phelps Dodge has agreed to fulfill, and to cause Inco and/or its successors to fulfill and honour, in all respects Inco’s obligations pursuant to any indemnification agreements between Inco and the present and former directors or officers of Inco or any of its subsidiaries in effect immediately prior to the Effective Time and any indemnification provisions under Inco’s charter documents or applicable laws, in each case, as in effect on the date of the Original Combination Agreement.
      Prior to the Effective Time, Inco will and, if Inco is unable to, Phelps Dodge will obtain and pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Inco’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favourable as Inco’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Combination Agreement or the transactions or actions contemplated thereunder). If Inco or Phelps Dodge for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six years after the Effective Time, Phelps Dodge will cause Inco or its successors to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Inco’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Effective Time on terms comparable to those applicable to the current directors and officers of Inco.
Other Provisions Regarding Falconbridge Transaction
      The Combination Agreement also contains certain other provisions which would have become effective had Inco acquired at least 50.01% of the Falconbridge Shares under the Offer. Because the Offer has expired in accordance with its terms without Inco having acquired the requisite number of the Falconbridge Shares, these provisions of the Combination Agreement are no longer relevant and, therefore, have not been described in this Circular.
Other Agreements and Documents
      Restated Certificate of Incorporation. In connection with the closing of the Arrangement, the restated certificate of incorporation of Phelps Dodge that will be considered at the Phelps Dodge Meeting will become effective if approved by the Phelps Dodge Shareholders, and Phelps Dodge’s name will be changed to “Phelps Dodge Inco Corporation”, the number of authorized Phelps Dodge Shares will be increased from the 300 million shares currently authorized by Phelps Dodge’s restated certificate of incorporation to 800 million shares and the maximum number of members of Phelps Dodge’s board of directors will be increased from 12 to 15.

      Waivers by Phelps Dodge. Under the terms of the Waiver and First Amendment, Phelps Dodge granted Inco certain waivers from the requirements of the Combination Agreement to permit Inco to amend certain terms of the Offer and the Support Agreement.

PHELPS DODGE AND INCO AFTER THE ARRANGEMENT
General
      Upon completion of the Combination, Phelps Dodge will continue to be a corporation incorporated under and governed by the laws of the State of New York but will be renamed “Phelps Dodge Inco Corporation”. After the Effective Date, Phelps Dodge will, through an indirect wholly-owned subsidiary, own all of the common shares of Amalco (the entity resulting from the amalgamation of Inco and Phelps Dodge Canada Subco).
Organization Chart
      The following chart shows the corporate relationship between Phelps Dodge and Inco following the completion of the Combination:

*	Under the terms of the Plan of Arrangement, at the Effective Time, Inco and Phelps Dodge Canada Subco will amalgamate to form Amalco. See “Arrangement Mechanics — The Arrangement” beginning on page 70 of this Circular.
Directors and Officers
      Upon consummation of the Arrangement, J. Steven Whisler, the chairman and chief executive officer of Phelps Dodge, will be chairman and chief executive officer of the Combined Company; Scott M. Hand, the chairman and chief executive officer of Inco, will be the vice chairman of the Combined Company and president of the Combined Company’s nickel division; Timothy R. Snider, the president and chief operating officer of Phelps Dodge, will hold the same position in the Combined Company; and Ramiro G. Peru, executive vice president and chief financial officer of Phelps Dodge, will hold the same position in the Combined Company. Messrs. Whisler, Snider and Peru are expected to be based in Phoenix and Mr. Hand is expected to be based in Toronto.
      It is expected that the board of directors of the Combined Company will be composed of 15 members, 11 of which are expected to be members of the current Phelps Dodge board of directors and four of which are expected to be members of the current Board.

Share Capital Matters
      Apart from the increase in the authorized capital to be approved by Phelps Dodge Shareholders at the Phelps Dodge Meeting, the share capital of Phelps Dodge will remain unchanged as a result of the completion of the Arrangement. See “Description of Phelps Dodge Capital Stock” beginning of page 104 of this Circular.
Post-Arrangement Shareholding
      Immediately after completion of the Arrangement, assuming no Shareholders exercise their Dissent Rights, former shareholders of Inco will own approximately 43% and Phelps Dodge Shareholders will own approximately 57% of the Combined Company’s outstanding shares on a non-diluted basis.
Principal Holders of Securities
      To the knowledge of Inco, as at August 2, 2006, there is no person or company who, following the completion of the Arrangement, will beneficially own, directly or indirectly, or will exercise control over Phelps Dodge Shares carrying 10% of the voting rights attributable to the Phelps Dodge Shares.
Auditors
      PricewaterhouseCoopers LLP, the current auditors of Phelps Dodge, are expected be the auditors of Phelps Dodge and its subsidiaries, including Inco following the Effective Date.
Transfer Agents and Registrars
      The transfer agent and registrar for Phelps Dodge in the United States is and after the Effective Date is expected to be Mellon Investors Services, L.L.C., New York, New York. The transfer agent and registrar for Phelps Dodge in Canada after the Effective Date is expected to be CIBC Mellon Trust Company, Toronto, Canada.

TAXATION
Certain Canadian Federal Income Tax Considerations
      In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to Inco, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Inco Shares who disposes of Inco Shares pursuant to the Arrangement and who, at all relevant times, for purposes of the application of the Tax Act and the regulations thereunder, (1) deals at arm’s length with Inco, Phelps Dodge, Phelps Dodge Canada and the Combined Company, (2) is not affiliated with Inco, Phelps Dodge, Phelps Dodge Canada or the Combined Company, and (3) holds Inco Shares and will hold Phelps Dodge Shares as capital property (a “Holder”). Generally, Inco Shares and Phelps Dodge Shares will be capital property to a Holder provided the Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.
      This summary does not (i) address all issues relevant to Holders who acquired their Inco Shares on the exercise of an employee stock option or (ii) describe the tax consequences to holders of Inco Options in respect of the exercise, exchange or cancellation of such Inco Options prior to or pursuant to the Arrangement. Such Holders or holders of Inco Options should consult their own tax advisors with respect to their particular circumstances. This summary does not take into account the Income Tax Application Rules applicable to Holders who have held Inco Shares or Phelps Dodge Shares continuously since before 1972 (or are deemed to have done so under those rules).
      This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.
      This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances.
Currency Conversion
      For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Inco Shares and Phelps Dodge Shares must be converted into Canadian dollars based on the prevailing exchange rate at the relevant times. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.
Holders Resident in Canada
      This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders whose Inco Shares might not otherwise be capital property may, in certain circumstances, be entitled to have the Inco Shares and all other “Canadian securities”, as defined in the Tax Act, owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This portion of the summary is not applicable to a Holder (i) in respect of whom Phelps Dodge is or will be a “foreign affiliate”, (ii) that is a “specified financial institution”, (iii) an interest in which is a “tax shelter investment”, or (iv) that is, for purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution”, all as defined in the Tax Act. Such Holders should consult their own tax advisors. This summary does not take into account the proposal announced by the Minister of Finance (Canada) on October 18, 2000 (subsequently reiterated in the federal budget of February 23, 2005) to allow the holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. No draft legislation describing the conditions under which such tax-deferred exchange might occur has been released prior to the date hereof.

Disposition of Inco Shares for Cash and Phelps Dodge Shares
      A Resident Holder who exchanges Inco Shares for cash and Phelps Dodge Shares pursuant to the Arrangement will be considered to have disposed of such Inco Shares for proceeds of disposition equal to the sum of (i) the cash received on the exchange, and (ii) the fair market value at the Effective Time of the Phelps Dodge Shares received on the exchange, and will generally realize a capital gain (or capital loss) equal to the amount, if any, by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Inco Shares immediately before the disposition. See “Taxation of Capital Gains and Capital Losses” below.
      The cost to a Resident Holder of any Phelps Dodge Shares acquired on the exchange will be equal to their fair market value as at the time of acquisition, and in determining the adjusted cost base of such shares the cost of such Phelps Dodge Shares will be averaged with the adjusted cost base to that holder of any other Phelps Dodge Shares held by the holder at the time as capital property (and acquired after 1971).
Disposition of Phelps Dodge Shares
      Generally, on a disposition or deemed disposition of Phelps Dodge Shares, a Resident Holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Phelps Dodge Shares immediately before the disposition or deemed disposition. See “Taxation of Capital Gains and Capital Losses” below.
Dividends on Phelps Dodge Shares
      A Resident Holder will be required to include in computing its income for a taxation year any dividends received on Phelps Dodge Shares (including the amount of any U.S. taxes withheld therefrom), and will not be eligible for the gross-up and dividend tax credit (in the case of recipients who are individuals) or the deduction in computing taxable income (in the case of recipients that are corporations) generally applicable to dividends received from a corporation resident in Canada or a taxable Canadian corporation, respectively. A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year may be liable to pay a refundable tax of 6 2/3% on such amounts. U.S. withholding tax on such amounts may be credited against the Resident Holder’s Canadian income tax payable or deducted from income subject to the limitations in the Tax Act. See “Certain U.S. Federal Income Tax Consequences” below.
Taxation of Capital Gains and Capital Losses
      Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”). Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.
      The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of an Inco Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Inco Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where an Inco Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors.
      A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year may be liable for a refundable tax of 6 2/3% on taxable capital gains.
Foreign Reporting Requirements
      In general, a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or fiscal period whose total cost amount of “specified foreign property” (as defined in the Tax Act) at any time in the year or fiscal period exceeds Cdn.$100,000, is required to file an information return for the taxation year or fiscal period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Phelps Dodge Shares will constitute “specified foreign property” to a holder thereof.

Accordingly, Resident Holders acquiring Phelps Dodge Shares pursuant to the Arrangement should consult their own tax advisors regarding compliance with these rules.
Foreign Investment Entity Rules
      Proposed amendments to the Tax Act, which will generally be applicable for taxation years commencing after 2002, could cause certain persons holding interests in certain non-resident entities to be considered to be holding an interest in a “foreign investment entity” (“FIE”), as defined in the draft legislation (the “Proposed FIE Rules”).
      Generally, a taxpayer (other than an “exempt taxpayer” for the particular taxation year, as defined in the Proposed FIE Rules), who in his or her taxation year, holds a “participating interest” (as defined in the Proposed FIE Rules) in an FIE (other than an “exempt interest”, as defined in the Proposed FIE Rules) at the end of the taxation year of the FIE, will be required to include in his or her annual income an amount in respect of the FIE calculated in accordance with the Proposed FIE Rules. Phelps Dodge represented in the Combination Agreement that as of the date of the Original Combination Agreement it was not (and immediately prior to the Effective Time it will not be) an FIE.
      In general, a Resident Holder of Phelps Dodge Shares should not be subject to the Proposed FIE Rules provided that such shares qualify as an “arm’s length interest” (as defined in the Proposed FIE Rules) and it is reasonable to conclude that such Resident Holder has no tax avoidance motive in respect of such Phelps Dodge Shares. In such circumstances, the Phelps Dodge Shares should qualify as “exempt interests”.
Dissenting Resident Holders
      A Resident Holder who is a Dissenting Shareholder and who receives from Phelps Dodge Canada a payment in an amount equal to the fair value of the Resident Holder’s Inco Shares will be considered to have disposed of the Inco Shares for proceeds of disposition equal to the amount received by the Resident Holder excluding any interest awarded by the Court. Such a disposition of Inco Shares by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those Inco Shares immediately before the Effective Time. See “Taxation of Capital Gains and Capital Losses” above. Any interest awarded to a Dissenting Shareholder by the Court will be required to be included in such Resident Holder’s income for purposes of the Tax Act. A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year may be liable to pay a refundable tax of 6 2/3% on any interest awarded by the Court.
Eligibility for Investment
      Provided the Phelps Dodge Shares received under the Arrangement are listed on a prescribed stock exchange (which includes the NYSE and the TSX), the Phelps Dodge Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.
Holders Not Resident in Canada
      This portion of the summary is generally applicable to a Holder who, at all relevant times for purposes of the application of the Tax Act, is not (and is not deemed to be) resident in Canada and does not use or hold the Inco Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules (which are not discussed in this summary) may apply to certain Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.
Disposition of Inco Shares for Cash and Phelps Dodge Shares
      A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Inco Shares under the Arrangement (including on the exercise of Dissent Rights) unless (i) the Inco Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and (ii) the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.
      Generally, the Inco Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that (1) the Inco Shares are listed on a prescribed stock exchange (which includes the TSX and the NYSE) at that time, and (2) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of Inco at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Inco Shares could be deemed to be taxable Canadian property.
Dissenting Non-Resident Holders
      A Non-Resident Holder who is a Dissenting Shareholder will only be subject to tax under the Tax Act on any capital gain realized on the disposition of Inco Shares in the same circumstances as other Non-Resident Holders, as set out above under “Disposition of Inco Shares for Cash and Phelps Dodge Shares”. Where interest is paid or credited to a Non-Resident Holder consequent upon the exercise of Dissent Rights, such Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the interest, the applicable rate of Canadian withholding tax is generally reduced to 10%.
Certain U.S. Federal Income Tax Consequences
      United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that (a) any discussion of U.S. federal tax issues contained or referred to in this proxy circular and statement or any document referred to herein or incorporated by reference into this proxy circular and statement is not intended or written to be used, and cannot be used by you for the purpose of avoiding penalties that may be imposed on you under the United States Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.
General
      This section describes the material U.S. federal income tax consequences for U.S. holders (as defined below) of the receipt of cash and the receipt, ownership and disposition of Phelps Dodge Shares pursuant to the acquisition of Inco by Phelps Dodge in the Arrangement. This discussion addresses only United States federal income taxation. This section applies only to holders that hold Inco Shares as capital assets and who acquire Phelps Dodge Shares as capital assets in the Arrangement. This section does not apply to special classes of holders such as dealers in securities or currencies, holders with a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders electing to account for their investment in Inco Shares or Phelps Dodge Shares on a mark-to-market basis, persons holding Inco Shares or Phelps Dodge Shares in a hedging transaction or as part of a straddle or conversion transaction, a regulated investment company, a real estate investment trust, an insurance company, a person who acquires Phelps Dodge Shares in a compensatory transaction, a person who is an investor in a pass-through entity, a “controlled foreign corporation”, a “passive foreign investment company”, a U.S. expatriate or any person that owns (or will own pursuant to the Arrangement) actually or constructively five per cent or more of the outstanding Inco Shares or Phelps Dodge Shares.
      This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as on the Convention Between the United States of America and Canada With Respect to Taxes on Income and Capital (the “U.S.-Canada Treaty”). These laws and authorities are subject to change, possibly on a retroactive basis.
      You should consult your own tax advisor regarding the United States federal, state and local, and other tax consequences of exchanging your Inco Shares and of owning and disposing of Phelps Dodge Shares in your particular circumstances.
United States Holders
      This subsection applies only to U.S. holders. For purposes of this discussion, a “U.S. holder” is a beneficial owner of Inco Shares that will acquire Phelps Dodge Shares pursuant to the Arrangement that is for United States federal income tax purposes (i) a citizen or resident of the United States of America, (ii) a domestic corporation, (iii) an estate the income of which is subject to regular U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

      If a partnership holds Inco Shares or Phelps Dodge Shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Inco Shares or Phelps Dodge Shares, you should consult your own tax advisor.
      If you are not a U.S. holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.
Tax Consequences of the Proposed Arrangement
      Upon the exchange of your Inco Shares for Phelps Dodge Shares and cash pursuant to the Arrangement, you will recognize capital gain or loss equal to the difference between:

•	the sum of (A) the fair market value (determined in U.S. dollars on the date of exchange) of the Phelps Dodge Shares you receive in the merger (excluding any fractional shares) and (B) the amount of U.S. dollars, if you elect to receive U.S. dollars in the Arrangement, or otherwise the value (in U.S. dollars determined on the date of the exchange, regardless of whether payment is in fact converted to U.S. dollars) of Canadian dollars received in the Arrangement, including cash received in lieu of fractional Phelps Dodge Shares; and

•	your tax basis, determined in U.S. dollars, in your Inco Shares, which is generally equal to the cost (in U.S. dollars) of your Inco Shares.
      Gain or loss will be long-term capital gain or loss if, at the time of the exchange, your holding period for your Inco Shares exceeds one year. Currently, long-term capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. Notwithstanding the foregoing, if you receive Canadian dollars in the Arrangement, any gain or loss resulting from currency exchange fluctuations during the period from the date you receive Canadian dollars in the Arrangement to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss.
Tax Consequences of the Ownership and Disposition of Phelps Dodge Shares
Dividends
      Under United States federal income tax law, the gross amount of any distribution paid in respect of your Phelps Dodge Shares to the extent of Phelps Dodge’s current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation as a dividend. If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Phelps Dodge Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid with respect to Phelps Dodge Shares generally will be qualified dividend income. Distributions in excess of Phelps Dodge’s current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your tax basis in your Phelps Dodge Shares and distributions in excess of your tax basis will be treated as capital gain from the sale of the Phelps Dodge Shares.
      Your tax basis in Phelps Dodge Shares received pursuant to the Arrangement will be the fair market value (in U.S. dollars) of those Phelps Dodge Shares on the date you receive them. Your holding period for Phelps Dodge Shares received pursuant to the Arrangement will begin on the day after you receive such shares.
Capital Gains
      As a general matter, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Phelps Dodge Shares on any sale or exchange of such shares. Your initial tax basis in your Phelps Dodge Shares is determined as described above. Capital gain of a non-corporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
United States Alien Holders
      This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of an Inco Share or a Phelps Dodge Share received in the Arrangement and you are, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a foreign corporation, (iii) a foreign partnership, or (iv) an estate or trust that in either case is not subject to United States federal income tax on a net income basis.
      If you are a United States holder of Inco Shares or Phelps Dodge Shares received in the Arrangement, this subsection does not apply to you.
Tax Consequences of the Proposed Arrangement
      If you are a United States alien holder of Inco Shares, you generally will not be subject to United States federal income tax on gain realized in the Arrangement unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and such gain is attributable to a permanent establishment you maintain in the United States, if that is required by an applicable income tax treaty), or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.
      An individual United States alien holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual United States alien holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. capital losses, even though the individual is not considered a resident of the United States. If a United States alien holder that is a foreign corporation falls under the first bullet point in the list immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable treaty).
Tax Consequences of the Ownership and Disposition of Phelps Dodge Shares
Dividends
      Distributions on the Phelps Dodge Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from Phelps Dodge’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. In general, Phelps Dodge will be required to withhold U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on dividends paid to a U.S. alien holder. As a general matter, the U.S.-Canada Treaty reduces the withholding tax on dividends paid to non-corporate Canadian residents to 15%. If you qualify for a reduced rate of withholding under a treaty, you must provide Phelps Dodge with appropriate documentation (typically, a properly-executed IRS Form W-8BEN certifying your entitlement to benefits under the treaty). U.S. Treasury regulations provide special rules to determine whether, for purposes of determining the applicability of an income tax treaty, dividends paid to a United States alien holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.
      Phelps Dodge generally will not be required to withhold U.S. federal income tax from dividends that are effectively connected with your conduct of a trade or business within the United States (and such dividends are attributable to a permanent establishment you maintain in the United States, if that is required by an applicable income tax treaty), so long as you provide Phelps Dodge with appropriate documentation (typically, a properly executed IRS Form W-8ECI, stating that the dividends are so effectively connected). Instead, such dividends will be subject to U.S. federal income tax on a net income basis, generally in the same manner as if you were a resident of the United States. If you are a foreign corporation, your effectively-connected dividends may also be subject to an additional “branch profits tax,” which is imposed under certain circumstances at a rate of 30% (or such lower rate as may be specified by an applicable treaty), subject to certain adjustments and exceptions.

Capital Gains
      If you are a United States alien holder of Phelps Dodge Shares, you generally will not be subject to United States federal income tax on gain realized on the sale or exchange of a Phelps Dodge Share unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and such gain is attributable to a permanent establishment you maintain in the United States, if that is required by an applicable income tax treaty), or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.
      An individual United States alien holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual United States alien holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. capital losses, even though the individual is not considered a resident of the United States. If a United States alien holder that is a foreign corporation falls under the first bullet point in the list immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable treaty).
Backup Withholding and Information Reporting
      If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to (i) your receipt of Phelps Dodge Shares and cash in the Arrangement effected at a United States office of a broker, (ii) dividend payments or other taxable distributions made to you in respect of Phelps Dodge Shares, and (iii) the payment of proceeds to you from the sale of Phelps Dodge Shares effected at a United States office of a broker.
      Additionally, backup withholding may apply to payments if you are a non-corporate U.S. holder that (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.
      In general, if you are a United States alien holder, payments of dividends made by Phelps Dodge and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “United States Alien Holders — Tax Consequences of the Ownership and Disposition of Phelps Dodge Shares — Dividends” are satisfied or you otherwise establish an exemption. However, Phelps Dodge and other payors are required to report payments of dividends on your Phelps Dodge Shares on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Phelps Dodge Shares, as well as your receipt of Phelps Dodge Shares and cash pursuant to the acquisition of Inco by Phelps Dodge in the Arrangement, effected at a United States office of a broker will not be subject to backup withholding information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.
      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments, as well as your receipt of Phelps Dodge Shares and cash pursuant to the Arrangement, may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments, as well as your receipt of Phelps Dodge Shares and cash pursuant to the Arrangement, made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

      In general, payment of the proceeds from the sale of Phelps Dodge Shares, as well as your receipt of Phelps Dodge Shares and cash pursuant to the Arrangement, effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale of Phelps Dodge Shares, as well as your receipt of Phelps Dodge Shares and cash pursuant to the Arrangement, effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of shares effected at a United States office of a broker) are met or you otherwise establish an exemption.
      In addition, payment of the proceeds from the sale of Phelps Dodge Shares, as well as your receipt of Phelps Dodge Shares and cash pursuant to the Arrangement, effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirement described above (relating to a sale of shares effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person, unless you establish an exemption.

SECURITY HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS OF INCO
      The following table sets forth, as of August 2, 2006, information regarding beneficial ownership of each class of equity securities of Inco and its subsidiaries by each director, each nominee for director, the Chairman and Chief Executive Officer, the four other most highly compensated executive officers of Inco, and all of the directors and the executive officers of Inco as a group. The equity securities of Inco and its subsidiaries consist of Inco Shares, Warrants, Convertible Debentures, Subordinated Convertible Debentures, LYONs Notes and common shares of PT Inco (“PT Common Shares”). No family relationships exist among any of the directors, executive officers or other officers of Inco.

		Securities of Inco Beneficially Owned,
		Directly or Indirectly(a)

						% Inco
					Inco	Options/	Deferred	PT Inco
		Inco			Options/	Inco SARs	Share	Common
Name	Position with Inco	Shares(b)		Warrants(c)	Inco SARs	Outstanding	Units(d)	Shares(e)

Ronald C. Aelick	President, Asia Pacific	24,706		—	74,000	3.06%	—	—
Stephanie E. Anderson	Vice President and Treasurer	1,410		—	29,000	1.20%	—	—
Glen A. Barton	Director	21,432	(f)	—	10,000	0.41%	8,000	—
Edward H. Bassett	Vice President, Capital Projects and Engineering	2,890	(g)	—	17,000	0.70%	—	—
Subhash Bhandari	Vice President and Chief Information Officer	3,662		—	8,315	0.34%	—	—
Angus A. Bruneau	Director	5,745		1,125	—	—	13,770	—
Ronald C. Cambre	Director	—		—	10,000	0.41%	13,640	—
Mark Cutifani	President, North America/Europe	1,834		—	28,000	1.16%	—	—
Mark J. Daniel	Vice President, Human Resources	10,943		—	14,500	0.60%	—	—
Robert D. J. Davies	Executive Vice-President and Chief Financial Officer	758		—	—	—	—	—
Bruce R. Drysdale	Vice President, Government and Public Affairs	1,142		—	11,500	0.48%	—	—
Philippus F. du Toit	Managing Director, Voisey’s Bay Nickel Company Limited	3,401		—	15,000	0.62%	—	—
Anthony O. Filmer	Vice President, Research and Development	185		—	—	—	—	—
Simon A. Fish	Executive Vice President, General Counsel and Secretary	3,966		—	—	—	—	—
Peter J. Goudie	Executive Vice President, Marketing	21,135		—	301,000	12.43%	—	248,000
Scott M. Hand	Chairman and Chief Executive Officer	222,579	(h)	—	308,000	12.72%	—	200,000
Janice K. Henry	Director	—		—	—	—	8,271	—
Samantha Hogg	Vice President, Marketing	—		—	—	—	—	—
Chaviva M. Hosek	Director	—		—	10,000	0.41%	12,420	—
John B. Jones	Vice President, Business Development-Asia	4,704		—	68,000	2.81%	—	—
Peter C. Jones	President and Chief Operating Officer, Director	61,354		—	155,800	6.44%	—	76,000
Gary G. D. Kaiway	Vice-President, Taxation	2,278		—	9,438	0.39%	—	—
William B. Kipkie	Vice President, Inco Special Products	2,549		—	32,500	1.34%	—	—
Ronald A. Lehtovaara	Vice President and Comptroller	4,742		—	36,000	1.49%	—	—
John T. Mayberry	Director	3,000		—	—	—	10,085	—

		Securities of Inco Beneficially Owned,
		Directly or Indirectly(a)

					% Inco
				Inco	Options/	Deferred	PT Inco
		Inco		Options/	Inco SARs	Share	Common
Name	Position with Inco	Shares(b)	Warrants(c)	Inco SARs	Outstanding	Units(d)	Shares(e)

Francis Mer	Director	1,157	—	—	—	2,633	—
William A. Napier	Vice President, Environment and Health	3,516	—	38,000	1.57%	—	—
David P. O’Brien	Director	8,262	255	10,000	0.41%	12,126	—
Roger Phillips	Director	7,000	—	5,000	0.21%	10,411	—
S. Nicholas Sheard	Vice President, Exploration	1,943	—	10,000	0.41%	—	—
Richard E. Waugh	Director	—	—	—	—	4,184	—
Directors and Executive Officers as a group, 31 persons in total, including those individuals listed above		426,293	1,380	1,201,053	49.6%	95,590	524,000

(a)	The information as to securities of Inco beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Inco, has been furnished by the respective directors and senior officers.

(b)	The number of Inco Shares indicated in the column includes Inco Restricted Shares and represents, in each case, less than 1% of the outstanding Inco Shares.

(c)	The number of Warrants indicated in the column represents, in each case, less than 1% of the outstanding Warrants.

(d)	Inco awards deferred share units (“DSUs”) to its non-employee directors pursuant to its Non-Employee Director Share Ownership Plan (the “Ownership Plan”). The DSUs awarded under the Ownership Plan are bookkeeping entries on the books of Inco that represent the value of an Inco Share at the time of the award. In conjunction with a director’s retirement from the Board, the DSUs are cashed out by Inco based upon the fair market value of the Inco Shares at such time.

(e)	PT Inco Common Shares indicated in this column were purchased by Mr. Goudie, Mr. Hand and Mr. Jones on the Jakarta Stock Exchange as private investments.

(f)	17,993 Inco Shares are held by Glen A. Barton Revocable Trust with Glen A. Barton as trustee.

(g)	Mr. Bassett holds 2,590 Inco Shares in his own name and 300 Inco Shares are registered in the name of Mona Noreen Bassett.

(h)	There are 48,241 Inco Shares registered in Mr. Hand’s name, 222 Inco Shares registered in the name of Katherine Hand, his daughter, and 174,116 Inco Shares registered in the name of Scott M. Hand and Ellen M. Hand, his wife.
     To the knowledge of the directors and senior officers of Inco, after reasonable enquiry, no person owns, directly or indirectly, or exercises control or direction over, more than 10% of any class of securities of Inco, and no person or company acting jointly or in concert with Inco owns any securities of Inco.

DESCRIPTION OF PHELPS DODGE CAPITAL STOCK
      The following description of the terms of the capital stock of Phelps Dodge is not meant to be complete and is qualified by reference to Phelps Dodge’s restated certificate of incorporation and the provisions of the Rights Agreement, dated as of February 5, 1998, between Phelps Dodge and The Chase Manhattan Bank, as rights agent.
      As of the date of this Circular the number of shares of Phelps Dodge capital stock authorized for issuance under its restated certificate of incorporation consists of 300,000,000 Phelps Dodge Shares, par value $6.25 per share, and 6,000,000 shares of preferred stock, par value $1.00 per share. At the Phelps Dodge Meeting, Phelps Dodge Shareholders will be asked to vote on a proposal to increase the authorized number of Phelps Dodge Shares from 300 million to 800 million.
Common Stock
      Listing. As of August 2, 2006, there were 203,977,729 Phelps Dodge Shares outstanding. Phelps Dodge Shares are listed on the NYSE under the symbol “PD”.
      Voting Rights. Each holder of Phelps Dodge Shares is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareholders. The holders of Phelps Dodge Shares are entitled to receive, from funds legally available for the payment thereof, dividends if, when and as declared by resolution of the board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Phelps Dodge preferred stock.
      Dividend Rights; Rights upon Liquidation. In the event of liquidation, each Phelps Dodge Share is entitled to share pro rata in any distribution of Phelps Dodge’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Phelps Dodge preferred stock.
      Preemptive Rights. Holders of Phelps Dodge Shares have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued shares, treasury shares or other securities.
      Rights Agreement. Each Phelps Dodge Share carries with it one preferred share purchase right. If these rights become exercisable, each right entitles the registered holder to purchase one four-hundredth of a junior participating cumulative preferred share (subject to a proportionate decrease in the fractional number of junior participating cumulative preferred shares that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the common shares and a proportionate increase in the event of a reverse stock split) of Phelps Dodge. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The rights trade automatically with Phelps Dodge Shares and are designed to protect Phelps Dodge’s interests and the interests of Phelps Dodge Shareholders against coercive takeover tactics. The rights are also designed to encourage potential acquirers to negotiate with the Phelps Dodge board of directors before attempting a takeover and to increase the ability of the Phelps Dodge board of directors to negotiate terms of any proposed takeover that benefit Phelps Dodge Shareholders.
Preferred Stock
      Phelps Dodge Preferred Stock Outstanding. As of the date of this Circular, no shares of Phelps Dodge preferred stock were issued and outstanding.
      Authorized Preferred Stock. Under the Phelps Dodge restated certificate of incorporation, the board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. The Phelps Dodge board of directors has designated a series of preferred stock as junior participating cumulative preferred shares, and has issued rights to purchase those shares which are exercisable only upon the occurrence of certain events.
Transfer and Dividend Paying Agent and Registrar
      Mellon Investor Services, L.L.C. is the transfer and dividend paying agent and registrar for Phelps Dodge’s common stock.

COMPARISON OF SHAREHOLDER RIGHTS
      Upon completion of the Arrangement, Shareholders will no longer be shareholders of Inco and instead will hold Phelps Dodge Shares. Canadian law and Inco’s Restated Articles of Incorporation and by-laws govern Inco and its relations with Shareholders. After completion of the Arrangement, New York law and Phelps Dodge’s articles of incorporation and by-laws will govern the Combined Company and its relations with its shareholders.
      Although the rights and privileges of shareholders of a New York corporation are, in many instances, comparable to those of a shareholders of a corporation governed by the CBCA, there are several differences. These differences arise from the differences between New York law and the CBCA and between Inco’s Restated Articles of Incorporation and by-laws and Phelps Dodge’s articles of incorporation and by-laws to be amended in connection with the Arrangement. A summary of the material differences in the rights of holders of Inco Shares and Phelps Dodge Shares is attached as Appendix J to this Circular. This summary is not intended to be complete and is qualified in its entirety by reference to New York law, the CBCA and the governing corporate instruments of Inco and Phelps Dodge.

CAPITALIZATION AND PRO FORMA CAPITALIZATION OF PHELPS DODGE
      The following table sets forth the capitalization of Phelps Dodge and the pro forma capitalization of Phelps Dodge as at June 30, 2006 on the basis of the assumptions set forth in the “Unaudited Pro Forma Combined Financial Statements” attached as Appendix K to this Circular. This table is prepared in accordance with U.S. GAAP.
Pro Forma Capitalization of Phelps Dodge
as at June 30, 2006
($ in millions, except number of shares)
(unaudited)

			Pro forma for
			Phelps Dodge and
	Phelps Dodge		Inco(1)

Current portion of long term debt	$63		$129
Long term debt	704		4,907
Minority interests in consolidated subsidiaries	1,219		2,035
Shareholders’ equity
Common shares	1,275		2,246
	(203,300,000 shares	)	(358,600,000 shares	)
Capital in excess of par value	1,360		12,675
Retained earnings	3,049		3,049
Accumulated other comprehensive loss	(98)		(98)
Total shareholders’ equity	5,586		17,872
Total capitalization	7,572		24,943

(1)	Reflects the issuance of 155,290,625 Phelps Dodge Shares (assuming that approximately 20,568,000 Phelps Dodge Shares will be issued upon exercise or conversion of Inco Options and convertible securities of Inco that are outstanding on the Effective Date).
COMPARATIVE MARKET PRICES

	Phelps Dodge
	Shares		Inco Shares

	NYSE		NYSE		TSX

	High	Low	High	Low	High	Low
	($)	($)	($)	($)	(Cdn.$)	(Cdn.$)

2004
First Quarter	45.26	35.43	42.09	31.54	54.10	42.30
Second Quarter	42.40	29.90	36.50	28.01	48.40	38.75
Third Quarter	46.865	34.90	39.35	30.39	49.99	40.58
Fourth Quarter	50.775	40.26	40.65	33.83	51.10	41.55
2005
First Quarter	54.56	45.01	43.77	31.67	53.84	39.32
Second Quarter	51.72	39.10	41.94	33.25	51.88	42.76
Third Quarter	66.225	45.875	47.77	37.46	55.56	45.53
Fourth Quarter	74.625	57.10	47.68	39.43	55.89	46.65
2006
First Quarter	83.56	65.14	52.24	42.65	59.94	49.39
Second Quarter	102.8	72.32	70.60	50.34	78.50	59.00
Third Quarter (July 1 – August 10)	88.47	76.68	79.38	65.01	89.72	72.96
CORPORATE GOVERNANCE
      The information in “Part III — Corporate Governance” of Inco’s proxy circular and statement dated February 17, 2006 is incorporated by reference into this Circular.

DIRECTOR AND EXECUTIVE COMPENSATION
Directors and Employees of Inco
      The information in “Part IV — Director and Executive Compensation” of Inco’s proxy circular and statement dated February 17, 2006 is incorporated by reference into this Circular except as modified by the description of certain arrangements under “The Arrangement — Interests of Inco Directors and Executive Officers in the Arrangement” beginning on page 67 of this Circular, and for the information below.
      Inco is a party to an executive employment agreement, effective as of March 23, 1998, with Peter C. Jones, its President and Chief Operating Officer. In connection with Mr. Jones’ retirement from Inco, on June 28, 2006 and July 4, 2006, respectively, Inco and Mr. Jones entered into agreements modifying certain terms of his executive employment agreement. Under the terms of these agreements, Mr. Jones has agreed to continue as the President and Chief Operating Officer of Inco, a director of Inco, the President Commissioner of PT Inco and the Chairman of Goro Nickel. In all cases, Mr. Jones’ continuation in these roles will be at Inco’s discretion, but will not go beyond December 31, 2006. Pursuant to Mr. Jones’ executive employment agreement, Mr. Jones’ separation from Inco will constitute a termination of employment other than for cause and he will, accordingly, be receiving certain severance payments and other benefits for or in respect of a 36-month period beginning after the effective date of his termination.
Directors and Employees of Phelps Dodge
      The section entitled “Executive Compensation” in Phelps Dodge’s proxy statement for the annual meeting of the Phelps Dodge Shareholders dated April 13, 2006 is incorporated by reference into this Circular except as modified below.
      Under the terms of Phelps Dodge’s various compensation plans and programs, the combination of Phelps Dodge with Inco would constitute a “change of control” that provides certain additional benefits to Phelps Dodge’s directors and employees. As described below, Phelps Dodge has sought and received from each of its named executive officers amendments to these arrangements that limit the circumstances under which such benefits would be provided such that the change of control protection is limited to circumstances where the employee has suffered a significant and adverse change in the particular terms of the employee’s employment. In addition, Phelps Dodge is seeking to put in place similar amendments with respect to other employees subject to the agreements described below. Such benefits, and the amendments to the scope of such benefits, referenced above are described in more detail below.
Change of Control Agreements
      Phelps Dodge has change of control agreements with its named executive officers and other members of its senior management team (the “Senior Change of Control Agreements”), pursuant to which each executive, in the event the executive is terminated by Phelps Dodge without “Cause” or voluntarily terminates employment for “Good Reason” (as each term is defined in the Senior Change of Control Agreements), will receive a lump sum equal to three times the executive’s highest base salary during that year and the prior two years, plus three times the executive’s target bonus calculated using the highest base salary and target bonus percentage for the immediately preceding 12 months, less any severance pay otherwise payable under Phelps Dodge’s otherwise applicable plans and programs. The Senior Change of Control Agreements also provide these executives with a 30-day window period beginning on the first anniversary date of the change of control in which they may voluntarily terminate their employment and still receive their change of control benefits (a “Window Period Termination”). As is described below, Phelps Dodge’s named executive officers have agreed that the Window Period Termination would not be applicable in the context of the Arrangement. Those with Senior Change of Control Agreements also receive a tax gross-up payment in respect of any excise taxes triggered by the change of control benefits; the cost of three years of insured group medical, dental, vision, life insurance and long-term disability plans; the cost of continuing executive physicals and financial counselling services for a similarly limited period; and outplacement services at a cost up to a maximum amount of 15% of their base salary.
      A second group of key management personnel receive similar change of control agreements that provide a lump sum benefit equal to two times the executive’s highest base salary during that year and the prior two years, plus two times the executive’s target bonus calculated using the highest base salary and target bonus percentage for the immediately preceding 12 months, less any severance pay otherwise payable under Phelps Dodge’s otherwise applicable plans and programs. Phelps Dodge will also pay the cost of the group benefits outlined above for a period of two years. However, these agreements do not include a 30-day termination window, nor are the executives eligible for a tax gross-up payment unless the benefits payable due to a change of control are at least 120% of the allowable cap.

All of the other material terms and conditions are substantially the same as those included in the Senior Change of Control Agreements.
Stock Option and Restricted Stock Award Agreements
      Stock options granted by Phelps Dodge under its stock option agreements become exercisable (but not earlier than six months from the date of grant) for a period of 30 days following a change of control and, in the case of Phelps Dodge’s five named executive officers and certain other key employees, the date of a termination of employment for a reason other than death, disability, for cause or, under certain circumstances, a voluntary termination of employment by the executive if such termination occurs within two years following a change of control. In addition, restricted shares awarded by Phelps Dodge pursuant to award of restricted stock agreements and held for at least six months vest in connection with a change of control. As is described below, Phelps Dodge’s named executive officers have agreed that their options and restricted stock will not become vested solely on account of the Arrangement. However, in the event that any such officer’s employment is terminated within two years of the closing of such transaction by Phelps Dodge without Cause or by the officer for “Good Reason”, such options and restricted shares will become vested in connection with the executive’s termination of employment.
Other Executive Change of Control Provisions
      The Phelps Dodge Corporation Supplemental Retirement Plan provides for an additional 36 months of service credit, as well as the payment of unreduced benefits under liberalized age and length of service requirements, as well as, to certain executives, if such an executive is terminated from employment within two years following a change of control. In addition, the Phelps Dodge Corporation Supplemental Savings Plan obligates Phelps Dodge to transfer an amount equal to the deficiency in the assets of such plan’s trust fund, if any, prior to the day on which a change of control occurs. While the Arrangement will be considered a change of control for purposes of triggering this funding requirement, the trust is currently fully funded and no additional contribution to the trust is expected to be required because of the anticipated change of control.
Amendments
      As referenced above, on June 24, 2006, Phelps Dodge and each of its named executive officers entered into certain amendments to the respective Senior Change of Control Agreements, stock option agreements and award of restricted stock agreements applicable to each such named executive officer. The purpose of these amendments was to reduce the circumstances under which an affected executive would be entitled to additional benefits as a result of the proposed Arrangement. Phelps Dodge’s objective was to limit the special change of control protection available to any such executive to those circumstances in which such executive suffers a substantial and adverse change in the particular terms and conditions of the executive’s employment within a two-year period following the Arrangement. Accordingly, in certain circumstances, Phelps Dodge’s executives can receive enhanced benefits following the Arrangement. Given the scope of the proposed Arrangement, Phelps Dodge believes that, if an executive’s particular terms and conditions of employment are adversely affected by the synergies that are expected to be derived from the business combination, such additional rights are appropriate. As a result of the amendments, the potential cost associated with the applicable change of control provisions will be reduced substantially from that which would have applied under the amended plans, programs and agreements prior to such amendments. Phelps Dodge currently expects that the number of its officers and other executives who will actually receive additional benefits in connection with the Arrangement by reason of the modified change of control provisions will be limited to a modest percentage of the total number of officers and executives to whom such protection applies.
      The amendments, which apply only in respect of the Arrangement, (i) eliminate the right of an executive who is a party to a Senior Change of Control Agreement to receive severance and other termination benefits upon a Window Period Termination, (ii) provide that unvested options and unvested restricted shares will not become vested solely upon the consummation of the Arrangement, (iii) provide, as a substitute for full acceleration, a conditional vesting provision under the award of restricted stock agreements, which is generally consistent with the “double-trigger” vesting currently applicable under the stock option agreements (as modified by the amendments), under which such shares would become fully-vested upon an executive’s termination of employment without “Cause” or for “Good Reason” within two years following a change of control, and (iv) limit the definition of “Good Reason” included in the Senior Change of Control Agreements, stock option agreements and award of restricted stock agreements principally to those events previously included within the definition of Good Reason that related to the executive’s particular terms and conditions of employment (for example, a change in Phelps Dodge’s benefits plans generally applicable to all similarly situated employees would not constitute Good Reason following the Arrangement). In consideration of these modifications, the requirement that options or restricted shares be granted at least six months prior to a change of control to be eligible for the benefit of the special change of control protection has been eliminated for purposes of this transaction.
      One of Phelps Dodge’s key executives, Arthur R. Miele, is retiring at the end of the year, and had already announced his intention to retire prior to the execution of the Combination Agreement with Inco. Mr. Miele has agreed with Phelps Dodge that, because of this announced intention, it would not be appropriate to provide him with any additional rights under his Senior Change of Control Agreement due to the proposed Arrangement. Accordingly, he has agreed that consummation of the Arrangement will not be deemed a “Change of Control” for purposes of his Senior Change of Control Agreement. With regard to his equity awards, Mr. Miele has entered into the amendments described above with respect to Phelps Dodge’s other executive officers.
LEGAL MATTERS
      Certain legal matters in connection with the Arrangement will be passed upon by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, and Sullivan & Cromwell LLP, New York, New York, on behalf of Inco. As at August 2, 2006, the partners and associates of Osler, Hoskin & Harcourt LLP owned beneficially, directly or indirectly, less than 1% of the outstanding Inco Shares, respectively. Certain legal matters in connection with the Arrangement will be passed upon by Heenan Blaikie LLP, Toronto, Ontario, and Debevoise & Plimpton LLP, New York, New York, on behalf of Phelps Dodge.
WHERE YOU CAN FIND MORE INFORMATION
Inco Documents Incorporated by Reference
      The following documents of Inco have been filed with the securities regulatory authority in each of the provinces and territories of Canada, and are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	Inco’s quarterly reports on Form 10-Q for the quarters ended June 30, 2006 (the “Second Quarter 10-Q”) and March 31, 2006 (the “First Quarter 10-Q”), respectively;

(b)	Inco’s annual report on Form 10-K for the year ended December 31, 2005;

(c)	material change reports filed in 2006 on August 1, 2006, July 25, July 20, June 30 and May 15;

(d)	audited consolidated financial statements, including the notes thereon, and together with the auditor’s report, as at and for each of the financial years ended December 31, 2005, 2004 and 2003 (included in (b) above);

(e)	management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2005 (included in (b) above);

(f)	unaudited consolidated financial statements, including the notes thereon, as at June 30, 2006, and for the three and six-month periods ended June 30, 2006 and 2005 included in the Second Quarter 10-Q;

(g)	management’s discussion and analysis of financial condition and results of operations for the three and six-month period ended June 30, 2006 included in the Second Quarter 10-Q;

(h)	unaudited consolidated financial statements, including the notes thereon, as at March 31, 2006, and for the three-month periods ended March 31, 2006 and 2006 included in the First Quarter 10-Q;

(i)	management’s discussion and analysis of financial condition and results of operations for the three-month period ended March 31, 2006 included in the First Quarter 10-Q;

(j)	proxy circular and statement dated February 17, 2006 in connection with the annual meeting of shareholders held on April 20, 2006;

(k)	Directors’ Circular dated May 29, 2006 recommending rejection of the Original Teck Offer; and

(l)	Notice of Change to Directors’ Circular dated August 6, 2006.
      In addition to the documents referred to above, any documents of the type referred to above filed by Inco with a securities regulatory authority in Canada on SEDAR after the date of this Circular and prior to the date of the Meeting

(or the date of the adjourned Meeting, if the Meeting is adjourned) shall be deemed to be incorporated by reference into, and form an integral part of, this Circular.
      In addition to the foregoing, any document filed by Inco with a securities regulatory authority in Canada which specifically states that it is intended to be incorporated by reference in this Circular shall be deemed to be incorporated by reference in this Circular.
      Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference in this Circular shall be deemed to be modified or superseded, for purposes of this Circular, to the extent that a statement contained in this Circular or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Circular modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified shall not constitute a part of this Circular, except as so modified or superseded.
      Copies of the documents incorporated herein by reference or deemed to be incorporated herein by reference regarding Inco may be obtained on request without charge from the Secretary of Inco at Inco Limited, 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7 or by telephone at (416) 361-7511. Copies of documents incorporated herein by reference may also be obtained from the SEC website at www.sec.gov or from the SEDAR website at www.sedar.com.
Phelps Dodge Documents Incorporated by Reference
      Information regarding Phelps Dodge has been incorporated by reference in this Circular from documents filed by Phelps Dodge with the SEC and the Canadian securities regulatory authorities. The documents listed below, which contain important information about Phelps Dodge, its business and its financial condition, and which were previously filed by Phelps Dodge with the SEC and which subsequently have been filed with Canadian securities regulatory authorities, are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	quarterly reports of Phelps Dodge on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006, respectively;

(b)	annual report of Phelps Dodge on Form 10-K for the year ended December 31, 2005;

(c)	Phelps Dodge’s proxy statement for the annual meeting of its stockholders dated April 13, 2006; and

(d)	current reports of Phelps Dodge on Form 8-K filed in 2006 on July 26 (regarding the ARC), July 19, July 18, July 17 (other than the information furnished under Item 7.01 and furnished under Item 9.01 as Exhibits 99.1-99.3), July 5, June 29, June 28 (other than the information furnished under Item 7.01 and furnished under Item 9.01 as Exhibit 99.1), June 26 (other than the information furnished under Item 7.01 and Item 9.01), June 2, April 10, March 17, March 9, February 14, February 7 and February 6.
      Inco understands that copies of the documents incorporated herein by reference regarding Phelps Dodge may be obtained on request without charge from Phelps Dodge’s Assistant General Counsel and Secretary at One North Central Avenue, Phoenix, Arizona 85004, Telephone: (602) 366-8100. Copies of documents incorporated herein by reference may also be obtained from the SEC website at www.sec.gov or from the SEDAR website at www.sedar.com.
IMPORTANT INFORMATION FOR INVESTORS CONCERNING THE TECK OFFER
      INVESTORS AND SECURITYHOLDERS ARE URGED TO READ INCO’S DIRECTORS’ CIRCULAR, AS AMENDED, AND SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT INCO FILED WITH THE SEC ON MAY 31, 2006, AND AMENDMENTS INCO HAS FILED TO SUCH STATEMENT AS WELL AS ADDITIONAL AMENDMENTS THAT INCO MAY FILE THERETO, AS THEY CONTAIN, AND SUCH AMENDMENTS, IF ANY, WILL CONTAIN, IMPORTANT INFORMATION.
      Investors and securityholders may obtain copies of the Directors’ Circular and Solicitation/Recommendation Statement and other public filings made from time to time by Inco with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Inco may be obtained free of charge by contacting Inco’s media or investor relations departments.

APPROVAL OF DIRECTORS
      The contents of this Circular and the sending thereof to Shareholders has been approved by the directors of Inco.

By Order of the Board of Directors,

Simon A. Fish
Executive Vice President,
General Counsel & Secretary

AUDITORS’ CONSENT
      We have read the proxy circular and statement (“Circular”) of Inco Limited dated August 10, 2006 relating to, among other things, the proposed issuance of shares of common stock of Phelps Dodge Corporation and payment of certain cash consideration in connection with the acquisition by Phelps Dodge Corporation, through an indirect wholly-owned subsidiary, of all of the outstanding common shares of Inco Limited to be effected by way of a plan of arrangement. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
      We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of Inco Limited on the audited consolidated financial statements of Inco Limited as at December 31, 2005, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as at December 31, 2005. Our report is dated February 28, 2006.
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario
August 10, 2006

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We have read the proxy circular and statement (“Circular”) of Inco Limited dated August 10, 2006 relating to, among other things, the proposed issuance of shares of common stock of Phelps Dodge Corporation and payment of certain cash consideration in connection with the acquisition by Phelps Dodge Corporation, through an indirect wholly-owned subsidiary, of all of the outstanding common shares of Inco Limited to be effected by way of a plan of arrangement. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents taking into consideration that the audit of the financial statements described below was performed using the auditing standards of the Public Company Accounting Oversight Board (United States).
      We consent to the incorporation by reference in the above-mentioned Circular of our report dated February 24, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Phelps Dodge Corporation, which appears in Phelps Dodge Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.
      We also consent to the use in the above-mentioned Circular of our compilation report dated August 10, 2006 to the Board of Directors of Phelps Dodge Corporation on the unaudited pro forma combined balance sheet at June 30, 2006 of Phelps Dodge Corporation and Inco Limited combined and the unaudited pro forma combined statements of income for the six months then ended and for the year ended December 31, 2005 of Phelps Dodge Corporation and Inco combined.
PricewaterhouseCoopers LLP
Phoenix, Arizona
August 10, 2006

CONSENT OF MORGAN STANLEY & CO. INCORPORATED
      We hereby consent to the reference to our opinion, dated July 16, 2006, under the captions “Questions and Answers about the Arrangement and the Meeting”, “Summary — Reasons for the Board Recommendation”, “Summary — Opinions of Inco’s Financial Advisors”, “The Arrangement — Background of the Combination” and “The Arrangement — Opinions of Inco’s Financial Advisors” in the proxy circular and statement of Inco Limited, dated August 10, 2006 (the “Proxy”), and to the inclusion of the foregoing opinion in the Proxy.

Dated: August 10, 2006	Morgan Stanley & Co. Incorporated
CONSENT OF RBC CAPITAL MARKETS
      We hereby consent to the reference to our opinion, dated July 16, 2006, under the captions “Questions and Answers about the Arrangement and the Meeting”, “Summary — Reasons for the Board Recommendation”, “Summary — Opinions of Inco’s Financial Advisors”, “The Arrangement — Background of the Combination” and “The Arrangement — Opinions of Inco’s Financial Advisors” in the proxy circular and statement of Inco Limited, dated August 10, 2006 (the “Proxy”), and to the inclusion of the foregoing opinion in the Proxy.

Dated: August 10, 2006	RBC Dominion Securities Inc.

CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL
August 10, 2006
Board of Directors
Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7

Re:	Notice of Special Meeting of Shareholders and Proxy Circular and Statement dated August 10, 2006
Ladies and Gentlemen:
Reference is made to our opinion letter, dated July 16, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding common shares (the “Company Shares”) of Inco Limited (the “Company”) of the Consideration (as defined in the opinion letter) proposed to be received by holders of the Company Shares pursuant to the Amended Combination Agreement (as defined in the opinion letter).
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein, and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, directors’ circular or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Notice of Special Meeting of Shareholders and Proxy Circular and Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Questions and Answers about the Arrangement and the Meeting”, “Summary — Reasons for the Board Recommendation”, “Summary — Opinions of Inco’s Financial Advisors”, “The Arrangement — Background of the Combination” and “The Arrangement — Opinions of Inco’s Financial Advisors” and to the inclusion of the foregoing opinion in the above-referenced Notice of Special Meeting of Shareholders and Proxy Circular and Statement.

GOLDMAN, SACHS & CO.

CONSENT OF OSLER, HOSKIN & HARCOURT LLP
      We hereby consent to the reference to our opinion contained under “Taxation — Certain Canadian Federal Income Tax Considerations” in the proxy circular and statement of Inco Limited dated August 10, 2006 (the “Circular”) and to the inclusion of the foregoing opinion in the Circular.
(Signed) Osler, Hoskin & Harcourt LLP
Dated: August 10, 2006

APPENDIX A
ARRANGEMENT RESOLUTION
SPECIAL RESOLUTION OF THE SHAREHOLDERS OF INCO LIMITED
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.    The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Inco Limited (the “Company”), as more particularly described in the proxy statement and circular of the Company accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.
2.    The plan of arrangement, as it may be amended, (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Appendix D to the Company’s proxy circular and statement dated August 10, 2006, is hereby approved and adopted.
3.    The combination agreement dated as of June 25, 2006, as amended, between the Company and Phelps Dodge Corporation (the “Combination Agreement”), the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Combination Agreement and any amendments thereto are hereby ratified and approved.
4.    Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders of the Company (a) to amend the Combination Agreement, or the Plan of Arrangement to the extent permitted by the Combination Agreement, and (b) subject to the terms of the Combination Agreement, not to proceed with the Arrangement.
5.    Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement.
6.    Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-1

APPENDIX B
COMBINATION AGREEMENT
      This COMBINATION AGREEMENT is made and entered into as of June 25, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”).
RECITALS
      A. The board of directors of Italy has (i) determined that it is in the best interests of Italy and its shareholders to effect the business combination and other transactions provided for herein, including the Arrangement pursuant to which an indirect wholly-owned subsidiary of Portugal will acquire all of the outstanding common shares of Italy and the shareholders of Italy immediately prior to the effectiveness of the Arrangement will receive the consideration described herein and in the Plan of Arrangement, and (ii) resolved to recommend that the shareholders of Italy vote in favour of the Arrangement.
      B. The board of directors of Portugal has (i) deemed it advisable and in the best interests of Portugal and its shareholders to effect the business combination and other transactions provided for herein, including the Portugal Share Issuance and the Portugal Charter Amendment, and (ii) resolved to recommend that the shareholders of Portugal vote in favor of the Portugal Share Issuance and the Portugal Charter Amendment.
      C. Contemporaneously with the execution and delivery of this Agreement, (i) Italy and Falconbridge Limited, a corporation organized and existing under the laws of Ontario (“France”), have entered into an amendment to the Support Agreement between them in the form set forth as Exhibit D hereto, (ii) Portugal and France have entered into an Agreement in the form set forth as Exhibit E, and (iii) Italy and Portugal have entered into the Convertible Note Purchase Agreement in the form set forth in Exhibit F hereto.
      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
      1.1.     Certain Definitions. The following terms shall have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Action” means any action, claim, suit, litigation, demand, cause of action, charge, complaint, arbitration or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Subsidiary of any Person shall be deemed to be an Affiliate of such Person, and such Person shall be deemed to be an Affiliate of such Subsidiary.

“Agreement” means this Combination Agreement, including the Exhibits and schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ARC” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act.

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 hereof or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Articles of Arrangement” means the articles of arrangement of Italy in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made.

“CBCA” means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Time.

“Canadian Securities Regulatory Authorities” means the OSC and each other securities commission or similar regulatory authority in each of the provinces and territories of Canada.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means receipt of an ARC or, in the alternative to an ARC, the waiver, expiration or earlier termination of the waiting period under Part IX of the Competition Act and receipt of a letter from the Commissioner or a person authorized by the Commissioner that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, lease, instrument or other binding arrangement.

“Court” means the Superior Court of Justice (Ontario).

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Disclosed Publicly by Italy” means disclosed in a public filing by Italy with the OSC on or after January 1, 2004 and prior to the date hereof.

“Disclosed Publicly by Portugal” means disclosed in a public filing by Portugal with the SEC on or after January 1, 2004 and prior to the date hereof.

“Disclosed to Italy” means disclosed by Portugal in the Portugal Dataroom or made available in writing by Portugal to Italy.

“Disclosed to Portugal” means disclosed by Italy in the Italy Dataroom or made available in writing by Italy to Portugal.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article IV of the Plan of Arrangement.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plan” means, with respect to any Person, any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any stock purchase, stock option, stock appreciation, stock incentive, phantom stock, severance, termination, employment, change-in-control, retention, insurance (including self-insurance), split-dollar, health, medical, disability, sick pay, workers compensation, supplemental unemployment, post-employment, pension, savings, retirement, profit sharing, vacation, fringe benefit, multiemployer, collective bargaining, bonus, incentive, deferred compensation, loan and any other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether or not subject to ERISA, whether formal or informal.

“Environmental Laws” means all Laws and Orders of any international, provincial, federal, state, local and any other Governmental Entity that relate to the protection of the environment, protection of wildlife and/or wildlife habitat, protection of cultural or historic resources, including those relating to reclamation, remediation or restoration of mineral or other properties, the natural environment or to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, or to the impact of Hazardous Substances on the environment, health or property.

“Environmental Lien” means any Lien in favor of any Governmental Entity arising under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such Person within the meaning of Section 414 of the Code.

“France Subsequent Acquisition Transaction” means the acquisition by Italy of the common shares of France held by Persons who have not accepted the Italy Bid in the manner contemplated under the heading “Acquisition of France Shares Not Deposited” in the Italy Bid Circular.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, or governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) stock exchange, including the NYSE or TSX.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any applicable Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings.

“ICA” means the Investment Canada Act (Canada), as amended, and the regulations thereunder.

“ICA Approval” means the determination or deemed approval by the Minister responsible for the administration of the ICA that the transactions contemplated hereby are of “net benefit to Canada” pursuant to Part IV of the ICA.

“In the Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option.

“Intellectual Property” means all federal, state, provincial, foreign and multinational intellectual and industrial property rights, including without limitation, all (i) patents; (ii) copyrights; (iii) trademarks and service marks, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (iv) trade secrets; and (v) all registrations, applications, and recordings related to the foregoing.

“Interim Order” means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.4.

“ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the date hereof.

“Italy Bid” means the offer, as the same may be amended from time to time, by Italy to acquire all of the outstanding common shares of France as described in the Italy Bid Circular.

“Italy Bid Circular” means the take-over bid circular of Italy dated October 24, 2005, as the same has been amended or varied and as the same may be amended or varied from time to time, relating to the Italy Bid.

“Italy Dataroom” means the electronic dataroom relating to Italy to which Portugal has had access prior to the date hereof.

“Italy Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Italy or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Italy, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Italy or any of its Subsidiaries has or reasonably would be expected to have any present or future liability.

“Italy Meeting” means the special meeting of holders of Italy Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement and other matters related to this Agreement and the Arrangement.

“Italy Option Plans” means the stock option or incentive plans for directors, officers and employees of Italy and its Subsidiaries and other eligible persons (as applicable).

“Italy Resolution” means the special resolution of the holders of the Italy Common Shares, to be substantially in the form of Exhibit A hereto.

“Italy SAR” means a stock appreciation right included in an Italy Option and exercisable in lieu of (but not in addition to) such Italy Option.

“knowledge” of Italy, means the actual knowledge of the Persons set forth in Section 1.2 of the Italy Disclosure Schedule, and of Portugal, means the actual knowledge of the Persons set forth in Section 1.2 of the Portugal Disclosure Schedule.

“Laws” means laws (including common law), statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.

“Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to each party, any fact, change, event, occurrence or effect (a) that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such party, its Subsidiaries and its material joint ventures, taken as a whole, other than any such fact, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, including the consummation of the acquisition of common shares of France as contemplated by the Support Agreement and this Agreement, the exercise of dissent rights in connection with any subsequent acquisition transaction, and any divestitures or other actions required to obtain all necessary regulatory approvals relating thereto, (ii) changes, circumstances or conditions generally affecting the mining industry and not having a materially disproportionate effect on such party, (iii) changes in general economic conditions in the United States or Canada, (iv) changes in any of the principal markets served by such party’s business generally or shortages or price changes with respect to raw materials, metals or other products (including, but not limited to, nickel, copper, cobalt, molybdenum, any platinum-group metals, sulfur, sulphuric acid, electricity, zinc or aluminum) used or sold by that party, (v) changes in generally applicable Laws or regulations (other than orders, judgments or decrees against such party, any of its Subsidiaries or any of its material joint ventures), or (vi) changes in US GAAP or Canadian GAAP or (b) that as of the date hereof is, or would reasonably be expected to be, materially adverse to the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall (A) a change in the trading prices of a party’s equity securities, or (B) any failure by a party, including France, to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) by itself, be deemed to constitute a Material Adverse Effect (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect); it being understood and agreed that, after the consummation of the acquisition of common shares of France as contemplated by the Support Agreement and this Agreement, for purposes of determining whether a Material Adverse Effect with respect to Italy shall have occurred, the financial condition, business and results of operations of Italy shall be deemed to include the financial condition, business and results of operations of Italy, France and their collective Subsidiaries and material joint ventures, taken as a whole.

“NYSE” means The New York Stock Exchange, Inc.

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time.

“Order” means any legally enforceable judgment, order, decision, writ, injunction, stipulation, ruling or decree of, or any settlement under jurisdiction of, any Governmental Entity.

“OSC” means the Ontario Securities Commission.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Plan of Arrangement” means, subject to Section 2.2(a), the plan of arrangement, substantially in the form of Exhibit B hereto as amended by any amendments or variations thereto made in accordance with Section 9.4 hereof or Article VII of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Portugal Charter Amendment” means the amendment and restatement of the certificate of incorporation of Portugal so that, after giving effect thereto, the certificate of incorporation of Portugal shall be substantially in the form set forth as Exhibit C.

“Portugal Dataroom” means the electronic dataroom relating to Portugal to which Italy has had access prior to the date hereof.

“Portugal Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Portugal or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Portugal, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Portugal or any of its Subsidiaries has or reasonably would be expected to have any present or future liability.

“Portugal Meeting” means the special meeting of holders of Portugal Common Shares, including any adjournment or postponement thereof, to be called to consider the Portugal Charter Amendment and the Portugal Share Issuance.

“Portugal Share Issuance” means the issuance of Portugal Common Shares pursuant to the Arrangement.

“Proprietary Subject Matter” means: (i) all information (whether or not protectable by patent, copyright, mask work or trade secret rights) not generally known to the public, including know-how and show-how, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, specifications, technical manuals and data, libraries, blueprints, drawings, product information, development work-in-process, inventions and trade secrets; (ii) patentable subject matter, patented inventions and inventions subject to patent applications; (iii) industrial models and industrial designs; (iv) works of authorship, software and copyrightable subject matter; (v) mask works; and (vi) trademarks, trade names, service marks, brand names, corporate names, emblems, logos, trade dress, domain names, insignia and related marks.

“Regulatory Approvals” means, with respect to a party, those Orders, sanctions, consents, exemptions, waivers, permits, agreements, certificates, authorizations and other Approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that are necessary or advisable in connection with the transactions contemplated hereby, including, in the case of Italy, those referred to in Section 3.5(b) hereof and, in the case of Portugal, those referred to in Section 4.5(b) hereof.

“Securities Act (Ontario)” means the Securities Act (Ontario) and all rules and regulations enacted thereunder, as now in effect and as it may be amended from time to time prior to the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Stock Award Exchange Ratio” means the sum of (i) the Share Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price of the Portugal Common Shares on the

NYSE on the last trading day immediately preceding the Closing Date expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada on such date.

“Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.

“Support Agreement” means the Support Agreement, dated October 10, 2005, between Italy and France, as amended from time to time (including pursuant to amendments dated January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 and the date hereof).

“TSX” means The Toronto Stock Exchange.

      1.2.     Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Acquisition Proposal	Section 5.3(j)
Approvals	Section 3.1(a)
Canadian GAAP	Section 3.7(b)
Change in Italy Recommendation	Section 5.2(c)
Change in Portugal Recommendation	Section 6.2(c)
Change in Recommendation	Section 6.2(c)
Closing Date	Section 2.5(a)
Collective Agreements	Section 3.12(a)
Confidentiality Agreements	Section 7.1(a)
Converted Portugal Option	Section 2.1(c)
Converted Portugal Option Exercise Price	Section 2.1(c)
DOJ	Section 7.5
European Commission	Section 7.5
Expenses	Section 9.3(d)
France	Recitals
France Condition	Section 8.1(g)
FTC	Section 7.5
HSR Act	Section 3.5(b)
Indemnified Parties	Section 7.6
Infringe	Section 3.19
IRD	Section 7.5
Italy	Preamble
Italy Charter Documents	Section 3.2
Italy Circular	Section 5.2(b)
Italy Common Shares	Section 3.3(a)
Italy Competing Proposal	Section 9.3(d)
Italy Disclosure Schedule	Article III
Italy Documents	Section 3.7(a)
Italy Environmental Permits	Section 3.18(c)
Italy Financial Statements	Section 3.7(b)
Italy Insurance Policies	Section 3.16
Italy Intellectual Property	Section 3.19
Italy Options	Section 3.3(a)
Italy Preferred Shares	Section 3.3(a)

Italy Property	Section 3.18(a)
Italy Restricted Shares	Section 3.3(a)
Italy Returns	Section 3.17(b)(i)
Italy Shareholder Approval	Section 2.4(b)
Italy Termination Fee	Section 9.3(d)
Italy-Used Proprietary Subject Matter	Section 3.19
KEIP Plans	Section 3.3(a)
LYON Notes	Section 3.3(a)
Material Italy Contract	Section 3.20
Material Portugal Contract	Section 4.20
Permit	Section 3.5(a)
Per Share Cash Amount	Section 2.1(a)(ii)
Portugal	Preamble
Portugal Canada	Section 2.1(a)
Portugal Charter Documents	Section 4.2
Portugal Competing Proposal	Section 9.3(d)
Portugal Common Shares	Section 4.3(a)
Portugal Disclosure Schedule	Article IV
Portugal Environmental Permits	Section 4.18(c)
Portugal Financial Statements	Section 4.7(b)
Portugal Insurance Policies	Section 4.16
Portugal Intellectual Property	Section 4.19
Portugal Preferred Shares	Section 4.3(a)
Portugal Property	Section 4.18(a)
Portugal Proxy Statement	Section 6.2(b)
Portugal Returns	Section 4.17(a)(i)
Portugal SEC Reports	Section 4.7(a)
Portugal Stockholder Approval	Section 4.22
Portugal Termination Fee	Section 9.3(d)
Portugal-Used Proprietary Subject Matter	Section 4.19
Sarbanes-Oxley Act	Section 3.7(c)
Share Exchange Ratio	Section 2.1(a)(ii)
Shareholder Solicitations	Section 7.2(a)
Superior Proposal	Section 5.3(j)
Support Agreement Contracts	Section 3.20(b)
Takeover Statute	Section 7.7
Tax	Section 3.17(a)
Tax Pools	Section 3.17(b)(iv)
Termination Date	Section 9.1(b)
US GAAP	Section 4.7(b)
      1.3.     Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person taken as a whole. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

ARTICLE II
THE ARRANGEMENT
      2.1.     The Arrangement. Subject to the terms hereof, at the Effective Time and as more fully set forth in the Plan of Arrangement:

(a) A newly-formed, Canadian wholly-owned Subsidiary of Portugal (“Portugal Canada”) will acquire all outstanding Italy Common Shares; Italy and Portugal Canada will amalgamate; and each outstanding Italy Common Share (other than (x) Italy Common Shares held by a holder who has validly exercised its Dissent Rights or by Portugal or any Subsidiary of Portugal and (y) the Italy Restricted Shares) will be exchanged by the holder thereof for:

(i) 0.672 Portugal Common Shares (the “Share Exchange Ratio”), plus

(ii) Cdn.$17.50 in cash (the “Per Share Cash Amount”).

(b) Each Italy Restricted Share granted under the KEIP Plans and outstanding immediately prior to the Effective Time will be exchanged for the number of restricted Portugal Common Shares (on the same terms and conditions as were applicable prior to the Effective Time to such award of Italy Restricted Shares pursuant to the relevant KEIP Plan under which such Italy Restricted Share was issued and the agreement evidencing the grant thereof) equal to the Stock Award Exchange Ratio.

(c) Each Italy Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for a fully vested option granted by Portugal (a “Converted Portugal Option”) to acquire (on the same terms and conditions, other than vesting, as were applicable to such Italy Option pursuant to the relevant Italy Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Portugal Common Shares determined by multiplying (A) the number of Italy Common Shares subject to such Italy Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price per Portugal Common Share subject to any such Converted Portugal Option (the “Converted Portugal Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per Italy Common Share subject to such Italy Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, expressed in U.S. dollars based on the noon buying rate of the Bank of Canada on the last trading day immediately preceding the Closing Date; provided that the exercise price otherwise determined shall be increased to the extent, if any, required to ensure that the In The Money Amount of the Converted Portugal Option immediately after the exchange is equal to the in the Money Amount of the corresponding Italy Option immediately before the exchange. The conversion mechanism set forth in this Section 2.1(c) shall be adjusted to the extent required to comply with Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable.

(d) For greater certainty, if a particular Italy Option includes an Italy SAR, the corresponding Converted Portugal Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Italy SAR except that the stock appreciation right, which may be exercised in lieu of, but not in addition to the Converted Portugal Option shall represent the right to receive, upon exercise (and consequent surrender of the Converted Portugal Option), (i) the number of Portugal Common Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Portugal Common Shares subject to the corresponding Converted Portugal Option and (B) the aggregate Converted Portugal Option exercise price, (ii) the equivalent amount of cash, or (iii) an equivalent combination thereof, as Portugal may determine in its sole discretion. The conversion mechanism in relation to the Italy SAR shall be adjusted as necessary to the extent required to comply with section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable.
      2.2.     Implementation Steps by Italy. Italy covenants in favor of Portugal that Italy shall:

(a) subject to the terms of this Agreement and the preparation of a substantially complete Italy Circular in accordance with Section 5.2 of this Agreement, as soon as reasonably practicable, apply in a manner reasonably acceptable to Portugal under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order. Notwithstanding that this Agreement contemplates that the Arrangement will be implemented under the CBCA, the parties agree that the Arrangement may, if the parties consider it to be appropriate in the circumstances, be effected under the OBCA with necessary modifications to the Plan of Arrangement and without any requirement to amend or otherwise modify this Agreement. In such event, at the option of Portugal, the Plan of Arrangement may be modified at any time prior to the Italy Meeting to provide that the France Subsequent Acquisition Transaction shall be completed as part of the Arrangement;

(b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Italy Meeting for the purpose of considering the Italy Resolution;

(c) provided that Italy has taken up and paid for not less than 66 2/3% of the outstanding common shares of France pursuant to the Italy Bid, to use its reasonable best efforts, in consultation and with the prior approval of Portugal, to complete a France Subsequent Acquisition Transaction as soon as practicable and in any event prior to the Effective Time;

(d) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

      2.3.     Implementation Steps by Portugal. Portugal covenants in favor of Italy that:

(a) subject to the terms of this Agreement, Portugal shall, as soon as reasonably practicable, convene and hold the Portugal Meeting for the purpose of considering the Portugal Share Issuance and the Portugal Charter Amendment;

(b) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, on the Closing Date and prior to the Effective Time, Portugal shall file the restated certificate of incorporation of Portugal, in the form set forth in Exhibit C hereto, with the Secretary of State of the State of New York.
      2.4.     Interim Order. The notice of motion for the application referred to in Section 2.2(a) shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Italy Meeting and for the manner in which such notice is to be provided;

(b) that, subject to the approval of the Court, the requisite approval for the Italy Resolution shall be 66 2/3% of the votes cast on the Italy Resolution by holders of Italy Common Shares present in person or by proxy at the Italy Meeting (the “Italy Shareholder Approval”);

(c) that, in all other respects, the terms, restrictions and conditions of the Italy Charter Documents, including quorum requirements and all other matters, shall apply in respect of the Italy Meeting;

(d) for the grant of the Dissent Rights; and

(e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.
      2.5.     Closing.
      (a) The closing of the transactions contemplated hereby will take place at 8:00 am, Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, on the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date), or such other date, time and place as is agreed to in writing by the parties hereto (such date, the “Closing Date”).
      (b) On the Closing Date, the Articles of Arrangement shall be filed with the Director. The Articles of Arrangement shall implement the Plan of Arrangement.

      (c) At the Effective Time, each Italy Common Share outstanding immediately prior to the Effective Time will be exchanged or converted, as provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the CBCA.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ITALY
      Italy represents and warrants to Portugal, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article III, as well as any other section or subsection of this Article III if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Italy to Portugal dated as of the date hereof (the “Italy Disclosure Schedule”), as follows:
      3.1.     Organization and Qualification; Subsidiaries.
      (a) Each of Italy and its Subsidiaries that is a corporation or other legal entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy. Each of Italy and its Subsidiaries is in possession of all franchises, grants, qualifications, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      (b) Italy has no material Subsidiaries except as Disclosed to Portugal prior to the date hereof.
      (c) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, all of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Italy, is owned by Italy, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests). Except as Disclosed Publicly by Italy or as Disclosed to Portugal, there are no outstanding (i) securities of Italy or its Subsidiaries convertible into or exchangeable for capital or equity securities or ownership interests in any Subsidiary of Italy or (ii) except for employee or director stock options issued pursuant to Italy’s stock option plans, options or other rights to acquire from Italy or any of its Subsidiaries, or other obligation of Italy or any of its Subsidiaries to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Subsidiary of Italy. Except as Disclosed Publicly by Italy or as Disclosed to Portugal, there are no outstanding obligations of Italy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items referred to in clauses (i) and (ii) above.
      (d) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, neither Italy nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Italy). Except as Disclosed Publicly by Italy or as Disclosed to Portugal, neither Italy nor any of its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Italy).
      (e) Italy and each of its Subsidiaries that is a corporation or other legal entity is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      3.2.     Articles of Incorporation and Bylaws. Italy has Disclosed to Portugal complete and correct copies of its Articles of Incorporation and Bylaws or other similar organizational documents (together, the “Italy Charter Documents”), as amended to date. Such Italy Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Italy is not in violation of any of the provisions of the Italy Charter Documents, and no material Subsidiary of Italy is in violation of any of its organizational documents.
      3.3.     Capitalization.
      (a) The authorized capital of Italy consists of (i) an unlimited number of common shares, without par value (the “Italy Common Shares”), and (ii) 45,000,000 preferred shares issuable in series (the “Italy Preferred Shares”). As of June 16, 2006, 198,755,104 Italy Common Shares, including 155,931 restricted Italy Common Shares in respect of which the restriction period has not expired (the “Italy Restricted Shares”) awarded pursuant to Italy’s 2001 Key Executive Incentive Plan and 2005 Key Executive Incentive Plan (the “KEIP Plans”), are outstanding and no Italy Preferred Shares are outstanding. As of June 16, 2006, options to acquire an aggregate of 1,780,539 Italy Common Shares (the “Italy Options”) and 715,300 Italy SARs are outstanding under the Italy Option Plans. In addition, Italy has issued and there are outstanding as of June 16, 2006: (i) liquid yield option notes representing an aggregate amount payable at maturity of U.S. $178,908,000, which are due and payable on March 29, 2021 (the “LYON Notes”), which are convertible into an aggregate of 4,750,544 Italy Common Shares; (ii) subordinated convertible debentures due on March 14, 2052, which are convertible into an aggregate of 8,670,469 Italy Common Shares with U.S. $225,545,000 amount payable at maturity; and (iii) U.S. $176,579,000 aggregate principal amount of convertible debentures due on March 14, 2023, which are convertible into an aggregate of 5,639,121 Italy Common Shares. Italy has also issued warrants for the purchase of Italy Common Shares at an exercise price of Cdn. $30, expiring on August 21, 2006, of which 10,770,964 warrants remain outstanding as of June 16, 2006. As of the date hereof, no shares of capital stock of Italy are held by any Subsidiary of Italy or in treasury by Italy. All issued and outstanding shares of capital stock of Italy have been duly authorized and validly issued and are fully paid and nonassessable.
      (b) Except as Publicly Disclosed by Italy or as Disclosed to Portugal or as set forth in Section 3.3(a), there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Italy or any of its Subsidiaries is a party or by which it is bound obligating Italy or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Italy or any of its Subsidiaries, or obligating Italy or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based award, equity security, call, right, commitment or agreement. Except as Disclosed to Portugal or as set forth in Section 3.3(a), there are no outstanding bonds, debentures, or other evidences of indebtedness of Italy or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Italy Common Shares on any matter. Except as Disclosed to Portugal or as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Italy or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Italy or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
      3.4.     Authority Relative to this Agreement.
      (a) Italy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Italy Shareholder Approval, the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Italy, and no other corporate proceedings on the part of Italy are necessary to authorize this Agreement, or to consummate the transactions so contemplated, other than the Italy Shareholder Approval, the Interim Order and the Final Order. This Agreement has been duly and validly executed and delivered by Italy and, assuming the due authorization, execution and delivery by Portugal, constitutes a valid, legal and binding obligation of Italy, enforceable against Italy in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

      (b) At a meeting duly called and held, Italy’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Arrangement) are fair to the holders of the Italy Common Shares and in the best interests of Italy; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Arrangement); and (iii) resolved to recommend approval and adoption of the Arrangement by its shareholders at the Italy Meeting.
      3.5.     No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not and will not, subject to obtaining the Italy Shareholder Approval and receipt of the Approvals referred to in Section 3.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Italy Charter Documents or the equivalent organizational documents of any of Italy’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Italy or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Italy or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, Italy or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Italy or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (b) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Italy or its Subsidiaries, except for (A) the Competition Act Approval, (B) the compliance with any applicable requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), including pre-merger notification requirements, (C) compliance with any applicable requirements of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings; (D) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (E) the filing with the Canadian Securities Regulatory Authorities and the mailing to the shareholders of Italy of the Italy Circular, (F) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX or NYSE, (G) the Interim Order, the Final Order and any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and (H) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.6.     Compliance; Permits.
      (a) Each of Italy and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than non-compliance matters that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (b) Neither Italy nor any of its Subsidiaries is in default or violation of (i) any Law or Order applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract, Permit or other instrument or obligation to which Italy or any of its Subsidiaries is a party or by which Italy or any of its Subsidiaries or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy. To the knowledge of Italy, no investigation or review by any Governmental Entity is pending or threatened against Italy or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      (c) Since January 1, 2004 Italy has complied in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and NYSE.

      (d) Each of Italy and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.7.     Reports; Financial Statements.
      (a) Since January 1, 2004, Italy has filed with the Canadian Securities Regulatory Authorities, the SEC, the TSX and the NYSE the forms, reports and documents, including financial statements, annual information forms, material change reports and management proxy circulars required to be filed by Italy under applicable Securities Laws, including but not limited to all documents relating to the transactions contemplated by the Support Agreement (collectively, the “Italy Documents”). The Italy Documents, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of applicable Securities Laws and did not contain any misrepresentation (as defined in the Securities Act (Ontario)) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Italy has not filed any confidential material change report with the Canadian Securities Regulatory Authorities or any other securities authority or regulator or any stock exchange or other self-regulatory authority which as of the date hereof remains confidential. None of Italy’s Subsidiaries is required to file any reports or other documents with any of the Canadian Securities Regulatory Authorities, the SEC, the TSX or the NYSE.
      (b) The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements (including in each case, any related notes thereto) contained in the Italy Documents (the “Italy Financial Statements”) complied as to form in all material respects with the published rules and regulations of applicable Governmental Entities, the Canadian Securities Regulatory Authorities, the SEC, the TSX and the NYSE with respect thereto as of their respective dates, and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Italy Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Italy and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.
      (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Italy has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (including, without limitation, Section 402 thereof) and the rules and regulations promulgated thereunder.
      (d) The books and records of Italy and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Italy and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Italy Financial Statements. Italy has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Italy and its Subsidiaries is made known to management of Italy by others within those entities to allow timely decisions regarding required disclosure, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with Canadian GAAP and (y) to maintain accountability of the assets of Italy and its Subsidiaries; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Italy has disclosed, based on its most recent evaluation, to Italy’s auditors and the audit committee of Italy’s board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Italy’s ability to record, process, summarize and report financial data and have identified for Italy’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Italy’s internal controls.
      (e) To the knowledge of Italy, as of the date hereof, Italy has not identified any material weaknesses in the design or operation of its internal controls over financial reporting. To the knowledge of Italy, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.
      (f) PricewaterhouseCoopers LLP are and were at all times during the audit engagement period with Italy (i) independent registered public accountants with respect to Italy and its Subsidiaries in accordance with the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board and (ii) a “participating audit firm” within the meaning of National Instrument 52-108 — Auditor Oversight of the Canadian Securities Administrators and in compliance with any restrictions or sanctions imposed by the “Canadian Public Accountability Board”.
      (g) No attorney representing Italy or any of its Subsidiaries, whether or not employed by Italy or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Italy or any of its Subsidiaries or their respective officers, directors, employees or agents to Italy’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
      (h) None of the information to be supplied by Italy or its Affiliates in writing specifically for use in the Portugal Proxy Statement will, at the time of the mailing of the Portugal Proxy Statement and any amendments or supplements thereto, and at the time of the Portugal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      (i) None of the information to be included in or incorporated by reference into the Italy Circular (other than information supplied in writing by Portugal specifically for use therein) will, at the time of the mailing of the Italy Circular and any amendments or supplements thereto, and at the time of the Italy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      3.8.     No Undisclosed Liabilities. Except as Disclosed to Portugal, neither Italy nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Italy (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in Italy’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Italy Financial Statements, (ii) liabilities or obligations disclosed in any Italy Document filed after December 31, 2005 and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed in Section 3.20 (or not required to be so disclosed) or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.9.     Absence of Certain Changes or Events. Since December 31, 2005, the business of Italy and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except as Disclosed Publicly by Italy there has not been (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Italy, (ii) any material revaluation by Italy of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Italy other than in the ordinary course of business, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Italy or its Subsidiaries, (iv) any Material Italy Contract cancelled, terminated, or materially adversely modified that would reasonably be expected to have a Material Adverse Effect with respect to Italy or (v) any event or action that if taken after the date hereof would be prohibited by Section 5.1 hereof.
      3.10.     Absence of Litigation. Except as Disclosed Publicly by Italy or as Disclosed to Portugal, (a) there is no Action that has been commenced or, to the knowledge of Italy, threatened against or affecting Italy or any Subsidiary thereof or any of their respective properties, rights or assets before any Governmental Entity which, if determined adversely with respect to Italy, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Italy; and (b) neither Italy nor any Subsidiary thereof, nor any of their respective properties, rights or assets, is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.

      3.11.     Employee Plans.
      (a) Italy and each Subsidiary thereof has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Italy Employee Plan, and has made all funding contributions required under applicable Law to be made to such Italy Employee Plans. All Italy Employee Plans are in good standing in all material respects under applicable Law. Italy has Disclosed to Portugal copies of all material Italy Employee Plans (and in the case of any material Italy Employee Plan that is not written, a written description of such plan or board of directors or compensation committee resolution providing for such plan).
      (b) Each Italy Employee Plan intended to be tax qualified under the Code has been the subject of determination letters from the U.S. Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. Each Italy Employee Plan intended to be tax qualified under the ITA has been established, registered and operated in accordance with the applicable requirements of the ITA and other applicable Law. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Italy Employee Plan being ordered or required to be terminated or wound up in whole or in part or having its tax qualification or registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Italy Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Italy.
      (c) No event has occurred or condition exists with respect to any of the Italy Employee Plans or relating to any current or former employee of Italy or any Subsidiary thereof (or any of their beneficiaries or dependants) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Italy.
      (d) Except as Disclosed Publicly by Italy or as Disclosed to Portugal, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Italy or any Subsidiary thereof to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Italy Employee Plan.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Italy Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.
      3.12.     Labor Matters.
      (a) Italy has Disclosed to Portugal copies of all collective agreements (“Collective Agreements”) to which Italy or any Subsidiary thereof is a party. To the knowledge of Italy, there are no threatened or apparent union organizing activities involving employees of Italy or any Subsidiary thereof that are not already covered by a Collective Agreement that would have a Material Adverse Effect with respect to Italy. Neither Italy nor any Subsidiary thereof is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of Italy, threatened affecting Italy or any Subsidiary thereof that would have a Material Adverse Effect with respect to Italy.
      (b) Neither Italy nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would not individually or in the aggregate have a Material Adverse Effect with respect to Italy. Italy and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including, but not limited to, employment and labor standards, occupational health and/or safety, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to Italy. Italy and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder, the Labour Relations Act, 1995 (Ontario), and the rules and regulations promulgated thereunder and any and all similar Laws.

      (c) Each of Italy and its Subsidiaries is in compliance with all applicable Laws covering occupational health and/or safety, including the Occupational Health and Safety Act (Ontario), as amended, and the regulations promulgated thereunder, and the Workplace Safety and Insurance Act, 1977 (Ontario) as amended and any regulations promulgated thereunder, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect with respect to Italy.
      3.13.     Property and Title. Applying customary standards in the Canadian mining industry, each of Italy, its Subsidiaries and its material joint ventures has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien (other than as Disclosed to Portugal or Disclosed Publicly by Italy) to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Italy, its Subsidiaries and its material joint ventures (other than as Disclosed Publicly by Italy). Italy, its Subsidiaries and its material joint ventures hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as Disclosed Publicly by Italy, except to the extent that a failure to do so would not constitute a Material Adverse Effect with respect to Italy. Except for such failures of title or liens and royalty burdens that would, individually or in the aggregate, not have a Material Adverse Effect with respect to Italy, (x) all mineral rights held by Italy, its Subsidiaries and its material joint ventures are free and clear of all Liens and royalty burdens (other than as Disclosed Publicly by Italy), and (y) none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not have a Material Adverse Effect with respect to Italy.
      3.14.     Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated, indicated, measured and inferred mineral resources disclosed in the Italy Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Italy, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts Disclosed Publicly by Italy.
      3.15.     Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy:

(a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Italy, its Subsidiaries and its material joint ventures have been properly and timely paid;

(b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Italy, its Subsidiaries and its material joint ventures have been duly paid, performed, or provided for prior to the date hereof;

(c) all (i) mines where Italy or a Subsidiary of Italy is operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-applicable Laws, and (ii) mines located in or on the lands of Italy, any Subsidiary or material joint venture of Italy, or lands pooled or unitized therewith, which have been abandoned by Italy or any Subsidiary or material joint venture of Italy, have been developed, managed, and abandoned in accordance with good mining practices and in compliance with all applicable Laws, and (iii) all future abandonment, remediation and reclamation obligations have been accurately Disclosed Publicly by Italy without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Italy Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
      3.16.     Insurance. Italy maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Italy and its Subsidiaries (collectively, the “Italy Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Italy’s knowledge, there is no material claim by Italy or any of its Subsidiaries pending under any of the material Italy Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would have a Material Adverse Effect with respect to Italy.

      3.17.     Taxes.
      (a) Definition of Taxes. For the purposes of this Agreement, “Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income) and all capital taxes, mining taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing and any liability for any such Taxes imposed by Law with respect to any other person, including under any tax sharing, indemnification or other agreements or arrangements or any liability for taxes of a predecessor or transferor entity.
      (b) Taxes. Except as Disclosed Publicly by Italy or as Disclosed to Portugal or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy:

(i) All Tax returns, statements, reports, forms, declarations, remittances, and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Italy or any of its Subsidiaries (collectively, the “Italy Returns”) were filed when due with all appropriate taxing authorities (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii) Italy and each of its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, including all Taxes required to be withheld, collected and paid in connection with (i) amounts paid or owing to any present or former employee, independent contractor, creditor or shareholder or to any other Person, (ii) goods and services received from or provided to any Person and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor.

(iii) The charges, accruals and reserves for Taxes with respect to Italy and its Subsidiaries reflected on the Italy Financial Statements (whether or not due and whether or not shown on any Italy Return but excluding any provision for deferred income Taxes) are adequate under Canadian GAAP to cover Taxes accruing through the date thereof.

(iv) The tax basis of the assets of Italy and its Subsidiaries by category including the classification of such assets as being depreciable, amortizable or resource properties giving rise to resource pools (collectively, the “Tax Pools”) as reflected in the Italy Returns is true and correct in all material respects.

(v) There is no Action or audit now pending or threatened in writing in respect of any Tax or “tax asset” of Italy or any of its Subsidiaries. For purposes of this Section 3.17 and Section 4.17 below, the term “tax asset” shall include but is not limited to any net operating loss, non-capital losses, net capital losses, Tax Pools, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes. There are no reassessments of Italy’s or any of its Subsidiaries’ Taxes that have been issued and which remain outstanding.

(vi) Neither Italy nor any of its Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person (other than Italy or any of its Subsidiaries). Neither Italy nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a combined, unitary, or other return for Canadian provincial, local or non-Canadian tax purposes reflecting the income, assets, or activities of affiliated companies, or has any liability for the Taxes of any other Person (other than Italy or any of its Subsidiaries) under any provision of Canadian federal, provincial, local, or non-Canadian Law, or as a transferee or successor, or by contract, or otherwise.
      3.18.     Environmental Matters. Except as Disclosed Publicly by Italy or except for items with respect to which adequate provision in accordance with Canadian GAAP has been made in the Italy Financial Statements or except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Italy:

(a) (i) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Italy or any of its Subsidiaries (or, to the knowledge of Italy, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Italy or any of its Subsidiaries (“Italy Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Italy or its Subsidiaries, or for which Italy or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Italy or any of its Subsidiaries and (ii) to the knowledge of Italy, there are no liabilities of Italy or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Italy Property.

(b) The operations of Italy and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Italy and its Subsidiaries hold all approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Italy Environmental Permits”) necessary for the conduct of Italy’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Italy Environmental Permits are valid and in full force and effect, (iii) Italy and its Subsidiaries have not violated any such Italy Environmental Permits, and (iv) neither Italy nor any of its Subsidiaries has received any notice that any Italy Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Italy there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Italy Environmental Permits.

(d) No Order or Action is pending, and to Italy’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Italy’s knowledge, affecting Italy or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Italy’s knowledge, no Environmental Lien has been threatened against or affecting Italy, any of its Subsidiaries, or any real or personal property of Italy or any of its Subsidiaries.
      3.19.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy, (i) Italy or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Italy or one of its Subsidiaries, the “Italy Intellectual Property” and such Proprietary Subject Matter, the “Italy-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no Orders or Actions pending, or to Italy’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Italy Intellectual Property or Italy-Used Proprietary Subject Matter, and to the knowledge of Italy, no facts or circumstances exist as a valid basis for same; (iii) the Italy Intellectual Property has not been, and Italy has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Italy and its Subsidiaries have taken all reasonable actions to protect the Italy Intellectual Property, including Italy Intellectual Property that is confidential in nature; and (v) to the knowledge of Italy the conduct of the business of Italy and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate or make unauthorized use of (“Infringe”) any Intellectual Property of any Person, and no Person is currently Infringing Italy Intellectual Property.
      3.20.     Agreements, Contracts and Commitments.
      (a) Except as Publicly Disclosed by Italy or as limited by confidentiality obligations and applicable regulatory requirements, Italy has Disclosed to Portugal (prior to the date hereof with respect to contracts existing on the date hereof) each material Contract to which Italy and each of its Subsidiaries is a party (each, a “Material Italy Contract”). Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect with respect to Italy, (i) each of the Material Italy Contracts is valid and in full force and effect, unamended, and (ii) neither Italy nor any of its Subsidiaries, nor to Italy’s knowledge any other party to a Material Italy Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Italy Contract, and neither Italy nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Italy Contracts. Neither Italy nor any Subsidiary of Italy is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.
      (b) All Contracts to which Italy or any of its Subsidiaries is a party relating to the transactions contemplated by the Support Agreement (including but not limited to contracts with France or any of its Subsidiaries) are set forth on Schedule 3.20 (such contracts, together with the Support Agreement, the “Support Agreement Contracts”). All Support Agreement Contracts are valid and in full force and effect and neither Italy nor any of its Subsidiaries has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Support Agreement Contract.
      3.21.     Brokers. Italy and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Morgan Stanley & Co. Incorporated, Goldman Sachs Canada Credit Partners Co. and RBC Capital Markets.
      3.22.     Opinions of Financial Advisors. On the date of this Agreement the board of directors of Italy received from its financial advisors, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and RBC Capital Markets, separate opinions, each dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Italy Common Shares pursuant to the Combination Agreement is fair, from a financial point of view, to the holders of the Italy Common Shares.
      3.23.     Vote Required. The only votes of the holders of any class or series of the Italy Common Shares, Italy Options or other securities of Italy necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby and thereby is, subject to any requirement of the Interim Order and subject to obtaining any required exemptions from applicable Canadian Securities Regulatory Authorities, the Italy Shareholder Approval.
      3.24.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Italy nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Italy and its Subsidiaries with respect to the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PORTUGAL
      Portugal represents and warrants to Italy, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article IV, as well as any other section or subsection of this Article IV if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Portugal to Italy dated as of the date hereof (the “Portugal Disclosure Schedule”) as follows:
      4.1.     Organization and Qualification; Subsidiaries.
      (a) Each of Portugal and its Subsidiaries that is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Portugal. Each of Portugal and its Subsidiaries is in possession of all Approvals from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Portugal.
      (b) Portugal has no material Subsidiaries except those as Disclosed to Italy prior to the date hereof.
      (c) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, all of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Portugal, is owned by Portugal, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests). Except as

Disclosed Publicly by Portugal or as Disclosed to Italy, there are no outstanding (i) securities of Portugal or its Subsidiaries convertible into or exchangeable for capital stock or other equity securities or ownership interests in any Subsidiary of Portugal or (ii) except for employee or director stock options issued pursuant to Portugal’s employee stock option plans, options or other rights to acquire from Portugal or any of its Subsidiaries, or other obligation of Portugal or any of its Subsidiaries to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Subsidiary of Portugal. Except as Disclosed Publicly by Portugal or as Disclosed to Italy, there are no outstanding obligations of Portugal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items referred to in clauses (i) and (ii) above.
      (d) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, neither Portugal nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Portugal). Except as Disclosed Publicly by Portugal or as Disclosed to Italy, neither Portugal nor any of its Subsidiaries directly or indirectly owns any material interest or investment (whether equity or debt) nor has any rights to acquire any material interest or investment in any Person (other than a Subsidiary of Portugal).
      (e) Portugal and each of its Subsidiaries that is a corporation or other legal entity is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal.
      4.2.     Certificate of Incorporation and Bylaws. Portugal has Disclosed to Italy complete and correct copies of its Certificate of Incorporation and Bylaws (together, the “Portugal Charter Documents”), as amended to date. Such Portugal Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Portugal is not in violation of any of the provisions of the Portugal Charter Documents, and no material Subsidiary of Portugal is in violation of any of its organizational documents.
      4.3.     Capitalization.
      (a) The authorized capital stock of Portugal consists of (i) 300,000,000 shares of common stock, par value $6.25 per share (“Portugal Common Shares”) (including 1,642,433 restricted shares in respect of which the restriction period has not expired awarded pursuant to Portugal’s equity-based incentive plans), and (ii) 6,000,000 shares of preferred stock (“Portugal Preferred Shares”). As of June 20, 2006, (1) 219,991,676 Portugal Common Shares and (2) no Portugal Preferred Shares are outstanding. As of the date hereof, options to acquire an aggregate of 582,473 Portugal Common Shares and 129,947 deferred share units payable in cash or Portugal Common Shares are outstanding under Portugal’s stock equity-based incentive plans. In addition, as of the date hereof, no shares of capital stock of Portugal are held by any Subsidiary of Portugal and 15,998,219 shares of capital stock of Portugal are held by Portugal in treasury. All issued and outstanding shares of capital stock of Portugal have been duly authorized and validly issued and are fully paid and nonassessable.
      (b) Except as Publicly Disclosed by Portugal or as Disclosed to Italy or as set forth in Section 4.3(a), there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Portugal or any of its Subsidiaries is a party or by which it is bound obligating Portugal or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Portugal or any of its Subsidiaries, or obligating Portugal or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based awards, equity security, call, right, commitment or agreement. Except as Disclosed to Italy or as set forth in Section 4.3(a), there are no outstanding bonds, debentures, or other evidences of indebtedness of Portugal or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Portugal Common Shares on any matter. Except as Disclosed to Italy or as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Portugal or any of its

Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Portugal or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
      (c) The Portugal Common Shares to be issued at the Effective Time as part of the Arrangement have, subject to the receipt of the Portugal Stockholder Approval, been duly authorized and, when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.
      (d) The Portugal Common Shares are prescribed shares for the purpose of paragraph 110(1)(d) of the ITA.
      4.4.     Authority Relative to this Agreement.
      (a) Portugal has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Portugal Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Portugal, and no other corporate proceedings on the part of Portugal are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the Portugal Stockholder Approval, the Interim Order and the Final Order. This Agreement has been duly and validly executed and delivered by Portugal and, assuming the due authorization, execution and delivery by Italy, constitutes a valid, legal and binding obligation of Portugal, enforceable against Portugal in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      (b) At a meeting duly called and held, Portugal’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Portugal Share Issuance, the Portugal Charter Amendment and the Arrangement) are advisable and fair to and in the best interests of the Portugal and the holders of the Portugal Common Shares; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Portugal Share Issuance, the Portugal Charter Amendment and the Arrangement); and (iii) resolved to recommend approval and adoption of the Portugal Charter Amendment and approval of the Portugal Share Issuance by its shareholders at the Portugal Meeting.
      4.5.     No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby, do not and will not, subject to obtaining the Portugal Stockholder Approval and receipt of the Approvals referred to in Section 4.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Portugal Charter Documents or the equivalent organizational documents of any of Portugal’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Portugal or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Portugal or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Portugal or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Portugal or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (b) The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Portugal or its Subsidiaries, except for (A) the Competition Act Approval, (B) the ICA Approval, (C) the compliance with any applicable requirements of the HSR Act, including pre-merger notification requirements, (D) compliance with any applicable requirements of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings; (E) any other applicable competition, merger control, antitrust or similar Law of foreign Governmental Entities, (F) the filing with the SEC and the mailing to the Portugal shareholders of the Portugal Proxy Statement, and the filing with the SEC of any reports that might be required pursuant to the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (G) the filing with the Secretary of State of the State of New York of the restated certificate of incorporation of Portugal, in the form attached hereto as Exhibit C, (H) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of the NYSE or any state securities or blue sky laws, or by the rules and policies of the TSX, (I) the Interim Order, the Final Order and any approvals required by the Interim Order, the Final Order or filings with the Director under the CBCA and (J) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.6.     Compliance; Permits.
      (a) Each of Portugal and its Subsidiaries is, and at all times since January 1, 2004 has been, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected, other than non-compliance matters that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (b) Neither Portugal nor any of its Subsidiaries is in default or violation of (i) any Law or Order applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material Contract, Permit or other instrument or obligation to which Portugal or any of its Subsidiaries is a party or by which Portugal or any of its Subsidiaries or its or any of their respective properties is bound or affected; except, in each case, for any conflicts, defaults or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal. To the knowledge of Portugal, no investigation or review by any Governmental Entity is pending or threatened against Portugal or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      (c) Since January 1, 2004 Portugal has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
      (d) Each of Portugal and its Subsidiaries owns, possesses or has obtained, and is in compliance with, all Permits of or from any Governmental Entity necessary to conduct its business as now conducted, except for such failures which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.7.     SEC Filings; Financial Statements.
      (a) Since January 1, 2004, Portugal has filed with the SEC and NYSE all forms, reports, schedules, prospectuses, registration statements, proxy or information statements and other documents required to be filed by Portugal under applicable Securities Laws (collectively, the “Portugal SEC Reports”). The Portugal SEC Reports, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) complied in all material respects with the requirements of the applicable Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Portugal’s Subsidiaries is required to file any reports or other documents with the SEC.
      (b) The annual audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, any related notes thereto) contained in the Portugal SEC Reports (the “Portugal Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the 1934 Act) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Portugal and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.
      (c) Since the enactment of the Sarbanes-Oxley Act, Portugal has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (including, without limitation, Section 402 thereof) and the rules and regulations promulgated thereunder.

      (d) The books and records of Portugal and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Portugal and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Portugal Financial Statements. Portugal has (i) designed and maintains disclosure controls and procedures to ensure that material information relating to Portugal and its Subsidiaries is made known to management of Portugal by others within those entities to allow timely decisions regarding required disclosure, and (ii) designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded in reasonable detail accurately and fairly as necessary (x) to permit preparation of consolidated financial statements in conformity with US GAAP, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of Portugal and its Subsidiaries, as applicable, (y) to maintain accountability of the assets of Portugal and its Subsidiaries and (z) to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Portugal has disclosed, based on its most recent evaluation, to Portugal’s auditors and the audit committee of Portugal’s board of directors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Portugal’s ability to record, process, summarize and report financial data and have identified for Portugal’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Portugal’s internal controls.
      (e) To the knowledge of Portugal, as of the date hereof, Portugal has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.
      (f) PricewaterhouseCoopers LLC are and were at all times during the audit engagement period with Portugal independent registered public accountants with respect to Italy and its Subsidiaries in accordance with the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board.
      (g) No attorney representing Portugal or any of its Subsidiaries, whether or not employed by Portugal or any of its Subsidiaries, has reported evidence of a violation of any Securities Laws, breach of fiduciary duty or similar violation by Portugal or any of its Subsidiaries or their respective officers, directors, employees or agents to Portugal’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.
      (h) None of the information to be supplied by Portugal or its Affiliates in writing specifically for use in the Italy Circular or the Italy Bid Circular will, at the time of the mailing of the Italy Circular or any notice of variation in respect of the Italy Bid and any amendments or supplements thereto, and in the case of the Italy Circular at the time of the Italy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      (i) None of the information to be included in or incorporated by reference into the Portugal Proxy Statement (other than information supplied in writing by Italy specifically for use therein) will, at the time of the mailing of the Portugal Proxy Statement and any amendments or supplements thereto, and at the time of the Portugal Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
      4.8.     No Undisclosed Liabilities. Except as Disclosed to Italy, neither Portugal nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Portugal (or the notes thereto) and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, except (i) liabilities or obligations fully reflected or reserved against in Portugal’s balance sheet as of December 31, 2005 (or the notes thereto), included in the Portugal Financial Statements, (ii) liabilities or obligations disclosed in any Portugal SEC Report filed after December 31, 2005, and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Contracts disclosed in Section 4.20 (or not required to be so disclosed)

or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.9.     Absence of Certain Changes or Events. Since December 31, 2005, the business of Portugal and its Subsidiaries has been conducted in the ordinary course consistent with past practices and except as Disclosed Publicly by Portugal there has not been (i) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Portugal, (ii) any material revaluation by Portugal of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Portugal other than in the ordinary course of business, (iii) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Portugal or its Subsidiaries, (iv) any Material Portugal Contract cancelled, terminated, or materially adversely modified that would reasonably be expected to have a Material Adverse Effect with respect to Portugal or (v) any event or action that if taken after the date hereof would be prohibited by Section 6.1 hereof.
      4.10.     Absence of Litigation. Except as Disclosed Publicly by Portugal or as Disclosed to Italy, (a) there is no Action that has been commenced or, to the knowledge of Portugal, threatened against or affecting Portugal or any Subsidiary thereof or any of their respective properties, rights or assets before any Governmental Entity which, if determined adversely to Portugal, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal; and (b) neither Portugal nor any Subsidiary thereof, nor any of their respective properties, rights or assets is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.11.     Employee Plans.
      (a) Portugal and each Subsidiary thereof has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Portugal Employee Plan, and all Portugal Employee Plans required under applicable Law to be funded are fully funded and in good standing in all material respects under applicable Law. Portugal has Disclosed to Italy copies of all material Portugal Employee Plans (and in the case of any material Portugal Employee Plan that is not written, a written description of such plan).
      (b) Each Portugal Employee Plan intended to be tax qualified under the Code has been the subject of determination letters from the U.S. Internal Revenue Service to the effect that such plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Portugal Employee Plan being ordered or required to be terminated in whole or in part or having its tax qualification refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Portugal Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Portugal.
      (c) No event has occurred or condition exists with respect to any of the Portugal Employee Plans or relating to any current or former employee of Portugal or any Subsidiary thereof (or any of their beneficiaries or dependants) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Portugal.
      (d) Except as Disclosed Publicly by Portugal or as Disclosed to Italy, the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Portugal or any Subsidiary thereof to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Portugal Employee Plan.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Portugal Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

      4.12.     Labor Matters.
      (a) Portugal has Disclosed to Italy copies of all Collective Agreements to which Portugal or any Subsidiary thereof is a party. To the knowledge of Portugal, there are no threatened or apparent union organizing activities involving employees of Portugal or any Subsidiary thereof that are not already covered by a Collective Agreement that would have a Material Adverse Effect with respect to Portugal. Neither Portugal nor any Subsidiary thereof is in material violation of any provision under any Collective Agreement. There is no strike or lock out occurring or, to the knowledge of Portugal, threatened affecting Portugal or any Subsidiary thereof that would have a Material Adverse Effect with respect to Portugal.
      (b) Neither Portugal nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons) other than those claims or such litigation as would not individually or in the aggregate have a Material Adverse Effect with respect to Portugal. Portugal and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including, but not limited to, employment and labor standards, occupational health and/or safety, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein other than where the failure to so operate, or for such proceedings which individually or in the aggregate, would not have a Material Adverse Effect with respect to Portugal. Portugal and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder and any and all similar Laws.
      (c) Each of Portugal and its Subsidiaries is in compliance with all applicable Laws covering occupational health and/or safety, including the Occupational Health and Safety Act (U.S.), as amended, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect with respect to Portugal.
      4.13.     Property and Title. Applying customary standards in the United States mining industry, each of Portugal, its Subsidiaries and its material joint ventures has, to the extent necessary to permit the operation of their respective businesses as presently conducted: (a) sufficient title, clear of any title defect or Lien (other than as Disclosed to Italy or Disclosed Publicly by Portugal) to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and (b) good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, mining claims, concessions or licenses from landowners or authorities permitting the use of land by Portugal, its Subsidiaries and its material joint ventures (other than as Disclosed Publicly by Portugal). Portugal, its Subsidiaries and its material joint ventures hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as Disclosed Publicly by Portugal, except to the extent that a failure to do so would not constitute a Material Adverse Effect with respect to Portugal. Except for such failures of title or liens and royalty burdens that would, individually or in the aggregate, not have a Material Adverse Effect with respect to Portugal, (x) all mineral rights held by Portugal, its Subsidiaries and its material joint ventures are free and clear of all Liens and royalty burdens (other than as Publicly Disclosed by Portugal), and (y) none of such mineral rights are subject to reduction by reference to mine payout or otherwise except for those created in the ordinary course of business and which would not have a Material Adverse Effect with respect to Portugal.
      4.14.     Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated, indicated, measured and inferred mineral resources disclosed in the Portugal SEC Documents as of December 31, 2005 have been prepared and disclosed in all material respects in accordance with all applicable Laws. There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral reserves and estimated mineral resources of Portugal, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts Disclosed Publicly by Portugal.
      4.15.     Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal:

(a) all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Portugal, its Subsidiaries and its material joint ventures have been properly and timely paid;

(b) all rentals, payments, and obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of Portugal, its Subsidiaries and its material joint ventures have been duly paid, performed, or provided for prior to the date hereof;

(c) all (i) mines where Portugal or a Subsidiary of Portugal is operator at the relevant time have been developed and operated in accordance with good mining practices and in compliance with all then-applicable Laws, and (ii) mines located in or on the lands of Portugal, any Subsidiary or material joint venture of Portugal, or lands pooled or unitized therewith, which have been abandoned by Portugal or any Subsidiary or material joint venture of Portugal, have been developed, managed and abandoned in accordance with good mining practices and in compliance with all applicable Laws, and (iii) all future abandonment, remediation and reclamation obligations have been accurately Disclosed Publicly by Portugal without omission of information necessary to make the disclosure not misleading, and (iv) all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any Material Portugal Contract have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.
      4.16.     Insurance. Portugal maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Portugal and its Subsidiaries (collectively, the “Portugal Insurance Policies”) which are of the type and in amounts which it believes are reasonably appropriate to conduct its business. To Portugal’s knowledge, there is no material claim by Portugal or any of its Subsidiaries pending under any of the material Portugal Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would not have a Material Adverse Effect with respect to Portugal.
      4.17.     Taxes.
      (a) Except as Disclosed Publicly by Portugal or as Disclosed to Italy or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal:

(i) All Tax returns, statements, reports, forms, declarations, remittances, and similar statements (including estimated Tax returns, claims for refunds, amended returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Portugal or any of its Subsidiaries (collectively, the “Portugal Returns”) were filed when due with all appropriate taxing authorities (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects.

(ii) Portugal and each of its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes due and payable by any of them under any applicable Law, including all Taxes required to be withheld, collected and paid in connection with (i) amounts paid or owing to any present or former employee, independent contractor, creditor or shareholder or to any other Person, (ii) goods and services received from or provided to any Person and (iii) amounts paid or credited to any Person not resident in the jurisdiction of the relevant payor.

(iii) The charges, accruals and reserves for Taxes with respect to Portugal and its Subsidiaries reflected on the Portugal Financial Statements (whether or not due and whether or not shown on any Portugal Return but excluding any provision for deferred income Taxes) are adequate under US GAAP to cover Taxes accruing through the date thereof.

(iv) The tax basis of the assets of Portugal and its Subsidiaries by category including the classification of such assets as being depreciable or amortizable as reflected in the Portugal Returns is true and correct in all material respects.

(v) There is no Action or audit now pending or threatened in writing in respect of any Tax or “tax asset” of Portugal or any of its Subsidiaries. There are no reassessments of Portugal’s or any of its Subsidiaries’ Taxes that have been issued and which remain outstanding.

(vi) Neither Portugal nor any of its Subsidiaries is party to any tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any Person (other than Portugal or any of its Subsidiaries). Neither Portugal nor any of its Subsidiaries has been a member of an affiliated, combined or unitary group filing a consolidated, combined, unitary or other return for U.S. federal, state, local or non-U.S. tax purposes reflecting the income, assets or activities of affiliated companies (other than a group the common parent of which is Portugal), or has any liability for the Taxes of any other Person (other than Portugal or any of its

Subsidiaries) under any provision of U.S. federal, state, local or non-U.S. law, or as a transferee or successor, or by contract, or otherwise.

      (b) Tax Status. Portugal is not, and immediately prior to the Effective Time Portugal will not be, a “foreign investment entity” within the meaning of the ITA assuming the enactment into law and the proclamation into force of proposed sections 94.1 to 94.4 and related provisions as contained in the draft legislation released on behalf of the Minister of Finance dated July 18, 2005 or in a form substantially similar to such proposed sections.
      4.18.     Environmental Matters. Except as Disclosed Publicly by Portugal or except for items with respect to which adequate provision in accordance with US GAAP has been made in the Portugal Financial Statements or except as has not had and would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Portugal:

(a) (i) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Portugal or any of its Subsidiaries (or, to the knowledge of Portugal, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Portugal or any of its Subsidiaries (“Portugal Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Portugal or its Subsidiaries, or for which Portugal or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Portugal or any of its Subsidiaries and (ii) to the knowledge of Portugal, there are no liabilities of Portugal or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Portugal Property.

(b) The operations of Portugal and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Portugal and its Subsidiaries hold all approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Portugal Environmental Permits”) necessary for the conduct of Portugal’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Portugal Environmental Permits are valid and in full force and effect, (iii) Portugal and its Subsidiaries have not violated any such Portugal Environmental Permits, and (iv) neither Portugal nor any of its Subsidiaries has received any notice that any Portugal Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Portugal there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Portugal Environmental Permits.

(d) No Order or Action is pending, and to Portugal’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Portugal’s knowledge, affecting Portugal or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Portugal’s knowledge, no Environmental Lien has been threatened against or affecting Portugal, any of its Subsidiaries, or any real or personal property of Portugal or any of its Subsidiaries.
      4.19.     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal, (i) Portugal or one or more of its Subsidiaries is the owner or has the right to use all Intellectual Property and Proprietary Subject Matter used in the conduct of its business as it is currently conducted (such Intellectual Property which is owned or used by Portugal or one of its Subsidiaries, the “Portugal Intellectual Property” and such Proprietary Subject Matter, the “Portugal-Used Proprietary Subject Matter”), free and clear of all Liens; (ii) there are no Orders or Actions pending, or to Portugal’s knowledge, threatened, respecting the ownership, validity, enforceability or use of any Portugal Intellectual Property or Portugal-Used Proprietary Subject Matter, and to the knowledge of Portugal, no facts or circumstances exist as a valid basis for same; (iii) the Portugal Intellectual Property has not been, and Portugal has no reason to expect it to become, abandoned, cancelled or invalidated; (iv) Portugal and its Subsidiaries have taken all reasonable actions to protect the Portugal Intellectual Property, including Portugal Intellectual Property that is confidential in nature; and (v) to the knowledge of Portugal the conduct of the business of Portugal and its Subsidiaries as currently conducted does not Infringe any Intellectual Property of any Person and no Person is currently Infringing Portugal Intellectual Property.

      4.20.     Agreements, Contracts and Commitments. Except as Publicly Disclosed by Portugal or as limited by confidentiality obligations and applicable regulatory requirements, Portugal has Disclosed to Italy (prior to the date hereof with respect to contracts existing on the date hereof) each material Contract to which Portugal and each of its Subsidiaries is a party (each, a “Material Portugal Contract”). Except for breaches, violations or defaults which have not had and would not, individually or in the aggregate, have a Material Adverse Effect with respect to Portugal, (i) each of the Material Portugal Contracts is valid and in full force and effect, unamended, and (ii) neither Portugal nor any of its Subsidiaries, nor to Portugal’s knowledge any other party to a Material Portugal Contracts, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Portugal Contracts, and neither Portugal nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Portugal Contracts. Neither Portugal nor any Subsidiary of Portugal is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business.
      4.21.     Brokers. Portugal and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for the fees of Citigroup Global Markets Inc. and HSBC Securities (USA) Inc.
      4.22.     Vote Required. The only votes of the holders of any class or series of Portugal’s capital stock or other securities of Portugal necessary to approve the transactions contemplated by this Agreement are: (i) the affirmative vote in favor of the Portugal Charter Amendment of the holders of a majority of the outstanding Portugal Common Shares and (ii) the affirmative vote in favor of the Portugal Share Issuance of a majority of the votes cast thereon by the holders of the outstanding Portugal Common Shares (provided that the total votes cast on the Portugal Share Issuance represent at least a majority of the Portugal Common Shares issued and outstanding and entitled to vote at the Portugal Meeting) (such approvals, collectively, the “Portugal Stockholder Approval”).
      4.23.     Portugal Common Shares. The Portugal Common Shares to be issued pursuant to the Arrangement will be duly and validly issued by Portugal, fully paid and non-assessable and free of preemptive rights, encumbrances, charges and liens on their respective dates of issue.
      4.24.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Portugal nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Portugal and its Subsidiaries with respect to the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS OF ITALY
      5.1.     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1 of the Disclosure Schedule or as otherwise expressly contemplated or permitted in this Agreement and except to the extent Portugal shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, each of Italy and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with past practice and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners, and others with which it has significant business dealings, and (D) preserve in all material respects the Italy Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 5.1 of the Italy Disclosure Schedule or as expressly contemplated by this Agreement or the Plan of Arrangement, without the prior written consent of Portugal (not to be unreasonably withheld or delayed, except with respect to paragraph (l) below), during the period from the date of this Agreement to the Effective Time, Italy shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend its articles of incorporation or by-laws or other applicable governing instruments;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof)

in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) cash dividends with respect to the Italy Common Shares in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Italy’s current dividend policy and (ii) dividends paid to Italy or any of its Subsidiaries by any Subsidiary that is, directly or indirectly, wholly-owned by Italy; and (iii) dividends paid by non-wholly owned Subsidiaries in the ordinary course consistent with current dividend policy;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than in connection with the transactions contemplated by the Support Agreement or a merger, amalgamation or consolidation between wholly owned Subsidiaries of Italy);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuances of Italy Common Shares upon the exercise of Italy Options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) grants of options to its employees and directors in the ordinary course of business consistent with past practice, using Italy’s standard form of stock option award agreement as of the date hereof, up to a maximum of 1,114,000 optioned Italy Common Shares in the aggregate in calendar year 2006 and 1,114,000 optioned Italy Common Shares in the aggregate in calendar year 2007 (and up to a further 750,000 optioned Italy Common Shares following the satisfaction of the France Condition), provided that none of the Italy Options referred to in this clause shall accelerate or become vested as a result of the consummation of the transactions contemplated by this Agreement, (iii) issuances of Italy Common Shares required pursuant to the conversion of convertible securities outstanding on the date hereof, and (iv) issuances of Italy Common Shares and Italy Options in connection with the acquisition of France pursuant to and on the terms set forth in the Support Agreement;

(e) except as required to ensure that any Italy Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Italy Disclosure Schedule or as required in connection with the termination of Italy’s Non-Employee Director Share Ownership Plan or the payment of any amount to the holders of deferred share units issued under such plan in consideration for the cancellation of such deferred share units, (A) adopt, enter into, terminate or amend any Italy Employee Plan, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Italy or its Subsidiaries, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice, as required to comply with any Italy Employee Plan in effect on the date of this Agreement, or in 2007 in connection with annual performance assessments consistent with past practice, (C) pay or provide to any employee of Italy or its Subsidiaries any benefit not provided for under an Italy Employee Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 5.1(d), grant any awards under any Italy Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Italy Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Italy Employee Plan, except as required to comply with any Italy Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Italy Employee Plan;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business, other than the acquisition of France pursuant to and on the terms set forth in the Support Agreement;

(g) other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any keep-well or other arrangements to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices and indebtedness incurred in connection with the payment to the shareholders of France of the cash consideration provided for in the Support Agreement (for greater certainty, including payments to dissenting shareholders with respect to the France Subsequent Acquisition Transaction);

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries or pursuant to Contracts in effect at the date hereof, (ii) in connection with acquisitions permitted by Section 5.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Italy; provided that none of such transactions permitted by this clause (iii) shall present a material risk of delaying or impairing the parties’ ability to consummate the transactions contemplated by this Agreement;

(j) change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in Canadian GAAP or by Law and concurred in by Italy’s external auditors or (ii) its fiscal year;

(k) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Italy to consummate the transactions contemplated by this Agreement, including the Arrangement and the transactions contemplated by the Arrangement;

(l) enter into, cancel, terminate, or grant any waiver in respect of any Support Agreement Contract or any Contract that would be a Support Agreement Contract if in effect on the date hereof; it being understood and agreed between the parties that, notwithstanding anything to the contrary set forth herein, after consultation with Portugal, Italy may, at its sole discretion, terminate any Support Agreement Contract in accordance with its terms;

(m) file any registration statement under the 1933 Act or an amendment to any 1933 Act registration statement (other than an amendment to its registration statement on Form F-8 relating to the Italy Bid); or

(n) agree or commit to do any of the foregoing.
      5.2.     Shareholders Meeting.
      (a) Subject to the terms of this Agreement, Italy shall use its reasonable best efforts to cause the Italy Meeting to be held as soon as reasonably practicable after the date hereof, provided that (x) the Italy Meeting shall not be held until counsel to Italy has had reasonable opportunity to review all comments from the staff of the SEC relating to the Portugal Proxy Statement or been advised in writing that the staff of the SEC will not have any comments thereon and (y) this covenant shall not restrict the ability of Italy to postpone or adjourn such meeting to the extent that Italy’s outside counsel advises Italy that it would be appropriate to do so for the purpose of allowing the holders of Italy Common Shares to review any additional disclosure that Italy, with the advice of its outside counsel, determines in good faith is advisable and should be made available to such holders by means of a supplemental management information circular or otherwise.
      (b) Subject to the terms hereof, Italy shall, promptly after the execution and delivery of this Agreement (i) finalize the notice of the Italy Meeting to be sent to holders of Italy Common Shares, the accompanying management information circular, and any other documents required by applicable Laws to be sent to holders of Italy Common Shares in connection with the Italy Meeting (such documents, as amended, supplemented or otherwise modified, the “Italy Circular”), and (ii) cause the Italy Circular and any other such documents to be sent to each holder of Italy Common Shares and filed as required by the Interim Order and applicable Laws.
      (c) Subject to the terms of this Agreement, Italy shall (i) take all lawful action to solicit in favor of the Italy Resolution and the Italy Shareholder Approval, (ii) recommend to all holders of Italy Common Shares that they vote in favor of this Agreement and the Arrangement and the other transactions contemplated hereby and thereby and (iii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Portugal such recommendation (any such action, a “Change in Italy Recommendation”) except as explicitly permitted by Section 5.3(b) provided, however, that Italy may (A) make such Change in Italy Recommendation if Italy’s board of directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) upon such Change in

Italy Recommendation, may solicit votes of the Italy shareholders consistent with such Change in Italy Recommendation.
      5.3.     No Solicitation; Opportunity to Match.
      (a) Italy shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Italy or any Subsidiary of Italy: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of Italy or any Subsidiary of Italy, including any material joint ventures or material mineral properties) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, Italy may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Italy board of directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Portugal, the approval or recommendation of the Italy board of directors or any committee thereof of this Agreement; (iv) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 5.3(a)); or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.
      (b) Notwithstanding Section 5.3(a) and any other provision of this Agreement, the Italy board of directors shall be permitted to: (i) make a Change in Italy Recommendation, provided that Italy shall have complied in all material respects with all requirements of Section 5.3(f) below; and/or (ii) engage in discussions or negotiations with, or provide information pursuant to Section 5.3(b) to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person and the Italy board of directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) the Italy board of directors receives from such Person an executed confidentiality agreement which includes a standstill provision that restricts such Person from acquiring, or publicly announcing an intention to acquire, any securities or assets of Italy (other than pursuant to a Superior Proposal) for a period of not less than one year from the date of such confidentiality agreement and Italy sends a copy of any such confidentiality agreement to Portugal promptly upon its execution and promptly provides Portugal a list of, or in the case of information that was not previously made available to Portugal, copies of, any information provided to such Person, and (y) Italy has complied in all material respects with Section 5.3(d).
      (c) Italy will cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person by Italy or any Subsidiary thereof or any of its or their representatives or agents with respect to any Acquisition Proposal, whether or not initiated by Italy, and, in connection therewith, Italy will discontinue access to any data rooms (virtual or otherwise) and will request (and reasonably exercise all rights it has to require) the return or destruction of all information regarding Italy and its Subsidiaries previously provided to any such Person or any other Person and will request (and reasonably exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any information regarding Italy and its Subsidiaries. Italy shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Italy or any of its Subsidiaries is a party with any other Person, other than to allow such Person to make and consummate a Superior Proposal.
      (d) From and after the date of this Agreement, Italy shall promptly (and in any event within 24 hours) notify Portugal, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or any request for discussions or negotiations in each case or request relating to or constituting an Acquisition Proposal, any request for representation on the Italy board of directors, or any request for non-public information relating to Italy or any Subsidiary of Italy or any material joint venture or material mineral property relating to or constituting an Acquisition Proposal of which Italy’s directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal or offer or any amendment to such proposal or offer. Italy shall also provide such other details of the proposal or offer, or any amendment thereto, as Portugal may reasonably request. Italy shall keep Portugal promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by Portugal with respect thereto.
      (e) Italy shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Sections 5.3(a) to 5.3(d) hereof and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of them or by any employee of Italy or any Subsidiary.
      (f) Italy shall not make any Change in Italy Recommendation in respect of, or enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.3(b)(ii)(B) above) unless:

(i) the Acquisition Proposal constitutes a Superior Proposal;

(ii) Italy has provided Portugal with notice in writing that there is a Superior Proposal together with all documentation detailing the Superior Proposal (including a copy of the confidentiality agreement between Italy and the Person making the Superior Proposal if not previously delivered);

(iii) at least 10 business days shall have elapsed from the date that Portugal has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

(iv) if Portugal has proposed to amend the terms of the Arrangement and this Agreement in accordance with Section 5.3(g), the Italy board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v) Italy’s board of directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; and

(vi) prior to entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) Italy shall have terminated this Agreement pursuant to Section 9.1(j) and paid to Portugal the Italy Termination Fee.
      (g) Italy acknowledges and agrees that, during the 10 business day period referred to in Section 5.3(f)(iii), Portugal shall have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement and this Agreement. The Italy board of directors will review any proposal by Portugal to amend the terms of the Arrangement and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of the Arrangement and this Agreement.
      (h) Nothing in this Agreement shall prevent the Italy board of directors from responding through a directors’ circular or otherwise as required by applicable Securities Laws to any Acquisition Proposal or from calling and holding a meeting of the holders of the Italy Common Shares requisitioned by such shareholders pursuant to Section 143 of the CBCA or ordered to be held by a court pursuant to section 144 of the CBCA.
      (i) Italy acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 5.3.
      (j) When used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Italy; (ii) any sale or acquisition of 20% or more of the fair market value of the assets of Italy on a consolidated basis; (iii) any sale or acquisition of 20% or more of Italy’s shares of any class or rights or interests therein or thereto; (iv) any sale of any material interest in any material joint ventures or material mineral properties; (v) any similar business combination or transaction, of or involving Italy, any material Subsidiary of Italy or material joint venture of Italy, other than with Portugal; or (vi) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Portugal, provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement or the Support Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to Italy in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Italy Common Shares; (ii) that is reasonably capable of being completed, taking into account all legal, financial, regulatory (including U.S. and European Competition Authority and any Investment Canada approval) and other aspects of such proposal and the party making such proposal; (iii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Italy board of directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), is reasonably likely to be obtained, (iv) that is not subject to any due diligence condition; (v) that is offered or made available to all shareholders of Italy in Canada and the United States on the same terms; and (vi) in respect of which the Italy board of directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Italy’s shareholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement and this Agreement proposed by Portugal pursuant to Section 5.3(g), and taking into account the long-term value and anticipated synergies anticipated to be realized as a result of the combination of Portugal and Italy).
      5.4.     Dissent Rights. Italy shall provide Portugal with a copy of any purported exercise of the Dissent Rights and written communications with such Italy shareholder purportedly exercising the Dissent Rights; and not settle or compromise any Action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior written consent of Portugal, not to be unreasonably withheld or delayed.
      5.5.     Italy Affiliates. At least 10 days prior to the Italy Meeting, Italy shall provide to Portugal a list of those persons who may be deemed to be, in Italy’s reasonable judgment, affiliates of Italy within the meaning of Rule 145 promulgated under the 1933 Act.
      5.6.     Preference Shares and Convertible Debentures. At the request of Portugal, in the event that Italy acquires control of France, Italy shall cause France to use its reasonable best efforts to redeem or repurchase all outstanding France preference shares and convertible debentures (including, without limitation, making offers to purchase any class of preference shares that are not redeemable at France’s option on such terms and conditions as are reasonably acceptable to Portugal and Italy). Without the prior written approval of Portugal, Italy will not cause France to amalgamate with Italy prior to the time that all convertible debentures and preference shares of France (whether or not redeemable at France’s option) have been redeemed or repurchased in full.
ARTICLE VI
COVENANTS OF PORTUGAL
      6.1.     Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement and except to the extent Italy shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, each of Portugal and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with past practice and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners and others with which it has significant business dealings, and (D) preserve in all material respects the Portugal Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 6.1 of the Portugal Disclosure Schedule or as expressly contemplated by this Agreement or the Plan of Arrangement, without the prior written consent of Italy, not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Portugal shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend its certificate of incorporation or by-laws or other applicable governing instruments;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) cash dividends with respect to the Portugal Common Shares, consistent with past practice and in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Portugal’s current dividend policy and (ii) dividends paid to Portugal or any of its Subsidiaries by any Subsidiary of Portugal;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than a merger, amalgamation or consolidation between wholly owned Subsidiaries of Portugal);

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuances of Portugal Common Shares upon the exercise of stock options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) grants of options, restricted shares, and/or deferred stock units to its employees and directors in the ordinary course of business consistent with past practice, using Portugal’s standard form of award agreement as of the date hereof, in respect of a maximum of 500,000 Portugal Common Shares in the aggregate; or (iii) issuances of Portugal Common Shares required pursuant to the conversion of convertible securities outstanding on the date hereof;

(e) except as required to ensure that any Portugal Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Portugal Disclosure Schedule, (A) adopt, enter into, terminate or amend any Portugal Employee Plan, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Portugal or its Subsidiaries, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Portugal Employee Plan in effect on the date of this Agreement, or in 2007 in connection with annual performance assessments consistent with past practices, (C) pay or provide to any employee of Portugal or its Subsidiaries any benefit not provided for under any Portugal Employee Plan as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 6.1(d), grant any awards under any Portugal Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Portugal Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Portugal Employee Plan, except as required to comply with any Portugal Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Portugal Employee Plan;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business;

(g) other than pursuant to Contracts in effect as of the date hereof and other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, any material assets or material rights;

(h) incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities, or enter into any keep-well or other arrangements to maintain the financial condition of any other Person, other than short-term borrowings in the ordinary course of business and in amounts and on terms consistent with past practices;

(i) make any loan, advance or capital contribution to or investment in any Person, other than (i) loans, advances or capital contributions to or investments in its Subsidiaries or pursuant to Contracts in effect at the date hereof, (ii) in connection with acquisitions permitted by Section 6.1(e), or (iii) in the ordinary course of business consistent with past practice, to the extent not individually or in the aggregate material to Portugal; provided that none of such transactions permitted by this clause (iii) shall present a material risk of delaying or impairing the parties’ ability to consummate the transactions contemplated by this Agreement;

(j) change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in US GAAP (or the permitted early adoption of such changes) or by Law and concurred in by Portugal’s external auditors or (ii) its fiscal year;

(k) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Portugal to consummate the transactions contemplated by this Agreement, including the Arrangement and the transactions contemplated by the Arrangement; or

(l) agree or commit to do any of the foregoing.
      6.2.     Shareholders Meeting.
      (a) Subject to the terms of this Agreement, Portugal shall use its reasonable best efforts to cause the Portugal Meeting to be held as soon as practicable after the date hereof.
      (b) Subject to the terms hereof, Portugal shall (i) promptly after the execution and delivery of this Agreement, finalize the notice of the Portugal Meeting, the accompanying proxy statement, and all other documents required by the Securities Laws or other applicable Laws to be sent to holders of Portugal Common Shares in connection with the Portugal Meeting (such documents, as amended, supplemented or otherwise modified, the “Portugal Proxy Statement”), (ii) use its reasonable best efforts to have the Portugal Proxy Statement cleared by the SEC, and (iii) as promptly as practicable after such clearance, cause the Portugal Proxy Statement to be sent to each Portugal shareholder.
      (c) Subject to the terms of this Agreement, Portugal shall (i) take all lawful action to solicit in favor of the transactions contemplated by this Agreement the Portugal Stockholder Approval, (ii) recommend to holders of Portugal Common Shares that they vote in favor of (A) the Portugal Share Issuance and (B) the Portugal Charter Amendment and (iii) not withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Italy such recommendation (any such action, a “Change in Portugal Recommendation” and, together with a Change in Italy Recommendation, a “Change in Recommendation”), provided, however, that Portugal may (A) make such Change in Portugal Recommendation if Portugal’s board of directors, after consultation with outside legal counsel, has determined that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) upon such a Change in Portugal Recommendation, may solicit votes of the Portugal stockholders consistent with such Change in Portugal Recommendation.
      6.3.     Section 3(a)(10) Exemption. In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Portugal Common Shares in accordance with the Plan of Arrangement from the registration requirements of the 1933 Act, then Portugal shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Portugal) in order to register such Portugal Common Shares and shall use its reasonable best efforts to cause such registration statement to become effective at or prior to the Effective Time.
      6.4.     Stock Exchange Listings. Portugal shall use its reasonable best efforts to obtain the approval of the NYSE for the listing of the Portugal Common Shares to be issued in connection with the transactions contemplated by this Agreement, and for the listing of the Portugal Common Shares on the TSX, such listings to be effective prior to or as of the time of issuance of such shares pursuant to the Arrangement.
      6.5.     Amendment to Governing Documents of Portugal. Subject to the receipt of the Portugal Stockholder Approval, Portugal shall take all actions necessary to cause the certificate of incorporation of Portugal at the Effective Time to be in the form of Exhibit C hereto.
      6.6.     Board Composition. Portugal shall use its reasonable best efforts to cause the full board of directors of Portugal, effective immediately following the filing of the Articles of Arrangement, to consist of (i) 11 individuals who are currently members of the board of directors of Portugal and (ii) 4 individuals who are currently members of the board of directors of Italy or, provided that the France Condition has been satisfied, and France, the identity of such individuals to be determined by the Committee on Directors and Corporate Governance of the Portugal Board of Directors.
      6.7.     Certain Officers. The parties hereby agree that (i) the current Chief Executive Officer of Portugal shall continue to serve as the Chairman and Chief Executive Officer of Portugal immediately following the filing of the Articles of Arrangement, (ii) Portugal shall take all actions necessary to cause the current Chief Executive Officer of Italy to become the Vice-Chairman of Portugal effective immediately following the filing of the Articles of Arrangement, and (iii) provided that the France Condition shall have been satisfied, Portugal shall take all action necessary to cause the current Chief Executive Officer of France to become the President-Operations of Portugal effective immediately following the filing of the Articles of Arrangement. The foregoing persons shall continue to serve in the foregoing positions until otherwise provided in accordance with the Portugal Charter Documents and applicable Laws.
ARTICLE VII
ADDITIONAL AGREEMENTS
      7.1.     Confidentiality; Access to Information.
      (a) Confidentiality. The parties acknowledge that Italy and Portugal have previously executed reciprocal confidentiality agreements, each dated as of June 4, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.
      (b) Access to Information. Each of Portugal and Italy will (and will use reasonable best efforts to cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, Contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 7.1(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party requires such party or its Subsidiaries to restrict or prohibit such access. The parties will hold any information obtained pursuant to this Section 7.1(b) in confidence in accordance with, and otherwise subject to, the provisions of the applicable Confidentiality Agreement.
      7.2.     Cooperation in Filings.
      (a) Portugal and Italy shall cooperate in the preparation, filing and mailing of the Italy Circular and the Portugal Proxy Statement (collectively, the “Shareholder Solicitations”). Each of Portugal and Italy shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to its respective Shareholder Solicitation received from the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity. The parties shall cooperate and each party shall provide the other with a reasonable opportunity to review and comment on its respective Shareholder Solicitation and any amendments or supplements thereto prior to filing such with the SEC, the Canadian Securities Regulatory Authorities and/or each other applicable Government Entity, and will provide each other with a copy of all such filings made. Each party will advise the other party, promptly after it receives notice thereof, of the time when its respective Shareholder Solicitation has been cleared by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity, or any request by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity for amendment of its respective Shareholder Solicitation.
      (b) Each of Portugal and Italy shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 5.2 and 6.2 and the foregoing provisions of this Section 7.2, and each covenants that the information furnished by it (or, to its knowledge, with respect to information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement in the aggregate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

      (c) Each of Portugal and Italy shall use its reasonable best efforts to ensure that its respective Shareholder Solicitation complies with all applicable Laws in all material respects and, without limiting the generality of the foregoing, that the information furnished by it (or, to its knowledge, with respect to information concerning its shareholders) for inclusion in the other party’s respective Shareholder Solicitation will not, in the aggregate, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the other party or any third party that is not one of its Affiliates).
      (d) Each of Portugal and Italy shall promptly notify the other if, at any time before the Effective Time, it becomes aware that either Shareholder Solicitation or any application for an Interim Order or Final Order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to such Shareholder Solicitation or such other document or application. In any such event, each of Portugal and Italy shall cooperate in the preparation of a supplement or amendment to such Shareholder Solicitation or such other document or application, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Portugal or Italy, respectively, and/or filed with the relevant Governmental Entities.
      7.3.     Public Announcements. Portugal and Italy shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Except in respect of any announcement required by applicable Law, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
      7.4.     Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Arrangement and the other transactions contemplated by this Agreement. The parties shall cooperate in all reasonable respects and will use reasonable best efforts to contest any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.
      (b) Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy shall and shall use reasonable best efforts to cause its respective Subsidiaries to perform all obligations required or desirable to be performed by it or any of such Subsidiaries under this Agreement, cooperate with the other party in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, each party shall and where appropriate shall cause its Subsidiaries to:

(i) use its reasonable best efforts to obtain the requisite approvals of this Agreement from its shareholders, except to the extent that the board of directors of such party has effected a Change in Recommendation in compliance with the terms hereof (including Sections 5.2 and 6.2);

(ii) apply for and use its reasonable best efforts to promptly obtain all Regulatory Approvals to be obtained by it and its Subsidiaries and, in doing so, keep the other party reasonably informed, subject to ensuring that confidential competitively sensitive information is exchanged among outside counsel only, as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, (A) providing such other party with copies of all material related applications and notifications prepared for submission to any other Person or Governmental Entity, in draft form, in order for such other party to provide its reasonable comments and providing such other party with copies of all related material communications regarding this Agreement received by such party from, or given by such party to, any Governmental Entity and any material communication received or given in connection with any proceeding by a private party relating to such Regulatory Approvals, (B) consulting with the other party to the extent practicable in advance of any meeting or conference with Governmental Entities or, in connection with any proceeding by a private party, with any other Person and, to the extent permitted by such Governmental Entities, to permit the other party to attend such meetings and conferences, in each case to the extent relating to the transactions contemplated by this Agreement and (C) receiving the prior written consent of the other party before agreeing to extend any waiting period any antitrust merger control Laws or entering into any agreement with any Governmental Entity regarding antitrust, competition or similar Laws;

(iii) use its reasonable best efforts to obtain all necessary Approvals required to be obtained by it or its Subsidiaries from third parties in connection with the transactions contemplated by this Agreement, including the Arrangement;

(iv) carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries with respect to the transactions contemplated by this Agreement; and

(v) promptly advise the other party orally and, if then requested, in writing of any event occurring subsequent to the date of this Agreement that, if uncured at the Effective Time, would render it incapable of satisfying any condition to be satisfied by it pursuant to Article VII.

      7.5.     Regulatory Filings. Without limiting the generality of Section 7.4, as soon as may be reasonably practicable, Italy and Portugal each shall (i) file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, (ii) notify the Commissioner as required by Part IX of the Competition Act and/or request an ARC, (iii) make all appropriate filings with the European Commission (“European Commission”) pursuant to Council Regulation (EC) 139/2004 of 20 January 2004 or otherwise, and (iv) file comparable merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction as required by Laws or that Portugal and Italy reasonably determine to be necessary. Italy and Portugal each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ, the Commissioner, the European Commission, or the competition or merger control authorities of any other jurisdiction. As soon as reasonably practicable, Portugal shall file with the Investment Review Division of Industry Canada (“IRD”), an application for review and any supplemental information (other than privileged information) which may be required in connection therewith pursuant to the ICA, which filings will comply in all material respects with the requirements of the ICA. Italy will provide Portugal with such information and documents as Portugal reasonably requests for purposes of preparing such filings.
      7.6.     Indemnification.
      (a) From and after the Effective Time, Portugal will fulfill, and will cause Italy and/or its successors to fulfill and honor in all respects its obligations pursuant to any indemnification agreements between Italy and the present and former directors or officers of Italy or any Subsidiary thereof (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the Italy Charter Documents or applicable Laws, in each case, as in effect on the date hereof (and shall also pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances if indemnification is subsequently found by a court of competent jurisdiction, which finding is no longer subject to appeal or further proceedings, that such person is not entitled to indemnification). Portugal shall cause Italy and/or its successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in the Italy Charter Documents as in effect on the date hereof for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, prior to the Effective Time, were directors or officers of Italy, unless such modification is required by Law.
      (b) Prior to the Effective Time, Italy shall (or if Italy is unable to, Portugal shall) obtain and pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Italy’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Italy’s existing policies with respect to matters existing or occurring at or prior to the Effective

Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Italy or Portugal for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six (6) years after the Effective Time, Portugal will, or will cause Italy and/or its successors to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Italy’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Effective Time on terms comparable to those applicable to the current directors and officers of Italy.
      (c) This Section 7.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives.
      7.7.     Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) is or may become applicable to the transactions contemplated by this Agreement or the Arrangement, each of Portugal, Italy and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Arrangement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
      7.8.     Section 16(b). The board of directors of Italy and Portugal shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the 1934 Act to exempt the exchange of Italy Common Shares for Portugal Common Shares pursuant to the terms of this Agreement by officers or directors of Italy who may become an officer or director of Portugal subject to the reporting requirements of Section 16(a) of the 1934 Act.
      7.9.     U.S. Tax Treatment. Italy and Portugal intend for the acquisition by Portugal Canada of Italy Common Shares pursuant to this Agreement to be treated as a “qualified stock purchase” for U.S. federal income tax purposes in respect of which an election under Section 338(g) of the Code may be made. Italy and Portugal shall take all reasonable steps to ensure such treatment, including, if necessary, amending the Plan of Arrangement.
ARTICLE VIII
CONDITIONS
      8.1.     Conditions to Obligations of Each Party to Effect the Arrangement. The respective obligations of each party to this Agreement to effect the Arrangement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Portugal Stockholder Approval. The Portugal Stockholder Approval shall have been obtained.

(b) Italy Shareholder Approval. The Italy Shareholder Approval shall have been obtained, in accordance with any conditions which may be imposed by the Interim Order.

(c) Interim Order; Final Order. The Interim Order and the Final Order shall each have been obtained in form and terms reasonably satisfactory to each of Portugal and Italy, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(d) No Orders. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect which restrains or enjoins the consummation of the Arrangement or makes the Arrangement or the other transactions contemplated by this Agreement illegal.

(e) Regulatory Approvals.

(i) Portugal shall have obtained the Competition Act Approval and the ICA Approval;

(ii) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; and

(iii) the applicable waiting periods under Council Regulation (EC) 139/2004 of 20 January 2004 shall have expired or been terminated.

(f) Listing of Shares. The Portugal Common Shares issuable pursuant to the Arrangement shall have been approved for listing on the NYSE and TSX, subject to notice of issuance.

(g) France. Either (i) Italy shall have acquired at least two-thirds of the outstanding common shares of France on the terms set forth in the Support Agreement and the Italy Bid Circular, without the waiver or change of any material term or condition thereof except as approved by Portugal in writing, and shall have completed a France Subsequent Acquisition Transaction (the “France Condition”), or (ii) the Support Agreement has been terminated in accordance with its terms. Italy will give Portugal at least 5 days written notice of any determination to waive any material term or condition of the Support Agreement and the Italy Bid Circular and Portugal will inform Italy within such period whether or not Portugal consents to such waiver.

(h) Portugal Charter Amendment. Portugal’s certificate of incorporation shall have been amended and restated in the form attached as Exhibit C, provided that (i) such amendment and restatement shall be effectuated only upon satisfaction or waiver of all other conditions set forth in this Article VIII and (ii) Portugal shall not be entitled to rely on this condition precedent to the extent that it is in breach of its obligations hereunder in respect of the implementation of such amendment.

      8.2.     Additional Conditions to Obligations of Italy. The obligation of Italy to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Italy:

(a) Representations and Warranties. The representations and warranties of Portugal contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal. Italy shall have received a certificate with respect to the foregoing signed on behalf of Portugal by an authorized officer of Portugal.

(b) Agreements and Covenants. Portugal shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Italy shall have received a certificate to such effect signed on behalf of Portugal by an authorized officer of Portugal.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Portugal.

(d) Portugal Board of Directors. Portugal shall have taken all such actions as are necessary to cause the board of directors of Portugal as of the Effective Time to be constituted in accordance with Section 6.6.
      8.3.     Additional Conditions to the Obligations of Portugal. The obligations of Portugal to complete the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Portugal:

(a) Representations and Warranties. The representations and warranties of Italy contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Italy; it being understood and agreed that for purposes of measuring the truth and correctness of the representations and warranties of Italy as of the Closing Date, if the France Acquisition has occurred, France, its Subsidiaries and material joint ventures shall not be considered to be Subsidiaries or material joint ventures of Italy. Portugal shall have received a certificate with respect to the foregoing signed on behalf of Italy by an authorized officer of Italy.

(b) Agreements and Covenants. Italy shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Portugal shall have received a certificate to such effect signed on behalf of Italy by an authorized officer of Italy.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Italy.

(d) Dissent Rights. The holders of no more than 10% of all of the issued and outstanding Italy Common Shares shall have exercised their Dissent Rights (and shall not have lost or withdrawn such rights) in respect of the Arrangement, provided that in the event that any Person who holds, directly or indirectly, on the date hereof more than 10% of the common shares of France exercises Dissent Rights in respect of the Arrangement in respect of more than 5% of the Italy Common Shares, the first reference to 10% in this Section 8.3(d) shall be increased to 15%.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
      9.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Italy or Portugal:

(a) by mutual written consent duly authorized by the boards of directors of each of Portugal and Italy;

(b) by either Italy or Portugal, if the Arrangement shall not have been consummated by March 31, 2007 for any reason (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Italy or Portugal, if there shall be passed any Law that makes the consummation of the Arrangement illegal or otherwise prohibited, or if a Governmental Entity in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, which Order or other action is final and nonappealable;

(d) by either Italy or Portugal, if the Italy Shareholder Approval shall not have been obtained by reason of the failure to obtain the Italy Shareholder Approval upon a vote taken thereon at the duly convened Italy Meeting or at any adjournment or postponement thereof;

(e) by either Italy or Portugal, if the Portugal Stockholder Approval shall not have been obtained by reason of the failure to obtain the Portugal Stockholder Approval upon a vote taken thereon at the duly convened Portugal Meeting or any adjournment or postponement thereof;

(f) by Italy, upon a breach of any representation, warranty, covenant or agreement on the part of Portugal set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) are incapable of being satisfied on or before the Termination Date;

(g) by Portugal, upon a breach of any representation, warranty, covenant or agreement on the part of Italy set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) are incapable of being satisfied on or before the Termination Date;

(h) by Italy or Portugal if the board of directors of Portugal shall have effected a Change in Portugal Recommendation;

(i) by Portugal or Italy if the board of directors of Italy shall have effected a Change in Italy Recommendation; or

(j) by Italy, if Italy proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 5.3(f), provided that Italy has previously or concurrently will have paid to Portugal the Italy Termination Payment.
      9.2.     Notice of Termination; Effect of Termination. Subject to Sections 9.1(j), any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except that (i) Section 9.2, Section 9.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      9.3.     Fees and Expenses.
      (a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Arrangement is consummated.
      (b) Italy Payments.
      (i) Italy shall pay to Portugal in immediately available funds, within one (1) business day after demand by Portugal, the Italy Termination Fee if this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(i), unless: (A) the termination arises as a result of a Material Adverse Effect in respect of Portugal that has occurred since the date hereof, and (B) the Italy board of directors has determined in good faith (after receipt of advice from its legal and financial advisors) the failure to change the Board’s recommendation, or refusal to reaffirm such recommendation, would be inconsistent with its fiduciary duties.
      (ii) Italy shall pay Portugal in immediately available funds, within one (1) business day after demand by Portugal, the Expenses of Portugal if this Agreement is terminated by Portugal pursuant to Section 9.1(g).
      (iii) Italy shall pay Portugal in immediately available funds, within one (1) business day after demand by Portugal, the amount of US$125 million, if:

(A) this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(b) and following the date hereof and prior to the termination of this Agreement, an Italy Competing Proposal shall have been publicly announced or otherwise communicated to the shareholders of Italy, or

(B) this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(d).
      (iv) If any payment becomes due and payable either (x) pursuant to clause (ii) above in circumstances where an Italy Competing Proposal was publicly announced or otherwise communicated to the shareholders of Italy prior to the termination of this Agreement or (y) pursuant to clause (iii) above, and within twelve (12) months following the termination of this Agreement, an Italy Competing Proposal is consummated, then Italy shall pay to Portugal, within one (1) business day after demand by Portugal, an amount equal to the amount by which (A) the Italy Termination Fee exceeds (B) the amount Italy paid to Portugal pursuant to clause (ii) or (iii) above.
      (v) Italy shall pay to Portugal in immediately available funds the Italy Termination Fee immediately prior to the termination of this Agreement by Italy pursuant to Section 9.1(j).
      (vi) In the event that Italy acquires at least two-thirds of the outstanding common shares of France after the date that it has become obligated to pay pursuant to the terms hereof the Italy Termination Fee to Portugal, Italy shall, within one day of such acquisition, pay to Portugal an additional $450 million, so that the total amount paid by Italy in respect of the Italy Termination Fee shall equal $925 million.
      (vii) Italy acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that if Italy fails to pay in a timely manner the amounts due pursuant to this Section 9.3(b) and, in order to obtain such payment, Portugal makes a claim that results in a judgment against Italy for the amounts set forth in this Section 9.3(b), Italy shall pay to Portugal its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.
      (c) Portugal Payments.
      (i) Portugal shall pay to Italy in immediately available funds, within one (1) business day after demand by Italy, the Portugal Termination Fee if this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(h) unless: (A) the termination arises as a result of a Material Adverse Effect in respect of Italy that has occurred since the date hereof, and (B) the Portugal board of directors has determined in good faith (after receipt of advice from its legal and financial advisors) that the failure to change the Board’s recommendation, or refusal to reaffirm such recommendation, would be inconsistent with its fiduciary duties.
      (ii) Portugal shall pay Italy in immediately available funds, within one (1) business day after demand by Italy, the Expenses of Italy if this Agreement is terminated by Italy pursuant to Section 9.1(f).

      (iii) Portugal shall pay Italy in immediately available funds, within one (1) business day after demand by Italy, the amount of US$125 million, if:

(A) this Agreement is terminated by Portugal or Italy pursuant to Section 9.1(b), and following the date hereof and prior to the termination of this Agreement, a Portugal Competing Proposal shall have been publicly announced or otherwise communicated to the shareholders of Portugal, or

(B) this Agreement is terminated by Italy or Portugal pursuant to Section 9.1(e).
      (iv) If any payment becomes due and payable either (x) pursuant to clause (ii) above in circumstances where a Portugal Competing Proposal was publicly announced or otherwise communicated to the shareholders of Portugal prior to the termination of this Agreement or (y) pursuant to clause (iii) above, and within twelve (12) months following the termination of this Agreement, an Portugal Competing Proposal is consummated, then Portugal shall pay to Italy, within one (1) business day after demand by Italy, an amount equal to the amount by which (A) the Portugal Termination Fee exceeds (B) the amount Portugal paid to Italy pursuant to clause (ii) or (iii) above.
      (v) Portugal acknowledges that the agreements contained in this Section 9.3(c) are an integral part of the transactions contemplated by this Agreement and that if Portugal fails to pay in a timely manner the amounts due pursuant to this Section 9.3(c) and, in order to obtain such payment, Italy makes a claim that results in a judgment against Portugal for the amounts set forth in this Section 9.3(c), Portugal shall pay to Italy its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 9.3(c) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.
      (d) Defined Terms. For purposes of Sections 9.3(b) and (c), the following terms shall have the following meanings:

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $40 million in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of its Shareholder Solicitation, the filing of any required notices under applicable antitrust Laws or in connection with other Regulatory Approvals, and all other matters related to the Arrangement (including the Interim Order and Final Order) and the other transactions contemplated hereby.

“Italy Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Italy; (ii) any purchase or other acquisition by a Person (other than Portugal) of such number of Italy’s Common Shares or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of Common Shares and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of Italy’s outstanding Common Shares; (iii) any similar business combination or transaction, of or involving Italy; or (iv) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Portugal; provided that notwithstanding the foregoing neither (a) the acquisition by Italy of a third party, whether structured by means of a merger, amalgamation, consolidation or otherwise, in which Italy remains as the parent company and the shareholders of Italy immediately prior to the consummation of such transaction hold a majority of the outstanding shares of Italy calculated on a fully diluted basis immediately following such consummation nor (b) the acquisition by Italy of France as contemplated by the Support Agreement shall constitute an Italy Competing Proposal, and provided, further, that the offer by Teck Cominco in respect of the Italy Common Shares that was announced on May 8, 2006 shall not be considered an Italy Competing Proposal unless Teck Cominco amends such offer to increase or materially improve the consideration proposed to be paid by Teck Cominco thereunder.

“Italy Termination Fee” means an amount equal to US$475 million, provided that such amount shall be US$925 million from and after the date that Italy has acquired at least two-thirds of the outstanding common shares of France.

“Portugal Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Portugal; (ii) any purchase or other acquisition by a Person (other than Italy) of such number of Portugal Common Shares or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of Portugal Common Shares and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of Portugal Common Shares outstanding; (iii) any similar business combination or transaction, of or involving Portugal; or (iv) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Italy; provided that notwithstanding the foregoing the acquisition by Portugal of a third party, whether structured by means of a merger, amalgamation, consolidation or otherwise, in which Portugal remains as the parent company and the shareholders of Portugal immediately prior to the consummation of such transaction hold a majority of the outstanding shares of Portugal immediately following such consummation shall not constitute a Portugal Competing Proposal.

“Portugal Termination Fee” means an amount equal to US$500 million.

      9.4.     Amendment. Subject to applicable Law and the Interim Order, this Agreement may be amended, not later than the Effective Time, whether before or after the Italy Shareholder Approval and the Portugal Stockholder Approval have been obtained, by action taken or authorized by the respective boards of directors of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Portugal and Italy; provided that after the Portugal Stockholder Approval or Italy Shareholder Approval is obtained, no such amendment which requires further approval by the shareholders of Portugal or Italy, as the case may be, shall be effected without such further approval.
      9.5.     Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, shall be limited to its terms and shall not be deemed to extend or waive any other provision of this Agreement. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE X
GENERAL PROVISIONS
      10.1.     Non-Survival of Representations and Warranties. The representations and warranties of Italy and Portugal contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms specifically survive the Effective Time shall survive the Effective Time.
      10.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
      (i)   if to Portugal, to:

Phelps Dodge Corporation
One North Central Ave.
Phoenix, AZ 85004
Attention: David Colton
Telecopy No.: (602) 366-7321
with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, N.Y. 10022

Attention:	Michael W. Blair

Gregory V. Gooding
Telecopy No.: (212) 909-6870

and

Heenan Blaikie LLP
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4
Attention: Jeff Barnes
Telecopy No.: (416) 360-8425
      (ii)  if to Italy, to:

Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7,
Canada
Attention: Simon Fish
Telecopy No.: (416) 361-7781

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	James C. Morphy

George J. Sampas
Telecopy No.: 212-558-3588

and

Osler, Hoskin & Harcourt LLP
P.O. Box 50
1 First Canadian Place, Suite 6600
Toronto, Ontario
Canada M5X 1B8

Attention:	Dale R. Ponder

Douglas R. Marshall
Telecopy No.: 416-862-6666
      10.3.     Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      10.4.     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Italy Disclosure Schedule and the Portugal Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except (i) as specifically provided in Section 7.6 and (ii) the right of Italy’s shareholders to receive Portugal Common Shares and cash at the Effective Time and to recover, solely through an action brought by Italy, damages from Portugal in the event of a wrongful termination of this Agreement by Portugal.
      10.5.     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      10.6.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that, notwithstanding anything to the contrary herein, in the event of a willful or intentional breach of this Agreement by Portugal or any of its Subsidiaries, the damages recoverable by Italy for itself and on behalf of its shareholders shall be determined by reference to the total amount that would have been recoverable by the holders of the Italy Common Shares if all such holders brought an action against Portugal and were recognized as intended third party beneficiaries hereunder.
      10.7.     Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
      10.8.     No Personal Liability.
      (a) No director or officer of Portugal shall have any personal liability whatsoever to Italy under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Portugal.
      (b) No director or officer of Italy shall have any personal liability whatsoever to Portugal under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Italy.
      10.9.     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempted assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      10.10.     WAIVER OF JURY TRIAL. EACH OF PORTUGAL AND ITALY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PORTUGAL OR ITALY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
      10.11.     Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.
* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION

By:	/s/ J. Steven Whisler

Name: J. Steven Whisler
Title: Chairman and Chief Executive Officer

INCO LIMITED

By:	/s/ Scott M. Hand

Name: Scott M. Hand
Title: Chairman and Chief Executive Officer

EXHIBIT A
SPECIAL RESOLUTION OF THE ITALY SHAREHOLDERS
1.    The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Italy, as more particularly described in the management information circular of Italy accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.
2.    The plan of arrangement, as it may be or have been amended, (the “Plan of Arrangement”) involving Italy, the full text of which is set out as Exhibit B to the combination agreement dated as of June 25, 2006, as amended, between Italy and Portugal (the “Combination Agreement”) is hereby approved and adopted.
3.    The Combination Agreement, the actions of the directors of Italy in approving the Arrangement and the actions of the officers of Italy in executing and delivering the Combination Agreement and any amendments thereto are hereby ratified and approved.
4.    Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Italy or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of Italy are hereby authorized and empowered without further notice to or approval of the shareholders of Italy (a) to amend the Combination Agreement, or the Plan of Arrangement to the extent permitted by the Combination Agreement, and (b) subject to the terms of the Combination Agreement, not to proceed with the Arrangement.
5.    Any officer or director of Italy is hereby authorized and directed for and on behalf of Italy to execute and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement.
6.    Any officer or director of Italy is hereby authorized and directed for and on behalf of Italy to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

EXHIBIT B

PLAN OF ARRANGEMENT
INVOLVING
INCO LIMITED
AND
PHELPS DODGE CORPORATION

PLAN OF ARRANGEMENT
ARTICLE I
INTERPRETATION
      1.1     Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Amalgamating Corporations” means Inco and Phelps Dodge Subco and “Amalgamating Corporation” means either one of them;

“Amalco” has the meaning ascribed thereto in section 3.2(e);

“Amalco Common Shares” means the common shares which Amalco is authorized to issue and having the rights, privileges, restrictions and conditions set forth in Exhibit 1;

“Amalgamation” has the meaning ascribed thereto in section 3.2(e);

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 9.4 of the Combination Agreement or Article VII hereof or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means the articles of arrangement of Inco in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario or New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;

“Cash Consideration” means $● per Inco Common Share;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Combination Agreement” means the combination agreement made as of June 25, 2006 between Phelps Dodge and Inco, as amended, supplemented and/or restated in accordance therewith prior to the Effective Time, providing for, among other things, the Arrangement;

“Converted Phelps Dodge Option” has the meaning ascribed thereto in section 3.2(c);

“Converted Phelps Dodge Option Exercise Price” has the meaning ascribed thereto in section 3.2(c);

“Court” means the Superior Court of Justice (Ontario);

“Depositary” means ●, at its offices set out in the Letter of Transmittal, being the depositary appointed by Phelps Dodge for the purpose of, among other things, exchanging the certificates representing Inco Common Shares for Phelps Dodge Common Shares and cash in connection with the Arrangement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissenting Shareholder” means an Inco Shareholder who dissents in respect of the Arrangement in compliance with the Dissent Rights and who has not withdrawn such exercise of Dissent Rights and is ultimately determined to be entitled to be paid fair value in respect of the Inco Common Shares so held;

“Dissent Rights” has the meaning ascribed thereto in section 4.1;

“Effective Date” means the date shown on the Certificate;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Exchange Ratio” means ● of a Phelps Dodge Common Share for each ● Inco Common Share held;

“Falconbridge” means Falconbridge Limited;

“Falconbridge Subsequent Acquisition Transaction” has the meaning ascribed thereto in the Combination Agreement;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Final Proscription Date” has the meaning ascribed thereto in section 6.4;

“Former Inco Shareholders” means the Inco Shareholders, other than Phelps Dodge and its Subsidiaries, immediately prior to the Effective Time;

“Government Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board, or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) stock exchange, including the NYSE and the TSX;

“Inco” means Inco Limited;

“Inco Bid” has the meaning ascribed thereto in the Combination Agreement;

“Inco Circular” means the management information circular prepared by Inco in connection with the Inco Meeting;

“Inco Common Shares” means all of the common shares of Inco that are issued and outstanding immediately prior to the Effective Time including any Rights as such term is defined in the Shareholder Rights Plan Agreement dated as of September 14, 1998, as amended as of April 28, 1999 and amended and restated as of April 17, 2002, between Inco and CIBC Mellon Trust Company, as rights agent, as the same may be amended or replaced from time to time;

“Inco Meeting” means the special meeting of Inco Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order at which a resolution with respect to the Arrangement is to be voted on;

“Inco Option Plans” means the stock option or incentive plans for directors, officers and employees of Inco or its Subsidiaries (as applicable) and other eligible persons;

“Inco Options” means options to acquire Inco Common Shares granted pursuant to the Inco Option Plans, including in the case of any particular Inco Option, any stock appreciation right included therewith and exercisable in lieu of (but not in addition to) such Inco Option;

“Inco Restricted Shares” has the meaning ascribed thereto in the Combination Agreement;

“Inco SAR” means the stock appreciation rights included in certain Inco Options and exercisable in lieu of (but not in addition to) such Inco Options;

“Inco Shareholders” means, collectively, the holders of Inco Common Shares;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.2 of the Combination Agreement;

“In the Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option;

“KEIP Plans” has the meaning ascribed thereto in the Combination Agreement;

“Letter of Transmittal” means the letter of transmittal for use by an Inco Shareholder in the form accompanying the Inco Circular;

“NYSE” means the New York Stock Exchange;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Entity, syndicate or other entity, whether or not having legal status;

“Phelps Dodge” means Phelps Dodge Corporation;

“Phelps Dodge Common Shares” means the common shares of Phelps Dodge;

“Phelps Dodge Subco” means ●, a company incorporated under the CBCA which, at the time of the consummation of the Arrangement, will be an indirect wholly-owned subsidiary of Phelps Dodge;

“Preferred Shares” has the meaning ascribed thereto in section 5.3;

“Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Cash Consideration by the closing price of the Phelps Dodge Common Shares on the NYSE on the last trading day immediately preceding the Effective Date expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada on such date;

“Subject Shares” means the Inco Common Shares held, directly or indirectly, by or for the benefit of Phelps Dodge or its Subsidiaries immediately prior to the Effective Time, together with the Inco Common Shares deemed to be transferred to Phelps Dodge Subco pursuant to section 4.1;

“Subsidiary” means, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party; and

“TSX” means the Toronto Stock Exchange.
      1.2     CBCA. In addition to the terms defined above, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context requires otherwise.
      1.3     Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.
      1.4     Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.
ARTICLE II
ARRANGEMENT
      2.1     Combination Agreement. This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Combination Agreement.

ARTICLE III
ARRANGEMENT
      3.1     Binding Effect. This Plan of Arrangement, within the meaning of section 192 of the CBCA, will become effective at, and be binding at and after, the Effective Time on (i) Inco, (ii) Phelps Dodge, (iii) Phelps Dodge Subco, (iv) Amalco, (v) all Inco Shareholders, and (vi) all holders and beneficial owners of Inco Options and Converted Phelps Dodge Options.
      3.2     Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a) each Inco Common Share (other than an Inco Restricted Share or a Subject Share) will be transferred by the holder thereof to Phelps Dodge Subco in exchange for (i) the number of Phelps Dodge Common Shares equal to the Exchange Ratio, and (ii) cash in the amount of the Cash Consideration, and the name of such holder will be removed from the register of holders of Inco Common Shares, and Phelps Dodge Subco will be recorded as the registered holder of such Inco Common Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances;

(b) each Inco Restricted Share outstanding immediately prior to the Effective Time will be transferred by the holder thereof to Phelps Dodge Subco in exchange for a number of Phelps Dodge Common Shares equal to the Stock Award Exchange Ratio, and the name of such holder will be removed from the register of holders of Inco Common Shares, and Phelps Dodge Subco will be recorded as the registered holder of such Inco Restricted Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances, and the former holder of each Inco Restricted Share shall hold the Phelps Dodge Common Shares receivable in exchange on the same terms and conditions as were applicable to such Inco Restricted Share pursuant to the KEIP Plan under which it was issued and the agreement evidencing the grant thereto prior to the Effective Time;

(c) each Inco Option outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and in exchange therefor the holder shall receive a fully vested option granted by Phelps Dodge (a “Converted Phelps Dodge Option”) to acquire (on the same terms and conditions other than vesting as were applicable to such Inco Option pursuant to the relevant Inco Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Phelps Dodge Common Shares determined by multiplying (A) the number of Inco Common Shares subject to such Inco Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price per Phelps Dodge Common Share subject to any such Converted Phelps Dodge Option (the “Converted Phelps Dodge Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent) equal to the quotient of (A) the exercise price per Inco Common Share subject to such Inco Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio, expressed in U.S. dollars based on the noon buying rate of the Bank of Canada on the last trading day immediately preceding the Effective Date; provided that the exercise price otherwise determined shall be increased to the extent required to ensure that the In The Money Amount of the Converted Phelps Dodge Option is equal to the In The Money Amount of the corresponding Inco Option. For greater certainty, if a particular Inco Option includes an Inco SAR, the corresponding Converted Phelps Dodge Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Inco SAR (including for greater certainty the right to exercise it in respect of part of the Converted Phelps Dodge Option to which it relates) except that the stock appreciation right, which may be exercised in lieu of, but not in addition to, the Converted Phelps Dodge Option, shall represent the right to receive, upon exercise (and consequent surrender of the Converted Phelps Dodge Option), (i) the number of Phelps Dodge Common Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Phelps Dodge Common Shares subject to the corresponding Converted Phelps Dodge Option and (B) the aggregate Converted Phelps Dodge Option exercise price, (ii) the equivalent amount of cash, or (iii) an equivalent combination thereof, as Phelps Dodge may determine in its sole discretion. The conversion mechanism set forth in this section 3.2(c) shall be adjusted to the extent required to comply with Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable;

(d) Phelps Dodge Subco shall add to the stated capital account maintained for its common shares the fair market value of the Phelps Dodge Common Shares delivered by Phelps Dodge on behalf of Phelps Dodge Subco pursuant to section 6.1(a)(i); and

(e) the Amalgamating Corporations shall be amalgamated and continue as one corporation (“Amalco”) on the terms prescribed in this Plan of Arrangement (the “Amalgamation”) and:

(i) Amalco shall possess all of the property, rights, privileges and franchises and shall be subject to all of the liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations (in each case excluding any security issued by one Amalgamating Corporation and held by the other Amalgamating Corporation and any liability or obligation of one Amalgamating Corporation to the other Amalgamating Corporation);

(ii) a conviction against, or ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against Amalco;

(iii) the Articles of Arrangement shall be deemed to be the articles of amalgamation of Amalco and, except for the purposes of subsection 104(1) of the CBCA, the Certificate shall be deemed to be the certificate of amalgamation of Amalco;

(iv) Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Effective Time;

(v) all issued and outstanding Inco Common Shares, including for certainty all issued and outstanding Inco Restricted Shares and Subject Shares, shall be cancelled without any repayment of capital in respect thereof; and

(vi) each common share of Phelps Dodge Subco shall become one Amalco Common Share.
      3.3     No Fractional Phelps Dodge Common Shares. No fractional Phelps Dodge Common Shares shall be issued to Former Inco Shareholders. Any fractional number of Phelps Dodge Common Shares that would otherwise be received by a Former Inco Shareholder shall be rounded down to the nearest whole number. Where the number of Phelps Dodge Common Shares receivable by a Person under the Arrangement is reduced as a result of such rounding down, such Person shall receive in lieu of any such fractional share a cash payment equal to the fraction of a Phelps Dodge Common Share so rounded down multiplied by the volume weighted average closing price of the Phelps Dodge Common Shares on the NYSE on the last five trading days immediately before the Effective Date.
      3.4     Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted, as required, to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Phelps Dodge Common Shares or Inco Common Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Phelps Dodge Common Shares or Inco Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time (but, for greater certainty, not including consummation of the Inco Bid or any Falconbridge Subsequent Acquisition Transaction), so that the Former Inco Shareholders shall be entitled to receive consideration of the same value that they were entitled to receive before such event.
      3.5     Withholding Rights. Phelps Dodge, Phelps Dodge Subco, Inco, Amalco and the Depositary shall be entitled to deduct and withhold from all amounts payable under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to section 4.1) to any Former Inco Shareholder, or holder of Inco Options or other Inco securities or to withhold from all dividends or other distributions payable in respect of Phelps Dodge Shares to be issued under the Plan of Arrangement, such amounts as Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Inco Shareholder, holder of Inco Options or other Inco securities, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a Person exceed the cash portion of the consideration otherwise payable to that Person, Phelps Dodge, Phelps Dodge Subco, Inco, Amalco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Phelps Dodge, Phelps Dodge Subco, Inco,

Amalco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement, and Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or the Depositary shall notify the Person thereof and remit to the Person any unapplied balance of the net proceeds of such sale.
ARTICLE IV
RIGHTS OF DISSENT
      4.1  Rights of Dissent. Each Inco Shareholder may, with respect to the Inco Common Shares held by such Inco Shareholder, including for greater certainty Inco Restricted Shares, exercise rights of dissent pursuant to and in the manner set forth in section 190 of the CBCA, the Interim Order and this section 4.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Inco resolution referred to in subsection 190(5) of the CBCA must be received by Inco not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Inco Meeting. Each Inco Shareholder who:
      (a) is a Dissenting Shareholder shall be deemed to have transferred the Inco Common Shares held by such Dissenting Shareholder to Phelps Dodge Subco immediately prior to the transfers described in section 3.2(a) without any further act or formality and free and clear of all liens, claims and encumbrances, with Phelps Dodge Subco being obligated to pay such Dissenting Shareholder in consideration therefor the fair value of such Inco Common Shares, which fair value, notwithstanding anything to the contrary in the CBCA, if permitted by the Court, shall be determined as of the Effective Time, and the name of such Dissenting Shareholder will be removed from the register of holders of Inco Common Shares and Phelps Dodge Subco will be recorded as the registered holder of the Inco Common Shares so transferred and will be deemed to be the legal and beneficial owner of such Inco Common Shares; or
      (b) withdraws such exercise of Dissent Rights or is ultimately determined not to be entitled, for any reason, to be paid fair value for such Person’s Inco Common Shares shall be deemed to have participated in the Arrangement and will be deemed to have transferred each of such Person’s Inco Common Shares to Phelps Dodge Subco in exchange for Phelps Dodge Common Shares and cash at the time and on the terms set out in section 3.2(a), and in no case shall Phelps Dodge, Phelps Dodge Subco, Inco, Amalco or any other Person be required to recognize such Inco Shareholder as an Inco Shareholder after the Effective Time, and the name of such Inco Shareholder shall be removed from the register of holders of Inco Common Shares at the Effective Time.
ARTICLE V
AMALCO
      5.1  Name. The name of Amalco shall be ● or such other name as may be assigned to Amalco by the Director.
      5.2  Registered Office. The registered office of Amalco shall be located in the City of Toronto in the Province of Ontario and the address of the registered office of Amalco shall be ●.
      5.3  Authorized Capital. Amalco shall be authorized to issue an unlimited number of Amalco Common Shares to which are attached the rights, privileges, restrictions and conditions set forth in Exhibit 1 and an unlimited number of preferred shares issuable in series (the “Preferred Shares”).
      5.4  Stated Capital. On the Amalgamation, Amalco shall add to the stated capital account maintained by Amalco for the Amalco Shares an amount equal to the aggregate of (i) the amount of the stated capital account maintained by Phelps Dodge Subco in respect of the common shares of Phelps Dodge Subco immediately prior to the Effective Time and (ii) the amount described in section 3.2(d) hereto.
      5.5  Directors.
      (a) Minimum and Maximum. The directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one and a maximum number of ten directors.

      (b) Initial Directors. The number of directors on the board of directors shall initially be set at two. The initial directors of Amalco immediately following the Amalgamation shall be the persons whose names and residential addresses appear below:

Name	Residential Address

●	●
●	●
The initial directors shall hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed. The actual number of directors within the minimum and maximum number set out in section 5.5(a) may be determined from time to time by resolution of the directors. Any vacancy on the board of directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.
      5.6  Business and Powers. There shall be no restriction on the business which Amalco is authorized to carry on or on the powers which Amalco may exercise.
      5.7  By-Laws. The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Phelps Dodge Subco.
      5.8  Charging Power. Without restricting any of the powers and capacities of Amalco, whether under the CBCA or otherwise, Amalco may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of Amalco (including without limitation its book debts, rights, powers, franchises and undertaking) for any purpose whatsoever.
ARTICLE VI
DELIVERY OF CASH AND PHELPS DODGE COMMON SHARES
      6.1  Delivery of Cash and Phelps Dodge Common Shares.
      (a) On or before the Effective Time, Phelps Dodge and Phelps Dodge Subco shall ensure the deposit with the Depositary, for the benefit of the Former Inco Shareholders, of:

(i) certificates representing that number of Phelps Dodge Common Shares which are to be delivered to the Depositary by Phelps Dodge on behalf of Phelps Dodge Subco pursuant to Article III upon the exchange of Inco Common Shares; and

(ii) sufficient funds for the purpose of paying for the acquisition of Inco Common Shares pursuant to Article III.
      (b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares, which were exchanged in whole or in part for Phelps Dodge Common Shares in accordance with section 3.2, together with the Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Inco Common Shares formerly represented by such certificate under the CBCA and the by-laws of Inco and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, or in the case of Inco Restricted Shares, to Amalco pursuant to the relevant plan under which the Inco Restricted Shares were issued and the agreement evidencing the grant thereof prior to the Effective Time, following the Effective Time, a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in accordance with section 3.2.
      (c) In the case of Inco Common Shares, other than Inco Restricted Shares and Subject Shares, upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares which were exchanged in part for cash in accordance with section 3.2, together with the Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Inco Common Shares formerly represented by such certificate under the CBCA and the by-laws of Inco and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a cheque in Canadian currency representing the cash to be paid in connection with the acquisition of such Inco Common Shares.

      (d) After the Effective Time and until surrendered for cancellation as contemplated by section 6.1(a), each certificate which immediately prior to the Effective Time represented one or more Inco Common Shares (other than Subject Shares) shall be deemed at all times to represent only the right to receive the entitlements described in this Article VI.
      6.2  Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares which were exchanged (in whole or in part) for Phelps Dodge Common Shares in accordance with section 3.2(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the cash and a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in accordance with section 3.2(a). When authorizing such delivery of cash and a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Phelps Dodge Common Shares is to be delivered shall, as a condition precedent to the delivery of such cash and Phelps Dodge Common Shares, give a bond satisfactory to Phelps Dodge and the Depositary in such amount as Phelps Dodge and the Depositary may direct, or otherwise indemnify Phelps Dodge, Phelps Dodge Subco and the Depositary in a manner satisfactory to Phelps Dodge and the Depositary, against any claim that may be made against Phelps Dodge, Phelps Dodge Subco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Amalco.
      6.3  Distributions with Respect to Unsurrendered Certificates. No dividend or other distribution declared or made after the Effective Time with respect to Phelps Dodge Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Inco Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.1 or section 6.2. Subject to applicable law and to section 3.5, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Phelps Dodge Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Phelps Dodge Common Shares. No interest shall be payable with respect to the cash to be paid in connection with the acquisition of Inco Common Shares.
      6.4  Limitation and Proscription. To the extent that a Former Inco Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 on or before the date which is six years after the Effective Date (the “Final Proscription Date”), then the Phelps Dodge Common Shares which such Former Inco Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Phelps Dodge Common Shares and the cash shall be delivered to Phelps Dodge by the Depositary and such Phelps Dodge Common Shares shall be cancelled by Phelps Dodge, and the interest of the Former Inco Shareholder in such Phelps Dodge Common Shares and the cash shall be terminated as of such final proscription date.
ARTICLE VII
AMENDMENTS
      7.1  Amendments to Plan of Arrangement.
      (a) Inco reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Phelps Dodge, (iii) filed with the Court and, if made following the Inco Meeting, approved by the Court and (iv) communicated to Inco Shareholders if and as required by the Court.
      (b) Phelps Dodge reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date as provided for in the Combination Agreement.
      (c) Any amendment, modification or supplement to this Plan of Arrangement may be (i) proposed by Inco at any time prior to the Inco Meeting (provided that Phelps Dodge shall have consented thereto); or (ii) proposed by Phelps Dodge at anytime prior to the Inco Meeting (provided that Inco, except as provided in section 7.1(b), shall have consented thereto) and in each case with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Inco Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

      (d) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Inco Meeting shall be effective only if (i) it is consented to by each of Inco and Phelps Dodge and (ii) if required by the Court, it is consented to by holders of the Inco Common Shares voting in the manner directed by the Court.
      (e) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Phelps Dodge, provided that it concerns a matter which, in the reasonable opinion of Phelps Dodge, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Inco Common Shares or Inco Options at the Effective Time.
ARTICLE VIII
FURTHER ASSURANCES
      8.1  Further Assurances. Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.
* * * *
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      IN WITNESS WHEREOF, the parties hereto have caused this Plan of Arrangement to be executed by their duly authorized respective officers as of ●, 2006.

PHELPS DODGE

By:

Name: ●
Title: ●

PHELPS DODGE SUBCO

By:

Name: ●
Title: ●

INCO

By:

Name: ●
Title: ●

EXHIBIT 1
Share Provisions of Amalco
      The rights, privileges, restrictions and conditions attaching to the common shares (each a “Common Share”) and the Preferred Shares of Amalco are as follows:

1.	Common Shares
(a) Voting Rights
      Except for meetings at which the holders of shares of another class or series of the Amalco’s capital stock from time to time authorized are entitled to vote separately as a class or series, the holders of Common Shares shall be entitled to receive notice of, to attend (in person or by proxy) and be heard, and to vote on the basis of one vote in respect of each such share held, at all meetings of the shareholders of the Amalco.
(b) Dividends
      (i) Subject to any preference as to dividends attached to any other class or series of ● shares in the Amalco’s capital stock authorized from time to time and ranking in priority to the Common Shares as to dividends, the holders of the Common Shares shall be entitled to receive, and the Amalco shall pay, out of the moneys or property of the Amalco properly applicable to the payment of dividends, such dividends (if any and in such form) as the directors of the Amalco (the “Directors”) may in their discretion declare.
      (ii) The Directors may (but need not) determine at any time or from time to time, with respect to any cash dividend declared payable on the Common Shares, that the holders of the ● shares of such class, or the holders of shares of such class whose addresses, on the books of the Amalco, are in Canada and/or in specified jurisdictions outside Canada, shall have the right to elect to receive such dividend in the form of a stock dividend payable in Common Shares having a value, as determined by the Directors, that is substantially equivalent, as of a date or a period of days determined by the Directors, to the cash amount of such dividend, provided that the Directors may (but need not) value the shares to be issued by way of stock dividend at a discount from the relevant market value thereof of up to five per cent (5%), and provided further that shareholders shall receive cash in lieu of any fractional interests in shares to which they would otherwise be entitled unless the Directors shall otherwise determine. If the Directors shall determine that shareholders are entitled to fractional interests in shares issued by way of stock dividend, shareholders shall be entitled to receive dividends in respect of such fractional share interests.
(c) Liquidation, Dissolution or Winding-up
      Subject to the prior rights of any other class or series of shares in the Amalco’s capital stock authorized from time to time and ranking in priority to the Common Shares, the holders of the Common Shares shall, in the event of a distribution of assets of the Amalco among its shareholders on a liquidation, dissolution or winding-up of the Amalco, whether voluntary or involuntary, or any other distribution of assets of the Amalco among its shareholders for the purpose of winding up its affairs, be entitled to receive the remaining property of the Amalco.
(d) Other Distributions
      The Amalco may issue or distribute securities of the Amalco or of any other body corporate (including rights, options or warrants to acquire such securities and any securities convertible into or exchangeable for such securities) or any other property or assets of any kind (including evidences of indebtedness and any rights, options or warrants to acquire such property or assets), exclusively to holders of the Common Shares by way of a special distribution or otherwise, as the Directors in their discretion may declare.
2.     Preferred Shares
      (a) The Directors may, at any time and from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as the Directors determine before issuance of any shares of such series.
      (b) Subject to the following provisions, and subject to the filing of articles of amendment in prescribed form and the endorsement thereon of a certificate of amendment, in accordance with the Canada Business Corporations Act, the Directors may fix from time to time before the issue of shares of any series, the number of shares that is to comprise such series and the designation, rights, privileges, restrictions and conditions attaching to such series of Preferred Shares including, without limitation, the rate or amount of any dividends or the method of calculating any dividends, the dates of payment of dividends, and any redemption, purchase, conversion or exchange prices and terms. In addition, the Directors may change the rights, privileges, restrictions and conditions attaching to any series of Preferred Shares of which no shares have been issued.
      (c) The Preferred Shares of any series may be made convertible into or exchangeable for Common Shares of the Company or another corporation.
      (d) The Preferred Shares of each series, with respect to the payment of any dividends and any distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends and return of capital in the event of the liquidation, dissolution or winding-up of the Company.
      (e) Subject to the provisions respecting any particular series and subject to subparagraphs (f) and (g), the holders of Preferred Shares are not entitled to receive notice of, nor to attend or vote at meetings of the shareholders of the Company.
      (f) The provisions attaching to the Preferred Shares as a class may be amended or repealed at any time with such approval as is then required by law to be given by the holders of the Preferred Shares as a class.
      (g) Subject to the terms of any series of Preferred Shares, the holders of the Preferred Shares as a class and the holders of shares of any particular series of Preferred Shares are not entitled to vote separately as a class or series, as the case may be, upon, and are not entitled to dissent in respect of, any proposal to amend the articles of the Company to:

(i) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series; and

(iii) create a new class or series of shares equal or superior to the shares of such class or series.

EXHIBIT C
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PHELPS DODGE INCO CORPORATION
(Under Section 807 of the
Business Corporation Law)
      I, [                    ], being the [                    ] of Phelps Dodge Inco Corporation, a corporation formed under the laws of the State of New York (the “Corporation”), to effect the amendment and restatement of the Restated Certificate of Incorporation of the Corporation, do hereby certify as follows:

1. The name of the corporation is Phelps Dodge Inco Corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on August 10, 1885. Restated Certificates of Incorporation were filed by such Department on June 16, 1987 and July 13, 1999.

3. The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended as authorized by Section 801 of the Business Corporation Law (a) to change the name of the Corporation, (b) to increase the authorized capital of the Corporation, (c) to increase the maximum number of directors of the Corporation from 12 to 15; and (d) to delete as obsolete provision A.2 regarding the 6.75% Series A Mandatory Convertible Preferred Shares.

4. The text of the Restated Certificate of Incorporation of the Corporation as amended and supplemented to date, and as further amended by the filing of this Amended and Restated Certificate of Incorporation, is hereby amended and restated to read in full as follows:
* * * * *
FIRST: The name of the Corporation is Phelps Dodge Inco Corporation.
SECOND: The objects for which this Corporation is formed are to do any of the things herein set forth to the same extent as natural born persons might, and in any part of the world and as principal or agent, to wit: To conduct mining operations of all kinds; to explore for, develop and deal in, any natural resources of any kind; to purchase, take, hold, sell, convey, lease, explore, develop, improve or otherwise deal in mining, natural resources, land, town site, building, power, water and other properties of all forms; to mine, extract or otherwise develop minerals, ores, metals, oil and other substances of all kinds; to smelt, reduce and otherwise treat minerals, ores, metals, oil and other substances of all kinds; to sell the product of all the foregoing operations; to undertake and carry on any business and operations incidental to such dealings, exploration, development; mining and treatment.
      To apply for, purchase, or otherwise acquire, and to hold, own, use, operate and to sell, assign or to otherwise dispose of, to grant licenses in respect to or otherwise turn to account letters patent and any and all inventions, improvements and processes used in connection with or secured under letters patent of the United States or elsewhere, or otherwise.
      To build and construct houses, structures, engines, cars, machinery and other equipment, and mining and metallurgical facilities and plants, including plants for the handling, concentrating, smelting, reduction and treatment of minerals, ores, metals, oil and other substances of all kinds, and to operate the same.
      To conduct manufacturing operations of all kinds; to manufacture, purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, invest, trade and deal in goods, wares and merchandise and property of all classes and descriptions; to transact a general mercantile business.
      To act as the agent of others in disposing of their minerals, ores and metals of all kinds or other substances, and to make contracts with others with reference to handling, smelting, treating and disposing of their minerals, ores and metals of all kinds and other substances.
      The Corporation may purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and issue in exchange therefor its stock, bonds or other obligations.

      The Corporation may do everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth, either alone or in association with other corporations, firms or individuals, and do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers, or any part thereof.
THIRD: The total number of shares that the Corporation shall have authority to issue shall be one billion five hundred and six million (1,506,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar per share and one billion five hundred million (1,500,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share. The designations, relative rights, preferences and limitations of each class of shares of the Corporation shall be as follows:

A. The Preferred Shares may be issued from time to time in one or more series, in such number, and with such distinctive serial designations and relative rights, preferences and limitations, as may be fixed by the Board of Directors. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Shares, to fix the number of shares included in such series and the designation, relative rights, preferences and limitations of such series and to file a certificate of amendment pursuant to Section 805 of the Business Corporation Law or any statute amendatory thereof or supplemental thereto, establishing or changing the number, designation and relative rights, preferences and limitations of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the laws of the State of New York, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Shares:

(a) the distinctive designation or designations of such series and the number of shares constituting such series;

(b) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates form which dividends, if cumulative, shall accumulate, and the status of such shares as participating or non-participating after the payment of dividends as to which such shares are entitled to any preference;

(c) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding-up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding-up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences;

(d) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(e) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

(f) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(g) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Shares or any other class of share ranking junior, either as to dividends or upon liquidation, to the shares of such series;

(h) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(i) any other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the laws of the State of New York as then in effect. All Preferred Shares shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided above, and all shares of each series of Preferred Shares shall be identical and of equal rank except as to the times from which cumulative dividends, if any, thereon shall be cumulative. The number of authorized Preferred Shares may be increased or decreased by the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote thereon, without any requirement that such increase or decrease be approved by a class vote on the part of the holders of the Preferred Shares or any series thereof, or on the part of any other class of stock of the Corporation, except as may be otherwise required by the laws of the State of New York or provided in the certificate of amendment establishing the voting rights of any series of Preferred Shares. The Board of Directors may from time to time amend any of the provisions of any certificate of amendment establishing any series of Preferred Shares, subject to any class voting rights of the holders of such shares and subject to the requirements of the laws of the State of New York.

A.1. Junior Participating Cumulative Preferred Shares

The number, designation, relative rights, preferences and limitations of the Junior Participating Cumulative Preferred Shares are as follows:

(1) Designation and Number of Shares. 400,000 of the Preferred Shares shall be, and be designated as, Junior Participating Cumulative Preferred Shares (hereinafter referred to as the “Junior Preferred Shares”).

(2) Dividends.

A. Subject to the provisions of subclauses B and D of this clause (2), holders of the Junior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of March, June, September and December in each year (each such date, which is subject to change pursuant to the provisions of subclause D of this clause (2), being hereinafter referred to as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Junior Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $2.50 per share ($10.00 per annum), and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Junior Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

B. Holders of the Junior Preferred Shares shall be entitled to receive such dividends in preference to and in priority over dividends upon the Common Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to dividends. Junior Preferred Shares shall be junior as to dividends to any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to dividends, and if at any time the Corporation has failed to pay accrued dividends on any such other Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not declare or pay any dividends on the Junior Preferred Shares.

C. If at any time the Corporation has failed to pay accrued dividends on any Junior Preferred Shares at the time outstanding at the times such dividends are payable, the Corporation shall not

(i) declare or pay any dividend on the Common Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of any Common Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation (other than in Common Shares),

(ii) purchase any Junior Preferred Shares (except for a consideration payable in Common Shares), or

(iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Common Shares or Junior Preferred Shares,

unless, in the case of any such dividend, payment, distribution, purchase or redemption, all dividends accrued and payable but unpaid on the Junior Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set aside for such payment.

D. The Corporation shall declare a dividend or distribution on the Junior Preferred Shares as provided in subclause A of this clause (2) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may change any of the Quarterly Dividend Payment Dates to a different date to coincide with the payment date for a dividend or distribution on the Common Shares.

E. Dividends at the $10.00 minimum annual rate shall begin to accrue and be cumulative on outstanding Junior Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Junior Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Junior Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Junior Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days prior to the date fixed for the payment thereof.

(3) No Redemption. The Junior Preferred Shares shall not be redeemable.

(4) Liquidation.

A. The liquidation price of the Junior Preferred Shares, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be an amount per share equal to the greater of (i) $100 and (ii) an aggregate amount (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate per share amount to be distributed to holders of Common Shares. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 (or such number to which it may previously have been adjusted) in subclause (ii) of the preceding sentence shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

B. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Junior Preferred Shares (i) shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of any other Preferred Shares which are by their terms senior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation shall have been paid in full and (ii) shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon the Common

Shares and upon any other shares which are by their terms junior to the Junior Preferred Shares as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation. Upon payment in full of the liquidation price to which the holders of Junior Preferred Shares are entitled, the holders of Junior Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of Junior Preferred Shares, the holders of all such shares shall share pro rata on a share-by-share basis among all such shares at the time outstanding.

C. Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash or securities shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause (4).

(5) Convertibility. The Junior Preferred Shares shall not be convertible into any other securities of the Corporation.

(6) Other Shares. The Junior Preferred Shares do not restrict in any way the issuance of any additional shares (including additional Junior Preferred Shares) ranking on a parity with or prior to the Junior Preferred Shares either as to dividends or upon liquidation or any additional Common Shares or other shares that may be entitled to vote with the Junior Preferred Shares. Any Junior Preferred Shares which are acquired by the Corporation and subsequently cancelled by the Board of Directors shall have the status of authorized but unissued Preferred Shares, without designation as to series, subject to reissuance by the Board of Directors as Junior Preferred Shares or of any one or more series.

(7) Voting Rights. The holders of Junior Preferred Shares shall have the following voting rights:

A. Subject to the provisions for adjustment hereinafter set forth, each Junior Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation and the holders of Junior Preferred Shares and the holders of Common Shares shall vote together as one class on all such matters. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

B. Except as otherwise provided herein or required by law, the holders of Junior Preferred Shares shall have no voting rights for taking any corporate action.

(8) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case (subject to the provision for adjustment hereinafter set forth) each Junior Preferred Share shall at the same time be similarly exchanged for or changed into 100 times the aggregate per share amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each Common Share is exchanged or changed. In the event the Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then the number 100 in the preceding sentence (or such number to which it may previously have been adjusted) shall be adjusted (or further adjusted) by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(9) Definition of “Common Shares”. As used in this Paragraph A.1 of this Certificate of Incorporation, the term “Common Shares” shall mean the Common Shares of the Corporation having a par value of six dollars and twenty-five cents ($6.25) per share, as such shares may be changed through any subdivision, combination or consolidation thereof.

B. Except as otherwise provided by the laws of the State of New York or by any certificate of amendment filed pursuant to Paragraph A of this Article THIRD, setting forth the relative rights, preferences and limitations of any series of Preferred Shares, the entire voting power of the shares of the Corporation for the election of Directors and for all other purposes, as well as all other rights appertaining to shares of the Corporation, shall be vested exclusively in the Common Shares. Each Common Share shall have one vote upon all matters to be voted on by the holders of the Common Shares, and shall be entitled to participate equally in all dividends payable with respect to the Common Shares and to share ratably, subject to the rights and preferences of any such Preferred Shares, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

C. No present or future holder of any shares of the Corporation, whether heretofore or hereafter issued, shall have any preemptive rights with respect to (a) any shares of the Corporation or (b) any other securities of the Corporation (including bonds and debentures) convertible into or carrying rights or options to purchase any shares of the Corporation.
FOURTH: The office of the Corporation shall be located in the City of New York, County of New York, State of New York. CT Corporation System, 1633 Broadway, New York, New York 10019, is designated as the registered agent of the Corporation upon whom process in any action or proceeding against it may be served. The Secretary of State of the State of New York is also designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is: Phelps Dodge Inco Corporation, c/o CT Corporation System, 1633 Broadway, New York, New York 10019.
FIFTH: The duration of the Corporation shall be perpetual.
SIXTH: The number of the Corporation’s Directors shall not be less than nine nor more than fifteen, provided that whenever the holders of any one or more series of Preferred Shares of the Corporation become entitled to elect one or more Directors to the Board of Directors in accordance with any applicable provisions of this Certificate of Incorporation, such maximum number of Directors shall be increased automatically by the number of Directors such holders are so entitled to elect. Such increase shall remain in effect until the right of such holders to elect such Director or Directors shall cease and until the Director or Directors elected by such holders shall no longer hold office. No Director may be removed without cause by shareholders of the Corporation.
SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law, as the same may be amended from time to time.
* * * * *

5. The majority of the stockholders of the Corporation, at meeting duly called, approved said restatement and amendment in accordance with the applicable provisions of section 803 of the Business Corporation Law of the State of New York.
      IN WITNESS WHEREOF, I have executed this certificate, and affirm that the statements made herein are true under penalties of perjury, on this [     ] day of [                    ], 2006.

EXHIBIT D
FIFTH AMENDING AGREEMENT
      THIS FIFTH AMENDING AGREEMENT made the 25th day of June, 2006
BETWEEN:

INCO LIMITED,
a corporation existing under the laws
of Canada,

(hereinafter called the “Offeror”),

-and -

FALCONBRIDGE LIMITED,
a corporation existing under the laws
of the Province of Ontario,

(hereinafter called the “Company”).
      WHEREAS the Offeror mailed the Offer dated October 24, 2005 to purchase all outstanding Common Shares of the Company in accordance with Section 1.1(b) of the Support Agreement dated October 10, 2005 entered into between the Offeror and the Company, as amended by Amending Agreement dated January 12, 2006, Second Amending Agreement dated February 20, 2006, Third Amending Agreement dated March 21, 2006 and Fourth Amending Agreement dated May 13, 2006 (as amended from time to time, the “Support Agreement”);
      AND WHEREAS the Offeror has entered into a combination agreement, dated as of June 25, 2006 (the “Combination Agreement”), with Phelps Dodge Corporation (“Phelps Dodge”), which provides, among other things, for the amalgamation of the Offeror with a newly-formed, wholly-owned subsidiary of Phelps Dodge pursuant to a plan of arrangement;
      AND WHEREAS, the board of directors of the Offeror, upon consultation with its financial and legal advisors, has unanimously approved the terms of the Combination Agreement and the transactions contemplated thereby;
      AND WHEREAS the board of directors of the Offeror has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of the Offeror and its shareholders to pursue the acquisition of the Company as contemplated by the Support Agreement by amending the Offer in accordance with the amended terms and conditions contained herein (the “Amended Offer”);
      AND WHEREAS the Board of Directors has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of the Company for the Board of Directors to support the Combination Agreement and the Amended Offer and to recommend acceptance of the Amended Offer to Shareholders in writing and for the Company to continue to co-operate with the Offeror and to use its reasonable best efforts to permit the Amended Offer to be successful;
      AND WHEREAS the Offeror proposes to extend the expiry time of the Offer;
      NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:
      1. Amendments to the Support Agreement
      (a) Section 1.1(a) of the Support Agreement is hereby amended by:

(i) deleting the reference to Cdn.$51.17 where it appears in clause (i) of Section 1.1(a) and substituting therefor a reference to Cdn.$53.83;

(ii) deleting the reference to Cdn.$4,786,678,875 where it appears in Section 1.1(a) and substituting therefor a reference to Cdn.$6,700,377,653;

(iii) deleting the reference to 0.6927 of a common share of the Offeror where it appears in clause (ii) of Section 1.1(a) and substituting therefor a reference to 0.82419 of a common share of the Offeror; and

(iv) deleting the reference to 200,657,578 Offeror Shares where it appears in Section 1.1(a) and substituting therefor a reference to 213,171,558 Offeror Shares.
      Accordingly, the first sentence of Section 1.1(a) shall now read as follows:

“The Offeror shall promptly publicly announce its intention to make an offer and, subject to the terms and conditions set forth below, either make, or cause a directly or indirectly wholly-owed subsidiary of the Offeror (the “Acquisition Company”) to make, either alone, or jointly with the Offeror, an offer (the “Offer”) to purchase all outstanding Common Shares (other than those owned directly or indirectly by the Offeror), including Common Shares issuable (and that, prior to the Expiry Time (as defined below) are actually issued) upon the conversion, exchange or exercise of any securities of the Company that are convertible into or exchangeable or exercisable for Common Shares (the “Convertible Securities”) at a price per Common Share of: (i) Cdn.$53.83 in cash; or (ii) 0.82419 of a common share of the Offeror (the “Offeror Shares”) and Cdn.$0.05 in cash, at the election of the holder thereof, but subject to an aggregate maximum of Cdn.$6,700,377,653 in cash (the “Cash Maximum”) and an aggregate maximum of 213,171,558 Offeror Shares (the “Share Maximum”) in accordance in all material respects with all applicable securities Laws (as defined in Schedule B to this Agreement) in Canada and the United States (collectively, “Securities Laws”).”
      (b) Section 1.4 of the Support Agreement is hereby amended by deleting each reference to 0.6934 where it appears in Section 1.4 and substituting therefor a reference to 0.8250.
      (c) Section 5.1 of the Support Agreement is hereby amended by adding at the end of such Section the following new paragraph (i):

“(i) Subject to the conditions herein provided, the Company agrees to use its reasonable best efforts to obtain all necessary waivers, consents, rulings, orders and approvals, and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by Governmental Entities with respect to the transactions contemplated by the Combination Agreement. The Company shall use its reasonable best efforts to co-operate with the Offeror in taking such actions.”
      (d) Article 5 of the Support Agreement is amended by adding the following subsections (j) to Section 5.1:

(j) The Company will furnish to the Offeror all information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the preparation, filing and mailing of the Notice of Variation (as hereinafter defined), the Inco Proxy Circular (as defined in the Combination Agreement), the approval by the shareholders of the Offeror of the transactions contemplated by the Combination Agreement, the making of the regulatory filings referred to in Section 7.5 of the Combination Agreement or otherwise required to consummate the transactions contemplated thereby, and the obtaining of all such regulatory approvals, provided that the Offeror acknowledges that Falconbridge may restrict access to any of its information to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to the Company or any confidentiality agreement (other than with Phelps Dodge and other than in connection with any take-over bid for the Company) requires such party or its subsidiaries to restrict or prohibit such access. The Company represents that none of the Company information (“Falconbridge Information”) to be supplied by it in writing by the Company or its Subsidiaries for inclusion in the Inco Proxy Circular will, at the time of mailing of the Inco Proxy Circular contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished; provided that the Offeror has complied with section 7(ii) of the Fifth Amending Agreement dated June 25, 2006 entered into between the Offeror and the Company and provided further that if the Company notifies the Offeror pursuant to the following sentence that it has become aware that the Falconbridge Information in the Inco Proxy Circular (as defined in the Combination Agreement) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Inco Proxy Circular must otherwise be amended or supplemented, the Offeror prepares and files a supplement or amendment to the Inco Proxy Circular to correct such information in compliance with applicable Securities Laws. The Company shall promptly notify the Offeror if, at any time before the Effective Time, it becomes aware that any Falconbridge Information supplied in writing by the Company or its Subsidiaries for inclusion in the Inco Proxy Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which it is made, or that the Falconbridge Information must otherwise be amended or supplemented and, in such event, shall cooperate with the Offeror in the preparation of a supplement or amendment to the Inco Proxy Circular.

      (e) Section 5.2(g) of the Support Agreement is amended by (i) deleting the reference to seven business days where it appears in subparagraph (iii) and substituting therefor a reference to 10 business days; (ii) inserting at the beginning of subparagraph (v) thereof “if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal after complying with this Section 5.2(g)”; (iii) inserting at the beginning of subparagraph (vi) thereof “in the case of (v) above”; and (iv) adding as subparagraph (vii) “if the Company proposes to approve or recommend an Acquisition Proposal in the circumstances where Section 5.3(d)(ii) is applicable, the Company has previously, or concurrently will have, paid to the Offeror the Offeror Enhanced Expense Payment” and accordingly, Section 5.2(g) shall now read as follows:

(g) The Company shall not accept, approve or recommend, nor enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.2(c)(D) above) unless:

(i) the Acquisition Proposal constitutes a Superior Proposal;

(ii) the Company has complied with Sections 5.2(b) through 5.2(h), inclusive;

(iii) the Company has provided the Offeror with notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between the Company and the Person making the Superior Proposal if not previously delivered) at least 10 business days prior to the date on which the Board of Directors proposes to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal;

(iv) 10 business days shall have elapsed from the later of the date the Offeror received notice of the Company’s proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and the date the Offeror received a copy of the written proposal in respect of the Acquisition Proposal and, if the Offeror has proposed to amend the terms of the Offer in accordance with Section 5.2(h), the Board of Directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by the Offeror;

(v) if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal after complying with this Section 5.2(g), the Company concurrently terminates this Agreement pursuant to Section 6.1(k);

(vi) in the case of (v) above, the Company has previously, or concurrently will have, paid to the Offeror the Company Termination Payment; and

(vii) if the Company proposes to approve or recommend an Acquisition Proposal in the circumstances where Section 5.3(d)(ii) is applicable, the Company has previously, or concurrently will have, paid to the Offeror the Offeror Enhanced Expense Payment.
      (f) Section 6.1(g) is hereby amended by deleting Section 6.1(g) in its entirety and substituting the following therefor:
      “by the Company, if (i) the Offeror has not complied in all material respects with its covenants or obligations under this Support Agreement or (ii) any representation or warranty of the Offeror set out in Schedule B to this Support Agreement (without giving effort to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall have been at October 10, 2005 untrue or incorrect or shall have become untrue or incorrect at any time prior to the Expiry Time and such untrue or incorrect representation or warranty is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach and Expiry Time, except, in each case, for any untrue or incorrect representations or warranties which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Offeror.”

      (g) Section 6.1(h) is hereby amended by deleting Section 6.1(h) in its entirety and substituting the following therefor:

“by the Offeror, if (i) the Company has not complied in all material respects with any of its covenants or obligations under this Support Agreement; or (ii) any representation or warranty of the Company set out in Schedule C to this Support Agreement (without giving effort to any materiality (including the word “material”) or “Material Adverse Effect” qualification) shall have been at October 10, 2005 untrue or incorrect of shall have become untrue or incorrect at any time prior to the Expiry Time and such untrue or incorrect representation or warranty is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach and the Expiry Time, except, in each case for any untrue or incorrect representations or warranties which, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect with respect to the Company or would not, or would not reasonably be expected to, prevent or materially delay the completion of the Offer prior to the Expiry Time or the completion of a Contemplated Transaction, including any amalgamation of the Offeror and the Company under a Subsequent Acquisition Transaction.”
      (h) Section 6.4 of the Support Agreement is hereby amended by deleting Section 6.4 in its entirety and substituting the following therefor:

“For greater certainty, the parties agree that the compensation or damages to be received pursuant to Section 5.3 of this Agreement is the sole remedy in compensation or damages of the party receiving such payment. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except that (i) for greater certainty, Sections 1.3, 5.3 and 6.4 shall survive termination of this Agreement; and (ii) nothing herein shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.”
      (i) Section 7.8 of the Support Agreement is hereby amended by adding to such section the following definitions:

“Combination Agreement” means the Combination Agreement, dated as of June 25, 2006, between the Offeror and Phelps Dodge, as the same may be amended from time to time in accordance with its terms.”

“Phelps Dodge” means Phelps Dodge Corporation.
      2. Public Announcement of Fifth Amending Agreement. Each of the Offeror and the Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and, in the case of the Offeror, its intention to make the Amended Offer and consummate the transactions contemplated by the Combination Agreement, which press release shall, in each case, be satisfactory in form and substance to the other party acting reasonably.
      3. Amended Offer. The Offeror shall vary the Offer in accordance with the terms contained in Section 1 of this Agreement and shall mail the Amended Offer by way of a notice of variation of the Offer (the “Notice of Variation”) in accordance in all material respects with applicable Securities Laws to all registered shareholders as soon as reasonably practicable. Prior to printing the Notice of Variation, the Offeror shall provide the Company with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.
      4. Company Approval of the Amended Offer. The Company represents and warrants to and in favour of the Offeror, and acknowledges that the Offeror is relying upon such representations in entering into this Agreement, that as of the date hereof:

(a) The Board of Directors, upon consultation with its financial and legal advisors, has unanimously determined to support the transactions contemplated by the Support Agreement, as amended by this Agreement, and the Combination Agreement;

(b) CIBC World Markets Inc. has delivered an oral opinion to the Board of Directors to the effect that the consideration to be received under the Amended Offer is fair from a financial point of view to all Shareholders (other than the Offeror);

(c) the Board of Directors, upon consultation with its financial and legal advisors, has unanimously determined that the price offered under the Amended Offer is fair from a financial point of view to all Shareholders (other than the Offeror) and that it is in the best interests of the Company for the Amended Offer to be made and the Board of Directors to support it and, accordingly, has unanimously approved the entering into of this Agreement and the making of a recommendation that Shareholders (other than the Offeror) accept the Amended Offer. Each member of the Board of Directors has agreed to support the Amended Offer and has agreed that the press release to be issued by the Offeror announcing the Amended Offer may so state and that references to such agreement may be made in the Amended Offer, the Notice of Variation and any other documents relating to the Offer; provided, however, that references herein to the unanimous determination and approval of the Board of Directors and to the agreement of each of the Directors shall not include Directors who have declared a conflict of interest and have not participated in any consideration of the Offer; and

(d) the Company shall prepare and make available for distribution contemporaneously and together with the Notice of Variation, in both the English and French languages as circumstances may require, sufficient copies of a notice of change to its directors’ circular relating to the Amended Offer (the “Notice of Change”), prepared in all material respects in accordance with all applicable Securities Laws, which shall reflect the foregoing determinations and recommendation, and the Company shall take all other reasonable action to support the Offer. Prior to printing the Notice of Change, the Company shall provide the Offeror with an opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably. The Company shall file the Notice of Change and any other documents required by all applicable Securities Laws in connection with the Notice of Change with applicable securities regulatory authorities within the times and in the manner required by all applicable Securities Laws.
      5. Confirmation of Support Agreement. The Offeror and the Company hereby confirm that the Support Agreement remains in full force and effect, unamended except as provided for in this Agreement.
      6. Consistency with Support Agreement. The Company acknowledges to the Offeror that the entry by the Offeror into the Combination Agreement and the performance by the Offeror of its obligations thereunder in accordance with the terms of the Combination Agreement do not constitute a breach by the Offeror of its obligations under the Support Agreement. The Offeror acknowledges to the Company that the entry by the Company into a cooperation agreement with Phelps Dodge contemplated by the Combination Agreement and the performance by the Company of its obligations thereunder in accordance therewith do not constitute a breach by the Company of its obligations under the Support Agreement. Each of the Company and the Offeror (i) represents to the other that it is not aware of: (A) any default or breach by the other of any of the other’s covenants or obligations under the Support Agreement or (B) any representations or warranties of the other in the Support Agreement which were as at October 10, 2005, or have become, untrue or incorrect, including any default, breach, untruth or incorrectness that would entitle it to terminate the Support Agreement whether before or after notice or failure to cure; and (ii) expressly waives and hereby releases the other from all claims it may have with respect to any possible default or breach of the other’s covenants under the Support Agreement in existence on or prior to the date hereof and any untrue or incorrect representation or warranty by the other under the Support Agreement on or prior to the date hereof, which in any case was known to it on the date hereof.
      7. Cooperation by Inco. Until the Company is a subsidiary of the Offeror: (i) the Offeror shall consult with the Company in advance prior to entering into any amendment to the Combination Agreement with Phelps Dodge; and (ii) the Company shall be given an opportunity to review and comment upon the Inco Proxy Circular prior to mailing, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.
      8. Support Agreement Definition. For greater certainty, the Company agrees that the definition of “Support Agreement” in the glossary of the Offer may be amended by the Offeror by inserting after the date October 10, 2005 the words “as the agreement may be amended by Inco and Falconbridge from time to time”.
      9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.
      IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

INCO LIMITED

By:
Name:
Title:

By:
Name:
Title:

FALCONBRIDGE LIMITED

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E
COOPERATION AGREEMENT
      This COOPERATION AGREEMENT is made and entered into as of June 25, 2006, between Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), and Falconbridge Limited, a corporation organized and existing under the laws of the Province of Ontario (“Falconbridge”).
RECITALS
      A. Falconbridge and Inco Limited, a corporation organized and existing under the laws of Canada (“Inco”), are party to a Support Agreement dated October 10, 2005 and amended on January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 (as further amended on the date hereof, and as may be further amended from time to time, the “Support Agreement”), which agreement contemplates the acquisition by Inco of all of the outstanding shares of Falconbridge on the terms set forth therein.
      B. Phelps Dodge and Inco have entered into a Combination Agreement, dated as of the date hereof (as may be amended from time to time, the “Combination Agreement”), providing that subject to the terms and conditions of such agreement, Phelps Dodge and Inco would implement a plan of arrangement pursuant to which a wholly-owned subsidiary of Phelps Dodge would acquire all of the outstanding common shares of Inco, and the shareholders of Inco immediately prior to the effectiveness of the Arrangement would receive a combination of shares of common stock of Phelps Dodge and cash as further described in the Combination Agreement and the plan of arrangement (the “Plan of Arrangement”) attached thereto as Exhibit B.
      C. On the date hereof, Falconbridge and Inco have amended the Support Agreement to provide, among other things, for an increase in the amount of the Offer described therein (as so increased, the “Revised Offer”).
      D. In order to assist Inco to fund the Revised Offer, Phelps Dodge and Inco have entered into a note purchase agreement, dated as of the date hereof (the “Note Purchase Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Phelps Dodge has agreed to purchase convertible note(s) of Inco in an aggregate principal amount of up to $3,000,000,000.
      E. In order to facilitate the consummation of the transactions contemplated by the Combination Agreement and the Support Agreement, and as a condition to Phelps Dodge’s willingness to enter into the Note Purchase Agreement and to Inco’s agreeing to the Revised Offer, Phelps Dodge and Falconbridge wish to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
COVENANTS
      1.1.     Confidentiality.  The parties acknowledge that Falconbridge and Phelps Dodge have previously executed reciprocal confidentiality agreements, each dated as of June 12, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.
      1.2.     Access to Information.  Each of Phelps Dodge and Falconbridge will (and will cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 1.2 will affect or be deemed to modify any representation or warranty contained herein. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party or any confidentiality agreement (other than with Inco or other than in connection with a takeover bid for Falconbridge) requires such party or its Subsidiaries to restrict or prohibit such access. The parties will hold any information obtained pursuant to this Section 1.2 in confidence in accordance with, and otherwise subject to, the provisions of the Confidentiality Agreement.

      1.3.     Cooperation in Filings.  Subject to the exceptions set out in Section 1.2, Falconbridge shall furnish to Phelps Dodge all information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the preparation, filing and mailing of the Phelps Dodge Proxy Statement, the approval by the shareholders of Phelps Dodge of the transactions contemplated by the Combination Agreement, the making of the regulatory filings referred to in Section 7.5 of the Combination Agreement or otherwise required to consummated the transactions contemplated thereby, and the obtaining of all such regulatory approvals. Falconbridge shall promptly notify Phelps Dodge if, at any time before the Effective Time, it becomes aware that the Falconbridge Information (as defined herein) in the Phelps Dodge Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Phelps Dodge Proxy Statement must otherwise be amended or supplemented and, in such event, shall cooperate with Phelps Dodge in the preparation of a supplement or amendment to the Phelps Dodge Proxy Statement.
      1.4.     Public Announcements.  Falconbridge and Phelps Dodge shall cooperate to develop a joint communications plan along with Inco relating to the transactions contemplated hereby and by the Support Agreement and the Combination Agreement. Each of Phelps Dodge and Falconbridge shall use its reasonable best efforts (i) to ensure that all press releases and other public statements made by it with respect to this Agreement or the transactions contemplated hereby or by the Support Agreement or the Combination Agreement shall be consistent with such joint communications plan, and (ii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with the other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby or by the Support Agreement or the Combination Agreement. Except in respect of any announcement required by applicable Law, neither Falconbridge nor Phelps Dodge shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
      1.5.     Cooperation by Phelps Dodge.  Until Falconbridge is a subsidiary of Inco: (i) Phelps Dodge shall consult with Falconbridge prior to entering into any amendment to the Combination Agreement with Inco; and (ii) Falconbridge shall be given an opportunity to review and comment upon the Phelps Dodge Proxy Statement prior to mailing, recognizing that whether or not such comments are appropriate will be determined solely by Phelps Dodge.
      1.6.     Certain Filings.  Without the prior written consent of Phelps Dodge, Falconbridge shall not and shall not permit its Subsidiaries to file any registration statement under the 1933 Act or an amendment to any 1933 Act registration statement (other than amendments to Falconbridge’s currently effective S-8 registration statements that may be necessary or advisable pursuant to applicable Securities Laws).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
      2.1.     Representations and Warranties of Falconbridge.  Falconbridge represents and warrants to Phelps Dodge, as of the date hereof, as follows:

(a) Falconbridge has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Falconbridge of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Falconbridge, and no other corporate proceedings on the part of Falconbridge are necessary to authorize this Agreement, or to allow Falconbridge to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Falconbridge and, assuming the due authorization, execution and delivery by Phelps Dodge, constitutes a valid, legal and binding obligation of Falconbridge, enforceable against Falconbridge in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

(b) The execution, delivery and performance by Falconbridge of this Agreement and the performance of its obligations hereunder do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Articles of Incorporation, By-laws and other organizational documents of Falconbridge or the equivalent organizational documents of any of Falconbridge’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Falconbridge or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Falconbridge or any of its Subsidiaries is entitled under (A) any provision of any agreement, commitment, contract, note, lease, or other instrument binding upon Falconbridge or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, Falconbridge or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Falconbridge or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, affect the ability of Falconbridge to perform its obligations or the rights of Phelps Dodge hereunder.

(c) The execution, delivery and performance by Falconbridge of this Agreement and the performance by Falconbridge of its obligations hereunder do not, and shall not, require any approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Falconbridge or its Subsidiaries other than filings required under applicable securities laws related to the take-over bids of Falconbridge by Inco and Xstrata plc and any approvals, actions, filings to be made in connection with the amendment to the Support Agreement and the execution of the Combination Agreement.

(d) None of the information (the “Falconbridge Information”) to be supplied in writing by Falconbridge or its Affiliates specifically for inclusion in the Phelps Dodge Proxy Statement will, at the time of the mailing of the Phelps Dodge Proxy Statement and any amendments or supplements thereto, and at the time of the Phelps Dodge Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that Phelps Dodge has complied with section 1.5 and provided further that if Falconbridge notifies Phelps Dodge pursuant to section 1.3 that it has become aware that the Falconbridge Information in the Phelps Dodge Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Phelps Dodge Proxy Statement must otherwise be amended or supplemented, Phelps Dodge prepares and files a supplement or amendment to the Phelps Dodge Proxy Statement to correct such information in compliance with applicable Securities Laws.

      2.2.     Representations and Warranties of Phelps Dodge.  Phelps Dodge represents and warrants to Inco, as of the date hereof, as follows:

(a) Phelps Dodge has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Phelps Dodge of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Phelps Dodge, and no other corporate proceedings on the part of Phelps Dodge are necessary to authorize this Agreement, or to allow Phelps Dodge to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Phelps Dodge and, assuming the due authorization, execution and delivery by Phelps Dodge, constitutes a valid, legal and binding obligation of Phelps Dodge, enforceable against Phelps Dodge in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

(b) The execution, delivery and performance by Phelps Dodge of this Agreement and the performance of its obligations hereunder do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Articles of Incorporation, By-laws and other organizational documents of Phelps Dodge or the equivalent organizational documents of any of Phelps Dodge’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Phelps Dodge or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Phelps Dodge or any of its Subsidiaries is entitled under (A) any provision of any agreement, commitment, contract, note, lease, or other instrument binding upon Phelps Dodge or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Phelps Dodge or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Phelps Dodge or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, affect the ability of Phelps Dodge to perform its obligations or the rights of Falconbridge hereunder.

(c) The execution, delivery and performance by Phelps Dodge of this Agreement and the performance by Phelps Dodge of its obligations hereunder do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Phelps Dodge or its Subsidiaries other than filings required under applicable securities laws related to the take-over bids of Falconbridge by Inco and Xstrata plc and any approvals, action, filings to be made in connection with the amendment to the Support Agreement and the execution of the Combination Agreement.

ARTICLE III
GENERAL PROVISIONS
      3.1.     Termination.  This Agreement shall terminate, and other than section 3.9 which provision shall survive the termination of this Agreement, be of no further force and effect, upon any termination of either (i) the Support Agreement by either Falconbridge or Inco or (ii) the Combination Agreement by either Phelps Dodge or Inco.
      3.2.     Certain Defined Terms.  The following terms shall have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, governmental or public department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) self-regulatory organization or stock exchange, including The New York Stock Exchange, Inc. or The Toronto Stock Exchange.

“Laws” means laws (including common law), statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.

“Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Phelps Dodge Proxy Statement” means the notice of the meeting of the holders of the common shares of Phelps Dodge to be held for purposes of approving the transactions contemplated by the Combination Agreement, the proxy statement accompanying such notice, and all other documents required by the Securities Laws or other applicable Laws to be sent to holders of the common shares of Phelps Dodge in connection with such meeting, as the same may be amended, supplemented or otherwise modified from time to time.

“Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.

      3.3.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
      (a)   if to Phelps Dodge, to:

Phelps Dodge Corporation
One North Central Ave.
Phoenix, AZ 85004
Attention: David Colton
Telecopy No.: (602) 366-7321

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, N.Y. 10022

Attention:	Michael W. Blair

Gregory V. Gooding
Telecopy No.: (212) 909-6870

and

Heenan Blaikie
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4
Attention: Jeff Barnes
Telecopy No.: (416) 360-8425
      (b)   if to Falconbridge, to:

Falconbridge Limited
207 Queen’s Quay West, Suite 800
Toronto, ON, Canada M5J 1A7
Attention: Jeffery Snow
Telecopy No.: (416) 982-7490

with copies to:

McCarthy Tétrault LLP
Suite 4700, Toronto Dominion Bank Tower
Toronto, ON M5K 1E6
Attention: Garth Girvan
Telecopy No.: (416) 868-0673
      3.4.  Counterparts.  This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      3.5.  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.
      3.6.  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      3.7.  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
      3.8.  Governing Law.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
      3.9.     No Personal Liability.
      (a) No director or officer of Phelps Dodge shall have any personal liability whatsoever to Falconbridge under this Agreement, or any other document delivered in connection with this Agreement on behalf of Phelps Dodge.
      (b) No director or officer of Falconbridge shall have any personal liability whatsoever to Phelps Dodge under this Agreement, or any other document delivered in connection with this Agreement on behalf of Falconbridge.
      3.10.  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      3.11.  Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

      3.12.  WAIVER OF JURY TRIAL.  EACH OF PHELPS DODGE AND FALCONBRIDGE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PHELPS DODGE OR FALCONBRIDGE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION

By:

Name:
Title:

FALCONBRIDGE LIMITED

By:

Name:
Title:

      IN WITNESS WHEREOF, the undersigned hereby consents to the execution and delivery of this Agreement by each of Falconbridge Limited and Phelps Dodge Corporation and to the performance by each such party of its obligations hereunder.

INCO LIMITED

By:

Name:
Title:

EXHIBIT F
NOTE PURCHASE AGREEMENT
8% CONVERTIBLE SUBORDINATED NOTE
BY AND AMONG
PHELPS DODGE CORPORATION
AND
INCO LIMITED
June 25, 2006

ARTICLE I ISSUANCE AND SALE OF NOTES		B-86
1.1	Authorization of Notes	B-86
1.2	Use of Proceeds	B-86
1.3	Sale and Purchase of Notes	B-86
1.4	Closing Issuance of Notes and Cash Payment	B-87
ARTICLE II REPRESENTATIONS AND WARRANTIES OF ITALY		B-87
2.1	Organization and Qualification	B-87
2.2	Articles of Incorporation and Bylaws	B-87
2.3	Authority Relative to this Agreement	B-87
2.4	No Conflict; Required Filings and Consents	B-88
2.5	Issuance of Notes	B-88
2.6	Offering	B-88
2.7	Private Offering by Italy	B-88
2.8	Margin Regulations	B-89
2.9	Status under Certain Statutes	B-89
2.10	Combination Agreement Representations	B-89
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PORTUGAL		B-89
3.1	Accredited Investor Status	B-89
3.2	Transfer Restrictions	B-89
3.3	Authority Relative to this Agreement	B-89
3.4	No Conflict; Required Filings and Consents	B-89
ARTICLE IV COVENANTS OF ITALY		B-90
4.1	Availability of Common Shares for Conversion	B-90
4.2	Covenants in Combination Agreement	B-90
ARTICLE V FURTHER AGREEMENTS		B-90
5.1	Form of Notes	B-90
5.2	Confidentiality	B-90
5.3	Public Announcements	B-90
5.4	Reasonable Best Efforts	B-90
5.5	Fees and Expenses	B-90
5.6	Transfer and Exchange of Notes	B-90
5.7	Voting by Portugal	B-91
ARTICLE VI CONDITIONS TO CLOSING		B-91
Portugal’s obligation to purchase the Notes at each Note Closing is subject to the fulfillment to its satisfaction on or prior to the related Note Closing Date of each of the following conditions:		B-91
6.1	Legal Investment	B-91
6.2	Representations and Warranties	B-91
6.3	Agreements and Covenants	B-91
6.4	Use of Proceeds	B-91
6.5	Regulatory Approvals	B-91
6.6	Registration Rights	B-92
6.7	Opinions of Counsel	B-92

6.8	Issuance Taxes	B-92
6.9	France Acquisition	B-92
6.10	Combination Agreement	B-92
6.11	Outside Date	B-92
ARTICLE VII TERMINATION OF COMMITMENT		B-92
7.1	Termination of Commitment	B-92
ARTICLE VIII GENERAL PROVISIONS		B-92
8.1	Certain Defined Terms and Interpretation	B-92
8.2	Notices	B-93
8.3	Counterparts	B-94
8.4	Entire Agreement; Third Party Beneficiaries	B-94
8.5	Amendment	B-94
8.6	Severability	B-94
8.7	Other Remedies; Specific Performance	B-94
8.8	Governing Law	B-94
8.9	No Personal Liability	B-95
8.10	Assignment	B-95
8.11	WAIVER OF JURY TRIAL	B-95
8.12	Currency	B-95
8.13	Delays or Omissions	B-95

EXHIBITS
Exhibit A	Form of Note	B-97

NOTE PURCHASE AGREEMENT
      NOTE PURCHASE AGREEMENT, dated as of June 25, 2006 (this “Agreement”), between INCO LIMITED, a corporation organized and existing under the laws of Canada (“Italy”), and PHELPS DODGE CORPORATION, a New York corporation (“Portugal”).
RECITALS
      A. Italy and Portugal have entered into a Combination Agreement, dated as of the date hereof (the “Combination Agreement”), which agreement provides for the acquisition by Portugal of all of the outstanding capital stock of Italy pursuant to the Plan of Arrangement attached as an exhibit to the Combination Agreement, subject to the conditions therein.
      B. Italy and France, a corporation organized and existing under the laws of Ontario (“France”), are party to a Support Agreement providing for the acquisition of France by Italy, which agreement has been amended as of the date hereof in order, among other things, to increase the cash consideration to be paid to the shareholders of France in connection with such acquisition.
      C. Portugal wishes to commit to purchase from Italy, on the terms and subject to the conditions set forth in this Agreement, up to US$3.0 billion principal amount of Italy’s 8.0% Convertible Subordinated Notes due April 1, 2012 (the “Notes”). The parties agree that each Note so purchased will comprise a separate debt issue by Italy.
      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
ISSUANCE AND SALE OF NOTES
      1.1  Authorization of Notes. Italy will authorize the issue and sale of the Notes, which shall be substantially in the form set forth in Exhibit A.
      1.2  Use of Proceeds. Subject to the following two sentences, proceeds from the sale of Notes may be applied by Italy only for (a) the acquisition of Falconbridge common shares as contemplated by the Support Agreement (an “Acquisition Use”) and/or (b) the satisfaction of the obligations of Italy and France to any shareholders exercising dissent rights in respect of such transaction (a “Dissent Right Use”). Proceeds from the sale of Notes may be applied to an Acquisition Use provided, and to the extent, that Italy has fully drawn all commitments under all financing facilities that it has in place on June 25, 2006 or that are contemplated by financing commitments in place on such date for the purpose of funding its acquisition of France (collectively, the “France Acquisition Facilities”) and such funds, together with Italy’s reasonably available cash resources, are insufficient to pay the cash portion of the consideration payable to the shareholders of France pursuant to the offer and the subsequent acquisition transaction contemplated by the Support Agreement. Proceeds from the sale of Notes may be applied to a Dissent Right Use provided, and to the extent, that (1) the product of (x) the number of France common shares in respect of which dissent rights have been validly exercised and not withdrawn multiplied by (y) Cdn$80.13 is in excess of (2) the amount of undrawn commitments under the France Acquisition Facilities plus the amount of Italy’s reasonably available cash resources.
      1.3  Sale and Purchase of Notes.
      (a) On the terms and subject to the conditions of this Agreement (including Section 1.2), on the date (the “Initial Note Closing Date”) of the closing of the acquisition by Italy of at least two-thirds of the outstanding common shares of France (or such lesser amount as shall be approved by Portugal in writing) (the “Initial Take-Up”) on the terms and subject to the conditions set forth in the Support Agreement (no material term or condition of which shall be waived or amended by Italy without the prior written consent of Portugal), Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Initial Purchase Amount”) , as shall be specified by Italy, not to exceed US$3,000,000,000.

      (b) On the terms and subject to the conditions of this Agreement (including Section 1.2), on any one date (a “Second Note Closing Date”) subsequent to the Initial Take-Up and prior to the France Subsequent Acquisition Transaction that Italy acquires additional common shares of France as contemplated by the Support Agreement, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Second Purchase Amount”), as shall be specified by Italy, not to exceed US$3,000,000,000 less the Initial Purchase Amount.
      (c) On the terms and subject to the conditions of this Agreement (including Section 1.2), on such date (the “Third Note Closing Date”) as Italy shall consummate the France Subsequent Acquisition Transaction, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Third Purchase Amount”), as shall be specified by Italy, not to exceed US$3,000,000,000 less the sum of the Initial Purchase Amount and the Second Purchase Amount.
      (d) On the terms and subject to the conditions of this Agreement (including Section 1.2), on such date (the “Final Note Closing Date,” and together with the Initial Note Closing Date, the Second Note Closing Date, and the Third Note Closing Date, a “Note Closing Date”) as shall be specified by Italy that is within 90 calendar days following the consummation of the France Subsequent Acquisition Transaction, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount, as shall be specified by Italy, not to exceed US$3,000,000,000 less the sum of the Initial Purchase Amount, the Second Purchase Amount and the Third Purchase Amount.
      (e) Italy shall give Portugal at least five business days written notice of (i) each Note Closing Date and (ii) the amount of Notes to be purchased on such date.
      1.4  Closing Issuance of Notes and Cash Payment. At the closing (a “Note Closing”) of any purchase of Notes hereunder (a “Note Purchase”) (i) Italy shall deliver to Portugal one or more Notes, as may be specified by Portugal, each dated as of the Closing Date related to such Note Purchase and registered in the name of Portugal or its nominee, duly authorized, free and clear of all liens and restrictions of any kind (except for those imposed by applicable securities laws) and (ii) Portugal shall deliver or cause to be delivered to Italy by wire transfer of immediately available funds, to an account or accounts designated by Italy, the related Purchase Price.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ITALY
      Italy represents and warrants to Portugal as follows:
      2.1  Organization and Qualification. Each of Italy and its Subsidiaries that is a corporation or other legal entity duly is organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy. Each of Italy and its Subsidiaries is in possession of all Approvals from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      2.2  Articles of Incorporation and Bylaws. Italy has Disclosed to Portugal complete and correct copies of the Italy Charter Documents, as amended to date. Such Italy Charter Documents, as so amended, and the equivalent organizational documents of each of its Subsidiaries, are in full force and effect. Italy is not in violation of any of the provisions of the Italy Charter Documents, and no material Subsidiary of Italy is in violation of any of its organizational documents, except where such violation has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
      2.3  Authority Relative to this Agreement. Italy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of

Italy, and no other corporate proceedings on the part of Italy are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Italy and, assuming the due authorization, execution and delivery by Portugal, constitutes a valid, legal and binding obligation of Italy, enforceable against Italy in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      2.4  No Conflict; Required Filings and Consents.
      (a) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not and will not, subject to receipt of the Approvals referred to in Section 2.4(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Italy Charter Documents or the equivalent organizational documents of any of Italy’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Italy or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Italy or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Italy or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Italy or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Italy.
      (b) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Italy or its Subsidiaries, except for (A) such filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX, (B) the listing of the Common Shares issuable upon conversion or maturity of the Notes on the NYSE, and (C) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
      2.5  Issuance of Notes. The issuance, sale and delivery of the Notes in accordance with this Agreement, and the issuance and delivery of any Italy Common Shares upon conversion of all or any portion of the Notes, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of Italy, and a bona fide estimate of the number of Italy Common Shares so issuable has been duly reserved for issuance. The Notes when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, and any Italy Common Shares issuable upon conversion of all or part of the Notes, will be duly and validly issued, fully paid and nonassessable. No person has any preemptive right or rights of first refusal which will be triggered by reason of the issuance of any Italy Common Shares upon conversion of all or part of the Notes.
      2.6  Offering. Assuming the accuracy of Portugal’s representations and warranties in Article III hereof, the offer, issuance and sale of the Notes as contemplated by this Agreement and the issuance and delivery of the Italy Common Shares issuable on the conversion of the Notes, are exempt from the registration requirements of the 1933 Act and the registration and prospectus requirements of the Securities Act (Ontario), and neither Italy nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.
      2.7  Private Offering by Italy. Neither Italy nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Portugal. Neither Italy nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

      2.8  Margin Regulations. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities, in either case under such circumstances as to involve Italy in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of Italy and its Subsidiaries, but Italy expects that margin stock will constitute more than 10% of the value of such assets after the initial take-up of France shares pursuant to the pending offer to acquire such shares. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
      2.9  Status under Certain Statutes. Neither Italy nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.
      2.10  Combination Agreement Representations. As of the date hereof, each of the representations and warranties of Italy set forth in the Combination Agreement are, subject to the Italy Disclosure Schedule referred to therein, true and correct in all respects, except to the extent that the failure of such representations and warranties to be true (ignoring for such purpose any materiality (including the word “material”) or “Material Adverse Effect” qualification) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PORTUGAL
      Portugal represents and warrants to Italy as follows:
      3.1  Accredited Investor Status. Portugal is an “Accredited Investor” as that term is defined in (i) Rule 501 of Regulation D promulgated under the Securities Act and (ii) National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators. Portugal is able to bear the economic risk of the purchase of the Notes pursuant to the terms of this Agreement, including a complete loss of Portugal’s investment in the Notes.
      3.2  Transfer Restrictions. Portugal understands that the Notes have not been registered under the 1933 Act, or qualified for distribution under any Canadian provincial securities laws, nor qualified under any state securities law. Portugal understands that the resale of the Notes in the United States may be restricted unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration; provided, however, that nothing in this paragraph shall affect Portugal’s rights as set forth in the Registration Rights Agreement.
      3.3  Authority Relative to this Agreement. Portugal has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Portugal, and no other corporate proceedings on the part of Portugal are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Portugal and, assuming the due authorization, execution and delivery by Italy, constitutes a valid, legal and binding obligation of Portugal, enforceable against Portugal in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
      3.4  No Conflict; Required Filings and Consents. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby, do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Portugal Charter Documents or the equivalent organizational documents of any of Portugal’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Portugal or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Portugal or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Portugal or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Portugal or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.
ARTICLE IV
COVENANTS OF ITALY
      4.1  Availability of Common Shares for Conversion. Italy will not issue or agree to issue any Italy Common Shares or options, rights or warrants to purchase Italy Common Shares or securities convertible into or exchangeable for Italy Common Shares or take any other action if, after giving effect thereto, the number of Italy Common Shares remaining unissued and duly reserved for issuance upon conversion of the Notes shall be insufficient to permit conversion.
      4.2  Covenants in Combination Agreement. Italy will comply with each of the covenants and agreements in the Combination Agreement that are applicable to it, on the terms and subject to the conditions set forth therein.
ARTICLE V
FURTHER AGREEMENTS
      5.1  Form of Notes. The Notes shall be substantially in the form attached as Exhibit A.
      5.2  Confidentiality. The parties acknowledge that Italy and Portugal have previously executed the Confidentiality Agreements, which will continue in full force and effect in accordance with their respective terms.
      5.3  Public Announcements. Portugal and Italy shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Except in respect of any announcement required by applicable Law, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
      5.4  Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Agreement and the transactions contemplated hereby, including the issuance, sale and delivery of the Notes.
      5.5  Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Italy shall pay all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes.
      5.6  Transfer and Exchange of Notes.
      (a) Portugal agrees that it will not transfer any Notes to any person in the mining business having an equity market capitalization of $10 billion or more, or any person known by Portugal (without any duty of investigation) to be an affiliate of such person or person acting jointly or in concert with any such person, and that any Person to whom Portugal transfers any Notes must agree to the foregoing restriction.
      (b) Subject to the foregoing section 5.6(a), upon surrender of the Notes at the principal executive office of Italy for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of the Notes or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of the Notes or part thereof), Italy shall, within five Business Days thereafter, execute and deliver, at Italy’s expense (except as provided below), one or more new notes (as requested by the holder thereof, each in a principal amount no less than US$250,000,000) (the “New Notes”) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes. Each of the New Notes shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each of the New Notes shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Notes or dated the date of the surrendered Notes if no interest shall have been paid thereon. Italy may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Notes.
      (c) Any transferee, by its acceptance of a note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 3.2. Italy may require that a transferee acknowledge the restrictions herein.
      5.7  Voting by Portugal. For so long as Portugal holds any Italy Common Shares acquired upon the conversion of the Notes, it will use its reasonable best efforts to cause such shares to be voted in proportion with the votes cast by the other holders of outstanding Italy Common Shares.
ARTICLE VI
CONDITIONS TO CLOSING
      Portugal’s obligation to purchase the Notes at each Note Closing is subject to the fulfillment to its satisfaction on or prior to the related Note Closing Date of each of the following conditions:
      6.1  Legal Investment. At the time of the Note Closing, the purchase of the Notes by Portugal hereunder shall be legally permitted by all Laws to which Portugal and Italy are subject.
      6.2  Representations and Warranties. The representations and warranties of Italy contained in this Agreement shall be true and correct in all material respects as of such Note Closing Date with the same effect as if made at and as of such Note Closing Date, and Portugal shall have received a certificate with respect to the foregoing signed on behalf of Italy by an authorized officer of Italy.
      6.3  Agreements and Covenants. Italy shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to such Note Closing Date, and Portugal shall have received a certificate to such effect signed on behalf of Italy by an authorized officer of Italy.
      6.4  Use of Proceeds. Portugal shall have received a certificate signed on behalf of Italy by an authorized officer of Italy to the effect that either (i) proceeds from the sale of Notes will be applied to an Acquisition Use and Italy has fully drawn on all commitments under the France Acquisition Facilities and such funds, together with Italy’s reasonably available cash resources, are insufficient to pay the cash portion of the consideration payable to the shareholders of France as contemplated by the Support Agreement or (ii) proceeds from the sale of Notes will be applied to a Dissent Right Use and (1) the product of (x) the number of France common shares in respect of which dissent rights have been validly exercised and not withdrawn multiplied by (y) Cdn$80.13 is in excess of (2) the amount of undrawn commitments under the France Acquisition Facilities plus the amount of Italy’s reasonably available cash resources.
      6.5  Regulatory Approvals. Italy shall have obtained (i) the conditional approval of the TSX to the issuance and sale of the Notes and the issuance of the Italy Common Shares upon the conversion of the Notes and (ii) the conditional approval for the listing of such Italy Common Shares on the TSX, and (iii) application shall have been made for the listing of such Italy Common Shares on the NYSE.

      6.6  Registration Rights. Italy shall have executed and delivered a registration rights agreement, having customary terms and otherwise in form and substance reasonably satisfactory to Portugal, it being understood that the parties intend to use reasonable commercial efforts to agree on the form of such an agreement promptly after the date hereof.
      6.7  Opinions of Counsel. Portugal shall have received a favorable written opinions from Osler, Hoskin & Harcourt LLP and Sullivan & Cromwell LLP, counsel to Italy, reasonably satisfactory to Portugal, as to the validity and enforceability of the Notes and the registration rights agreement and the exemption of the sale of the Notes from registration under the Securities Act.
      6.8  Issuance Taxes. All taxes imposed by law in connection with the issuance, sale and delivery of the Notes shall have been fully paid by Italy, and all laws imposing such taxes shall have been fully complied with by Italy.
      6.9  France Acquisition. All of the conditions set forth in Section 1.1 of the Support Agreement shall have been satisfied in full without waiver thereof (except as may have been agreed in writing by Portugal).
      6.10  Combination Agreement. The Combination Agreement shall not have been terminated pursuant to any of clauses (a), (g) (to the extent resulting from the failure of the condition set forth in Section 8.3(b) of the Combination Agreement), (i) (except in circumstances arising as a result of a Material Adverse Effect in respect of Portugal), or (j) of Section 9.1 thereof.
      6.11  Outside Date. Such Note Closing Date is not later than March 31, 2007.
ARTICLE VII
TERMINATION OF COMMITMENT
      7.1  Termination of Commitment.
      (a) The purchase commitment of Phelps Dodge under Article I hereof may be terminated at any time by the mutual written consent of Italy and Portugal.
      (b) Phelps Dodge may terminate its purchase commitment under Article I hereof (i) if there has been a material breach of any representation or warranty of Italy contained in this Agreement or (ii) if there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of Italy, which breach under clause (i) or (ii) is not curable or, if curable, is not cured within 10 business days after written notice of such breach is given by Portugal to Italy; or (iii) if a Change of Control (as defined in the Notes) shall have occurred, or (iv) at any time after March 31, 2007.
      (c) This Agreement shall be terminated and the Note Purchase may be abandoned by either Italy or Portugal prior to the Initial Note Closing if there shall be passed any Law that makes the consummation of the transaction contemplated by this Agreement or the Support Agreement illegal or otherwise prohibited, or if a Governmental Entity in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement or the Support Agreement, which Order or other action is final and nonappealable.
ARTICLE VIII
GENERAL PROVISIONS
      8.1  Certain Defined Terms and Interpretation.
      (a) All capitalized terms used herein that are not specifically defined herein are used as defined in the Combination Agreement.
      (b) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
      8.2  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(i) if to Portugal, to:

Phelps Dodge Corporation
One North Central Ave.
Phoenix, AZ 85004
Attention: David Colton
Telecopy No.: (602) 366-7321
with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, N.Y. 10022

Attention:	Michael W. Blair

Gregory V. Gooding
Telecopy No.: (212) 909-6870

and

Heenan Blaikie
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4
Attention: Jeff Barnes
Telecopy No.: (416) 360-8425

(ii) if to Italy, to:

Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7,
Canada
Attention: Simon Fish
Telecopy No.: (416) 361-7781

with copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Donald R. Crawshaw
Telecopy No.: 212-558-3588

and

Osler, Hoskin & Harcourt LLP
P.O. Box 50
1 First Canadian Place, Suite 6600
Toronto, Ontario
Canada M5X 1B8
Attention: Dale Ponder
Telecopy No.:
      8.3  Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      8.4  Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.
      8.5  Amendment. This Agreement may be amended, not later than the Closing Date, by action taken or authorized by the respective boards of directors of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Portugal and Italy.
      8.6  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      8.7  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
      8.8  Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. Except with respect to any matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

      8.9  No Personal Liability.
      (a) No director or officer of Portugal shall have any personal liability whatsoever to Italy under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Portugal.
      (b) No director or officer of Italy shall have any personal liability whatsoever to Portugal under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Italy.
      8.10  Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      8.11  WAIVER OF JURY TRIAL. EACH OF PORTUGAL AND ITALY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PORTUGAL OR ITALY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
      8.12  Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.
      8.13  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Portugal as holder of the Notes, upon any breach or default of Italy under this Agreement, shall impair any such right, power or remedy of Portugal nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Portugal of any breach or default under this Agreement, or any waiver on the part of Portugal of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
[the remainder of this page is left intentionally blank.]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INCO LIMITED

By:

Name:
Title:

PHELPS DODGE CORPORATION

By:

Name:
Title:

EXHIBIT A TO NOTE PURCHASE AGREEMENT
FORM OF NOTE
THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION REDEMPTION, PURCHASE OR PAYMENT OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR SUCH COMMON SHARES MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS AND INCO LIMITED IS PROVIDED WITH EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO IT, WHICH MAY INCLUDE AN OPINION OF SECURITIES COUNSEL REASONABLY SATISFACTORY TO INCO LIMITED THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN IS ALSO SUBJECT TO RESTRICTIONS UNDER THE TERMS HEREOF.
UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE TO A CANADIAN RESIDENT BEFORE [insert the date that is 4 months and a day after the applicable Note Closing Date].
INCO LIMITED
8% Convertible Subordinated Note due April 1, 2012
No

Issue Date:	Stated Maturity: April 1, 2012
      Inco Limited, a corporation duly organized and existing under the laws of Canada (herein called the “Company”, which term includes any Successor Corporation, as defined below), for value received, hereby promises to pay to ________________________, or its registered assigns, the principal sum of U.S.$ _______________ Dollars on April 1, 2012, and interest thereon from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or as duly provided for, quarterly on March ______, June ______, September ______ and December ______ in each year (each, an “Interest Payment Date”)*
, commencing on the first Interest Payment Date following the Issue Date, and at the Stated Maturity thereof, at the rate of 8% per annum, computed on a quarterly bond equivalent basis using a 360-day year composed of twelve 30-day months, until the principal amount hereof is paid or made available for payment; provided that any overdue principal and any overdue installment of interest, which shall not include any Additional Interest or interest on such Additional Interest, shall bear interest at the rate of 10% per annum (to the extent that the payment of such interest shall be legally enforceable) from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.
      The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name this Note is registered at the close of business on the regular record date for such interest, which shall be in each year March ______, June ______, September ______ and December ______ (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (such date being referred to herein as the “Regular Record Date” for such Interest Payment Date). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company (a “Special Record Date”), notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date. (Regular Record Dates and Special Record Dates are referred to herein collectively as “Record Dates.”)

*	Interest Payment Dates to be determined at time of first Note issue with first one to be approximately three months after the

Issue Date.

      Section 1.     Definitions.
      As used in this Note, the following terms have the following meanings:
      “Additional Amount” has the meaning set forth in Section 4.
      “Additional Interest” means the interest, if any, that shall accrue on any interest on this Note the payment of which has been deferred pursuant to Section 5.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.
      “Canadian Taxes” has the meaning set forth in Section 4.
      “Change in Control” shall be deemed to have occurred at such time as (i) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Company, any of its subsidiaries or Affiliates (or their legal representatives) or any employee benefit plan of the Company or any Subsidiary, files or is required to file a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner (as the term “beneficial owner” is used in Rule 13d-3 under the Exchange Act) of 50% or more of the total number of votes attached to the Voting Securities then outstanding, (ii) any offeror (as the term “offeror” is defined in Section 89(1) of the Securities Act (Ontario) for the purpose of Section 101 of the Securities Act (Ontario), or any successor provision to either of the foregoing), files or is required to file a report with any securities commission or securities regulatory authority in Canada, disclosing that the offeror has acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, or securities convertible into, any voting or equity shares of the Company that, together with such offeror’s securities (as the term “offeror’s securities” is defined in Section 89(1) of the Securities Act (Ontario) or any successor provision thereto in relation to the voting or equity shares of the Company) would constitute voting or equity shares of the Company representing more than 50% of the total number of votes attached to all Voting Securities of the Company then outstanding, or (iii) there is consummated any consolidation, merger, amalgamation, statutory arrangement (involving a business combination) or similar transaction of the Company (A) in which the Company is not the continuing or surviving corporation or (B) pursuant to which the Common Shares would be redeemed, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement (involving a business combination), merger or similar transaction of the Company in which the holders of the Voting Securities of the Company immediately prior to the amalgamation, consolidation, statutory arrangement, merger or similar transaction have, directly or indirectly, more than 50% of the Voting Securities of the continuing or surviving corporation immediately after such transaction.
      “Change in Control Purchase Date” has the meaning set forth in Section 7(a).
      “Change in Control Purchase Notice” has the meaning set forth in Section 7(d).
      “Change in Control Purchase Offer” has the meaning set forth in Section 7(a).
      “Change in Control Purchase Offer Notice” has the meaning set forth in Section 7(b).
      “Change in Control Purchase Price” has the meaning set forth in Section 7(a).
      “Close of Business” means, as of any determination date, 5:00 p.m., New York City time, on such determination date.
      “Closing Sale Price” of the Common Shares on any date means the closing sale price per Common Share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Shares are traded (currently the New York Stock Exchange) or, if the Common Shares are not listed on a United States national or regional securities exchange, as reported by the principal non-United States market on which the Common Shares are traded (currently the Toronto Stock Exchange). To the extent such price is in Canadian currency, it shall be converted into U.S. dollars based on the Bank of Canada noon exchange rate as reported for conversion into U.S. dollars on such date.
      “Common Shares” includes any shares of any class of the Company, which (i) has voting rights, (ii) has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and (iii) is not subject to redemption by the Company. Shares issuable on conversion of this Note shall include only shares of the class designated as Common Shares of the Company at the date of the Note Purchase Agreement or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there is more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications. Common Shares may be accompanied by rights pursuant to any rights plan for the Company in effect from time to time.
      “Company Notice” has the meaning set forth in Section 3(d).
      “Company Notice Date” means a date that is not less than 10 Business Days prior to the Stated Maturity.
      “Conversion Amount” means the number of Common Shares to be delivered pursuant to a conversion under Section 8.
      “Conversion Consideration” means the Conversion Amount or, where the Company has elected to deliver cash in lieu of all or part of the Conversion Amount (other than in respect of a fraction of a Common Share), the amount of such cash together with the Common Shares, if any, deliverable in lieu of the Conversion Amount, in each case including any Additional Amounts.
      “Conversion Date” has the meaning set forth in Section 9(a).
      “Conversion Notice” has the meaning set forth in Section 9(a).
      “Conversion Price” means, at any date, 95% of the average of the Closing Sale Prices of the Common Shares into which this Note is convertible, for the five consecutive Trading Days immediately preceding, but not including, the date in question.
      “Conversion Ratio” has the meaning set forth in Section 8(a).
      “Default” means any event or condition which with the giving of any notice, the passage of time, or both, would be an Event of Default.
      “Event of Default” means any of the events set forth in clauses (a) through (f) of Section 12.
      “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.
      “Excluded Holder” has the meaning set forth in Section 4.
      “Extension Period” has the meaning set forth in Section 5(a).
      “Holder” means a Person in whose name this Note is registered in on the books and records of the Company.
      “Issue Date” means _____________________________.
      “Maturity” means the date on which the principal of this Note becomes due and payable as herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
      “New Notes” has the meaning set forth in Section 14.
      “Note” has the meaning set forth in Section 2(a).
      “Note Purchase Agreement” means the Note Purchase Agreement dated as of June 25, 2006, between the Company and Phelps Dodge.

      “Opinion of Counsel” means a written opinion of counsel, who may be internal legal counsel for the Company.
      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “Phelps Dodge” means Phelps Dodge Corporation, a New York corporation.
      “Prescribed Security” means a security prescribed for purposes of clause 212(1)(b)(vii)(E) of the Tax Act.
      “Proceeding” has the meaning set forth in Section 10(c).
      “Reclassification” means any reclassification of the Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).
      “Redemption Date” means the date fixed for redemption of this Note by the Company pursuant to Section 6.
      “Redemption Price” means the means the price at which this Note is to be redeemed pursuant to Section 6.
      “Reorganization” means a consolidation, merger, amalgamation or statutory arrangement or similar transaction involving the Company.
      “Sale” means any sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety.
      “Senior Indebtedness” means, with respect to the Company, (i) the principal, premium, if any, interest, fees, expenses, indemnity payments or other obligation in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company; (ii) all capital lease obligations of the Company; (iii) all obligations issued or assumed by the Company as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business); (iv) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, banker’s acceptance, security purchase facilities or similar credit transactions; (v) all obligations in respect of interest rate swap, cap, forward or other agreements, interest rate futures or option contracts, currency swap, cap forward or other agreements, currency futures or option contracts, commodity swap, cap, forward or other agreements in respect of any metal or other product produced or marketed by the Company and any commodity used or consumed by the Company and any other commodity futures or option contracts and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by such obligor). Notwithstanding the foregoing, Senior Indebtedness does not include (1) any such indebtedness that is by its terms subordinated to or pari passu with this Note, including the Company’s 3 1/2% Subordinated Convertible Debentures due 2052, and (2) any indebtedness between or among the Company and its Affiliates.
      “Share Elected Amount” has the meaning set forth in Section 3(f).
      “Stated Maturity” means April 1, 2012.
      “Successor Corporation” has the meaning set forth in Section 13(a).
      “Tax Act” means the Income Tax Act (Canada) as amended from time to time.
      “Trading Days” means, with respect to Common Shares, days when the national securities exchange on which the Common Shares are listed or admitted for trading is open for business.
      “Voting Securities” means the Company’s share capital entitled to vote in the election of the directors of the Company, either under all circumstances or under circumstances that have occurred and are continuing.
      Section 2.     General Terms and Conditions.

(a) This Note is a duly authorized issue of a security of the Company (the “Note”).

(b) This Note is issued pursuant to, and is subject to the terms of, and entitled to the benefits of, the Note Purchase Agreement and, in particular, this Note shall be subject to the transfer restrictions set forth in Section 5.6 of such Note Purchase Agreement.
      Section 3.     Payment.

(a) Payment of the principal of and interest (including Additional Interest) on this Note at the Stated Maturity shall be made in cash, provided that, at the option of the Company, any such payment of principal, and any accrued and unpaid interest thereon (including Additional Interest), at Stated Maturity may be made in Common Shares, or in any combination of cash and Common Shares.

(b) Payment of the principal of this Note and any accrued and unpaid interest thereon (including Additional Interest) at Maturity, other than Stated Maturity, shall be made in cash.

(c) Upon payment of this Note at Maturity, any accrued interest actually paid on such date shall be deemed to be paid immediately prior to the payment of the principal amount.

(d) The Company shall, with respect to payment in Common Shares pursuant to Section 3(a), designate in a written notice (the “Company Notice”) delivered to the Holder no later than the applicable Company Notice Date: (i) whether the Company will make the relevant payment in cash or Common Shares or a combination thereof, and (ii) if a combination thereof, the percentages of the payment in respect of which it will deliver cash and Common Shares; provided that the Company will deliver cash for fractional interests in Common Shares.

(e) The Company may not change its election with respect to the consideration (or components or percentages of components thereof) to be paid once the Company has given the Company Notice except in the event of a failure to satisfy, prior to the Close of Business at Stated Maturity any condition to the payment of this Note, in whole or in part, in Common Shares.

(f) If the Company elects to make all or part of any payment pursuant to Section 3(a) by the issuance of any Common Shares (the “Share Elected Amount”), such payment, or the specified percentage thereof indicated in the notice provided pursuant to Section 3(d), shall be paid by the Company by the issuance of a number of Common Shares equal to the quotient obtained by dividing (i) the amount of cash to which the Holders would have been entitled had the Company elected to pay all or such specified percentage, as the case may be, of such payment in cash by (ii) the Conversion Price as of the date of such payment and the delivery of such Common Shares will constitute full payment and satisfaction of the Share Elected Amount.

(g) The Company’s right to exercise its election to make all or part of any principal payment on Stated Maturity, and interest, including Additional Interest, through the issuance of Common Shares shall be conditioned upon:

(i) the Company’s not having previously delivered a Company Notice electing to make such payment entirely in cash and its satisfaction of the notice requirements set forth in Section 3(d);

(ii) the Company’s Common Shares being listed on a principal U.S. or Canadian securities exchange;

(iii) the delivery of an Opinion of Counsel stating that the Common Shares to be issued by the Company in payment of this Note have been duly authorized and, when issued, will be fully paid and non-assessable and, to the best of such counsel’s knowledge, free from preemptive rights; and

(iv) any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

(h) If any of the conditions set forth in Section 3(g) are not satisfied with respect to the Holder prior to the Close of Business at Stated Maturity and the Company has elected to pay the principal of this Note through the issuance of Common Shares, the Company shall pay, without further notice, the entire such payment in cash.

(i) The Company will not issue fractional Common Shares in any payment hereunder.

(j) Any payments in cash on this Note will be made without set off or counterclaim in U.S. dollars by wire transfer in immediately available funds at such place and to such account as may be designated by Holder.

(k) In any case where any Interest Payment Date, Redemption Date, Change in Control Purchase Date or Maturity of this Note, or on any date on which a Holder has a right to convert this Note, shall not be a Business Day, then payment of principal or interest, including Additional Interest, or conversion of this Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Change in Control Purchase Date or at the Maturity; and interest shall be payable at the then applicable rate during such extension except with respect to any extension with respect to any Interest Payment Date, in which such case no interest shall accrue from and after such Interest Payment Date.
      Section 4.     Payment of Additional Amounts.
      All payments made by the Company under or with respect to this Note will be made without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to this Note as described above, the Company will pay as additional interest such additional amounts (“Additional Amounts”) necessary so that the net amount received by the Holder after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to the Holder (unless it constitutes an Excluded Holder (as defined below)) that are exempt from withholding but are required to pay tax directly on amounts otherwise subject to withholding); provided that no Additional Amounts will be payable with respect to a payment made to a Holder (an “Excluded Holder”) (i) in the case of a Holder, other than Phelps Dodge or any Affiliate thereof, with which the Company does not deal at arm’s length (for purposes of the Tax Act) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement with which such Holder is legally entitled to comply if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes or (iii) which is subject to such Canadian Taxes by reason of its carrying on business in or otherwise being connected with Canada or any province or territory thereof otherwise than by the mere holding of this Note or the receipt of payment hereunder. Additional Amounts will be paid in cash, as applicable, at the Stated Maturity, on any Redemption Date, on a Conversion Date, on any Change in Control Purchase Date or on any quarterly Interest Payment Date. The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities of the Company and the Holder which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the Holder, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, evidence of such payment by the Company. For greater certainty, this Section 4 does not apply to any payments made on Common Shares (or other securities) issued on conversion or Stated Maturity but does apply to any payments made on this Note in the form of Common Shares and upon deliveries of Common Shares upon a conversion of this Note or at Stated Maturity.
      Section 5.     Deferrals of Interest Payment Dates.

(a) So long as no Default and no Event of Default has occurred and is continuing, the Company shall have the right, at any time during the term of this Note, from time to time to defer the payment of interest on this Note for up to a date the Company specifies, which may not be later than the Stated Maturity (each such period, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid including any Additional Interest, as provided below.

(b) Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period shall extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and

(to the extent permitted by applicable law) any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension Period shall bear Additional Interest (to the extent that the payment of such interest shall be legally enforceable) at the rate borne by this Note, from the dates on which such amounts would otherwise have been due and payable until paid or made available for payment. If the principal of this Note shall become due and payable on a day or if this Note becomes subject to Redemption on a Redemption Date that would otherwise occur during an Extension Period, such Extension Period will automatically end on the immediately preceding day (which will be the last day of the period).

(c) The Company shall give the Holder of this Note notice of its election to begin or extend any Extension Period at least five Business Days prior to the next succeeding Interest Payment Date on which interest on this Note would be payable but for such deferral. The Company’s written notice of its election to begin an Extension Period shall set forth the first Interest Payment Date in such period and, if known, the date on which payment of interest (and Additional Interest, if any) on this Note will be resumed. If such resumption date is not known, the notice must state that the length of the Extension Period will be indefinite, subject to Section 5(a).

      Section 6.     Redemption.

(a) The Company, at its option, may elect to redeem this Note in whole or in part at any time upon the giving of notice of redemption as described below, at a Redemption Price, payable in cash, equal (except as hereinafter stated) to 100% of the principal amount of this Note.

(b) In the event of any redemption, the Company will also pay the Holder, in addition to the Redemption Price, an amount equal to the accrued and unpaid interest with respect to the principal amount of this Note redeemed, including any Additional Interest thereon, to the Redemption Date. Any such interest actually paid on such date will be deemed paid, immediately prior to the payment of the Redemption Price. The Company shall pay or cause to be paid the Redemption Price and any such interest on presentation and surrender, at any place(s) designated by the notice given pursuant to Section 6(c), of this Note.

(c) Notice of redemption shall be given not less than 5 nor more than 20 Business Days prior to the Redemption Date, to the Holder of this Note, at its address appearing on the books and records of the Company. All notices of redemption shall state: (1) the Redemption Date, (2) the Redemption Price, (3) that on the Redemption Date the Redemption Price will become due and payable upon this Note and, if applicable, that interest (including any Additional Interest) thereon shall cease to accrue on and after said date, and (4) the place or places where this Note is to be surrendered for payment of the Redemption Price.

(d) The Company may issue a notice of redemption with respect to all or part of the principal amount of this Note specified for conversion in a Conversion Notice. Any such principal amount not converted prior to the applicable Redemption Date shall be redeemed in accordance with this Section 6 on or prior to the Conversion Date.
      Section 7.     Change in Control Offer.

(a) The Company shall, not less than 15 Business Days (or such fewer number of Business Days as is commercially reasonable in the event that 15 Business Days is not reasonably practicable) prior to any Change in Control reasonably anticipated by the Company, offer (“Change in Control Purchase Offer”) to purchase, conditional on the Change in Control occurring, the entire principal amount of this Note for cash at a price (the “Change in Control Purchase Price”) equal to 100% of the principal amount of this Note plus accrued and unpaid interest to the date of the Change in Control (the “Change in Control Purchase Date”); provided that the Company shall not be required to make any offer pursuant to this Section 7 if the Change in Control is deemed to have occurred as a result of the acquisition by Phelps Dodge or its Affiliates of any beneficial interest in any securities of the Company or the consummation of any event set forth in clause (iii) of the definition of Change in Control involving Phelps Dodge or any of its Affiliates.

(b) Unless the Company shall have theretofore called this Note for redemption, at the time the Company is required under Section 7(a) to offer to purchase the Note, the Company shall deliver a notice (the “Change in Control Purchase Offer Notice”) to the Holder, notifying it of the anticipated Change in Control and of the offer by the Company to purchase this Note arising as a result thereof. Each Change in Control Purchase Offer Notice shall state: (1) the Change in Control Purchase Date, (2) the Change in Control Purchase Price, (3) the events expected to cause a Change in Control and the date of such expected Change in Control, and (4) the last date on which the Change in Control Purchase Notice must be given.

No failure of the Company to give the foregoing notice to the Holder and no defect therein shall limit the Company’s obligation to make the Change in Control Purchase Offer or the Holder’s right to accept such offer or affect the validity of the proceedings for the purchase of Notes pursuant thereto. If any of the foregoing provisions or other provisions of this Section are inconsistent with applicable law, such law shall govern.

(c) If such Change in Control Purchase Offer has been accepted by the Holder in whole or in part, the Company shall purchase this Note (or the portion of the principal amount hereof that is equal to $10,000,000 or an integral multiple thereof if so specified by such Holder in the Change in Control Purchase Notice), on the Change in Control Purchase Date, at the Change in Control Purchase Price, provided, that to the extent an anticipated Change in Control is not deemed to occur on the expected Change in Control Date specified in the Change in Control Purchase Offer Notice, the Company’s obligation to purchase the Note pursuant to the Change in Control Purchase Offer Notice shall be delayed until such time as the Change in Control is deemed to occur.

The Holder shall deliver the Note to the Company prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Change in Control Purchase Price therefor. The right of the Holder to convert the Note subject to a Change in Control Purchase Notice shall continue until the Close of Business on the Change in Control Purchase Date, subject to the Company’s right to redeem this Note as provided herein.

(d) The Holder agrees, by its acceptance hereof, that the Change in Control Purchase Offer shall be deemed to have been “accepted” in whole for the purposes of this Section 7 if the Company does not receive, by the Close of Business on the day immediately preceding the Change in Control Purchase Date (or if such day is not a Business Day, the immediately preceding Business Day), notice from the Holder that the Holder rejects (or accepts only in part) the Change in Control Purchase Offer. To accept a Change in Control Purchase Offer only in part or to reject a Change in Control Purchase Offer in whole, the Holder shall deliver to the Company at any time prior to the Close of Business on the day immediately preceding the Change in Control Purchase Date (or if such day is not a Business Day, the immediately preceding Business Day) a notice (the “Change in Control Purchase Notice”) stating, as applicable, that the Holder rejects the Change in Control Purchase Offer in whole, or the portion of the principal amount of this Note which the Holder will deliver to be purchased, which portion must be $10,000,000 or an integral multiple thereof.

(e) In case the Holder of this Note accepts any Change in Control Purchase Offer in part only, on the Change in Control Purchase Date the Company shall execute and deliver to the Holder a new Note of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note. A Change in Control Purchase Offer may be accepted in part, but only if the principal amount of this Note as to which such offer is accepted is any integral multiple of $10,000,000 and the principal amount of this Note to remain outstanding after such conversion is equal to at least $10,000,000.

      Section 8.     Conversion Right.

(a) Subject to the restriction set forth in Section 8(f) of this Note, the Holder of this Note is entitled at such Holder’s option prior to the close of business in New York at Stated Maturity, on or after the opening of business in New York on ________________________*, to convert this Note (or any portion of the principal amount hereof which is $10,000,000 or an integral multiple thereof, and any accrued and unpaid interest thereon, including Additional Interest), into the number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/1000th of a share) obtained by dividing (i) the unpaid principal amount of this Note to be converted and any accrued and unpaid interest thereon, including Additional Interest, by (ii) the Conversion Price as of the Conversion Date (such calculation, the “Conversion Ratio”). In case this Note or any portion thereof is called for redemption pursuant to Section 6 hereof, such conversion right in respect of this Note or portion so called for redemption shall expire immediately prior to the close of business in New York on the last

*	Insert date six months after the Issue Date.

Business Day prior to the Redemption Date, unless the Company defaults in making the payment due upon such redemption.

(b) The Company has the option to deliver cash in lieu of some or all of the Conversion Amount. The Company will give notice of its election to deliver cash in lieu of part or all of the Conversion Amount in cash to the Holder within ten Business Days of its receipt of the Holder’s Conversion Notice, unless the Company has already informed the Holder of its election in connection with a notice of redemption.

(c) The Company will not issue fractional Common Shares in satisfaction of the Conversion Amount, but will instead pay cash equal to the product of (x) the percentage representing such fractional share multiplied by (y) the Conversion Price, rounded to the nearest whole cent with one-half cent being rounded upwards.

(d) If the Company elects to exercise its option to deliver cash in lieu of part or all of the Conversion Amount, the amount of cash to be delivered on conversion by the Holder in lieu of each such Common Share will be equal to the principal amount of this Note intended by the Holder to be converted and the accrued and unpaid interest, including any Additional Interest, to the Conversion Date. Payment of the Conversion Amount shall be made on the Conversion Date. If a Default or an Event of Default (other than a default in payment upon conversion of this Note), has occurred and is continuing, the Company may not deliver cash upon conversion of this Note (other than cash in lieu of fractional shares) unless the Holder shall otherwise agree.

(e) The Holder of this Note is not entitled to any rights of a holder of Common Shares until such Holder has converted this Note into Common Shares.

(f) No portion of the principal amount of this Note shall be converted which would result in, following such conversion, the Holder and its Affiliates, together with any person with whom the Holder or its Affiliates are acting jointly or in concert with respect to the Company, beneficially owning or having the power to exercise control or direction over more than 20% of the then outstanding Common Shares.

(g) The Holder may elect to sell (including on the Conversion Date) the Common Shares issuable upon conversion of this Note pursuant to (i) a broad underwritten offering or (ii) “block trades,” each representing 5% or less of the Company’s outstanding Common Stock, provided that such Holder shall use commercially reasonable efforts within the context of the block trade market to avoid sales to any company in the mining business having an equity market capitalization of $10 billion or more or any person known by the Holder to be an Affiliate of such a company or a person known by the Holder to be acting in concert with such company (in each case without any duty of inquiry). Subject to the terms of this Note, including the Company’s right to redeem this Note in whole or in part, the Company will use commercially reasonable efforts to deliver such Common Shares to the Holder in a manner that facilitates the closing of such sale or sales to the extent it is advised of the desired date of delivery in the Conversion Notice.

(h) The Company will pay any and all documentary, stamp or similar taxes payable to the United States of America or Canada or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of Common Shares on conversion of this Note pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the Holder and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid. Except as provided in Section 4, the Company extends no protection with respect to any other taxes imposed in connection with conversion of this Note.

(i) The Company covenants to maintain, free from preemptive rights, out of its authorized but unissued shares, sufficient Common Shares to provide for the conversion of this Note from time to time as this Note is presented for conversion.

(j) If any Common Shares to be maintained for the purpose of conversion of this Note hereunder require registration with or approval of any governmental authority under any Canadian federal or provincial law or United States federal or state law before such shares may be validly issued or delivered upon conversion, then the Company covenants that it will in good faith and as expeditiously as commercially reasonable endeavor to secure such registration or approval, as the case may be; provided that nothing in this Section 8(j) shall be deemed to affect in any way the obligations of the Company to convert this Note into Common Shares as provided herein.

(k) The Company covenants that all Common Shares which may be issued upon conversion of this Note will upon issue be fully paid and non-assessable by the Company and free of preemptive rights.

      Section 9.     Exercise of Conversion Right.

(a) To convert all or a portion of the principal amount of this Note into Common Shares, the Holder must (a) complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (or complete and manually sign a facsimile thereof) and deliver such notice to the Company, (b) surrender this Note to the Company, (c) if required by the Company, furnish appropriate endorsements and transfer documents, and (d) if required, pay all transfer or similar taxes. The later of (a) the date on which the foregoing requirements have been satisfied and (b) the date specified in the Conversion Notice as the proposed conversion date, such date to be not less than 10 Business Days after the receipt of the Conversion Notice by the Company, is the “Conversion Date”. The Company shall promptly deliver to the Common Shares stock transfer agent notification of such Conversion Notice received by the Company from the Holder.

(b) If in its Conversion Notice the Holder advises the Company that it is converting Notes in connection with a planned bona fide public offering or block trade of Common Shares, and requires delivery of the Common Shares on a particular date in connection with the closing of such offering or block trade, and the Company does not elect to redeem this Note, the Holder shall have the right to revoke its Conversion Notice until the time of delivery of such Common Shares on such date.

(c) The Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon conversion shall be deemed to have become at the Close of Business on the Conversion Date the holder of record of the Common Shares issuable upon such conversion; provided that, if the Conversion Date is on any date when the stock transfer books of the Company are closed, the Person or Persons in whose name or names the certificate or certificates for such Common Shares are to be issued shall constitute the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open but such conversion shall nevertheless be at the Conversion Ratio in effect on the Conversion Date.

(d) No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Shares except as provided in Section 11.

(e) Except to the extent that the Company satisfies the Conversion Amount by delivering cash as provided herein, this Note or the portion hereof surrendered for conversion shall be converted into Common Shares in registered form.

(f) This Note shall be deemed to have been converted immediately prior to the Close of Business on the Conversion Date, in accordance with the foregoing provisions.

(g) In case this Note is converted in part only, upon such conversion the Company shall execute and deliver to the Holder a new Note of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note. A Note may be converted in part, but only if the principal amount of this Note to be converted is any integral multiple of $10,000,000 and the principal amount of such security to remain outstanding after such conversion is equal to at least $10,000,000.

(h) The Company’s delivery to the Holder of the Conversion Consideration shall be deemed to satisfy the Company’s obligation to pay the converted portion of the principal amount of this Note and any interest, including Additional Interest, thereon.
      Section 10.     Subordination; Ranking.

(a) The Company covenants and agrees, and the Holder by the acceptance of this Note likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 10, the indebtedness represented by this Note and the payment of the principal of (and premium, if any) and interest (including any Additional Interest) on this Note are hereby expressly made subordinate and subject in right of payment as provided in this Section 10 to the prior payment in full of all Senior Indebtedness.

(b) If the Company shall default in the payment of any principal of (or premium, if any), interest on or other amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, from and after the time of any written notice of such default to the Company by the holders of Senior Indebtedness or any trustee therefor, and unless and until such default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of such Senior Indebtedness shall have been paid in full, no direct or indirect payment (in cash, property, securities (other than newly issued equity or securities of the Company subordinated to Senior Indebtedness), by set-off or otherwise) shall be made or agreed to be made on account of the principal of (or premium, if any) or interest (including any Additional Interest) on this Note, or in respect of any redemption, repayment, retirement, purchase or other acquisition of this Note.

(c) In the event of (a) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or winding-up of the Company under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or issuing sequestration or process of execution against the Company or any substantial part of its property, or appointing a receiver of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order or appointment unstayed, undischarged and in effect for a period of 60 days from the date thereof; or (b) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the consent by it to the filing of any such petition or to the appointment of a receiver of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the Company’s admitting in writing its inability to pay its debts generally as they become due or taking corporate action in furtherance of any of the aforesaid purposes, (each such event in (a) or (b), if any, herein sometimes referred to as a “Proceeding”), all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property (other than newly issued equity or securities of the Company subordinated to Senior Indebtedness), shall be made to the Holder of this Note on account thereof. After the institution of a Proceeding, any payment or distribution, whether in cash, securities or other property (other than equity or subordinated securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which are subordinate, at least to the extent provided in this Section 10 with respect to the indebtedness evidenced by this Note, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any Proceeding) shall have been paid in full.

(d) In the event of any Proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holder of this Note, together with the holders of any obligations of the Company ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest (including Additional Interest) on this Note and such other obligations before any payment or other distribution, whether in cash, securities or other property, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Note and such other obligations.

(e) If any payment or distribution of any character or any security, whether in cash, securities or other property (other than equity or subordinated securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which are subordinate, at least to the extent provided in this Section 10 with respect to the indebtedness evidenced by this Note, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Holder in contravention of any of the terms of this Section 10, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. In the event of the failure of the Holder to endorse or assign any such payment, distribution or security, each holder of Senior Indebtedness is hereby irrevocably authorized to endorse or assign the same.

(f) The Holder shall take such action as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Indebtedness at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

(g) The provisions of this Section shall not impair any rights, interests, remedies or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Note.

(h) The securing of any obligations of the Company, otherwise ranking on a parity with this Note or ranking junior to this Note, shall not be deemed to prevent such obligations from constituting, respectively, obligations ranking on a parity with this Note or ranking junior to this Note.

(i) Nothing contained in this Note shall prevent the Company, at any time, except during the pendency of the conditions described in the first paragraph of Section 10(b) or of any Proceeding referred to in Section 10(c), from making payments at any time of principal of (and premium, if any) or interest (including any Additional Interest) on this Note.

(j) Subject to the payment in full of all amounts due or to become due on all Senior Indebtedness, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the Holder of this Note shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Section 10 (equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to Senior Indebtedness of the Company to substantially the same extent as this Note is subordinated to the Senior Indebtedness and is entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, securities and other property applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest (including any Additional Interest) on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, securities or other property to which the Holder of this Note would be entitled except for the provisions of this Section 10, and no payments pursuant to the provisions of this Section 10 to the holders of Senior Indebtedness by Holder of this Note, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the Holder of this Note, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

(k) The provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the Holder of this Note on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 10 or elsewhere in this Note is intended to or shall (a) impair, as between the Company and the Holder of this Note, the obligations of the Company, which are absolute and unconditional, to pay to the Holder of this Note the principal of (and premium, if any) and interest (including any Additional Interest) on this Note as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holder of this Note and creditors of the Company other than their rights in relation to the holders of Senior Indebtedness; or (c) prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, including filing and voting claims in any Proceeding, subject to the rights, if any, under this Section 10 of the holders of Senior Indebtedness to receive cash, securities and other property otherwise payable or deliverable to such Holder.

(l) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the

Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(m) Without in any way limiting the generality of the immediately preceding subsection, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder of this Note, without incurring responsibility to the Holder of this Note and without impairing or releasing the subordination provided in this Section 10 or the obligations hereunder of the Holder of this Note to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

(n) Upon any payment or distribution of assets of the Company referred to in this Section 10, the Holder of this Note shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder of this Note, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 10.

(o) The failure by the Company to make a payment on account of principal of or interest (including any Additional Interest) on this Note by reason of any provision of this Section 10 shall not be construed as preventing the occurrence of an Event of Default as specified in clauses (a) or (b) of Section 12.

(p) If payment on this Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration to the extent required to provide such notice pursuant to the instruments governing such Senior Indebtedness.

(q) This Note shall rank pari passu with the Company’s 3 1/2% Subordinated Convertible Debentures due 2052.

      Section 11.     Reclassification, Reorganization, Sale.

(a) If there occurs any: (i) Reclassification, (ii) Reorganization or (iii) Sale, and as a result holders of Common Shares are entitled to receive common equity, other securities or other property or assets (including cash) with respect to or in exchange for such Common Shares, then the Holder of this Note will be entitled to convert this Note into Common Shares (as reclassified or changed in the case of a Reclassification), or, in the case of a Reorganization, into shares of common equity of the resulting company at the Conversion Ratio on the applicable conversion date.

(b) Notwithstanding Section 11(a), if holders of Common Shares would be entitled to receive any property (including cash) other than Prescribed Securities with respect to or in exchange for such Common Shares, then the Company or the successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement providing that in respect of this Note, if surrendered for conversion following such event and prior to the fifth anniversary of issuance, this Note shall be convertible into Prescribed Securities of a type specified by the Board of Directors of the Company and identified in such agreement and the Conversion Ratio and Conversion Price shall, if necessary, be adjusted so that the value of the Prescribed Securities immediately following such event into which this Note is convertible immediately following such event is equivalent (as determined in good faith by the Board of Directors of the Company whose determination, to the extent made in good faith and without manifest error, shall be conclusive and binding) to the value of the property the Holder of this Note would have been entitled to receive had the Holder converted this Note into Common Shares immediately prior to such event and, in the circumstances contemplated by this paragraph, the Holder shall not have the right upon the surrender of Note for conversion to the property which holders of Common Shares shall be entitled to receive as a result of such event. For the avoidance of doubt, this paragraph shall not apply with respect to any conversion by the

Holder occurring after the fifth anniversary of issuance and in such case the provisions of Section 11(a) shall apply. Further, for the avoidance of doubt, upon any delivery by the Company (or any successor or purchasing corporation) of stock or securities (in whole or in part) as payment of any amount in accordance with the terms of this Note where the Company has elected to make payment in the form of stock or securities, the Holder shall have the right to receive the same property such Holder would have been entitled to receive had the Holder converted this Note into Common Shares immediately prior to the event referred to in the preceding sentence.

(c) The Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such Reclassification, Reorganization or Sale, execute and deliver to the Holder an agreement providing that the Holder shall have the right to convert this Note as described in this Section. The provisions of this Section shall similarly apply to any successive Reclassification, Reorganization or Sale.

      Section 12.     Event of Default.
      Upon the occurrence of any of the following events:

(a) default in the payment of any interest (including Additional Interest) upon this Note when it becomes due and payable, and continuance of such default for a period of 15 days (subject to the deferral of any due date in the case of an Extension Period); or

(b) default in the payment of the principal of this Note at its Maturity;

(c) default in the performance, or breach, of any covenant of the Company in this Note (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 45 days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(d) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness in excess of U.S.$100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness shall not have been discharged or such acceleration shall not have been rescinded or annulled within a period of 5 Business Days after there shall have been given, by registered or certified mail, to the Company by the Holders a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that if such event of default under such bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or mortgage, indenture or instrument shall be remedied or cured by the Company or waived by the holder of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured, or waived without further action upon the part of any of the Holder of Note; or

(e) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or winding-up of the Company under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the issuing of a sequestration order or process of execution against the Company or any substantial part of its property, or appointing a receiver of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order or appointment unstayed, undischarged and in effect for a period of 60 days from the date thereof;

(f) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the consent by it to the filing of any such petition or to the appointment of a receiver or similar official of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the Company’s admitting in writing its inability to pay its debts generally as they become due or taking corporate action in furtherance of any of the aforesaid purposes; or

then, in any such an event, (A) if such event is an Event of Default specified in paragraph (e) or (f) above, this Note (with accrued and unpaid interest thereon, including any Additional Interest), shall automatically, and without any declaration or other action on the part of the Holder, become due and payable, and (B) if such event is any other Event of Default, the Holder may declare the principal amount of, and accrued interest and any Additional Interest on, this Note to be due and payable immediately, by a notice in writing to the Company and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on this Note shall remain subordinated to all Senior Indebtedness to the extent provided in Section 10 notwithstanding that such amount shall become immediately due and payable as herein provided.
      Section 13.     Consolidation; Merger.

(a) Nothing contained in this Note shall prevent any consolidation, amalgamation, merger or statutory arrangement of the Company with or into any other corporation or corporations (whether or not an Affiliate), or successive consolidations, amalgamations, mergers or statutory arrangements in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance or lease of all or substantially all the property of the Company, to any other corporation (whether or not an Affiliate) authorized to acquire and operate the same; provided, however, and the Company hereby covenants and agrees, that any such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease shall be upon the condition that (i) immediately after such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease the corporation (whether the Company or such other corporation) formed by or surviving any such consolidation, amalgamation or merger, or to which such sale, conveyance or lease shall have been made (the “Successor Corporation”), shall not be in default in the performance or observance of any of the term, covenants and conditions of this Note to be kept or performed by the Company; and (ii) the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on this Note, and the due and punctual performance and observance of each other covenant and condition of this Note, including the obligation to convert this Note, shall be expressly assumed by the Successor Corporation (if other than the Company), whereupon such Successor Corporation shall succeed to and be substituted for the Company, with the same effect as if it had been the Company and the Company shall thereupon be relieved of any further obligation or liabilities hereunder or upon this Note, and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound-up or liquidated.

(b) In case of any such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease and upon the assumption by the Successor Corporation, upon the execution by the Successor Corporation and the Company and delivery to the Holder, of an instrument, reasonably satisfactory in form and substance to the Holder, pursuant to which the Successor Corporation shall assume the due and punctual payment of the principal of and interest on this Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Company, and shall have provided for the right to convert this Note in accordance with its terms, such Successor Corporation shall succeed to and be substituted for the Company, with the same effect as if it had been the Company, and the Company shall thereupon be relieved of any further obligation or liabilities hereunder, and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound-up or liquidated.

(c) In case of any such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease, or change in the name of the Company, such changes in phraseology and form (but not in substance) may be made in this Note thereafter to be issued as may, in the opinion of the Company, be appropriate.
      Section 14.     Note.
      Upon surrender of this Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of this Note or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of this Note or part hereof), the Company shall, within five Business Days thereafter, execute and deliver, at the Company’s expense (except as provided below), one or more new notes (as requested by the holder thereof, each in a principal amount no less than US$250,000,000) (the “New Notes”) representing the same underlying indebtedness, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes. Each of the New Notes shall be payable to such Person as the Holder may request. Each of the New Notes shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of this Note.
      Section 15.     Amendments and Waivers.
      Neither this Note nor any terms hereof may be waived, amended, supplemented or modified unless such waiver, amendment, supplement or modification is in writing signed by the Company and the Holder, provided, however, that any waiver, amendment, supplement or modification relating to Section 10 hereof is subject to the provisions of Section 10(g).
      Section 16.     Notices.
      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed), if to the Holder at the address and facsimile number indicated for such Holder on the books and records of the Company and if to the Company at the following address or facsimile number (or at such other address or facsimile numbers as the Company may specify by notice):
      Company:

and with a
copy to:
      Section 17.     No Waiver; Cumulative Remedies.
      No failure to exercise and no delay in exercising, on the part of the Holder, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
      Section 18.     Assignment; Successors.
      This Note shall be binding upon and inure to the benefit of the Company, all future Holders of this Note and their respective successors and assigns.
      Section 19.     Consent to Jurisdiction and Service of Process.

(a) The Company irrevocably submits to the jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in the courts of Canada (or any other courts to the jurisdiction of which the Company is subject) by a suit upon such judgment, provided that service of process is effected upon the Company in the manner specified in the following paragraph or as otherwise permitted by law; provided, however, that the Company does not waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration or review of, any such judgment.

(b) As long as this Note remains outstanding, the Company will at all times have an authorized agent in the Borough of Manhattan, The City of New York upon whom process may be served in any legal action or proceeding arising out of or relating to this Note. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding. The Company hereby appoints CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any such legal action or proceeding may be made upon it at the office of such agent at 111 Eighth Avenue, New York, New York 10011 (or at such other address in the Borough of Manhattan, The City of New York, as the Company may designate by written notice to the Holder).

(c) The Company hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraphs by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company set forth in the first paragraph of this instrument or to any other address of which the Company shall have given written notice to the Holder. The Company irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.

      Section 20.     GOVERNING LAW.
      THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
Dated:

INCO LIMITED

By:

Name:
Title:

By:

Name:
Title:

EXHIBIT A TO FORM OF NOTE
CONVERSION NOTICE
      The undersigned holder of this Note hereby exercises the option to convert this Note, or the portion below designated, into Common Shares of Inco Limited in accordance with the terms of Section 8 of this Note, and directs that the Common Shares issuable and deliverable upon conversion, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned registered Holder hereof, unless a different name has been indicated in this notice below. If Common Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.
      If applicable please complete:
      The undersigned Holder hereby advises the Company that it is converting Notes in connection with a planned bona fide public offering or block trade of Common Shares, and requires delivery of the Common Shares to the Holder on ________________________ (the “Requested Delivery Date”), in connection with that transaction. The undersigned Holder understands that, if the Company does not elect to redeem this Note pursuant to the terms thereof, the undersigned shall have the right to revoke this Conversion Notice until the Requested Delivery Date.
Dated:

By: Name: Title:

  If Common Shares are to be issued and registered otherwise than to the registered Holder named above, please print or typewrite name and address, including zip code, and social security or other taxpayer identification number:

Name

Address

Social Security or other
Taxpayer Identification Number	If only a portion of the Note is to be converted, please indicate:
Principal amount to be converted ($10,000,000 or multiples thereof):

Remaining principal amount following such conversion ($10,000,000 or multiples thereof):

APPENDIX C
WAIVER AND FIRST AMENDMENT TO THE COMBINATION AGREEMENT
      This WAIVER and FIRST AMENDMENT TO COMBINATION AGREEMENT (this “Waiver and Amendment”) is made and entered into as of July 16, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”).
RECITALS
      A. Portugal and Italy are party to a Combination Agreement, dated as of June 25, 2006 (as amended pursuant hereto, the “Combination Agreement”), providing, among other things, for an Arrangement pursuant to which an indirect wholly-owned subsidiary of Portugal will acquire all of the outstanding common shares of Italy and the shareholders of Italy immediately prior to the effectiveness of the Arrangement will receive the consideration described in the Combination Agreement herein and in the Plan of Arrangement referred to therein.
      B. Italy wishes to make certain modifications to the Italy Bid, including to increase the amount of the Offer and to reduce the Minimum Tender Condition (as such terms are defined in the Support Agreement), and to make certain modifications to the Support Agreement, including to provide for the payment of a special dividend by France to shareholders of France prior to the initial closing of the Italy Bid, and Portugal wishes Italy to make such modifications, to consent to such modifications and to grant certain irrevocable waivers of Italy’s obligations under the Combination Agreement in order for Inco to make such modifications, all as further provided herein.
      C. Portugal and Italy wish to amend the terms of the Arrangement to provide for an increase in the Per Share Cash Amount.
      D. Italy may desire to (i) acquire common shares of France prior to the Expiry Time (as defined in the Support Agreement) pursuant to subsection 94(3) of the Securities Act (Ontario), Ontario Securities Commission Rule 62-501 and all other applicable laws (the “Open Market Purchases”) and/or (ii) acquire common shares of France after the Expiry Time, subject to compliance with subsection 94(6) of the Securities Act (Ontario) and all other applicable laws (the “Subsequent Purchases”) and Portugal desires to authorize Italy to make the Open Market Purchases and/or the Subsequent Purchases.
      E. Portugal and Italy wish to make certain conforming modifications to the Combination Agreement as further set forth herein.
      F. All capitalized terms used herein without being specifically defined are used as defined in the Combination Agreement.
      NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Waiver and Covenant
      1.1.     Waivers. Portugal hereby consents to and irrevocably grants such waivers as may be required under the Combination Agreement in order to allow Italy to:

(a) modify the Italy Bid in order to increase the Offer (as defined in the Support Agreement) by Cdn. $1.00 in cash, after taking into account the France Special Dividend (as defined below), and to make such conforming changes as are necessary to reflect such increase (the “Italy Offer Increase”);

(b) modify the Italy Bid in order to reduce the Minimum Tender Condition (as defined in the Support Agreement) from 66 2/3% to 50.01%, calculated on a Fully-Diluted Basis (as defined in the Support Agreement) (the “Minimum Tender Condition Reduction”);

(c) amend the Support Agreement, in the form previously provided to Portugal, including to provide for the payment of a dividend by France in the amount of Cdn. $0.75 in cash to all France shareholders as of a record date not later than July 26, 2006 (the “France Special Dividend”);

(d) make the Open Market Purchases and/or the Subsequent Purchases; and

(e) enter into such consents or amendments with its lenders and prospective lenders as are appropriate to reflect the Italy Offer Increase, the Minimum Tender Condition Reduction, the Open Market Purchases and/or the Subsequent Purchases, and the France Special Dividend.
      1.2.     Covenant. Italy agrees promptly to amend the Italy Bid to reflect the Italy Offer Increase, the Minimum Tender Condition Reduction and the France Special Dividend.
ARTICLE II
Amendment of Combination Agreement
      Portugal and Italy hereby amend the Combination Agreement as follows:

2.1. Per Share Cash Amount. The Combination Agreement is hereby amended to increase the Per Share Cash Amount, as defined in clause (ii) of Section 2.1(a), from Cdn. $17.50 in cash to Cdn. $20.25 in cash. The parties will make such changes to the Plan of Arrangement as are necessary to reflect such increase in the Per Share Cash Amount.

2.2. Section 5.6. Section 5.6 of the Combination Agreement is hereby amended by deleting the first sentence of that section and replacing it with the following sentence:

“At the request of Portugal, in the event that Italy acquires control of France, Italy shall cause France to use its reasonable best efforts to (i) redeem the outstanding France preferred shares Series F and 1 and the outstanding France convertible debentures in accordance with their respective terms, (ii) call a meeting of the holders of outstanding France preferred shares, Series G, H and 3 to approve amendments to the terms of such preferred shares to provide for the redemption of such preferred shares on such terms and conditions as are reasonably acceptable to Portugal and Italy, and (iii) redeem the France preferred shares, Series 2 following the Effective Time.”

2.3. Section 6.2. Section 6.2 of the Combination Agreement is hereby amended to add a new paragraph (d) to the end thereof as follows:

“(d) Notwithstanding anything herein to the contrary, in the event that Italy has acquired at least 50.01%, but less than two-thirds, of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement), Portugal may with the prior written consent of Italy, such consent not to be unreasonably withheld, postpone the mailing of the Portugal Proxy Statement (and the date of the Portugal Meeting) until such time as Italy has acquired at least two-thirds of the outstanding common shares of France.

2.4. Section 8.1. Section 8.1 of the Combination Agreement is hereby amended to delete paragraph (g) thereof in its entirety.

2.5. Subsection 8.3(a). Subsection 8.3(a) of the Combination Agreement is hereby amended be deleting the words “the France Acquisition has occurred” and replacing them with the words “Italy has acquired at least 50.01% of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement)”.

2.6. Section 8.3. Section 8.3 of the Combination Agreement is hereby amended to add a new paragraph (e) to the end thereof as follows:

“(e) France. Either (i) Italy shall have acquired at least 50.01% of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement) on the terms set forth in the Support Agreement and the Italy Bid Circular, without the waiver or change of any material term or condition thereof except as approved by Portugal in writing, or (ii) the Support Agreement shall have been terminated in accordance with its terms without Italy having acquired any shares of France pursuant to the Italy Bid. In the event that Italy shall have acquired at least two-thirds of the outstanding common shares of France, Italy shall have completed a France Subsequent Acquisition Transaction (the “France Condition”). Italy will give Portugal at least 5 days written notice of any determination to waive any material term or condition of the Support Agreement and the Italy Bid Circular and Portugal will inform Italy within such period whether or not Portugal consents to such waiver.”

2.7. Section 9.3. Section 9.3 of the Combination Agreement is hereby amended as follows:

(a) The reference to “two-thirds” in paragraph (vi) of Section 9.3(b) is deleted and replaced with “50.01%”.

(b) The reference to “two-thirds” in the definition of Italy Termination Fee in Section 9.3(d) is deleted and replaced with “50.01%”.
ARTICLE III
General Provisions
      3.1.     Counterparts. This Waiver and Amendment may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      3.2.     Governing Law. This Waiver and Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Waiver and Amendment shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Waiver and Amendment and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Waiver and Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 of the Combination Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
      3.3.     Continued Effectiveness. The Combination Agreement as modified by this Waiver and Amendment is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Waiver and Amendment shall be effective only in the specific instances and for the specific purposes for which given.
* * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION

By:	/s/ Ramiro G. Peru

Name:	Ramiro G. Peru
Title:	Executive Vice President and Chief Financial Officer

INCO LIMITED

By:	/s/ Simon A. Fish

Name:	Simon A. Fish
Title:	Executive Vice President, General Counsel and Secretary

APPENDIX D
FORM OF PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE
CANADA BUSINESS CORPORATIONS ACT

PLAN OF ARRANGEMENT
INVOLVING
INCO LIMITED
AND
PHELPS DODGE CORPORATION

PLAN OF ARRANGEMENT
ARTICLE 1
INTERPRETATION
      1.1     Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Amalco” has the meaning ascribed thereto in section 3.2(f);

“Amalco Common Shares” means the common shares which Amalco is authorized to issue and having the rights, privileges, restrictions and conditions set forth in Exhibit 1;

“Amalgamating Corporations” means Inco and Phelps Dodge Canada Subco and “Amalgamating Corporation” means either one of them;

“Amalgamation” has the meaning ascribed thereto in section 3.2(f);

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 9.4 of the Combination Agreement or Article 7 hereof or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means the articles of arrangement of Inco in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;

“Cash Consideration” means $20.25 per Inco Common Share (or the equivalent expressed in U.S. dollars based on the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the Business Day immediately prior to the Effective Date);

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Combination Agreement” means the combination agreement made as of June 25, 2006 between Phelps Dodge and Inco, as amended, supplemented and/or restated in accordance therewith prior to the Effective Time, providing for, among other things, the Arrangement;

“Converted Phelps Dodge Option” has the meaning ascribed thereto in section 3.2(c);

“Converted Phelps Dodge Option Exercise Price” has the meaning ascribed thereto in section 3.2(c);

“Court” means the Superior Court of Justice (Ontario);

“Depositary” means CIBC Mellon Trust Company, at its offices set out in the Letter of Transmittal, being the depositary appointed by Phelps Dodge for the purpose of, among other things, exchanging the certificates representing Inco Common Shares for Phelps Dodge Common Shares and cash in connection with the Arrangement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in section 4.1;

“Dissenting Shareholder” means an Inco Shareholder who dissents in respect of the Arrangement in compliance with the Dissent Rights and who has not withdrawn such exercise of Dissent Rights and is ultimately determined to be entitled to be paid fair value in respect of the Inco Common Shares held by such Inco Shareholder;

“Effective Date” means the date shown on the Certificate;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Exchange Ratio” means 0.672 of a Phelps Dodge Common Share for each Inco Common Share held;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Final Proscription Date” has the meaning ascribed thereto in section 6.4;

“Former Inco Shareholders” means the Inco Shareholders, other than Phelps Dodge and its Subsidiaries, immediately prior to the Effective Time and the Dissenting Shareholders who are deemed pursuant to Section 4.1(a) to have transferred the Inco Common Shares held by such Dissenting Shareholders to Phelps Dodge Canada immediately prior to the transfers described in Section 3.2(a);

“Government Entity” means any (i) multinational, federal, provincial, state, regional, municipal or other government, governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign, or multinational, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) stock exchange, including the NYSE and the TSX;

“In the Money Amount” in respect of a stock option at any time means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price under the stock option;

“Inco” means Inco Limited;

“Inco Circular” means the proxy circular and statement dated August 10, 2006 prepared by Inco in connection with the Inco Meeting;

“Inco Common Shares” means all of the common shares of Inco that are issued and outstanding immediately prior to the Effective Time;

“Inco Meeting” means the special meeting of Inco Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order at which a resolution with respect to the Arrangement is to be voted on;

“Inco Option Plans” means the stock option or incentive plans for directors, officers and employees of Inco or its Subsidiaries (as applicable) and other eligible persons;

“Inco Options” means options to acquire Inco Common Shares granted pursuant to the Inco Option Plans, including in the case of any particular Inco Option, any Inco SAR included therewith;

“Inco Restricted Shares” means the Inco Common Shares awarded pursuant to the KEIP Plans subject to restrictions on transfer in respect of which the restriction has not expired;

“Inco SAR” means the stock appreciation rights included in certain Inco Options and exercisable in lieu of (but not in addition to) such Inco Options;

“Inco Shareholders” means, collectively, the holders of Inco Common Shares;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.2 of the Combination Agreement;

“KEIP Plans” has the meaning ascribed thereto in the Combination Agreement;

“Letter of Transmittal” means the letter of transmittal for use by an Inco Shareholder in the form accompanying the Inco Circular;

“NYSE” means the New York Stock Exchange;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Government Entity, syndicate or other entity, whether or not having legal status;

“Phelps Dodge” means Phelps Dodge Corporation;

“Phelps Dodge Canada” means Phelps Dodge Canada Inc., a company incorporated under the CBCA which, at the time of the consummation of the Arrangement, will be a wholly-owned subsidiary of Phelps Dodge US Subco;

“Phelps Dodge Canada Subco” means 6606989 Canada Inc., a company incorporated under the CBCA which, at the time of the consummation of the Arrangement, will be a wholly-owned subsidiary of Phelps Dodge Canada;

“Phelps Dodge Common Shares” means the shares of common stock, par value U.S.$6.25 per share, in the capital of Phelps Dodge;

“Phelps Dodge US Subco” means Phelps Dodge Nickel Corporation, a company incorporated under the laws of Delaware which, at the time of the consummation of the Arrangement, will be a wholly-owned subsidiary of Phelps Dodge;

“Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Cash Consideration by the closing price of the Phelps Dodge Common Shares on the NYSE on the Business Day immediately prior to the Effective Date expressed in Canadian dollars based upon the closing exchange rate of the Bank of Canada for the Canadian dollar against the U.S. dollar on such date;

“Subject Shares” means the Inco Common Shares held, directly or indirectly, by or for the benefit of Phelps Dodge or its Subsidiaries immediately prior to the Effective Time, together with the Inco Common Shares deemed to be transferred to Phelps Dodge Canada pursuant to section 4.1;

“Subsidiary” means, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party; and

“TSX” means the Toronto Stock Exchange.
      1.2     CBCA. In addition to the terms defined above, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context requires otherwise.
      1.3     Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.
      1.4     Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.
      1.5     Currency. In this Plan of Arrangement, unless otherwise specifically indicated, all sums of money are expressed and shall be payable in Canadian dollars.
ARTICLE 2
ARRANGEMENT
      2.1     Combination Agreement. This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Combination Agreement.

ARTICLE 3
ARRANGEMENT
      3.1     Binding Effect. This Plan of Arrangement, within the meaning of section 192 of the CBCA, will become effective at, and be binding at and after, the Effective Time on (i) Inco, (ii) Phelps Dodge, (iii) Phelps Dodge US Subco, (iv) Phelps Dodge Canada, (v) Phelps Dodge Canada Subco, (vi) Amalco, (vii) all Inco Shareholders and Former Inco Shareholders, and (viii) all holders and beneficial owners of Inco Options and Converted Phelps Dodge Options.
      3.2     Arrangement. At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a) each Inco Common Share outstanding immediately prior to the Effective Time (other than an Inco Restricted Share or a Subject Share) will be transferred by the holder thereof to Phelps Dodge Canada in exchange for (i) the number of Phelps Dodge Common Shares equal to the Exchange Ratio, and (ii) cash in the amount of the Cash Consideration (payable in either Canadian or U.S. dollars at the election of the holder as indicated in the holder’s Letter of Transmittal or, in the absence of any election, in Canadian dollars), and the name of such holder will be removed from the register of holders of Inco Common Shares, and Phelps Dodge Canada will be recorded as the registered holder of such Inco Common Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances;

(b) each Inco Restricted Share outstanding immediately prior to the Effective Time will be transferred by the holder thereof to Phelps Dodge Canada in exchange for a number of Phelps Dodge Common Shares equal to the Stock Award Exchange Ratio, and the name of such holder will be removed from the register of holders of Inco Common Shares, and Phelps Dodge Canada will be recorded as the registered holder of such Inco Restricted Share and will be deemed to be the legal and beneficial owner of such share free of any claims or encumbrances, and the former holder of each Inco Restricted Share shall hold the Phelps Dodge Common Shares receivable in exchange on the same terms and conditions as were applicable to such Inco Restricted Share pursuant to the KEIP Plan under which it was issued and the agreement evidencing the grant thereto prior to the Effective Time;

(c) each Inco Option outstanding immediately prior to the Effective Time, whether or not vested, shall be cancelled and in exchange therefor the holder shall receive a fully vested option granted by Phelps Dodge (a “Converted Phelps Dodge Option”) to acquire (on the same terms and conditions other than vesting as were applicable to such Inco Option pursuant to the relevant Inco Option Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of Phelps Dodge Common Shares determined by multiplying (A) the number of Inco Common Shares subject to such Inco Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price per Phelps Dodge Common Share subject to any such Converted Phelps Dodge Option (the “Converted Phelps Dodge Option Exercise Price”) will be an amount (rounded up to the nearest one hundredth of a cent and expressed in U.S. dollars based on the closing exchange rate of the Bank of Canada for the Canadian dollar against the U.S. dollar on the Business Day immediately prior to the Effective Date) equal to the quotient of (A) the exercise price per Inco Common Share subject to such Inco Option immediately prior to the Effective Time and (B) the Stock Award Exchange Ratio; provided that the exercise price otherwise determined shall be increased to the extent required to ensure that the In The Money Amount of the Converted Phelps Dodge Option is equal to the In The Money Amount of the corresponding Inco Option. For greater certainty, if a particular Inco Option includes an Inco SAR, the corresponding Converted Phelps Dodge Option will include a stock appreciation right subject to the same terms and conditions (other than vesting) as were applicable to the Inco SAR (including for greater certainty the right to exercise it in respect of part of the Converted Phelps Dodge Option to which it relates) except that the stock appreciation right, which may be exercised in lieu of, but not in addition to, the Converted Phelps Dodge Option, shall represent the right to receive, upon exercise (and consequent surrender of the Converted Phelps Dodge Option), (i) the number of Phelps Dodge Common Shares (rounded down to the nearest whole share) having an aggregate fair market value on the date of exercise equal to the positive difference between (A) the aggregate fair market value of the Phelps Dodge Common Shares subject to the corresponding Converted Phelps Dodge Option and (B) the aggregate Converted Phelps Dodge Option exercise price, (ii) the equivalent amount of cash, or (iii) an equivalent combination thereof, as Phelps Dodge may determine in its sole discretion. The conversion mechanism set forth in this section 3.2(c) shall be adjusted to the extent required to comply with Section 409A of the Code and the rules, regulations and guidance promulgated thereunder, where applicable;

(d) Phelps Dodge Canada shall issue to Phelps Dodge US Subco one common share for each Phelps Dodge Common Share delivered by Phelps Dodge US Subco to the Depository on behalf of Phelps Dodge Canada and Phelps Dodge Canada shall add to the stated capital account maintained for its common shares the fair market value of the Phelps Dodge Common Shares so delivered;

(e) Phelps Dodge Canada shall transfer to Phelps Dodge Canada Subco all of the Inco Common Shares (including for greater certainty all Inco Restricted Shares) acquired by Phelps Dodge Canada pursuant to this Plan of Arrangement in exchange for the issuance by Phelps Dodge Canada Subco of one common share of Phelps Dodge Canada Subco for each Inco Common Share acquired and Phelps Dodge Canada Subco shall add to the stated capital account maintained for its common shares the fair market value of the Inco Common Shares and Inco Restricted Shares acquired by Phelps Dodge Canada Subco; and

(f) the Amalgamating Corporations shall be amalgamated and shall continue as one corporation (“Amalco”) on the terms prescribed in this Plan of Arrangement (the “Amalgamation”) and:

(i) the property, rights, privileges and franchises of each Amalgamating Corporation shall continue to be the property, rights, privileges and franchises of Amalco and Amalco shall continue to be liable for the obligations of each Amalgamating Corporation, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities and debts of each of the Amalgamating Corporations (in each case excluding any security issued by one Amalgamating Corporation and held by the other Amalgamating Corporation and any liability or obligation of one Amalgamating Corporation to the other Amalgamating Corporation);

(ii) an existing cause of action, claim or liability is unaffected (except for any cause of action, claim or liability of one Amalgamating Corporation against or to the other Amalgamating Corporation);

(iii) a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against Amalco (except for any such action or proceeding by one Amalgamating Corporation against the other Amalgamating Corporation);

(iv) a conviction against, or ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against Amalco;

(v) the Articles of Arrangement shall be deemed to be the articles of amalgamation of Amalco and, except for the purposes of subsection 104(1) of the CBCA, the Certificate shall be deemed to be the certificate of amalgamation of Amalco;

(vi) all issued and outstanding Inco Common Shares, including for greater certainty all issued and outstanding Inco Restricted Shares and Subject Shares, shall be cancelled without any repayment of capital in respect thereof;

(vii) all issued and outstanding common shares in the capital of Phelps Dodge Canada Subco shall be cancelled and Phelps Dodge Canada shall receive on the amalgamation one Amalco Common Share for each common share of Phelps Dodge Canada Subco previously held; and

(viii) Amalco shall add to the stated capital account maintained for the Amalco Common Shares the stated capital of the common shares of Phelps Dodge Canada Subco immediately prior to the amalgamation.
      3.3     No Fractional Phelps Dodge Common Shares. No fractional Phelps Dodge Common Shares shall be issued to Former Inco Shareholders. Any fractional number of Phelps Dodge Common Shares that would otherwise be received by a Former Inco Shareholder shall be rounded down to the nearest whole number. Where the number of Phelps Dodge Common Shares receivable by a Person under the Arrangement is reduced as a result of such rounding down, such Person shall receive in lieu of any such fractional share a cash payment equal to the fraction of a Phelps Dodge Common Share so rounded down multiplied by the volume weighted average closing price of the Phelps Dodge Common Shares on the NYSE on the last five trading days immediately before the Effective Date. Any payment in lieu of a fractional share will be made in the same currency as the payment of the Cash Consideration pursuant to section 3.2(a) above and, if such payment is to be made in Canadian dollars, the amount of the payment will be converted from U.S. dollars to Canadian dollars based on the Bank of Canada closing exchange rate for the Canadian dollar against the U.S. dollar on the Business Day immediately prior to the Effective Date.
      3.4     Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted, as required, to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Phelps Dodge Common Shares or Inco Common Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Phelps Dodge Common Shares or Inco Common Shares occurring after June 25, 2006 and prior to the Effective Time, so that the Former Inco Shareholders shall be entitled to receive consideration of the same value that they were entitled to receive before such event.
      3.5     Withholding Rights. Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco and the Depositary shall be entitled to deduct and withhold from all amounts payable under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to section 4.1) to any Former Inco Shareholder, or holder of Inco Options or other Inco securities or to withhold from all dividends or other distributions payable in respect of Phelps Dodge Common Shares to be issued under the Plan of Arrangement, such amounts as Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the Code or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Inco Shareholder or holder of Inco Options or other Inco securities, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amounts so required or permitted to be deducted or withheld from any payment to a Person exceed the cash portion of the consideration otherwise payable to that Person, Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement, and Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco or the Depositary shall notify the Person thereof and remit to the Person any unapplied balance of the net proceeds of such sale.
ARTICLE 4
RIGHTS OF DISSENT
      4.1  Rights of Dissent. Each Inco Shareholder may, with respect to the Inco Common Shares held by such Inco Shareholder, including for greater certainty Inco Restricted Shares, exercise rights of dissent pursuant to and in the manner set forth in section 190 of the CBCA, the Interim Order and this section 4.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Inco resolution referred to in subsection 190(5) of the CBCA must be received by Inco not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Inco Meeting. Each Inco Shareholder who:
      (a) is a Dissenting Shareholder shall be deemed to have transferred the Inco Common Shares held by such Dissenting Shareholder to Phelps Dodge Canada immediately prior to the transfers described in section 3.2(a) without any further act or formality and free and clear of all liens, claims and encumbrances, with Phelps Dodge Canada being obligated to pay such Dissenting Shareholder in consideration therefor the fair value of such Inco Common Shares, which fair value, notwithstanding anything to the contrary in the CBCA, if permitted by the Court, shall be determined as of the Effective Time, and the name of such Dissenting Shareholder will be removed from the register of holders of Inco Common Shares and Phelps Dodge Canada will be recorded as the registered holder of the Inco Common Shares so transferred and will be deemed to be the legal and beneficial owner of such Inco Common Shares; or
      (b) withdraws such exercise of Dissent Rights or is ultimately determined not to be entitled, for any reason, to be paid fair value for such Person’s Inco Common Shares shall be deemed to have participated in the Arrangement and will be deemed to have transferred each of such Person’s Inco Common Shares to Phelps Dodge Canada in exchange for Phelps Dodge Common Shares and cash at the time and on the terms set out in section 3.2(a) (or in the case of Inco

Restricted Shares, for Phelps Dodge Common Shares at the time and on the terms set out in Section 3.2(b)), and in no case shall Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco or any other Person be required to recognize such Inco Shareholder as an Inco Shareholder after the Effective Time, and the name of such Inco Shareholder shall be removed from the register of holders of Inco Common Shares at the Effective Time.
ARTICLE 5
AMALCO
      5.1  Name. The name of Amalco shall be “Inco Limited” or such other name as may be assigned to Amalco by the Director.
      5.2  Registered Office. The registered office of Amalco shall be located in the City of Toronto in the Province of Ontario and the address of the registered office of Amalco shall be P.O. Box 185, Suite 2600, South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2J4.
      5.3  Authorized Capital. Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of preferred shares issuable in series (the “Preferred Shares”), the rights, privileges, restrictions and conditions of which are set forth in Exhibit 1.
      5.4  Directors.
      (a) Minimum and Maximum. The directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one and a maximum number of ten directors.
      (b) Initial Directors. The number of directors on the board of directors shall initially be set at four. The initial directors of Amalco immediately following the Amalgamation shall be the persons whose names and municipal address appear below:

Name	Municipal Address

Tim Snider	Phoenix, Arizona
Ramiro Peru	Chandler, Arizona
Scott Hand	Toronto, Ontario
S. David Colton	Mesa, Arizona
The initial directors shall hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed. The actual number of directors within the minimum and maximum number set out in section 5.4(a) may be determined from time to time by resolution of the directors. Any vacancy on the board of directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.
      5.5  Business and Powers. There shall be no restriction on the business which Amalco is authorized to carry on or on the powers which Amalco may exercise.
      5.6  By-Laws. The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Phelps Dodge Canada Subco.
      5.7  Charging Power. Without restricting any of the powers and capacities of Amalco, whether under the CBCA or otherwise, Amalco may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of Amalco (including without limitation its book debts, rights, powers, franchises and undertaking) for any purpose whatsoever.

ARTICLE 6
DELIVERY OF CASH AND PHELPS DODGE COMMON SHARES
      6.1  Delivery of Cash and Phelps Dodge Common Shares.
      (a) On or before the Effective Time, Phelps Dodge, Phelps Dodge US Subco and Phelps Dodge Canada shall ensure the deposit with the Depositary, for the benefit of the Former Inco Shareholders, of:

(i) certificates (which are to be delivered to the Depositary by Phelps Dodge US Subco on behalf of Phelps Dodge Canada) representing that number of Phelps Dodge Common Shares required to be delivered by Phelps Dodge Canada pursuant to Article 3 in connection with the exchange of Inco Common Shares; and

(ii) sufficient funds for the purpose of paying for the acquisition of Inco Common Shares pursuant to Article 3.
      (b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares, which were exchanged in whole or in part for Phelps Dodge Common Shares in accordance with section 3.2, together with the Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Inco Common Shares formerly represented by such certificate under the CBCA and the by-laws of Inco and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, or in the case of Inco Restricted Shares, to Phelps Dodge Canada pursuant to the relevant plan under which the Inco Restricted Shares were issued and the agreement evidencing the grant thereof prior to the Effective Time, following the Effective Time, a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in accordance with section 3.2.
      (c) In the case of Inco Common Shares, other than Inco Restricted Shares and Subject Shares, upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares which were exchanged in part for cash in accordance with section 3.2, together with the Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Inco Common Shares formerly represented by such certificate under the CBCA and the by-laws of Inco and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a cheque representing the cash to be paid in connection with the acquisition of such Inco Common Shares.
      (d) After the Effective Time and until surrendered for cancellation as contemplated by section 6.1(a), each certificate which immediately prior to the Effective Time represented one or more Inco Common Shares (other than Subject Shares) shall be deemed at all times to represent only the right to receive the entitlements described in this Article 6.
      6.2  Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Inco Common Shares which were exchanged (in whole or in part) for Phelps Dodge Common Shares in accordance with section 3.2(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the cash and a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in accordance with section 3.2(a). When authorizing such delivery of cash and a certificate representing the Phelps Dodge Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Phelps Dodge Common Shares is to be delivered shall, as a condition precedent to the delivery of such cash and Phelps Dodge Common Shares, give a bond satisfactory to Phelps Dodge and the Depositary in such amount as Phelps Dodge and the Depositary may direct, or otherwise indemnify Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco and the Depositary in a manner satisfactory to Phelps Dodge and the Depositary, against any claim that may be made against Phelps Dodge, Phelps Dodge US Subco, Phelps Dodge Canada, Phelps Dodge Canada Subco, Inco, Amalco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Inco.

      6.3  Distributions with Respect to Unsurrendered Certificates. No dividend or other distribution declared or made after the Effective Time with respect to Phelps Dodge Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Inco Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.1 or section 6.1(d). Subject to applicable law and to section 3.5, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Phelps Dodge Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Phelps Dodge Common Shares. No interest shall be payable with respect to the cash to be paid in connection with the acquisition of Inco Common Shares.
      6.4  Limitation and Proscription. To the extent that a Former Inco Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 on or before the date which is six years after the Effective Date (the “Final Proscription Date”), then the Phelps Dodge Common Shares which such Former Inco Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Phelps Dodge Common Shares and the cash shall be delivered to Phelps Dodge by the Depositary and such Phelps Dodge Common Shares shall be cancelled by Phelps Dodge, and the interest of the Former Inco Shareholder in such Phelps Dodge Common Shares and the cash shall be terminated as of such Final Proscription Date.
ARTICLE 7
AMENDMENTS
      7.1  Amendments to Plan of Arrangement.
      (a) Inco reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Phelps Dodge, (iii) filed with the Court and, if made following the Inco Meeting, approved by the Court and (iv) communicated to Inco Shareholders if and as required by the Court.
      (b) Phelps Dodge reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date as provided for in the Combination Agreement.
      (c) Any amendment, modification or supplement to this Plan of Arrangement may be (i) proposed by Inco at any time prior to the Inco Meeting (provided that Phelps Dodge shall have consented thereto); or (ii) proposed by Phelps Dodge at any time prior to the Inco Meeting (provided that Inco, except as provided in section 7.1(b), shall have consented thereto) and in each case with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Inco Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
      (d) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Inco Meeting shall be effective only if (i) it is consented to by each of Inco and Phelps Dodge and (ii) if required by the Court, it is consented to by holders of the Inco Common Shares voting in the manner directed by the Court.
      (e) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Phelps Dodge, provided that it concerns a matter which, in the reasonable opinion of Phelps Dodge, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Inco Common Shares or Inco Options at the Effective Time.
ARTICLE 8
FURTHER ASSURANCES
      8.1  Further Assurances. Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

EXHIBIT 1 TO PLAN OF ARRANGEMENT
Share Provisions Of Amalco
      The rights, privileges, restrictions and conditions attaching to the common shares (each a “Common Share”) and the preferred shares (each a “Preferred Share”) of Amalco are as follows:

1.	Common Shares
(a) Voting Rights
      Except for meetings at which the holders of shares of another class or series of Amalco’s capital stock from time to time authorized are entitled to vote separately as a class or series, the holders of Common Shares shall be entitled to receive notice of, to attend (in person or by proxy) and be heard, and to vote on the basis of one vote in respect of each such share held, at all meetings of the shareholders of Amalco.
(b) Dividends
      (i) Subject to any preference as to dividends attached to any other class or series of shares in Amalco’s capital stock authorized from time to time and ranking in priority to the Common Shares as to dividends, the holders of the Common Shares shall be entitled to receive, and Amalco shall pay, out of the moneys or property of Amalco properly applicable to the payment of dividends, such dividends (if any and in such form) as the directors of Amalco (the “Directors”) may in their discretion declare.
      (ii) The Directors may (but need not) determine at any time or from time to time, with respect to any cash dividend declared payable on the Common Shares, that the holders of the shares of such class, or the holders of shares of such class whose addresses, on the books of Amalco, are in Canada and/or in specified jurisdictions outside Canada, shall have the right to elect to receive such dividend in the form of a stock dividend payable in Common Shares having a value, as determined by the Directors, that is substantially equivalent, as of a date or a period of days determined by the Directors, to the cash amount of such dividend, provided that the Directors may (but need not) value the shares to be issued by way of stock dividend at a discount from the relevant market value thereof of up to five per cent (5%), and provided further that shareholders shall receive cash in lieu of any fractional interests in shares to which they would otherwise be entitled unless the Directors shall otherwise determine. If the Directors shall determine that shareholders are entitled to fractional interests in shares issued by way of stock dividend, shareholders shall be entitled to receive dividends in respect of such fractional share interests.
(c) Liquidation, Dissolution or Winding-up
      Subject to the prior rights of any other class or series of shares in Amalco’s capital stock authorized from time to time and ranking in priority to the Common Shares, the holders of the Common Shares shall, in the event of a distribution of assets of Amalco among its shareholders on a liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or any other distribution of assets of Amalco among its shareholders for the purpose of winding up its affairs, be entitled to receive the remaining property of Amalco.
(d) Other Distributions
      Amalco may issue or distribute securities of Amalco or of any other body corporate (including rights, options or warrants to acquire such securities and any securities convertible into or exchangeable for such securities) or any other property or assets of any kind (including evidences of indebtedness and any rights, options or warrants to acquire such property or assets), exclusively to holders of the Common Shares by way of a special distribution or otherwise, as the Directors in their discretion may declare.
2.     Preferred Shares
      (a) The Directors may, at any time and from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as the Directors determine before issuance of any shares of such series.
      (b) Subject to the following provisions, and subject to the filing of articles of amendment in prescribed form and the endorsement thereon of a certificate of amendment, in accordance with the Canada Business Corporations Act, the

Directors may fix from time to time before the issue of shares of any series, the number of shares that is to comprise such series and the designation, rights, privileges, restrictions and conditions attaching to such series of Preferred Shares including, without limitation, the rate or amount of any dividends or the method of calculating any dividends, the dates of payment of dividends, and any redemption, purchase, conversion or exchange prices and terms. In addition, the Directors may change the rights, privileges, restrictions and conditions attaching to any series of Preferred Shares of which no shares have been issued.
      (c) The Preferred Shares of any series may be made convertible into or exchangeable for Common Shares of Amalco or another corporation.
      (d) The Preferred Shares of each series, with respect to the payment of any dividends and any distribution of assets or return of capital in the event of liquidation, dissolution or winding up of Amalco, rank on a parity with the Preferred Shares of every other series with respect to priority in the payment of dividends and return of capital in the event of the liquidation, dissolution or winding-up of Amalco.
      (e) Subject to the provisions respecting any particular series and subject to sub paragraphs (f) and (g), the holders of Preferred Shares are not entitled to receive notice of, nor to attend or vote at meetings of the shareholders of Amalco.
      (f) The provisions attaching to the Preferred Shares as a class may be amended or repealed at any time with such approval as is then required by law to be given by the holders of the Preferred Shares as a class.
      (g) Subject to the terms of any series of Preferred Shares, the holders of the Preferred Shares as a class and the holders of shares of any particular series of Preferred Shares are not entitled to vote separately as a class or series, as the case may be, upon, and are not entitled to dissent in respect of, any proposal to amend the articles of Amalco to:

(i) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class or series;

(iii) create a new class or series of shares equal or superior to the shares of such class or series.

APPENDIX E
INTERIM ORDER AND NOTICE OF APPLICATION

Court File No. 06-CL-6588

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE	)	**THURSDAY, THE 10TH DAY**
	)	
JUSTICE C. CAMPBELL	)	**OF AUGUST, 2006**

INCO LIMITED

Applicant

ORDER

THIS MOTION made by the Applicant, Inco Limited ("Inco"), pursuant to section 192(4) of the *Canada Business Corporations Act,* R.S.C. 1985, c. C-44, as amended (the "CBCA"), for an interim order for advice and directions in connection with the within application (the "Application"), was heard this day at 393 University Avenue, Toronto, Ontario.

ON READING the Notice of Application, Notice of Motion and the Affidavit of Simon A. Fish sworn August 8, 2006 (the "Fish Affidavit"), and the exhibits thereto, and on hearing the submissions of counsel for Inco and counsel for Phelps Dodge Corporation ("Phelps Dodge"), and on being advised of the letter of non-appearance delivered by the Director appointed under the CBCA,

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DEFINITIONS

1. **THIS COURT ORDERS** that all capitalized terms not otherwise defined in this Order shall have the meanings ascribed thereto in the draft proxy circular and statement (the "Inco Circular") attached as Exhibit "A" to the Fish Affidavit.

THE INCO MEETING

2. **THIS COURT ORDERS** that Inco is authorized to call, hold and conduct the special meeting (the "Inco Meeting") of the holders of common shares of Inco (the "Inco Shareholders"), to, among other things, consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is attached as Appendix A to the Inco Circular, to authorize, approve and adopt the Arrangement and Plan of Arrangement.

3. **THIS COURT ORDERS** that the Inco Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting respecting the Inco Meeting (the "Notice") forming part of the Inco Circular, the CBCA, and the articles and by-laws of Inco (including in respect of quorum requirements), the terms of this Order, and the rulings and directions of the Chair of the Meeting, such rulings and directions not to be inconsistent with this Interim Order.

4. **THIS COURT ORDERS** that the only persons entitled to attend or speak at the Inco Meeting shall be:

(a) registered Inco Shareholders or their respective proxy holders;

(b) the officers, directors, auditors and advisors of Inco;

(c) representatives and advisors of Phelps Dodge;

(d) the Director; and

(e) other persons who may receive the permission of the Chair of the Inco Meeting.

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RECORD DATE

5. **THIS COURT ORDERS** that the record date (the "Record Date") for determining Inco Shareholders entitled to receive the Notice, the Inco Circular and the forms of proxy for use by the Inco Shareholders (collectively, the "Meeting Materials") shall be the close of business (Toronto time) on August 2, 2006, as previously approved by the Board and published by Inco.

DISTRIBUTION OF MEETING MATERIALS AND COURT MATERIALS

6. **THIS COURT ORDERS** that Inco is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Inco Circular, the forms of proxy, the letter of transmittal and any other communications or documents determined by Inco to be necessary or desirable (collectively, the "Meeting Materials"), as follows:

   (a) to Registered Inco Shareholders, to the directors of Inco and to the auditor of Inco, respectively, by mailing same by pre-paid ordinary mail (or, alternatively, by delivery, in person or by courier), not later than twenty-one (21) days prior to the date established for the Inco Meeting in the Notice. Distribution to such persons shall be to their addresses as they appear on the books and records of Inco as of the Record Date (August 2, 2006), or such later date as Inco may determine in accordance with the CBCA;

   (b) to non-registered Inco Shareholders, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument No. 54-101 of the Canadian Securities Administrators;

   (c) by delivery, in person or by recognized courier service, to the addresses specified in paragraph 6(a) above; and

   (d) the Toronto Stock Exchange Inc. by electronically filing the Meeting Materials via the System for Electronic Document Analysis and Retrieval at least twenty-one (21) days prior to the date of the Meeting.

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7. **THIS COURT ORDERS** that Inco is hereby authorized to distribute the Notice of Application, this Order, the Inco Circular, and any other communications or documents determined by Inco to be necessary or desirable (collectively, the "Court Materials") to the holders of Inco Options and holders of Inco Restricted Shares by mailing same by pre-paid ordinary mail (or, alternatively, by delivery, in person or by courier), concurrently with the distribution described in paragraph 6 of this Order. Distribution to such persons shall be to their addresses as they appear on the books and records of Inco as of the Record Date.

UPDATING MEETING MATERIALS AND COURT MATERIALS

8. **THIS COURT ORDERS** that Inco is authorized to make such amendments, updates, revisions or supplements ("Additional Information") to the Meeting Materials and Court Materials which are not inconsistent with the terms of this Interim Order as Inco may determine in accordance with the terms of the Combination Agreement, and that notice of such Additional Information may be communicated to Inco Shareholders, holders of Inco Options, and holders of Inco Restricted Shares by press release, newspaper advertisement or by notice by any of the methods of distribution set forth in paragraphs 6 and 7 above.

DEEMED RECEIPT OF NOTICE

9. **THIS COURT ORDERS** that the Meeting Materials and Court Materials shall be deemed to have been received,

   (a) in the case of mailing, three (3) days after delivery thereof to the post office;

   (b) in the case of delivery in person, upon receipt thereof at the intended recipient's address, or, in the case of delivery by courier, one (1) Business Day after receipt by the courier, inter-office system or post office;

   (c) in the case of advertisement, at the time of publication of the advertisement; and

   (d) in the case of electronic filing, upon the transmission thereof.

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10. **THIS COURT ORDERS** that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 6 and 7 of this Order shall constitute good and sufficient service and notice thereof upon all such persons of the Inco Meeting and the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Inco Meeting to the persons described in paragraphs 6 and 7of this Order or to any other persons.

11. **THIS COURT ORDERS** that a failure or omission to distribute the Meeting Materials and Court Materials in accordance with paragraphs 6 and 7 of this Order as a result of mistake or of events beyond the control of Inco, shall not constitute a breach of this Order, or a defect in the calling of the Inco Meeting, and shall not invalidate any resolution passed or proceedings taken at the Inco Meeting, but if any such failure or omission is brought to the attention of Inco, then Inco shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

SOLICITATION OF PROXIES

12. **THIS COURT ORDERS** that Inco is authorized to use proxies at the Inco Meeting, substantially in the form accompanying the Inco Circular, subject to Inco's ability to insert dates and other relevant information in the final Form of Proxy. Inco is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine.

13. **THIS COURT ORDERS** that the procedures for Inco Shareholders to revoke proxies and to use proxies at the Meeting shall be as set out in the Circular, including that proxies must be received by Inco no later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the start of the Inco Meeting or any adjournment of the Inco Meeting. Inco may waive, in its discretion, the time limits for the deposit of proxies by Inco Shareholders if the Chair of the Meeting deems it advisable to do so.

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VOTING

14. **THIS COURT ORDERS** that the only persons entitled to vote in person or by proxy on the Arrangement Resolution shall be the Inco Shareholders as at the close of business on the Record Date, except that a person (the "Offeror") who produces properly endorsed share certificates or otherwise establishes that the Offeror has taken up and paid for more than 50% of the Inco Shares outstanding held by Independent Shareholders (as such term is defined in the shareholder rights plan agreement between Inco and CIBC Mellon Trust Company, as rights agent, as amended and restated as of April 20, 2005) after the Record Date pursuant to an offer made to all Inco Shareholders by take-over bid circular (a "Recognized Offer") shall be permitted to vote on the Arrangement Resolution in person or by proxy those Inco Shares acquired by it pursuant to the Recognized Offer.

15. **THIS COURT ORDERS** that, subject to further Order of this Honourable Court, the Arrangement Resolution must be passed at the Inco Meeting by the affirmative vote of at least two-thirds of the total votes cast in respect of the Arrangement Resolution by the Inco Shareholders, voting as a single class, present in person or represented by proxy at the Inco Meeting. Such vote shall be sufficient to authorize and direct Inco to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Inco Circular without the necessity of any further approval by the Inco Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

16. **THIS COURT ORDERS** that in respect of the vote on the Arrangement Resolution, each Shareholder is entitled to one vote for each Inco Share held. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

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DISSENT RIGHTS

17. **THIS COURT ORDERS** that:

(a) each registered Inco Shareholder as of the Record Date, and

(b) each non-registered Inco Shareholder as of the Record Date who becomes a registered Inco Shareholder as of the Dissent Deadline, (defined below), and

(c) each holder of Inco Options, holder of Warrants, holder of LYONs Notes, holder of Convertible Debentures and holder of Subordinated Convertible Debentures as of the Record Date who (i) exercises their Inco Options, Warrants or conversion rights prior to the Dissent Deadline (defined below) and, (ii) is a registered Inco Shareholder as of the Dissent Deadline (defined below),

(b) notwithstanding section 190 of the CBCA, if the Arrangement is completed Phelps Dodge Canada shall be required to offer to pay fair value to Inco Shareholders who duly exercise rights of dissent, and to pay the amount to which such holders may ultimately be entitled; and

(c) the "court" referred to in section 190 of the CBCA means this Honourable Court.

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18. **THIS COURT ORDERS** that registered holders of Inco Shares who duly exercise such rights of dissent set out in paragraph 17 above and who:

but in no case shall Inco, Phelps Dodge Canada or Phelps Dodge or any other person or entity be required to recognize such Dissenting Shareholders as holders of Inco Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the registers of the holders of Inco Shares at the Effective Time.

AMENDMENTS TO THE ARRANGEMENT AND PLAN OF ARRANGEMENT

19. **THIS COURT ORDERS** that Inco is authorized, in the manner contemplated by the Combination Agreement, to make such amendments, revisions and/or supplements to the Arrangement and to the Plan of Arrangement as it may determine, and the Arrangement and the Plan of Arrangement, as so amended, revised and/or supplemented, shall be the Arrangement and the Plan of Arrangement submitted to the Inco Shareholders at the Inco Meeting and shall be the subject of the Arrangement Resolution.

ADJOURNMENTS AND POSTPONEMENTS

20. **THIS COURT ORDERS** that Inco, if it deems advisable and subject to the terms of the Combination Agreement, is specifically authorized to adjourn or postpone the Inco Meeting on one or more occasions, without the necessity of first convening the Inco Meeting or first obtaining any vote of Inco Shareholders respecting the adjournment or postponement. Notice of any such adjournment or postponement shall be given by press release, newspaper advertisement, or by notice sent to the Inco Shareholders by one of

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the methods specified in paragraph 6 above of this Interim Order, as determined to be the most appropriate method of communication by the Board.

HEARING OF APPLICATION FOR APPROVAL OF THE ARRANGEMENT

21. **THIS COURT ORDERS** that, upon the passing of the Arrangement Resolution pursuant to the provisions of paragraph 15 hereof, Inco shall be permitted to apply to this Honourable Court for final approval of the Arrangement pursuant to the within Notice of Application.

22. **THIS COURT ORDERS** that the only persons entitled to appear and be heard at the hearing of the within Application shall be:

    (a) Inco;

    (b) Phelps Dodge Canada and Phelps Dodge;

    (c) the Director; and

    (d) persons who have filed a Notice of Appearance and supporting materials in accordance with paragraphs 23 and 24 herein, the Notice of Application and the *Rules of Civil Procedure*.

23. **THIS COURT ORDERS** that any Notice of Appearance served in response to the Notice of Application shall be served on counsel for Inco at the following address: Osler, Hoskin & Harcourt LLP, Box 50, 1 First Canadian Place, Suite 6100, Toronto, Ontario, M5X 1B8, Attention: Laura Fric, with a copy to counsel for Phelps Dodge at the following address: Heenan Blaikie LLP, P.O. Box 185, Suite 2600, 200 Bay Street, South Tower, Royal Bank Plaza, Toronto, Ontario M5J 2J4, Attention: Wendy Berman.

24. **THIS COURT ORDERS** that any party who wishes to oppose the within Application for final approval of the Arrangement shall serve upon Inco's and Phelps Dodge's solicitors a notice setting out the basis for such opposition and a copy of the materials to be used to oppose the Application at least four (4) days before the date set out for the Application for approval of the Arrangement or such shorter time as this Court, by order, may allow.

- 10 -

25. **THIS COURT ORDERS** that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons set out in paragraph 22 shall be entitled to be given notice of the adjourned date.

26. **THIS COURT ORDERS** that any materials to be filed by Inco in support of the within Application for final approval of the Arrangement may be filed up to two days prior to the hearing of the Application without further order of this Honourable Court.

PRECEDENCE

27. **THIS COURT ORDERS** that, to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order, between this Interim Order and the terms of any instrument creating, governing or collateral to the Inco Shares, Inco Options and Inco Restricted Shares, or the articles or by-laws of Inco, this Interim Order shall govern.

VARIANCE

28. **THIS COURT ORDERS** that Inco shall be entitled to seek leave to vary this order upon such terms and upon the giving of such notice as this Honourable Court may direct.

ENTERED AT / INSCRIT À TORONTO
ON / BOOK NO:
LE / DANS LE REGISTRE NO.:

AUG 10 2006

PER/PAR:

Court File No. 06-CL-6588
ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)
IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF INCO LIMITED
INCO LIMITED
Applicant
NOTICE OF APPLICATION
TO THE RESPONDENTS:
      A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the Applicant appears on the following page.
      THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on Tuesday, September 12, 2006, at 10:00 a.m., or as soon after that time as the application may be heard, at 393 University Avenue, Toronto, Ontario.
      IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.
      IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.
      IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date August 8, 2006	Issued by	(signed)

Local registrar

	Address of	393 University Avenue
	court office	Toronto, Ontario M5G 1E6

TO:                 ALL HOLDERS OF COMMON SHARES OF INCO LIMITED
AND TO:     ALL HOLDERS OF OPTIONS OF INCO LIMITED
AND TO:     ALL HOLDERS OF RESTRICTED SHARES OF INCO LIMITED
AND TO:     DIRECTORS OF INCO LIMITED

AND TO:	PRICEWATERHOUSE COOPERS LLP Royal Trust Tower, Suite 3000 Toronto-Dominion Centre 77 King Street West Toronto, Ontario M5K 1G8 Auditors for Inco Limited

AND TO:	THE DIRECTOR Compliance and Policy Directorate Corporations Canada, Industry Canada 9th Floor, Jean Edmonds Tower South 365 Laurier Avenue West Ottawa, Ontario, K1A 0C8

AND TO:	HEENAN BLAIKIE LLP
P.O. Box 185, Suite 2600
200 Bay Street
South Tower, Royal Bank Plaza
Toronto, Ontario M5J 2J4

George J. Karayannides
(416) 360-3521
(416) 360-8425

Solicitors for Phelps Dodge Canada Inc. and
Phelps Dodge Corporation

APPLICATION

1.	THE APPLICANT MAKES APPLICATION FOR:

(a)	an interim order for advice and directions under section 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”);

(b)	an order under sections 192(3) and 192(4) of the CBCA approving the proposed plan of arrangement (the “Arrangement”) of Inco Limited (“Inco”) involving the acquisition by a subsidiary of Phelps Dodge Corporation of all of the common shares of Inco; and

(c)	such further and other relief as this Honourable Court may deem just.

2.	THE GROUNDS FOR THE APPLICATION ARE:

(a)	Inco is a corporation governed by the CBCA, with its head office in Toronto, and with its common shares listed and traded on the TSX and NYSE;

(b)	section 192 of the CBCA;

(c)	all statutory requirements under the CBCA have been fulfilled or will be fulfilled by the date of the return of this Application;

(d)	Inco is not insolvent;

(e)	it is not practicable for Inco to effect the Arrangement under any other provision of the CBCA;

(f)	the Arrangement is in the best interests of Inco, and is put forward in good faith;

(g)	the Arrangement is fair and reasonable;

(h)	the directions set out and shareholder approvals required pursuant to any interim order this Court may grant have been followed and obtained, or will be followed and obtained, by the date of the return of this Application;

(i)	certain of the holders of common shares of Inco are resident outside of Ontario and will be served at their addresses as they appear on the books and records of Inco pursuant to rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure and the terms of any interim Order for advice and directions granted by this Honourable Court;

(j)	rules 14.05(2), 14.05(3) and 38 of the Rules of Civil Procedure; and

(k)	such further and other grounds as counsel may advise and this Honourable Court may permit.
3.   If made, it is anticipated that the Final Order approving the Plan of Arrangement will constitute the basis for an exemption from the registration requirements pursuant to s. 3(a)(10) of the United States Securities Act of 1933, as amended, with respect to the issuance of Phelps Dodge Shares under the Arrangement.
4.   THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a)	an Affidavit of Simon A. Fish, to be sworn on behalf of Inco, with exhibits thereto, outlining the basis for an interim Order for advice and directions;

(b)	a further Affidavit(s), to be sworn on behalf of Inco, with exhibits thereto, including an affidavit outlining the basis for the final order approving the Arrangement, and reporting as to compliance with any interim order and the results of any meeting conducted pursuant to such interim order; and

(c)	such further and other material as counsel may advise and this Honourable Court may permit.

August 8, 2006	OSLER, HOSKIN & HARCOURT LLP Barristers & Solicitors Box 50, 1 First Canadian Place Toronto, Canada M5X 1B8
Larry P. Lowenstein (LSUC #: 23120C) Laura K. Fric (LSUC #: 36545Q) Craig T. Lockwood (LSUC#: 46668M)
Tel: (416) 362-2111 Fax: (416) 862-6666
Solicitors for the Applicant, Inco Limited

APPENDIX F
OPINION OF MORGAN STANLEY & CO. INCORPORATED

Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036

July 16, 2006
Board of Directors
Inco Limited
145 King Street West, Suite 1500
Toronto, Ontario M5H 4B7
Members of the Board of Directors:
      We understand that Inco Limited (the “Company”) and Phelps Dodge Corporation (“Phelps Dodge”) have entered into a Combination Agreement, dated June 25, 2006, as amended by the Waiver and Amendment to Combination Agreement, dated July 16, 2006 (as so amended, the “Combination Agreement”), which provides, among other things, for the acquisition of all of the outstanding common shares of the Company (the “Company Shares”) by an indirect, wholly owned subsidiary of Phelps Dodge (“Phelps Dodge Canada”) pursuant to a Plan of Arrangement (the “Plan of Arrangement”), whereby each Company Share will be exchanged for (i) 0.672 common shares of Phelps Dodge (the “Phelps Dodge Shares”), plus (ii) Cdn. $20.25 in cash (together with the Phelps Dodge Shares, the “Consideration”), and the Company and Phelps Dodge Canada will amalgamate (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Combination Agreement.
      We also understand that the Company and Falconbridge Limited (“Falconbridge”) have entered into a Support Agreement, dated October 10, 2005, as amended by the Amending Agreement, dated January 12, 2006, the Second Amending Agreement, dated February 20, 2006, the Third Amending Agreement, dated March 21, 2006, the Fourth Amending Agreement, dated May 13, 2006, the Fifth Amending Agreement, dated June 25, 2006, and the Sixth Amending Agreement, dated July 16, 2006 (as so amended, the “Falconbridge Agreement”, and the transaction contemplated by the Falconbridge Agreement, the “Falconbridge Transaction”). The Falconbridge Agreement provides for an offer made by the Company (the “Falconbridge Offer”) to purchase all of the outstanding common shares of Falconbridge (the “Falconbridge Shares”) (other than those Falconbridge Shares owned directly or indirectly by the Company) pursuant to which the Company or a wholly owned subsidiary of the Company will, at the election of each holder of the Falconbridge Shares, either (i) pay Cdn. $60.20 in cash or (ii) exchange 0.80312 of a Company Share and pay Cdn. $0.05 in cash, for each Falconbridge Share accepted, but subject to an aggregate maximum of Cdn. $7,080,125,473 in cash and an aggregate maximum of 213,077,333 Company Shares. We note that the Falconbridge Agreement further provides that subsequent to the completion of the Falconbridge Offer, the Company may, in its sole discretion, pursue an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction involving Falconbridge and the Company or an affiliate of the Company in order to acquire the Falconbridge Shares not accepted in the Falconbridge Offer. We also understand that, on July 16, 2006, Falconbridge will declare a special cash dividend of C$0.75 per Falconbridge Share to be payable on August 10, 2006, to holders of Falconbridge Shares of record on July 26, 2006 (the “Falconbridge Special Dividend”), and, pursuant to the Falconbridge Agreement, the Company has agreed that the consideration under the Falconbridge Offer will not be reduced by the amount of the Falconbridge Special Dividend.
      You have asked for our opinion as to whether the Consideration to be received by holders of the Company Shares under the Combination Agreement is fair from a financial point of view to such holders.

      For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company, Falconbridge and Phelps Dodge, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company, Falconbridge and Phelps Dodge prepared by the managements of the Company, Falconbridge and Phelps Dodge, respectively;

iii)	reviewed certain financial projections prepared by the managements of the Company, Falconbridge and Phelps Dodge, respectively;

iv)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction and the Falconbridge Transaction, prepared by the managements of the Company, Falconbridge and Phelps Dodge, respectively;

v)	discussed the past and current operations and financial condition and the prospects of the Company, Falconbridge and Phelps Dodge with senior executives of the Company, Falconbridge and Phelps Dodge, respectively;

vi)	reviewed the reported prices and trading activity for the Company Shares, the Falconbridge Shares and the Phelps Dodge Shares;

vii)	compared the financial performance of the Company, Falconbridge and Phelps Dodge with that of certain other comparable publicly traded companies and their securities;

viii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix)	reviewed the pro forma impact of the Transaction on the projected earnings per share, consolidated capitalization and other financial ratios of Phelps Dodge;

x)	discussed the business and strategic rationale for the Transaction with the managements of the Company and Phelps Dodge;

xi)	participated in discussions and negotiations among representatives of the Company, Falconbridge and Phelps Dodge and their respective financial and legal advisors;

xii)	reviewed the Falconbridge Agreement and certain related documents;

xiii)	reviewed the Combination Agreement and certain related documents; and

xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company, Falconbridge and Phelps Dodge for the purposes of this opinion. With respect to the financial projections and the information relating to certain strategic, financial and operational benefits anticipated from the Transaction and the Falconbridge Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company, Falconbridge and Phelps Dodge. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Combination Agreement or any other agreements related thereto without any waiver or amendment of any terms or conditions in any way material to our opinion. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company, Falconbridge or Phelps Dodge in any way material to our opinion. We have relied upon, without independent verification, the assessment by the management of the Company of (i) the timing and risks associated with the integration of the Company, Falconbridge and Phelps Dodge, and (ii) the strategic rationale for the Transaction. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, Falconbridge or Phelps Dodge, nor have we been furnished with any such valuations or appraisals. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
      We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transaction. In addition, affiliates of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) have agreed to provide bridge financing in connection with the Falconbridge Transaction, for which we will receive a fee. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and Phelps Dodge and have received fees for the rendering of such services. In addition, we are currently providing financial advisory services to the Company for which we expect to receive fees in connection with (i) an offer announced by Teck Cominco Limited to purchase all of the outstanding Company Shares, and (ii) the Falconbridge Transaction. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, Falconbridge, Phelps Dodge or any other company or any currency or commodity that may be involved in the Transaction.
      It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the United States Securities and Exchange Commission or with applicable Canadian regulatory authorities in connection with the Transaction if such inclusion is required by applicable law. Our opinion does not address the relative merits of the Transaction to any other alternative business transaction, or any other alternatives, or whether or not such alternatives could be achieved. Our opinion addresses only whether the Consideration is fair from a financial point of view to holders of the Company Shares. This opinion is not intended to be and shall not constitute a recommendation to any holder of the Company Shares as to how to vote any such Company Shares at the shareholders’ meeting held in connection with the Transaction. In addition, this opinion does not in any manner address the prices at which the Company Shares or the Phelps Dodge Shares will trade at any time.
      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by holders of the Company Shares under the Combination Agreement is fair from a financial point of view to such holders.
Yours very truly,
MORGAN STANLEY & CO. INCORPORATED
By:

Stephen R. Munger
Managing Director

APPENDIX G
OPINION OF RBC CAPITAL MARKETS

RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: (416) 842-2000

July 16, 2006
The Board of Directors
Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7
To the Board of Directors:
      RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Inco Limited (the “Company”) and Phelps Dodge Corporation (“Phelps Dodge”) propose to enter into an agreement to be dated July 16, 2006 (the “Waiver and Amendment”) to waive and amend certain of the terms of the agreement entered into between the Company and Phelps Dodge on June 25, 2006 (the “Combination Agreement”) which provides for, among others things, the acquisition of all of the outstanding common shares of the Company (the “Inco Shares”) by an indirect wholly owned subsidiary of Phelps Dodge pursuant to a plan of arrangement effected under the Canada Business Corporations Act (the “Arrangement”). Pursuant to the Waiver and Amendment, among other things, Phelps Dodge has agreed to increase the per share consideration offered to holders of Inco Shares (the “Inco Shareholders”) from C$17.50 in cash and 0.672 of a Phelps Dodge common share to C$20.25 in cash and 0.672 of a Phelps Dodge common share. The terms of the Arrangement will be more fully described in a proxy circular and statement to be mailed to Inco Shareholders.
      RBC also understands that on October 10, 2005, the Company and Falconbridge Limited (“Falconbridge”) entered into a support agreement, as subsequently amended on January 12, 2006 (the “Amending Agreement”), February 20, 2006 (the “Second Amending Agreement”), March 21, 2006 (the “Third Amending Agreement”), May 13, 2006 (the “Fourth Amending Agreement”) and June 25, 2006 (the “Fifth Amending Agreement”), and as to be subsequently amended on July 16, 2006 (the “Sixth Amending Agreement”) (as so amended, the “Falconbridge Support Agreement”), pursuant to which the Company agreed to offer to purchase (the “Falconbridge Offer”) all of the outstanding common shares of Falconbridge (the “Falconbridge Shares”), other than those owned directly or indirectly by the Company, on terms more fully described in a take-over bid circular dated October 24, 2005, which has been mailed to holders of Falconbridge Shares. Pursuant to the Sixth Amending Agreement, among other things, the Company has agreed to further increase the cash consideration under the Falconbridge Offer. As a result, holders of Falconbridge Shares will be entitled to elect to receive either: (i) C$60.20 in cash per Falconbridge Share held or (ii) 0.80312 of an Inco Share plus C$0.05 in cash for each Falconbridge Share held, subject in each case to pro ration based on an aggregate maximum of C$7,080,125,473 in cash and an aggregate maximum of 213,077,333 Inco Shares. The terms of the Falconbridge Offer, as amended pursuant to the Sixth Amending Agreement (the “Amended Falconbridge Offer”), will be more fully described in a notice of variation and extension to be mailed to holders of Falconbridge Shares in connection with the Amended Falconbridge Offer.
      RBC also understands that, on July 16, 2006, Falconbridge will declare a special cash dividend of C$0.75 per Falconbridge Share to be payable on August 10, 2006 to holders of Falconbridge Shares of record on July 26, 2006 (the “Falconbridge Special Dividend”). Pursuant to the Sixth Amending Agreement, the Company has agreed to amend the Falconbridge Offer to provide that the consideration under the Amended Falconbridge Offer will not be reduced by the amount of the Falconbridge Special Dividend.

      The board of directors of the Company (the “Board”) has retained RBC to provide advice and assistance to the Board in evaluating the Arrangement, including the preparation and delivery to the Board of RBC’s opinion as to the fairness of the consideration offered under the Arrangement from a financial point of view to the Inco Shareholders (the “Fairness Opinion”). RBC has not prepared a valuation of the Company, Falconbridge or Phelps Dodge or any of their respective securities or assets and the Fairness Opinion should not be construed as such.
Engagement
      RBC was formally engaged by the Board through an agreement between the Company and RBC dated August 30, 2005 (the “Engagement Agreement”). The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, pursuant to the Engagement Agreement, RBC is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the proxy circular and statement to be mailed to Inco Shareholders in connection with the Arrangement and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in Canada and the United States. Pursuant to the Engagement Agreement: (i) on May 29, 2006, RBC delivered to the Board, RBC’s opinion that the consideration offered under the offer made by Teck Cominco Limited (“Teck”) on May 23, 2006 was inadequate from a financial point of view to the Inco Shareholders other than Teck and its affiliates, and (ii) on June 25, 2006, RBC delivered to the Board, RBC’s opinion that the consideration offered under the Arrangement was fair from a financial point of view to the Inco Shareholders. Pursuant to an agreement entered into between the Company and RBC dated October 9, 2005 in respect of a potential transaction between the Company and Falconbridge: (i) on October 10, 2005, RBC delivered to the Board, RBC’s opinion that the consideration to be paid under the Falconbridge Offer was fair from a financial point of view to the Company, (ii) on May 13, 2006, RBC delivered to the Board, RBC’s opinion that the consideration to be paid under the Falconbridge Offer, as amended pursuant to the Fourth Amending Agreement, was fair from a financial point of view to the Company, (iii) on June 25, 2006, RBC delivered to the Board, RBC’s opinion that the consideration to be paid under the Falconbridge Offer, as amended pursuant to the Fifth Amending Agreement, was fair from a financial point of view to the Company and (iv) on July 16, 2006, RBC simultaneously delivered to the Board, RBC’s opinion that the consideration to be paid under the Falconbridge Offer, as amended pursuant to the Sixth Amending Agreement, was fair from a financial point of view to the Company.
      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Falconbridge or Phelps Dodge or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Falconbridge, Phelps Dodge, the Falconbridge Offer, the Amended Falconbridge Offer or the Arrangement.
Credentials of RBC Capital Markets
      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review
      In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the most recent draft, dated July 15, 2006, of the Waiver and Amendment;

2.	the Combination Agreement and certain related agreements;

3.	the Falconbridge Support Agreement;

4.	the most recent draft, dated July 15, 2006, of the Sixth Amending Agreement;

5.	the Fifth Amending Agreement;

6.	the Fourth Amending Agreement;

7.	the Third Amending Agreement;

8.	the Second Amending Agreement;

9.	the Amending Agreement;

10.	the most recent draft, dated July 15, 2006, of the notice of variation and extension to be dated July 16, 2006 relating to the Falconbridge Offer, as amended pursuant to the Sixth Amending Agreement;

11.	the notice of extension dated July 13, 2006 relating to the Falconbridge Offer, as amended pursuant to the Fifth Amending Agreement;

12.	the notice of variation and extension dated June 29, 2006 relating to the Falconbridge Offer, as amended pursuant to the Fifth Amending Agreement;

13.	the notice of variation dated May 29, 2006 relating to the Falconbridge Offer, as amended pursuant to the Fourth Amending Agreement;

14.	the notice of extension dated February 27, 2006 relating to the Falconbridge Offer;

15.	the notice of extension dated January 19, 2006 relating to the Falconbridge Offer;

16.	the notice of extension dated December 14, 2005 relating to the Falconbridge Offer;

17.	the take-over bid circular dated October 24, 2005 relating to the Falconbridge Offer;

18.	the notice of change to the directors’ circular of Falconbridge dated June 29, 2006 recommending acceptance of the Falconbridge Offer, as amended pursuant to the Fifth Amending Agreement;

19.	the notice of change to the directors’ circular of Falconbridge dated May 26, 2006 recommending acceptance of the Falconbridge Offer, as amended pursuant to the Fourth Amending Agreement;

20.	the directors’ circular of Falconbridge dated October 24, 2005 recommending acceptance of the Falconbridge Offer;

21.	the share purchase agreement dated June 6, 2006 between Falconbridge and LionOre Mining International Ltd. relating to the sale by Falconbridge of the Nikkelverk refinery along with certain assets related to such refinery;

22.	audited financial statements of the Company for each of the three years ended December 31, 2003, 2004 and 2005;

23.	the unaudited interim report on Form 10-Q of the Company for the three months ended March 31, 2006;

24.	annual reports of the Company for each of the two years ended December 31, 2004 and 2005;

25.	the annual report on Form 10-K of the Company for each of the two years ended December 31, 2004 and 2005;

26.	the Notices of Annual and Special Meetings of Shareholders and Proxy Statements of the Company for each of the two years ended December 31, 2004 and 2005;

27.	historical segmented financial information of the Company for each of the three years ended December 31, 2003, 2004 and 2005;

28.	unaudited projected financial statements for the Company prepared by management of the Company for the years ending December 31, 2006 through December 31, 2023;

29.	audited financial statements of Falconbridge for the year ended December 31, 2005;

30.	the unaudited interim report of Falconbridge for the three months ended March 31, 2006;

31.	the annual report of Falconbridge for the year ended December 31, 2005;

32.	the annual information form of Falconbridge for the year ended December 31, 2005;

33.	segmented financial information of Falconbridge for the year ended December 31, 2005;

34.	presentations prepared by management of Falconbridge dated March/ April 2005, June 6, 2005, July 29, 2005 and September 2005, respectively, regarding the operations and financial performance of Falconbridge;

35.	unaudited projected financial information by operating asset and exploration / development project for Falconbridge prepared by management of Falconbridge for life-of-mine/ life-of-operation;

36.	audited financial statements of each of Noranda Inc. (“Noranda”) and the predecessor company to Falconbridge Limited (“Old Falconbridge”), respectively, for each of the three years ended December 31, 2002, 2003 and 2004;

37.	the unaudited interim reports of each of Noranda and Old Falconbridge, respectively, for the three months ended March 31, 2005;

38.	annual reports of each of Noranda and Old Falconbridge, respectively, for each of the two years ended December 31, 2003 and 2004;

39.	the Notice of Annual Meeting of Shareholders and Management Information Circulars of each of Noranda and Old Falconbridge, respectively, for each of the two years ended December 31, 2003 and 2004;

40.	annual information forms of each of Noranda and Old Falconbridge, respectively, for each of the two years ended December 31, 2003 and 2004;

41.	historical segmented financial information of each of Noranda and Old Falconbridge, respectively, for each of the three years ended December 31, 2002, 2003 and 2004;

42.	the terms, conditions and provisions of each of the debt and preferred securities of each of Noranda and Old Falconbridge, respectively;

43.	the Noranda take-over bid circular dated March 24, 2005 describing the offer to purchase Old Falconbridge;

44.	the directors’ circular of Old Falconbridge dated March 24, 2005 recommending acceptance of the Noranda take-over bid dated March 24, 2005;

45.	the Notice of Special Meeting of Shareholders and arrangement circular dated June 2, 2005 pertaining to the amalgamation of Noranda and Old Falconbridge;

46.	audited financial statements of Phelps Dodge for each of the three years ended December 31, 2003, 2004 and 2005;

47.	the unaudited interim report on Form 10-Q of Phelps Dodge for the three months ended March 31, 2006;

48.	annual reports of Phelps Dodge for each of the two years ended December 31, 2004 and 2005;

49.	the annual report on Form 10-K of Phelps Dodge for each of the two years ended December 31, 2004 and 2005;

50.	the Notices of Annual Meetings of Shareholders and Proxy Statements of Phelps Dodge for each of the two years ended December 31, 2004 and 2005;

51.	unaudited projected financial information for Phelps Dodge prepared by management of Phelps Dodge on a consolidated basis and segmented by operating asset and exploration / development project for the years ending December 31, 2006 through December 31, 2008;

52.	unaudited projected financial information by operating asset and exploration / development project for Phelps Dodge prepared by management of Phelps Dodge and as modified by management of the Company for life-of-mine/ life-of-operation;

53.	discussions with senior management of each of the Company, Falconbridge and Phelps Dodge;

54.	discussions with the legal counsel of each of the Company and Falconbridge;

55.	discussions with the financial advisors of each of Falconbridge and Phelps Dodge;

56.	information relating to certain strategic, financial and operational benefits anticipated from the Arrangement prepared by the senior management of each of the Company and Phelps Dodge;

57.	public information relating to the business, operations, financial performance and stock trading history of the Company, Falconbridge, Phelps Dodge and other selected public companies considered by us to be relevant;

58.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

59.	public information regarding the global mining industry;

60.	representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based;

61.	representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of Falconbridge as to the completeness and accuracy of the information upon which the fairness opinion of RBC in respect of the Amended Falconbridge Offer (the “Amended Falconbridge Offer Fairness Opinion”) is based; and

62.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.
      RBC has not, to the best of its knowledge, been denied access by the Company, Falconbridge or Phelps Dodge to any information requested by RBC. RBC’s access to Phelps Dodge included verbal due diligence sessions with certain members of Phelps Dodge’s senior management team. RBC was not provided with a certificate of representation from Phelps Dodge in respect of the Fairness Opinion delivered in connection with the Arrangement. As the auditors of each of the Company, Falconbridge and Phelps Dodge declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors of either the Company, Falconbridge or Phelps Dodge and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of each of the Company, Falconbridge and Phelps Dodge and the reports of the auditors thereon.
Assumptions and Limitations
      With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, Falconbridge and Phelps Dodge, and their respective consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of such Information in all material respects as determined by RBC. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.
      Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement and did not and does not omit to state a material fact in respect of the Company and its subsidiaries, taken as a whole, or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company, or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.
      Senior officers of Falconbridge have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of Falconbridge or in writing by Falconbridge or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Amended Falconbridge Offer Fairness Opinion was, at the date the Information was provided to RBC, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Falconbridge, its subsidiaries or the Amended Falconbridge Offer and did not and does not omit to state a material fact in respect of Falconbridge and its subsidiaries, taken as a whole, or the Amended Falconbridge Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Falconbridge, or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Amended Falconbridge Offer Fairness Opinion.
      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.
      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Falconbridge and Phelps Dodge and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of each of the Company, Falconbridge and Phelps Dodge. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement. The Fairness Opinion does not address the relative merits of the Arrangement to any other alternative business transaction, or any other alternatives, or whether or not such alternatives could be achieved. The Fairness Opinion addresses only whether the consideration under the Arrangement is fair from a financial point of view to the Inco Shareholders.
      The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.
      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Inco Shareholder as to whether to vote in favour of the Arrangement.

Fairness Conclusion
      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration offered under the Arrangement is fair from a financial point of view to the Inco Shareholders.
Yours very truly,
RBC DOMINION SECURITIES INC.

APPENDIX H
OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL
July 16, 2006
Board of Directors
Inco Limited
145 King Street West
Suite 1500
Toronto, Ontario M5H 4B7
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding common shares (the “Company Shares”) of Inco Limited (the “Company”) of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Waiver and Amendment to Combination Agreement, dated as of July 16, 2006, which modifies the Combination Agreement, dated as of June 25, 2006 (together, the “Amended Combination Agreement”), between Phelps Dodge Corporation (“Phelps Dodge”) and the Company. The Amended Combination Agreement provides that pursuant to a plan of arrangement, an indirect wholly owned subsidiary of Phelps Dodge will acquire each outstanding Company Share in exchange for (i) Canadian Dollars 20.25 in cash (the “Cash Consideration”) and (ii) 0.672 common shares, par value $6.25 per share (“Phelps Dodge Common Shares”), of Phelps Dodge (together with the Cash Consideration, the “Consideration”).
We understand that the Company and Falconbridge Limited (“Falconbridge”) have entered into a Support Agreement, dated October 10, 2005 (the “Initial Agreement”), as amended by the Amending Agreement, dated January 12, 2006, the Second Amending Agreement, dated February 20, 2006, the Third Amending Agreement, dated March 21, 2006, the Fourth Amending Agreement, dated May 13, 2006, the Fifth Amending Agreement, dated June 25, 2006, and the Sixth Amending Agreement, dated as of July 16, 2006 (as so amended, the “Falconbridge Agreement”). The Falconbridge Agreement provides for an offer made by the Company (the “Falconbridge Offer”) to purchase all of the outstanding common shares of Falconbridge (the “Falconbridge Shares”) (other than those Falconbridge Shares owned directly or indirectly by the Company) pursuant to which the Company or a wholly owned subsidiary of the Company will, at the election of each holder of the Falconbridge Shares, either (i) pay Canadian Dollars 60.20 in cash or (ii) exchange 0.80312 of a Company Share and pay Canadian Dollars 0.05 in cash, for each Falconbridge Share accepted, but subject to an aggregate maximum of Canadian Dollars 7,080,125,473 in cash and an aggregate maximum of 213,077,333 Company Shares. We understand that, on July 16, 2006, Falconbridge will declare a special cash dividend of Canadian Dollars 0.75 per Falconbridge Share to be payable on August 10, 2006 to holders of Falconbridge Shares of record on July 26, 2006 (the “Falconbridge Special Dividend”) and that pursuant to the Falconbridge Agreement, the Company has agreed that the consideration under the Falconbridge Offer will not be reduced by the amount of the Falconbridge Special Dividend. We also note that the Falconbridge Agreement further provides that subsequent to the completion of the Falconbridge Offer, the Company may, in its sole discretion, pursue an amalgamation, statutory arrangement, consolidation,

Board of Directors
Inco Limited
July 16, 2006
Page Two
capital reorganization or other transaction involving Falconbridge and the Company or an affiliate of the Company in order to acquire the Falconbridge Shares not accepted in the Falconbridge Offer.
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Amended Combination Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction. In addition, we have acted as financial advisor to the Company, and have participated in certain of the negotiations leading to, the transaction contemplated by the Falconbridge Agreement (the “Falconbridge Transaction”) and we are acting as financial advisor to the Company in connection with the offer announced by Teck Cominco Limited to purchase all of the outstanding Company Shares (the “Teck Offer”) and in connection with the pending divestiture of Falconbridge’s Nikkelverk refinery and certain related marketing and custom feed units in connection with the Falconbridge Transaction (the “Nikkelverk Transaction”). We expect to receive fees for our services in connection with the Falconbridge Transaction, the Teck Offer and the Nikkelverk Transaction. The Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of such engagements. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as an underwriter in connection with the Company’s $750,000,000 five-year revolving credit facility. We also have acted as counterparty in certain foreign exchange hedging transactions for the Company in connection with the Falconbridge Transaction. Goldman Sachs Canada Credit Partners Co., an affiliate of Goldman, Sachs & Co., expects to act as (1) a joint lead arranger in connection with the Company’s $2,150,000,000 term loan to be underwritten in connection with the Falconbridge Transaction, (2) an underwriter in connection with the Company’s $1,850,000,000 bridge loan facility in connection with the Falconbridge Transaction, (3) a joint lead arranger in connection with the Company’s $750,000,000 term loan to be underwritten in connection with the Falconbridge Transaction, and (4) an underwriter in connection with the Company’s $750,000,000 bridge loan facility in connection with the Falconbridge Transaction (the bridge loan facilities referred to in clauses (2) and (4) above, together, the “Bridge Facilities”), as well as joint lead manager and joint bookrunner with respect to the indebtedness that may be issued to replace the Bridge Facilities. We have provided certain investment banking services to Falconbridge (and its predecessors) from time to time, including having acted as a co-manager of the offering of 7.35% Notes due 2012 (aggregate principal amount of $250 million) of Falconbridge Limited, a predecessor of Falconbridge (“Old Falconbridge”), in May 2002 and a co-manager of the offering of 7.25% Notes due 2012 (aggregate principal amount of $300 million) of Noranda Inc., a predecessor of Falconbridge (“Noranda”), in June 2002. We have also provided certain investment banking services to Phelps Dodge from time to time. We also may provide investment banking services to the Company, Phelps Dodge and Falconbridge in the future. In connection with the above-described services we have received, and may receive, compensation.
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Phelps Dodge, Falconbridge and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Phelps Dodge and Falconbridge for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Board of Directors
Inco Limited
July 16, 2006
Page Three
In connection with this opinion, we have reviewed, among other things, the Amended Combination Agreement and certain related agreements; the Company’s Offer to Purchase and the Falconbridge Directors’ Circular, each dated October 24, 2005, and mailed pursuant to the Initial Agreement, and the related Notices of Extension, dated December 14, 2005, January 19, 2006, February 27, 2006, and July 13, 2006, the Falconbridge Notices of Change to Directors’ Circular, dated May 26, 2006, and June 29, 2006, the related Notice of Variation, dated May 29, 2006, and the related Notice of Variation and Extension, dated June 29, 2006; annual reports to shareholders and Annual Reports on Form 10-K of the Company and its predecessors and Phelps Dodge for the five fiscal years ended December 31, 2005; annual reports to shareholders and the Annual Information Forms of Falconbridge, Noranda and Old Falconbridge for the five fiscal years ended December 31, 2005; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and its predecessors and Phelps Dodge; certain interim unaudited financial statements of Falconbridge; the takeover-bid circular of Noranda relating to Noranda’s offer to purchase all of the outstanding shares of Old Falconbridge and the subsequent proxy circular detailing the amalgamation of Noranda and Old Falconbridge; certain other communications from the Company, Phelps Dodge, and Falconbridge to their respective shareholders; certain internal financial analyses and forecasts for Phelps Dodge prepared by its management; and (i) certain internal financial analyses and forecasts for the Company (including standalone forecasts for the Company and forecasts for the Company pro forma for the impact of the proposed acquisition of Falconbridge) prepared by its management and (ii) certain financial analyses and forecasts for Phelps Dodge prepared by the management of the Company ((i) and (ii) collectively, the “Forecasts”), including certain cost savings and operating synergies projected to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Phelps Dodge regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and with members of the senior managements of the Company, Phelps Dodge and Falconbridge regarding the past and current business operations, financial condition and future prospects of their respective companies. We also have reviewed the reported price and trading activity for the Company Shares, the Phelps Dodge Common Shares and the Falconbridge Shares, compared certain financial and stock market information for the Company, Phelps Dodge and Falconbridge with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the metals and mining industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Phelps Dodge, Falconbridge or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Phelps Dodge or Falconbridge or on the expected benefits of the Transaction in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which the Phelps Dodge Common Shares will trade at any time. Our opinion does not address the relative merits of the Transaction to any other alternative business transaction, or any other alternatives, or whether or not such alternatives could be achieved. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the

Board of Directors
Inco Limited
July 16, 2006
Page Four
information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to the Transaction. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares, taken in the aggregate, pursuant to the Amended Combination Agreement is fair from a financial point of view to such holders.
Very truly yours,

GOLDMAN, SACHS & CO.

APPENDIX I
SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT
190. (1)   Right to dissent — Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to:

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)	amalgamate otherwise than under section 184;

(d)	be continued under section 188;

(e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)	carry out a going-private transaction or a squeeze-out transaction.
       (2)   Further right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.
       (2.1) If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.
       (3)   Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.
       (4)   No partial dissent — A Dissenting Holder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the Dissenting Holder.
       (5)   Objection — A Dissenting Holder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.
       (6)   Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.
       (7)   Demand for payment — A Dissenting Holder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing:

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.
       (8)   Common Share certificate — A Dissenting Holder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.
       (9)   Forfeiture — A Dissenting Holder who fails to comply with subsection (8) has no right to make a claim under this section.

       (10)  Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a Dissenting Holder under this section and shall forthwith return the share certificates to the Dissenting Holder.
       (11)  Suspension of rights — On sending a notice under subsection (7), a Dissenting Holder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where:

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.
       (12)  Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each Dissenting Holder who has sent such notice:

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay Dissenting Holders for their shares.
       (13)  Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.
       (14)  Payment — Subject to subsection (26), a corporation shall pay for the shares of a Dissenting Holder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.
       (15)  Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a Dissenting Holder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any Dissenting Holder.
       (16)  Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a Dissenting Holder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.
       (17)  Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the Dissenting Holder resides if the corporation carries on business in that province.
       (18)  No security for costs — A Dissenting Holder is not required to give security for costs in an application made under subsection (15) or (16).
       (19)  Parties — On an application to a court under subsection (15) or (16):

(a)	all Dissenting Holders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected Dissenting Holder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.
       (20)  Powers of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a Dissenting Holder who should be joined as a party, and the court shall then fix a fair value for the shares of all Dissenting Holders.
       (21)  Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the Dissenting Holders.

       (22)  Final order — The final order of a court shall be rendered against the corporation in favour of each Dissenting Holder and for the amount of his shares as fixed by the court.
       (23)  Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Holder from the date the action approved by the resolution is effective until the date of payment.
       (24)  Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each Dissenting Holder that it is unable lawfully to pay Dissenting Holders for their shares.
       (25)  Effect where subsection (26) applies — If subsection (26) applies, a Dissenting Holder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may (a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder, or (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.
       (26)  Limitation — A corporation shall not make a payment to a Dissenting Holder under this section if there are reasonable grounds for believing that (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

APPENDIX J
COMPARISON OF SHAREHOLDER RIGHTS
Authorized Capital Stock

Inco	Phelps Dodge

An unlimited number of common shares, of which 203,730,945 were outstanding as of August 2, 2006.

45,000,000 preferred shares issuable in series with the issue price per share of the shares of each series to be fixed by the board of directors, which issue price shall not be less than Cdn.$1.00 per share, or its equivalent in a foreign currency at the date of issuance, and not more than Cdn.$100.00 per share, or its equivalent in a foreign currency at the date of issuance. The maximum aggregate issue price of the preferred shares may not exceed Cdn.$1,500,000,000.	As of August 2, 2006, there were 203,977,729 shares outstanding.

The total number of shares Phelps Dodge is authorized to issue is 306,000,000 consisting of 6,000,000 preferred shares (issuable in series) having a par value of US.$1.00 per share and 300,000,000 common shares having a par value of $6.25 per share.

At the Phelps Dodge Meeting, Phelps Dodge shareholders will be asked to vote on a proposal to increase the authorized number of Phelps Dodge Shares from 300 million to 800 million.
Dividends

Inco	Phelps Dodge

Inco’s restated articles of incorporation provide that holders of common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Inco, to receive any dividend declared by Inco.	Phelps Dodge’s restated certificate of incorporation provides that holders of common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Phelps Dodge, to receive any dividend declared by the board of directors.
Sources of Dividends

Inco	Phelps Dodge

Dividends may be declared at the discretion of the board of directors. Under the Canada Business Corporations Act (the “CBCA”), Inco may pay dividends unless there are reasonable grounds for believing that (i) Inco is, or would after such payment be, unable to pay its liabilities as they become due or (ii) the realizable value of Inco’s assets would be less than the aggregate of its liabilities and stated capital of all classes of shares.	Under the New York Business Corporation Law, as amended (the “NYBCL”), a corporation may declare and pay dividends or make other distributions, except when it is insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. Except as otherwise provided in the NYBCL, dividends and other distributions may only be made out of surplus so that the net assets of the corporation remaining after the declaration, payment or distribution must be at least equal to the amount of the stated capital. A corporation engaged in the exploitation of natural resources may declare and pay dividends or make other distributions in excess of its surplus to the extent that the cost of the specific assets have been recovered by depletion reserves, amortization or sale, if the net assets remaining after such dividend are sufficient to cover the liquidation preferences of shares.

Size of the board of directors

Inco	Phelps Dodge

Inco’s restated articles of incorporation and the by-laws of Inco provide that the number of directors shall be a minimum of 10 and a maximum of 25, and the number within that range shall be determined by the board of directors.

A standing resolution of the board of directors, as amended to July 18, 2005, provides that the number of directors shall be set at 12.

The CBCA provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Inco by special resolution (as defined below). Subject to the specified minimum and maximum numbers of directors, Inco’s restated articles of incorporation authorize the board of directors to determine the number of directors of Inco from time to time and to appoint additional directors to fill any vacancies created by increasing the size of the board of directors (within the limits specified by the CBCA). As such, the total number of additional directors appointed by the board may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders, and such directors shall hold office for a term expiring not later than the close of the next annual meeting of Shareholders.	Phelps Dodge’s by-laws and restated certificate of incorporation provide that the number of directors cannot be less than nine nor more than 12, provided that whenever the holders of any one or more series of preferred shares of Phelps Dodge become entitled to elect one or more directors to the board of directors in accordance with the certificate of incorporation, such maximum number of directors shall be increased automatically by the number of directors such holders are so entitled to elect. The increase will remain in effect until the right of such holders to elect such directors ceases and until the directors no longer hold office. No director may be removed without cause by shareholders.

At the Phelps Dodge Meeting, the Phelps Dodge shareholders will be asked to approve amendments to Phelps Dodge’s charter documents to, among other things, increase the maximum number of members of Phelps Dodge board of directors from 12 to 15.
Classification of the Board of Directors

Inco	Phelps Dodge

The board of directors is not divided into classes.	The NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by shareholders to provide that directors may be divided into two, three or four classes and with staggered terms. All classes must be as nearly equal in number as possible.

Phelps Dodge’s by-laws provide that the board of directors is divided into three classes of as nearly equal size as possible, with each class serving for three-year terms and one class of directors up for election each year. Each director will hold office until the expiration of his term and until his successor has been elected and qualified.
Citizenship and Residency of Directors

Inco	Phelps Dodge

The by-laws of Inco provide that a majority of the members of the board of directors shall be resident Canadians. The CBCA provides that at least 25% of the directors (or	The NYBCL does not have director residency requirements comparable to those of the CBCA but permits a corporation to prescribe qualifications for directors under its certificate of incorporation or by-laws.

if less than four directors, at least one director) must be resident Canadians. Except as permitted by the CBCA no business may be transacted by the board of directors except at a meeting of directors at which a quorum is present and at least 25% of the directors present are resident Canadians or, if Inco has fewer than four directors, at least one of the directors present is a resident Canadian. The CBCA requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.
Neither Phelps Dodge’s restated certificate of incorporation nor its by-laws prescribe citizenship or residency qualifications for its directors.
Removal of Directors

Inco	Phelps Dodge

Under the CBCA, provided that the articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Inco’s restated articles of incorporation do not provide for cumulative voting. Inco’s by-laws provide that directors shall be elected yearly at the annual meeting of shareholders and shall hold office until the next annual meeting of shareholders. Each director then in office shall retire, but shall be eligible for re-election.	The NYBCL provides that generally any or all of the directors may be removed for cause by vote of the shareholders, and, if provided by the certificate of incorporation or the specific provisions of a by-law adopted by shareholders, directors may be removed by action of the board of directors. If provided by the certificate of incorporation or the by-laws, any or all of the directors may be removed without cause by vote of the shareholders. Under the NYBCL, an action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

Phelps Dodge’s restated certificate of incorporation states that no director may be removed without cause by shareholders, although holders of a certain series preferred shares may remove directors elected by that series with or without cause. Phelps Dodge’s by-laws do not contain an express provision regarding removal of directors.

Phelps Dodge’s by-laws provide that each director elected shall hold office until such director’s successor is elected and qualified.
Filling Vacancies on the Board of Directors

Inco	Phelps Dodge

Under the CBCA, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed.

In addition, Inco’s by-laws allow a vacancy on the board to be filled by a quorum of directors except when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by Inco’s articles of continuance.	Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors.

Furthermore, unless the certificate of incorporation or by- laws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by a vote of the other directors elected by holders of

Under Inco’s by-laws, whenever a vacancy occurs on the board which results in the board not having a quorum or there has been a failure to elect the number or minimum number of directors provided for in Inco’s articles of continuance, the remaining directors shall call a special meeting of shareholders to fill the vacancy. If the board of directors fails to call such a meeting or if there are no such directors then in office, any shareholder may call the meeting. In addition, Inco’s by-laws and the CBCA authorize the board of directors to appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.
the same class of shares. Notwithstanding the foregoing, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders.

Under the NYBCL, vacancies caused by removal of a director without cause may only be filled by a vote of the shareholders, unless the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide that power to the directors.

Phelps Dodge’s by-laws provide that, subject to any provisions in the restated certificate of incorporation relating to preferred shares, if any vacancy occurs on the board or if any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, even if less than a quorum, may choose the successor or fill the newly created directorship. The director so chosen will hold office until the next annual election of that director’s class and until such director’s successor is duly elected and qualified.
Quorum of Directors

Inco	Phelps Dodge

Inco’s by-laws provide that a quorum is one-third the number of directors. If there is no quorum at a meeting, a majority of the directors present may adjourn the meeting to a fixed time and place but no other business may be transacted.	Phelps Dodge’s by-laws provide that one-third, but in any event not fewer than five members of the board of directors, shall constitute a quorum. In the event of a quorum not being present, a lesser number may adjourn the meeting to a time not more than 20 days later.
Required Vote for Certain Transactions

Inco	Phelps Dodge

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.	Under the NYBCL, certain extraordinary corporate actions, such as the consummation by a corporation of a merger, consolidation or disposition of substantially all of its assets other than in the usual and regular course of business and voluntary dissolutions, must be approved, in the case of corporations like Phelps Dodge that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for a majority approval of these transactions, by the holders of two-thirds of all shares of the corporation entitled to vote on the proposal. Because Phelps Dodge’s restated certificate of incorporation does not provide for a majority vote in those circumstances, such transactions are required to be approved by the holders of two-thirds of all the shares of Phelps Dodge entitled to vote on the proposal.

Furthermore, under the NYBCL, in certain circumstances, a resolution to approve certain extraordinary transactions is also required to be approved separately by the holders of a class or series of shares.
Call of a Special Meeting of Shareholders

Inco	Phelps Dodge

Under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at the meeting sought to be held may requisition the directors to call a meeting of shareholders. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If the directors do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. Under Inco’s by-laws, the Board has the power at any time to call special meetings of shareholders.	Under the NYBCL, a special meeting of shareholders may be called only by a corporation’s board of directors or such person or persons as may be authorized in the certificate of incorporation or by-laws.

Phelps Dodge’s by-laws provide that a special meeting of Phelps Dodge shareholders may be called at any time by the Chairman of the board of directors or by vote of a majority of the board of directors. Special meetings shall also be called when required by Phelps Dodge’s restated certificate of incorporation.

The NYBCL also provides that if, for a period of one month after the date fixed by or under the by-laws of a corporation for the annual meeting of shareholders, or, if no date has been so fixed, for a period of thirteen months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If the special meeting is not called by the board of directors within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the calling of a special meeting for the election of directors.
Quorum of Shareholders

Inco	Phelps Dodge

Inco’s by-laws provide that at any meeting of shareholders, the holders present in person or represented by proxy of at least 25% of the outstanding shares of Inco entitled to be voted at the meeting shall constitute a quorum for the transaction of business. If a quorum is not present at the opening of any meeting of shareholders, or, if subsequent to the opening of a meeting there ceases to be a quorum present, the holders present in person or represented by proxy of a majority of the shares represented at the meeting may adjourn the meeting to a fixed time and place, but no other business may be transacted.	Phelps Dodge’s by-laws provide that at any meeting of shareholders, unless otherwise provided by law or by the certificate of incorporation, the holders of shares (of any class) aggregating a majority of the total number of shares of all classes of the company then issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. However, if it is provided by law or by the restated certificate of incorporation that a specified item of business is required to be voted on by any one or more of a particular class or series of shares, such as a certain series of Phelps Dodge’s preferred shares, voting as a separate class, the holders of a majority of the shares so eligible to vote as a separate class shall constitute a quorum for that transaction.

The NYBCL permits the certificate of incorporation or by-laws of the corporation to provide for a lesser quorum of not less than one-third of the votes of shares entitled to vote, and that the certificate of incorporation may provide for a greater quorum.
Notice of Meeting of Shareholders

Inco	Phelps Dodge

Under Inco’s by-laws, notice in writing of the time and place of each meeting of shareholders shall be sent not less than 21 days and not more than 50 days (CBCA Reg 44 provides for 60 days) before the meeting of each shareholder entitled to vote at the meeting, to each director and to the auditors of Inco. The accidental failure to give notice of a meeting of shareholders to any person entitled thereto or any error in such notice not effecting the substance thereof shall not invalidate any action taken at the meeting.	The NYBCL requires notice of a shareholders meeting be sent to all shareholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting.

Phelps Dodge’s by-laws provide that written notice of a meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting, to either the Shareholder’s mailing or electronic address, by the Secretary of Phelps Dodge to each shareholder of record entitled to vote at such meeting. Notice may be sent by third class mail not less than 24 and not more than 60 days before the date of such meeting.
Record Date for Notice of Meetings of Shareholders

Inco	Phelps Dodge

The CBCA provides that directors may fix in advance the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders the date on which the meeting is to be held in accordance with the time periods prescribed by CBCA regulations. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed (or such other period prescribed by the regulations under the CBCA) by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which the shares of Inco are listed for trading.	The NYBCL provides that, for the purposes of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the by-laws of a corporation may provide for fixing or, in the absence of such provision, the board of a corporation may fix, in advance, a record date. The record date may not be more than 60 or less than 10 days before the date of the meeting. The NYBCL further provides that if no record date is fixed, the record date shall be the close of business on the day next preceding the date on which notice of the meeting is given, or, if no notice is given, the day on which the meeting is held.

Phelps Dodge’s by-laws provide that the board may fix in advance a date, not less than 10 and more than 60 days preceding the date of any meeting of shareholders as a record date for determining shareholders entitled to notice of, and vote at, any meeting of shareholders.
Proxies

Inco	Phelps Dodge

Under the CBCA, every Inco shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a person or one or more alternate persons, who	The NYBCL provides that each shareholder entitled to vote at a meeting of shareholders or express consent or dissent without a meeting may authorize another person need not be shareholders, to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. The proxy shall be dated and shall be executed by the shareholder or the shareholder’s attorney authorized in writing, or if the shareholder is a body corporate, by an officer or attorney thereof duly authorized, and shall cease to be valid one year from the date thereof. The directors may by resolution fix a time not exceeding 48 hours, excluding Saturdays and holidays, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at that meeting must be deposited with Inco or an agent thereof and any period of time so fixed shall be specified in the notice calling the meeting.
or persons to act for the shareholder by proxy but no proxy shall be valid after the expiration of 11 months from its date unless the proxy provides for a longer period.
Amendment of Articles of Continuance or Certificate of Incorporation

Inco	Phelps Dodge

Under the CBCA, any amendment to the articles generally requires approval by special resolution. Inco’s authorized capital shares include 45,000,000 preferred shares issuable in series. The directors may amend Inco’s restated articles of incorporation to fix each series of preferred shares and determine the rights and privileges associated therewith without approval of the shareholders.	Under the NYBCL, with limited exceptions, amendments to a corporation’s certificate of incorporation must be approved by vote of the holders of a majority of all outstanding shares entitled to vote on the proposed amendment, except provisions of a certificate of incorporation that require action by a class vote or by a greater proportion of the voting power may only be amended by such vote. In addition, an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of that class or series.

Phelps Dodge’s certificate of incorporation provides that, so long as any shares of Phelps Dodge’s 6.75% Series A Mandatory Convertible Preferred Shares are outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of that series will be required for any amendment of the certificate of incorporation (or any certificate supplemental thereto) that will adversely affect the powers, preferences, privileges or rights of that series.
Amendment of By-laws

Inco	Phelps Dodge

Under the CBCA, the board of directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation.

Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution	Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by a majority of the votes cast by shares entitled to vote in the election of any directors. If provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws also may be amended, repealed or adopted by the board of directors by a specified vote, which may be greater than the vote otherwise prescribed by the NYBCL, but any by-laws adopted by the board of directors may be amended or passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If a by-law, amendment or repeal is rejected by shareholders, or the directors of a corporation do not submit a by-law, an amendment or a repeal to the shareholders at the next meeting of shareholders, the by-law, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect will be effective until it is confirmed or confirmed as amended by the shareholders.
repealed by the shareholders entitled to vote.

Phelps Dodge’s by-laws provide that with the exception of Section 12 of Article V (which relates to the sale of stock by the corporation and directors) the by-laws may be amended or repealed by a vote of a majority of all the directors at any regular or special meeting of the board of directors.
Dissent or Dissenters’ Appraisal Rights

Inco	Phelps Dodge

The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. Such matters include:

•   any amalgamation with another corporation (other than with certain affiliated corporations);

•   an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•   an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•   a continuance under the laws of another jurisdiction;

•   a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business;

•   a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

•   the carrying out of a going-private transaction or a squeeze-out transaction; and

•   certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series entitled to vote on such matters;

provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.	Under the NYBCL, appraisal rights are generally available in connection with a merger or consolidation, except that no appraisal rights are available:

•   to the shareholder of a parent corporation merging with its subsidiary where the parent owns at least 90% of the subsidiary’s outstanding stock and certain additional requirements are met;

•   to the shareholder of the surviving corporation in a merger (other than a merger described in the previous bullet item) unless the merger adversely affects certain rights of the shares held by the shareholder; or

•   to a shareholder of shares of any class or series of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc

Under the NYBCL, appraisal rights are also available in respect of certain other matters, including:

•   in connection with the sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets other than a transaction wholly for cash where shareholder approval is conditioned upon the corporation’s dissolution and the distribution of all of the corporation’s net assets within one year after the transaction;

•   in connection with a share exchange between two corporations as authorized by the NYBCL, except with respect to shares of a subject corporation that are not acquired in the exchange or that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.;

• to a shareholder of a subsidiary corporation that

merges with its parent corporation, or is acquired by it in a share exchange, where the parent owns at least 90% of the subsidiary’s outstanding stock and certain additional requirements are met; and

• to a shareholder who is not entitled to vote with respect to a plan of merger or consolidation and whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.
Oppression Remedy

Inco	Phelps Dodge

The CBCA provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a complainant (as defined below) that:

(i)   any act or omission of the corporation or an affiliate effects a result;

(ii)   the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner; or

(iii)  the powers of the directors of the corporation or an affiliate are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any securityholder, creditor, director or officer of the corporation.

A complainant means:

(i)   a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

(ii)   a present or former officer or director of the corporation or any of its affiliates;

(iii)  the director appointed under the CBCA; and

(iv)  any other person who in the discretion of the court is a proper person to make such application.

The oppression remedy provides the court with an extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.	The NYBCL does not provide for a similar remedy.

Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action — see below). The complainant is not required to give security for costs in an oppression action.

Shareholder Derivative Actions

Inco	Phelps Dodge

An Inco shareholder may apply to the court for leave to bring an action in the name of, and on behalf of, Inco or any subsidiary, or to intervene in an existing action to which Inco or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of Inco or its subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

(i)   the shareholder has given the requisite notice to the directors of Inco or its subsidiary of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action;

(ii)   the shareholder is acting in good faith; and

(iii)  it appears to be in the interests of Inco or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit. In addition, under the CBCA, a court may order Inco or its subsidiary to pay the shareholder’s interim costs, including reasonable legal fees and disbursements. Although the shareholder may be held accountable for the interim costs on final disposition of the complaint, the shareholder is not required to give security for costs in a derivative action.	Under NYBCL, an action may be brought in the right of a corporation by a stockholder so long as the stockholder was a stockholder of the corporation at the time of the conduct in question or the stockholder obtained the stock thereafter by operation of law. The plaintiff stockholder must set out in its complaint the efforts it took to secure the initiation of the action by the board of directors or the reasons for not making the effort. A derivative action may not be discontinued, compromised or settled, without the approval of the court having jurisdiction over the action. If the derivative action is successful, in whole or in part, or if anything was received by the plaintiff as a result of a judgment, compromise or settlement, the court may award the plaintiff reasonable expenses, including reasonable attorney’s fees.
Advance Notice Provisions for Shareholder Nominations and Proposals

Inco	Phelps Dodge

Under the CBCA, proposals with respect to the nomination of candidates for election to the board of directors may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. To be eligible to submit a proposal, a shareholder must be the registered or beneficial holder of, or have the support of the registered or beneficial holders of, (i) at least 1% of the total number of outstanding voting shares of the corporation or (ii) shares whose fair market value is at least Cdn.$2,000	Phelps Dodge’s by-laws provide that nominations for the election of directors may be made by or at the direction of the board of directors, or any Phelps Dodge shareholder entitled to vote in the election of directors generally.

In addition, Phelps Dodge’s by-laws provide that in order for a shareholder to bring an item of business before the annual meeting it must have been specified in a written notice given to Phelps Dodge.

However, a shareholder may only nominate persons for

on the close of business on the day before the shareholder submits the proposal, and such registered or beneficial holder(s) must have held such shares for at least six months immediately prior to the day upon which the shareholder submits the proposal. In order for a proposal to include nominations of directors, it must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class of shares) entitled to vote at the meeting.

Notwithstanding the foregoing, these provisions do not preclude nominations made at meetings of shareholders. A proposal under the CBCA must include the name and address of the person submitting the proposal, the names and addresses of the person’s supporters (if applicable), the number of shares of the corporation owned by the person and the date upon which such shares were acquired. If the proposal is submitted at least 90 days before the anniversary date of the notice of meeting sent to shareholders in connection with the previous annual meeting of shareholders, and the proposal meets other specified requirements, the corporation shall set out the proposal in the management information circular of the corporation or attach the proposal to the management information circular. In addition, if so requested by the person submitting the proposal, the corporation shall include in or attach to the management information circular a statement in support of the proposal by the person and the name and address of the person. If a corporation refuses to include a proposal in a management information circular, the corporation shall notify the person in writing within 21 days of its receipt of the proposal (or proof of ownership of securities of the person) of its intention to omit the proposal and the reasons therefor. In any such event, the person submitting the proposal may make application to a court, and a court may restrain the holding of the meeting and make any further order it sees fit. In addition, a corporation may apply to a court for an order permitting the corporation to omit the proposal from the management information circular, and the court may make such order as it thinks fit.

Neither Inco’s articles of continuance nor its by-laws contain any provision regarding the nomination of directors.
election as directors at a meeting at which directors are to be elected or propose an item of business before an annual meeting if written notice of the shareholder’s intent to make the nomination or proposal, as the case may be, is delivered or mailed to the secretary of Phelps Dodge at its principal offices within the time periods prescribed by the by-laws.

Phelps Dodge may require any proposed nominee to furnish other information as may be required.

Each notice relating to nominations of directors must include:

•   the name and record address of the shareholder (or beneficial owner) who intends to make the nominations;

•   the name, age, principal occupation or employment, business address and residence address of the person or persons to be nominated;

•   the class and number of shares of record and which are beneficially owned by the nominated person;

•   the class and number of shares of record and which are beneficially owned by the shareholder;

•   a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•   such other information regarding each nominee proposed by the shareholder as would be required in connection with the solicitation of proxies for election of directors (including the consent of a nominee to serve as a director of the corporation if so elected) or is otherwise required by Regulation 14A under the Exchange Act.

Each notice relating to a proposed item of business must set forth:

•   a brief description of the proposed item of business and the reasons for conducting such business at the annual meeting;

•   the name and record address of the shareholder who proposes to bring the item of business;

•   the class and number of shares of Phelps Dodge held of record and owned beneficially; and

• any material interest in such business of such shareholder (or of such beneficial owner).

Shareholder Action by Written Consent

Inco	Phelps Dodge

Under the CBCA, shareholder action without a meeting may be taken by written consent signed by all shareholders who would be entitled to vote on the relevant issue at a meeting (other than where a written statement is submitted by a director or auditor giving reasons for resigning or for opposing any proposed action or resolution, in accordance with the CBCA). Inco’s articles and by-laws are silent with respect to written consent of shareholders.	Under the NYBCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders, may be taken without a meeting if a consent in writing is signed by the holders of all the outstanding stock entitled to vote on the action. Phelps Dodge’s articles and by-laws are silent with respect to written consents of shareholders, therefore, holders of all outstanding shares entitled to vote would need to execute a written consent for shareholder action to be taken without a meeting.
Indemnification of Directors and Officers

Inco	Phelps Dodge

Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (an “Indemnifiable Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which such person is involved because of that association with the corporation or other entity, if: (i) such person acted honestly and in good faith with a view to the best interests of such corporation (or the other entity, as the case may be) and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful.

An Indemnifiable Person is also entitled under the CBCA to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such person is subject because of such person’s association with the corporation (or other entity, as the case may be) if such person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such person ought to have done and such person fulfills the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if such person	Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of a threatened or pending action that is settled or otherwise disposed of, or any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the fulfills the conditions set forth in (i) and (ii) above.

As permitted by the CBCA, Inco’s by-laws require Inco to indemnify its directors or officers, former directors or officers or other individuals who, at Inco’s request, act or acted as directors or officers or in a similar capacity of another entity against all costs, charges and expenses reasonably incurred (including amounts paid to settle an action or satisfy a judgment) in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved by reason of being or having been a director or officer of Inco or a body corporate in which Inco is a shareholder or creditor.

Inco’s by-laws state that to be entitled to indemnification, such persons must have acted honestly and in good faith with a view to the best interests of Inco or the other body corporate, as the case may be, and, in any criminal or administrative action or proceeding that is enforced by a monetary penalty, they must have had reasonable grounds for believing that their conduct was lawful.

Inco’s by-laws also authorize it to purchase and maintain insurance for the benefit of the directors, officers or other persons referred to above, subject to the CBCA.
requisite standard of conduct by the disinterested directors, if a quorum is available, or the board of directors upon the written opinion of independent legal counsel or the shareholders, if the quorum so directs or is unavailable.

In addition, Phelps Dodge’s by-laws require it to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding (other than by or in the right of Phelps Dodge) by reason of the fact that such person was a director or officer of Phelps Dodge (or is or was serving at the request of Phelps Dodge as a director or officer of another entity) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and did not gain any personal financial profit or other advantage, to which he was not legally entitled, from his action.

The by-laws also provide that the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not meet the standard of conduct discussed above.

Phelps Dodge is also required to indemnify any person who was or is a party or is threatened to be a party to any threatened, pending or completed action or suit by or in the right of Phelps Dodge by reason of the fact that the person is or was a director or officer of Phelps Dodge (or is or was serving at the request of Phelps Dodge as a director or officer of another entity) against judgments and amounts paid in settlement and expenses (including attorneys’ fees) incurred by such person in connection with the defense or settlement of such action or suit provided the person acted in good faith and did not gain any personal financial profit or other advantage, to which he was not legally entitled, from his actions.

The indemnification described above will only be made after a determination that indemnification is proper because the standard of conduct was met. This determination will be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, (ii) if such a quorum is not obtainable, or even if obtainable, and a quorum of disinterested directors so directs, by the board of directors upon the opinion in writing by independent legal counsel that indemnification is proper in the circumstances, or (iii) by Phelps Dodge shareholders.

In addition, the board of directors has the power, in its discretion, to cause Phelps Dodge to indemnify any person who was or is a party to any action, suit or proceeding referred to in the paragraphs above by reason of the fact that such person is or was an employee or agent (although not a director or officer) of Phelps Dodge (or is or was serving at the request of Phelps Dodge as an employee or agent of another entity), to the extent that such person would have been entitled to be indemnified had such person been a director or officer of Phelps Dodge (or serving at the request of Phelps Dodge as a director or officer of another entity) and been a party to such action, suit or proceeding by reason of being such director or officer.

Phelps Dodge’s by-laws also provide that expenses incurred in defending any action, suit or proceeding may be paid by Phelps Dodge in advance of the final disposition upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it is ultimately determined that such person is not entitled to indemnification by Phelps Dodge.

Finally, Phelps Dodge’s by-laws authorize it to provide further indemnification if it deems advisable (by shareholder or director resolution or by agreement).
Director Liability

Inco	Phelps Dodge

The CBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement that restricts certain powers of the directors. If such a unanimous shareholders agreement is adopted, the parties who are given the power to manage or supervise the management of the business and affairs of the corporation under such agreement assume all of the liabilities of a director under the CBCA. Inco has not adopted a unanimous shareholder agreement.	Phelps Dodge’s restated certificate of incorporation contains a provision that is designed to limit director’s liability to the extent permitted by section 402(b) of the NYBCL and any amendments thereto.
Anti-Take-Over Provisions and Interested Shareholders

Inco	Phelps Dodge

The CBCA does not contain a provision comparable to NYBCL with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions (“Rule 61-501”) and Autorité des marchés financiers du Québec Policy Statement Q-27 — Protection of minority securityholders in the course of certain transactions (“Policy Q-27”), contain requirements in connection with “related party transactions”. A related party transaction means, generally, any transaction by which an	The NYBCL generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder becoming interested. Such a business combination would be permitted where it is approved by the board of directors before the interested shareholder becomes interested, or within thirty days thereafter, if a good faith proposal regarding a business combination is made in writing.

Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of issuer, directly or indirectly, consummates one or more specified transactions with a related party including purchasing or disposing of an asset, issuing securities and assuming liabilities. A “related party” is defined in Rule 61-501 and Policy Q-27 and includes directors and senior officers of the issuer and holders of voting securities carrying more than 10% of the voting rights attaching to all issued and outstanding voting securities or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Rule 61-501 and Policy Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy material. Rule 61-501 and Policy Q-27 also require that, subject to certain exceptions, an issuer shall not engage in a related party transaction unless approval of the disinterested shareholders of Inco for the related party transaction has been obtained.
securities, recapitalizations and similar transactions. An interested shareholder is generally a shareholder owning at least 20% of a corporation’s outstanding voting stock.

In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than:

•   a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition;

•   a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting for that purpose no earlier than five years after the stock acquisition; or

• a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.
Shareholder Rights Plan

Inco	Phelps Dodge

See “Information about the Companies — Inco Limited — Inco Shareholder Rights Plan” beginning on page 40 of this Circular.	See “Description of Phelps Dodge Capital Stock — Rights Agreement” beginning on page 104 of this Circular.

APPENDIX K
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
COMPILATION REPORT ON UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
To the Board of Directors of Phelps Dodge Corporation:
We have read the accompanying Unaudited Pro Forma Combined Balance Sheet of Phelps Dodge Corporation (the “Company”) as of June 30, 2006 and the Unaudited Pro Forma Combined Statements of Income for the six months then ended and for the year ended December 31, 2005, and have performed the following procedures:

1.	Compared the amounts in the columns captioned “Phelps Dodge” as of and for the six months ended June 30, 2006, to the unaudited consolidated financial statements of the Company as of June 30, 2006 and for the six months then ended, contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and for the year ended December 31, 2005, to the audited consolidated financial statements for the year ended December 31, 2005, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and found them to be in agreement.

2.	Compared the amounts in the columns captioned “Inco” to a schedule prepared by the Company’s management and found them to be in agreement. Compared amounts in the schedule as of and for the six months ended June 30, 2006, to the unaudited consolidated financial statements of Inco Limited (“Inco”) as of June 30, 2006 and for the six months then ended, contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, which were prepared in accordance with Canadian GAAP and adjusted to U.S. GAAP based on a reconciliation presented in the footnotes to such statements, and for the year ended December 31, 2005, to the audited consolidated financial statements for the year ended December 31, 2005, contained in Inco’s Annual Report on Form 10-K for the year ended December 31, 2005, which were prepared in accordance with Canadian GAAP and adjusted to U.S. GAAP based on a reconciliation presented in the footnotes to such statements, and found them to be in agreement.

3.	Made inquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

a.	the basis for determination of the pro forma adjustments, and

b.	whether the unaudited pro forma combined financial statements comply as to form in all material respects with the requirements of the various securities commissions and similar regulatory authorities in Canada.

The officials:

a.	described to us the basis for determination of the pro forma adjustments, and

b.	stated that the unaudited pro forma combined financial statements comply as to form in all material respects with the requirements of the various securities commissions and similar regulatory authorities in Canada.

4.	Read the notes to the unaudited pro forma combined financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Phelps Dodge” and “Inco” as of June 30, 2006 and for the six months then ended, and for the year ended December 31, 2005, and found the amounts in the columns captioned “Pro Forma Combined” to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma combined financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.
This compilation report on the unaudited pro forma combined financial statements included in this Circular has been issued in accordance with Canadian generally accepted auditing standards and is provided solely to comply with the requirements of the various securities laws of the provinces of Canada.
PricewaterhouseCoopers LLP
Phoenix, Arizona
August 10, 2006

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
      The Unaudited Pro Forma Combined Financial Statements presented herein are derived from the historical consolidated financial statements of Phelps Dodge and Inco. The Unaudited Pro Forma Combined Financial Statements are prepared using the purchase method of accounting, with the acquisition of Inco, by Phelps Dodge assumed to have occurred on January 1, 2005, for statement of income purposes and on June 30, 2006, for balance sheet purposes using accounting principles generally accepted in the United States (U.S. GAAP). Upon completion of the combination with Inco, the pre-combination shareholders of Phelps Dodge will own approximately 57% of the combined company and the pre-combination shareholders of Inco, approximately 43%. In addition to considering these relative shareholdings, Phelps Dodge also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of Phelps Dodge Inco, and the premium paid by Phelps Dodge to acquire Inco, in determining the accounting acquirer. Based on the weight of these factors, Phelps Dodge concluded that it was the accounting acquirer.
      The pro forma amounts have been developed from (a) the audited consolidated financial statements of Phelps Dodge contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were prepared in accordance with U.S. GAAP, (b) the audited consolidated financial statements of Inco contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) and adjusted to U.S. GAAP based on a reconciliation presented in the footnotes to such statements, (c) the unaudited consolidated financial statements of Phelps Dodge contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, which were prepared in accordance with U.S. GAAP and (d) the unaudited consolidated financial statements of Inco contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2006, which were prepared in accordance with Canadian GAAP and adjusted to U.S. GAAP based on a reconciliation presented in the footnotes to such statements.
      Phelps Dodge intends to complete its share repurchase program within the 12 months after closing of the Inco transaction in an amount up to $5 billion. The share repurchase program has not been included in the Unaudited Pro Forma Combined Financial Statements and is not a condition of the proposed business combination.
      The Unaudited Pro Forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. In this regard, Phelps Dodge notes that the Unaudited Pro Forma Combined Financial Statements do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions, (iv) changes in commodities prices subsequent to the dates of such Unaudited Pro Forma Combined Financial Statements, (v) Phelp Dodge’s share repurchase program or (vi) the impact of undertakings that Phelps Dodge is prepared to make in order to address regulatory clearance requirements.
      Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. The allocation of the purchase price to acquired assets and liabilities in the Unaudited Pro Forma Combined Financial Statements are based on Phelps Dodge’s management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by Phelps Dodge’s management with the services of outside valuation specialists after the closing of the business combination. Accordingly, the purchase price allocation adjustments and related impacts on the Unaudited Pro Forma Combined Financial Statements are preliminary and are subject to revision, which may be material, after the closing of the business combination.
      The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge and Inco incorporated by reference into the Circular to which this Appendix K is attached.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
PHELPS DODGE AND INCO COMBINED
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(UNAUDITED)
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

Sales and other operating revenues	$5,217	3,025			8,242

Operating costs and expenses:
Cost of products sold	3,272	1,794	(56	)(N)
			6	(P)	5,016
Depreciation, depletion and amortization	215	159	106	(J)	480
Selling and general administrative expense	98	131			229
Exploration and research expense	64	65			129
Special items and provisions, net	30	—			30

	3,679	2,149	56		5,884

Operating income (loss)	1,538	876	(56)		2,358
Interest expense	(34)	(39)	(35	)(A)
			(84	)(O)	(192)
Capitalized interest	24	—	35	(A)	59
Miscellaneous income and expense, net	60	45			105

Income (loss) from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	1,588	882	(140)		2,330
Provision for taxes on income	(449)	(299)	47	(F)	(701)
Minority interests in consolidated subsidiaries	(319)	(40)			(359)
Equity in net earnings (losses) of affiliated companies	2	—			2

Income (loss) from continuing operations	$822	543	(93)		1,272

Earnings per share from continuing operations:
Basic	$4.06				3.56
Diluted	$4.04				3.55
Weighted average shares outstanding:
Basic	202.2				357.5	(M)
Diluted	203.3				358.6	(M)
See accompanying notes to pro forma combined financial statements.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED STATEMENT OF INCOME
PHELPS DODGE AND INCO COMBINED
FOR THE YEAR ENDED DECEMBER 31, 2005
(UNAUDITED)
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

Sales and other operating revenues	$8,287	4,518	(55	)(I)	12,750

Operating costs and expenses:
Cost of products sold	5,282	2,697	(55	)(I)
			(93	)(N)
			10	(P)	7,841
Depreciation, depletion and amortization	442	256	212	(J)
			1	(P)	911
Selling and general administrative expense	158	207			365
Exploration and research expense	117	133			250
Special items and provisions, net	523	25			548

	6,522	3,318	75		9,915

Operating income (loss)	1,765	1,200	(130)		2,835
Interest expense	(79)	(22)	(103	)(A)
			(168	)(O)	(372)
Capitalized interest	16	(27)	103	(A)	92
Early debt extinguishment costs	(54)	(26)	(9	)(A)	(89)
Gain on sale of cost-basis investment	439	—			439
Change in interest gains	168	—			168
Miscellaneous income and expense, net	93	(55)	7	(A)	45

Income (loss) from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	2,348	1,070	(300)		3,118
Provision for taxes on income	(577)	(378)	98	(F)	(857)
Minority interests in consolidated subsidiaries	(190)	(64)			(254)
Equity in net earnings (losses) of affiliated companies	3	—	2	(A)	5

Income (loss) from continuing operations	$1,584	628	(200)		2,012

Earnings per share from continuing operations:
Basic	$8.06				5.73
Diluted	$7.82				5.62
Weighted average shares outstanding:
Basic	195.7				351.0	(M)
Diluted	202.5				357.8	(M)
See accompanying notes to pro forma combined financial statements.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED BALANCE SHEET
PHELPS DODGE AND INCO COMBINED
JUNE 30, 2006
(UNAUDITED)
(AMOUNTS IN MILLIONS)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

ASSETS
Current assets:
Cash and cash equivalents	$2,632	690	(4,124	)(B)
			(100	)(C)
			(358	)(E)
			345	(H)
			417	(K)
			2,546	(L)	2,048
Restricted cash	24	—			24
Accounts receivable, less allowance	1,592	1,151			2,743
Mill and leach stockpiles	78	—			78
Inventories	372	1,254	(147	)(A)
			2,501	(D)	3,980
Supplies	214	—	147	(A)	361
Prepaid expenses and other current assets	226	118	(56	)(A)	288
Deferred income taxes	93	—	56	(A)	149

Current assets	5,231	3,213	1,227		9,671
Investments and long-term receivables	199	—			199
Property, plant and equipment, net	5,176	7,670	28	(D)
			4,235	(D),(J)	17,109
Long-term mill and leach stockpiles	184	—			184
Deferred income taxes	70	—	155	(F)	225
Goodwill	12	—	8,536	(D)	8,548
Intangible assets, net	7	—			7
Trust assets	568	—			568
Other assets and deferred charges	359	503	(76	)(D)
			51	(L)
			(75	)(Q)	762

	$11,806	11,386	14,081		37,273

See accompanying notes to pro forma combined financial statements.

PHELPS DODGE CORPORATION
PRO FORMA COMBINED BALANCE SHEET — (Continued)
PHELPS DODGE AND INCO COMBINED
JUNE 30, 2006
(UNAUDITED)
(AMOUNTS IN MILLIONS)

	Historical		Pro Forma
			Adjustments		Pro Forma
	Phelps Dodge	Inco	(Note 3)		Combined

LIABILITIES
Current liabilities:
Short-term debt	$61	—			61
Current portion of long-term debt	63	66			129
Accounts payable and accrued expenses	1,899	1,596	(15	)(D)	3,480
Dividends payable	41	—			41
Accrued income taxes	143	227			370

Current liabilities	2,207	1,889	(15)		4,081
Long-term debt	704	2,110	26	(D)
			(479	)(G)
			2,546	(L)	4,907
Deferred income taxes	712	1,304	2,727	(F)	4,743
Other liabilities and deferred credits	1,378	1,813	444	(D)	3,635

	5,001	7,116	5,249		17,366

Minority interests in consolidated subsidiaries	1,219	816			2,035

Shareholders’ equity
Common shares	1,275	3,211	971	(G)
			(3,211	)(I)	2,246
Capital in excess of par value	1,360	576	11,315	(G)
			(576	)(I)	12,675
Retained earnings	3,049	394	(394	)(I)	3,049
Accumulated other comprehensive loss	(98)	(787)	977	(D)
			(382	)(F)
			192	(I)	(98)
Warrants	—	60	(60	)(I)	—

	5,586	3,454	8,832		17,872

	$11,806	11,386	14,081		37,273

See accompanying notes to pro forma combined financial statements.

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION
      The Unaudited Pro Forma Combined Financial Statements have been derived from historical consolidated financial statements of Phelps Dodge and Inco incorporated by reference into this proxy statement.
      Upon completion of the combination with Inco, the pre-combination shareholders of Phelps Dodge will own approximately 57% of the combined company and the pre-combination shareholders of Inco, approximately 43%. In addition to considering these relative shareholdings, Phelps Dodge also considered the proposed composition and terms of the board of directors, the proposed structure and members of the executive management team of the combined company, and the premium paid by Phelps Dodge to acquire Inco, in determining the accounting acquirer. Based on the weight of these factors, Phelps Dodge concluded that it was the accounting acquirer.

2.	THE OFFER
      Phelps Dodge is proposing a combination of Phelps Dodge and Inco. Phelps Dodge proposes to acquire all the issued and outstanding common shares of Inco for Cdn.$80.70 (US$71.58) per share composed of cash of Cdn.$20.25 per share and stock worth Cdn.$60.45 per share (based on Phelps Dodge’s closing price of US$79.79 on July 14, 2006 on the New York Stock Exchange). On July 14, 2006, the US$/Cdn.$ exchange rate was 0.887 resulting in a cash component of US$17.96 per share and stock of US$53.62 per share. The Phelps Dodge to Inco stock exchange ratio was 0.672.
      The transaction would be accounted for under the purchase method of accounting. The pro forma adjustments reflect Phelps Dodge’s acquisition of 100 percent of Inco’s net reported assets at their fair values at June 30, 2006, and the accounting for Inco as a wholly owned subsidiary.
      The purchase price for the business combination is estimated as follows (dollars and shares in millions, except per share data):

Phelps Dodge’s acquisition of Inco:
Common shares outstanding	231.087
Exchange offer ratio of Phelps Dodge common stock for Inco common share	0.672
Shares of Phelps Dodge common stock to be issued	155.291
Weighted average market price of each share of Phelps Dodge common stock from July 13-18, 2006	$79.11

Fair value of Phelps Dodge common stock issued, comprising par value of $971 ($6.25 per share) and capital in excess of par of $11,315	$12,286
Cash consideration of $17.85 for each Inco common share using the US$/Cdn.$ exchange rate as of July 27, 2006	4,124
Change of control costs and related employee benefits	243
Estimated transaction costs	100

Purchase price	$16,753

      The final purchase price could change materially from the purchase price estimated above as a result of changes in the US$/ Cdn.$ exchange rate. The potential impact of this factor cannot be estimated.

3.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS
      The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Inco as if such combination occurred on January 1, 2005, in the Unaudited Pro Forma Combined Statement of Income for the six-month interim period ended June 30, 2006, and for the year ended December 31, 2005, respectively, and on June 30, 2006, for the Unaudited Pro Forma Combined Balance Sheet.
      The Unaudited Pro Forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)
would have been had the business combination with Inco occurred on the respective dates assumed, nor are they necessarily indicative of future consolidated operating results or financial position.
      The Unaudited Pro Forma Combined Financial Statements do not reflect and do not give effect to (i) any integration costs that may be incurred as a result of the acquisition, (ii) synergies, operating efficiencies and cost savings that are expected to result from the acquisition, (iii) benefits expected to be derived from the combined company’s growth projects or brownfield expansions, (iv) changes in commodities prices subsequent to the dates of such Unaudited Pro Forma Combined Financial Statements, (v) Phelps Dodge’s share repurchase program or (vi) the impact of undertakings that Phelps Dodge is prepared to make in order to address regulatory clearance requirements.
      Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the companies. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Statements because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Statements.
      The Unaudited Pro Forma Combined Financial Statements include the following pro forma assumptions and adjustments:

(A) Reclassifications have been made to the Inco historical consolidated financial information to conform to Phelps Dodge’s presentation.

(B) These pro forma adjustments represent payment of the cash component of the purchase price for Inco’s common shares and for Inco’s outstanding stock options, warrants and convertible debt of $546 million.

(C) Phelps Dodge estimates it will incur approximately $100 million of transaction costs, consisting primarily of investment bankers, attorneys, financing and accountants fees, and financial printing and other charges related to the purchase of Inco and debt acquisition costs. These estimates are preliminary and, therefore, are subject to change.

(D) The pro forma adjustments to fair value Inco’s net reported assets are estimated as follows (in millions):

Adjustment to fair value inventory	$2,501
Adjustment to fair value asset retirement costs(P)	$28
Adjustment to fair value debt(O)	$26
Adjustment to fair value pension obligations	$1,043
Adjustment to fair value postretirement obligations other than pensions	$329
Adjustment to fair value asset retirement obligations(P)	$94
Adjustment to fair value derivative instrument obligations	$16
Adjustment to fair value property, plant and equipment(J)	$4,235
Goodwill	$8,536

Due to limited publicly available information, the allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation due to the changes in fair values of the assets and liabilities until the date of the transaction, and as further analysis is completed. The actual allocation of the purchase price may result in different adjustments in the Unaudited Pro Forma Combined Statement of Income.

(E) This pro forma adjustment recognizes certain estimated change of control obligations arising from the combination of Inco and Phelps Dodge related to employee benefits of $243 million and certain costs related to investment bankers of $115 million.

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)

(F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated statutory tax rate of approximately 34% for Inco for the six months ended June 30, 2006, and 33% for the year ended December 31, 2005, which has been derived from public quarterly and annual filings of Inco. The business combination is expected to be non-taxable to the respective companies with Inco’s historical tax bases surviving for income tax reporting purposes. Additional deferred income taxes have been recognized based on the pro forma fair value adjustments to assets and liabilities, including an adjustment to eliminate $382 million in accumulated other comprehensive loss related to the pro forma adjustment of minimum pension liabilities.

Provisions for pro forma income tax expense have been recorded as pro forma adjustments to the Unaudited Pro Forma Combined Statement of Income.

(G) This pro forma adjustment reflects the issue of 155.291 million shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Inco. The common stock of Phelps Dodge represents common shares of $971 million at $6.25 per share par value and capital in excess of par of $11,315 million. These shares include the potential shares issued in connection with the outstanding stock options, warrants and $479 million (book value) of convertible debt instruments of Inco.

(H) This pro forma adjustment gives effect to $345 million of proceeds deemed to be received from the exercise of in-the-money stock options and warrants. Phelps Dodge has assumed that all of Inco’s stock options and warrants are exercised prior to the purchase transaction.

(I) These pro forma adjustments eliminate the historical shareholders’ equity accounts of Inco and intercompany transactions.

(J) This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense associated with the preliminary fair value adjustment of approximately $4,235 million allocated to property, plant, and equipment as further discussed in Note (D) of the Notes to the Unaudited Pro Forma Combined Financial Statements. Phelps Dodge has not completed an assessment of the fair values of assets and liabilities of Inco and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects and intangible assets after a full review has been completed.

The preliminary allocation of $4,235 million to property, plant and equipment is primarily based on an assessment of estimated cash flows from the long-lived reserves and resources that Inco owns directly or through joint ventures with other companies and a valuation of certain undeveloped properties and project opportunities based on either estimated cash flows or estimated comparable values.

For the purpose of preparing the Unaudited Pro Forma Combined Statement of Income, Phelps Dodge assumed an estimated remaining useful life of 20 years, which was based on an analysis of Inco’s estimated mine lives and on the estimated useful lives of other property, plant and equipment disclosed in Inco’s public filings. A one-year change in the estimated useful life would have a 5% impact on the pro forma depreciation, depletion and amortization expense. Additionally, for each $1 billion that the final fair value of property, plant and equipment and intangible assets differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease approximately $50 million annually or $25 million for the six months, assuming a weighted average 20-year life.

(K) This pro forma adjustment is associated with (i) a payment of $150 million payable by Falconbridge to Inco as a result of the failure to meet the minimum tender condition of the Inco offer; (ii) a further break-up fee of $300 million payable by Falconbridge to Inco assuming Xstrata completes its proposed acquisition of Falconbridge; and (iii) a payment of $33 million by Inco to LionOre Mining International (LionOre) as a result of the Falconbridge transaction not being completed, which negates the sale of Falconbridge’s Nikkelverk refinery and related assets to LionOre.

(L) This pro forma adjustment relates to borrowings under Phelps Dodge’s one-year term loan facility ($2.5 billion) and related debt issuance costs ($51 million). The proceeds from this loan facility, in conjunction with available cash, would be used for: (i) the Cdn.$20.25 per share cash payment to Inco shareholders, including

COMBINATION OF PHELPS DODGE AND INCO
NOTES TO THE UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS — (Continued)

payments for shares issued as a result of certain debt that is convertible into Inco shares (approximately $4 billion), (ii) repayments of Inco debt that may be callable upon a change of control and (iii) payments for other transaction fees and expenses.

(M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

	Six Months Ended		Year Ended
	June 30, 2006		December 31, 2005

	Basic	Diluted	Basic	Diluted

Average number of Phelps Dodge common shares outstanding	202.196	203.286	195.717	202.502
Shares of Phelps Dodge common stock to be issued in connection with the business combination (Note 2)	155.291	155.291	155.291	155.291

The average number of common shares outstanding gives effect to Inco’s outstanding stock options, warrants and convertible debt, all of which are assumed to be exercised or converted. Based upon public information reported and the current exchange offer ratio, Phelps Dodge estimates that the incremental number of shares of Phelps Dodge stock issuable upon the exercise of Inco stock options, warrants and convertible debt is approximately 20.568 million.

(N) This pro forma adjustment eliminates amortization expense for past service costs and net actuarial losses relating to postretirement benefits.

(O) This pro forma adjustment recognizes imputed interest expense in the year ended December 31, 2005, and the six months ended June 30, 2006, resulting from the fair value adjustment of Inco’s long-term debt and acquisition related debt discussed at (L) above at an assumed interest rate of approximately 6.1%. A 12.5-basis point change in interest rates would increase (decrease) interest expense by approximately $3.2 million for the year ended December 31, 2005, and by approximately $1.6 million for the six months ended June 30, 2006.

(P) These pro forma adjustments reflect the net impact on accretion and depreciation expense for the year ended December 31, 2005, and the six months ended June 30, 2006, associated with the fair value adjustment to the asset retirement cost and asset retirement obligation. The accretion adjustment primarily reflects the impact of applying a current, credit-adjusted, risk-free interest rate and current escalation rate in the fair value calculation.

(Q) This pro forma adjustment represents the write-off of the Falconbridge acquisition costs deferred by Inco as of June 30, 2006.

APPENDIX L
IMPORTANT INFORMATION REGARDING ORE RESERVES
      The following are extracts, with minor changes made for clarity, from Phelps Dodge’s Annual Report on Form 10-K for the year ended December 31, 2005. With reference to the Phelps Dodge Annual Report on Form 10-K for the year ended December 31, 2005, Inco has been advised by Dr. Olivier Tavchandjian, Director of Mines Exploration at Inco and a “qualified person” (as defined in National Instrument 43-101 “Standards of Disclosure for Mineral Projects” of The Canadian Securities Administrators (“NI 43-101”)) for the disclosure of Inco’s 2005 mineral resource and mineral reserve estimates, that if Phelps Dodge had estimated and reported its ore reserves using the Canadian Institute of Mining, Metallurgy and Petroleum definition of mineral reserves required by section 1.3 of NI 43-101, there would be no substantive difference between such estimates and those reported in the Phelps Dodge Annual Report on Form 10-K for the year ended December 31, 2005.
Ore Reserves
      Ore reserves are those estimated quantities of proven and probable material that may be economically mined and processed for extraction of their constituent values. Estimates of Phelps Dodge’s ore reserves are based upon engineering evaluations of assay values derived from samplings of drill holes and other openings. In the opinion of Phelps Dodge, the sites for such samplings are spaced sufficiently closely and the geologic characteristics of the deposits are sufficiently well defined to render the estimates reliable. The ore reserve estimates include assessments of the resource, mining and metallurgy as well as consideration of economic, marketing, legal, environmental, social and governmental factors.
      Phelps Dodge’s calculations of its ore reserves are based on its mine designs for each property. In addition to the evaluations and assessments referred to above, Phelps Dodge uses several additional factors to determine its mine designs that can limit the amount of material classified as reserves, but which it believes maximizes the value of future cash flows for each mine by eliminating the mining of material that does not add to the net present value of the property. Time-valued concepts recognize, for example, the elapsed time between mining of overburden and the mining of ore. Phelps Dodge’s mine design concepts also recognize the amount of capital and other expenditures required to extract the ore reserves over the life of the mine. Finally, cutoff-grade strategies are implemented to maximize time-valued cash flows. Phelps Dodge believes its ore reserve estimation methodology is prudent and consistent with appropriate industry standards.
Phelps Dodge’s Estimated Ore Reserves*
      Proven and probable ore reserves at December 31, 2005, for each of our operating, curtailed and development properties are summarized below.

*	Phelps Dodge’s estimated total ore reserves are presented in tons, whereas Inco reports its ore reserves in tonnes. One ton is equal to 0.90718474 of a tonne.

L-1

Total Ore Reserves Estimated at December 31, 2005(1)

	Millable Reserves			Leachable Reserves

				Crushed Leach		Run-of-Mine (ROM)		Phelps
								Dodge
	Million	%	%	Million	%	Million	%	Interest
	Tons	Copper	Moly	Tons	Copper	Tons	Copper	(%)

Operating and Curtailed Operations
Morenci(2)	247.6	0.49	—	587.5	0.54	2,490.7	0.19	85.0
Bagdad(3)	618.9	0.35	0.02	—	—	16.3	0.31	100.0
Sierrita(3)	1,061.6	0.26	0.03	—	—	26.1	0.18	100.0
Chino(3)	72.6	0.70	0.02	—	—	156.0	0.40	100.0
Cobre(3),(4),(8)	—	—	—	—	—	110.3	0.35	100.0
Tyrone(3)	—	—	—	—	—	49.3	0.29	100.0
Miami(4)	—	—	—	—	—	112.1	0.37	100.0
Candelaria(3),(5),(6)	339.0	0.73	—	—	—	—	—	80.0
Ojos del Salado(5),(9)	15.1	1.33	—	—	—	—	—	80.0
Cerro Verde(7),(9)	1,392.0	0.49	0.02	268.1	0.50	97.1	0.29	53.6
El Abra	—	—	—	227.7	0.47	226.4	0.32	51.0
Primary Molybdenum:
Climax(4)	156.4	—	0.19	—	—	—	—	100.0
Henderson	150.7	—	0.21	—	—	—	—	100.0
Undeveloped Copper Ore Reserves
(Require substantial capital investments to bring into production) Safford(8)	—	—	—	455.3	0.40	82.7	0.21	100.0

NOTES:

(1)	Total ore reserves estimated (i) are presented on a 100% basis (i.e., included 100% of Morenci, Candelaria, Ojos del Salado, Cerro Verde and El Abra), (ii) included only in-situ tonnages, (iii) excluded stockpiled ores; and (iv) are presented in tons, whereas Inco reports its ore reserves in tonnes. One ton is equal to 0.90718474 of a tonne.

(2)	Morenci ore reserves increased with the inclusion of additional ore reserves in the Shannon, American Mountain and Garfield areas.

(3)	Bagdad, Sierrita, Chino, Cobre, Tyrone and Candelaria ore reserves reflected new pit designs based on updated slope and economic parameters. At Cobre, most of the material previously classified as millable reserves has been reclassified as leachable reserves consistent with the current development plan, which does not include operation of the Cobre mill.

(4)	Miami and Climax properties have been on care-and-maintenance status with no mining taking place; Cobre had limited activity in 2005 to improve and establish access to mining areas.

(5)	The Candelaria and Ojos del Salado deposits also contained 0.004 ounces and 0.012 ounces of gold per ton, respectively.

(6)	The Candelaria ore reserves included 4.6 million tons of underground ore reserves from the Candelaria Norte area.

(7)	Cerro Verde millable ore reserves reflect the approved development of the mill project.

(8)	The Safford and Hanover (Cobre) leach deposits were at various stages of the permitting process. On February 1, 2006, Phelps Dodge’s board of directors conditionally approved development of the Safford mine subject to receiving certain state permits.

(9)	Reflects change in ownership interest in Cerro Verde and Ojos del Salado.

L-2

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